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TABLE OF CONTENTS 2
TABLE OF CONTENTS 3

As filed with the U.S. Securities and Exchange Commission on May 28, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi
(Exact Name of Registrant as Specified in its Charter)

D-MARKET Electronic Services & Trading
(Translation of Registrant's Name into English)

Turkey (State or other Jurisdiction of Incorporation or Organization)	5961 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Kuştepe Mahallesi Mecidiyeköy Yolu
Cadde no: 12 Kule 2 K2
Şişli 34387 Istanbul, Turkey
+90 (0) 212 304 20 00
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Laura Sizemore, Esq. Era Anagnosti, Esq. White & Case LLP 5 Old Broad Street London EC2N 1DW United Kingdom Tel: + 44 20 7532 1000 Fax: + 44 20 7532 1001	Pierre-Marie Boury, Esq. David Gottlieb, Esq. Cleary Gottlieb Steen & Hamilton LLP 2 London Wall London EC2Y 5AU United Kingdom Tel: +44 20 7614 2200 Fax: +44 20 7600 1698	Ömer Çollak Paksoy Ortak Avukat Bürosu Orjin Maslak, Eski Büyükdere Caddesi No:27 K:11 Maslak 34485 Istanbul, Turkey Tel: + 90 212 366 4700 Fax: +90 212 290 2355

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

            If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

            † The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Class B ordinary shares, nominal value TRY 0.20 per share(1)	US$100,000,000	US$10,910.00

(1)
All Class B ordinary shares to be sold will be represented by American depositary shares, or ADSs, with each ADS representing                          Class B ordinary share(s). ADSs issuable upon deposit of the ordinary shares registered hereby will be registered under a separate Registration Statement on Form F-6 (Registration No. 333-                        ).

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes ordinary shares represented by ADSs that may be purchased by the underwriter pursuant to an option to purchase additional ADSs.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED            , 2021

PRELIMINARY PROSPECTUS

D-MARKET ELECTRONIC SERVICES & TRADING

American Depositary Shares Representing
            Class B Ordinary Shares
$            per ADS

        This is the initial public offering of American Depositary Shares ("ADSs") representing Class B ordinary shares of D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi ("Hepsiburada"), a joint stock company incorporated under the laws of Turkey. Each ADS will represent Class B ordinary shares. We are offering                        ADSs, and certain of our existing shareholders (the "Selling Shareholders") are offering                        ADSs. We will not receive any proceeds from the sale of ADSs by the Selling Shareholders. Prior to this offering, there has been no public market for our ordinary shares or ADSs. We anticipate the initial public offering price to be between $            and $            per ADS.

        We intend to apply to list our ADSs on Nasdaq Global Select Market ("Nasdaq") under the symbol "HBX."

        We are both an "emerging growth company" and a "foreign private issuer" under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an 'Emerging Growth Company' and a 'Foreign Private Issuer'."

        Our Class B ordinary shares have one vote per share. ADSs in this offering will represent Class B ordinary shares. Our Class A shares are shares held by our founder and chairwoman, Hanzade Vasfiye Dogan Boyner (our "Founder"), and provide her and her permitted transferees (collectively, the "Class A Shareholders") with fifteen votes per Class A share. Following the completion of this offering our Founder will continue to beneficially own all of our Class A shares and is expected to own            % of our Class B ordinary shares, which will represent            % of the voting power of all of our Class A shares and Class B ordinary shares voting together as a single class, assuming no exercise of the underwriters' over-allotment option to purchase additional ADSs. As a result, we will be a "controlled company" under the Nasdaq listing rules.

        Investing in our ADSs involves a high degree of risk. See "Risk Factors" beginning on page 26.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public Offering Price	$	$

Underwriting discount(1)	$	$

Proceeds to us (before expenses)	$	$

Proceeds to the Selling Shareholders (before expenses)	$	$

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

        The underwriters have a 30-day option to purchase up to an aggregate of                        additional ADSs from us and the Selling Shareholders at the offering price, less the underwriting discount. We will not receive any of the proceeds from the sale of such additional ADSs by the Selling Shareholders.

        Delivery of the ADSs is expected to be made on or about                        , 2021.

Morgan Stanley	J.P. Morgan	Goldman Sachs & Co. LLC

BofA Securities	UBS Investment Bank

Prospectus dated                        , 2021

        For investors outside the United States: Neither we, the Selling Shareholders nor the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ADSs and the distribution of this prospectus outside the United States.

        We are incorporated in Turkey, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the United States Securities and Exchange Commission ("SEC"), we are currently eligible for treatment as a "foreign private issuer." As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

i

        We are responsible for the information contained in this prospectus. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information, and neither we nor the Selling Shareholders take responsibility for any other information others may give you. We, the Selling Shareholders and the underwriters are not making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of this prospectus or of any sale of the ADSs.

ABOUT THIS PROSPECTUS

        Except where the context otherwise requires or where otherwise indicated, the terms "Hepsiburada," the "Company," the "Group," "our company," "our," "ours" "us," and "we" or similar terms are to the registrant, D-MARKET Electronic Services & Trading, a joint-stock company incorporated under the laws of Turkey, together with its consolidated subsidiaries.

        All references in this prospectus to "TRY" and "Turkish Lira" are to the legal currency of Turkey, to "U.S. dollars," "US$" and "$" are to the legal currency of the United States, and to "euro" or "EUR" are to the currency of the member states of the European Union (the "EU") participating in the European Economic and Monetary Union.

        All references in this prospectus to "Turkstat" are to the Turkish Statistics Institute and to "BKM" are to the Turkish Interbank Card Center.

        All references in this prospectus to the "Commission" or to the "SEC" are to the United States Securities and Exchange Commission, to the "Exchange Act" are to the U.S. Securities Exchange Act of 1934, as amended, and to the "Securities Act" are to the U.S. Securities Act of 1933, as amended. All references to the "Turkey" are to the Republic of Turkey.

        With respect our business and operations:

  •
  all references to "users" are to all persons accessing to our online platform (either through website or mobile application), with or without a registered account;

  •
  all references to "members" are to users that have registered to our online platform by creating an account (either through website or mobile application), excluding cancelled memberships;

  •
  all references to "customers" are to users (both unregistered users and members) that have purchased at least one item listed on our online platform (either through website or mobile application), including returns and cancellations;

  •
  all references to "Active Customers" are to users (both unregistered users and members) who purchased an item within the 12-month period preceding the relevant date, including returns and cancellations;

  •
  all references to "Loyalty Club" are to our customer loyalty club titled "Efsaneler Kulübü" in Turkish;

  •
  all references to "Loyalty Club customers" are to our customers admitted our Loyalty Club, excluding customers that have dropped from the Loyalty Club as of the relevant date;

  •
  all references to "merchants" are to legal entities who listed at least one item on our Marketplace within the 12-month period preceding the relevant date;

  •
  all references to "Active Merchants" are to merchants who sold at least one item within the 12-month period preceding the relevant date, including returns and cancellations;

  •
  all references to "Marketplace" are to the "3P" or "third party" model marketplace that we operate on our online platform, where merchants list and sell items to the customers;

  •
  all references to "Direct Sales" are to "1P" or "first party" model direct sales operations that we perform on our online platform, where suppliers directly sell products to us on a wholesale basis, and we then store and sell such products to the customers;

  •
  all references to "frequency" are to the average number of orders per Active Customer over a 12-month period preceding the relevant date;

  •
  all references to "FBM" are to our fulfilled-by-merchant fulfillment model, where merchants perform fulfillment by their own means (only applicable to our 3P-based Marketplace operations);

  •
  all references to "fulfillment" are to our logistical processes relating to the placement of an order, including accepting goods, of picking and storing products, consolidating them into batches and packing them into parcels for delivery as well as return operations, as described in greater detail under "Business—Order Fulfillment;"

  •
  all references to the "HepsiLojistik model" are to our fulfilled-by-Hepsiburada fulfillment model, where we, in case of 1P-based Direct Sales, or merchants, in case of 3P-based Marketplace operations, perform fulfillment through HepsiLojistik, thereby performing fulfillment through our logistics infrastructure; and

  •
  all references to the "Drop-shipping model" are to our drop-shipping fulfillment model, where we accept customer orders in our 1P-based Direct Sales and transfer orders to our suppliers and our suppliers in turn perform fulfillment by their own means (only applicable to 1P-based Direct Sales operations).

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Presentation of Financial Information

Financial Statements

        Our audited consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020 included in this prospectus beginning on page F-1 have been prepared and presented in Turkish Lira in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). The interim unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2020 and 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting. None of the financial statements were prepared in accordance with the generally accepted accounting principles of the United States ("U.S. GAAP").

Use of Non-IFRS Financial Measures

        Certain parts of this prospectus contain non-IFRS financial measures, including, among others, EBITDA, Net Working Capital and Free Cash Flow. We define:

  •
  "EBITDA" as profit or loss for the period plus taxation on income less financial income plus financial expenses, plus depreciation and amortization;

  •
  "Free Cash Flow" as net cash provided by operating activities less capital expenditures plus proceeds from sale of property and equipment; and

  •
  "Net Working Capital" as current assets (excluding cash and cash equivalents) minus current liabilities (excluding current bank borrowings and current lease liabilities).

        The non-IFRS financial measures included in this prospectus are unaudited supplementary measures that are not required by, or presented in accordance with, IFRS or any other generally accepted accounting principles. See "Summary Consolidated Financial and Other Data" for a reconciliation of certain of these non-IFRS measures to the closest IFRS measure set forth in the consolidated financial statements.

        Prospective investors should not consider them as: (a) an alternative to operating profit or net profit as determined in accordance with IFRS or other generally accepted accounting principles, or as measures of operating performance; (b) an alternative to cash flows from operating, investing or financing activities, as determined in accordance with IFRS or other generally accepted accounting principles, or as a measure of our ability to meet liquidity needs; or (c) an alternative to any other measures of performance under IFRS or other generally accepted accounting principles.

        These measures are used by our management to monitor the underlying performance of the business and our operations. However, not all companies calculate these measures in an identical manner and, therefore, our presentation may not be comparable with similar measures used by other companies. As a result, prospective investors should not place undue reliance on this data.

Key Operating Performance Indicators

        Throughout this prospectus we provide a number of key operating performance indicators used by our management and often used by competitors in our industry. These and other key operating performance indicators are discussed in more detail in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Indicators of Operating and Financial Performance." We define certain terms used in this prospectus as follows:

  •
  "GMV" as gross merchandise value which refers to the total value of orders/products sold through our platform over a given period of time (including value added tax ("VAT") without

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    deducting returns and cancellations), including cargo income (shipping fees related to the products sold through our platform) and excluding other service revenues and transaction fees charged to our merchants;

  •
  "Marketplace GMV" as total value of orders/products sold through our Marketplace over a given period of time (including VAT without deducting returns and cancellations), including cargo income (shipping fees related to the products sold through our platform) and excluding other service revenues and transaction fees charged to our merchants;

  •
  "Share of Marketplace GMV" as the portion of GMV sold through our Marketplace represented as a percentage of our total GMV;

  •
  "EBITDA as a percentage of GMV" as EBITDA represented as a percentage of our GMV;

  •
  "Number of orders" as the number of orders we received through our platform including returns and cancellations;

  •
  "Active Customers" as the users (both unregistered users and members) who purchased an item within the 12-month period preceding the relevant date, including returns and cancellations;

  •
  "Gross Contribution" as revenues less cost of inventory sold; and

  •
  "Gross Contribution Margin" as Gross Contribution represented as a percentage of GMV.

Rounding Adjustments

        Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, the figures shown for the same item presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

MARKET AND INDUSTRY DATA

        The industry, market and competitive position data included in this prospectus is derived from our own internal estimates and research, our management's understanding of our business and the market in which we operate, as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties, such as Arthur D. Little Danışmanlık Hizmetleri Anonim Şirketi ("ADL"), App Annie Inc. ("App Annie"), Euromonitor International Limited ("Euromonitor"), FutureBright Research and GfK Independent Research ("GfK").

        In anticipation of this offering, we retained ADL to provide certain e-commerce market assessment services, including an overview of macroeconomic indicators of Turkey, the evolution of Turkey's retail & e-commerce market size and an analysis of its underlying trends over time, relevant demographics, peer country benchmarks, COVID-19 impact and potential growth factors, as well as an assessment of key competitors and evaluation of their and our market position. ADL produced a research report titled "Turkey's e-retail market assessment" dated March 15, 2021. In connection with the preparation of ADL's report, we furnished ADL certain of our historical information and market competitive data. We use the data contained in ADL's report to assist us in describing the nature of our industry and our position in it. Such information is included in this prospectus in reliance on ADL's authority as an expert in such matters. See "Experts."

        Due to the evolving nature of our industry and competitors, we believe that it is difficult for any market participant, including us, to provide precise data on the market or our industry (see "Risk Factors—Our operating metrics and competitive information, both internally calculated and provided by third parties and included in this prospectus, may be calculated differently from the metrics or competitive information published by our competitors or other third parties in our industry and any perceived inaccuracies or inadequate cross-company comparisons may harm our reputation"). Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectation, market position, market size and growth rate of the markets in which we participate is based on information from various sources noted above, including ADL, App Annie, Euromonitor, FutureBright Research and GFK, and on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products and services. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        Some market data and statistical information contained in this prospectus are also based on management's estimates and calculations, which are derived from our review and interpretation of the independent sources, our internal market and brand research and our knowledge of our industry. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as other forward looking statements in this prospectus.

 TRADEMARKS, SERVICE MARKS AND TRADENAMES

        We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws.

        Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies' trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Vision

Lead digitalization of commerce

Our Mission

        Hepsiburada exists to be the reliable, innovative and sincere companion in people's daily lives to make every member of our community feel "I'm so happy I have Hepsiburada"

A letter from our Founder and Chairwoman, Hanzade Doğan

        I founded Hepsiburada with the vision to build the gateway for digitalization of commerce in Turkey, from shopping to payments to last mile delivery. Throughout our 20 year history we have scaled Hepsiburada with the conviction that digitalization would improve commerce by connecting every household and every merchant in Turkey. And by offering the broadest range of goods to our customers while setting the standard for affordability, accessibility and convenience.

        Our brand name, "Hepsiburada," meaning "you can find anything you want here" is our resounding declaration of that goal. That simple but audacious promise encoded in our name has shaped our culture, our aspirations and our values. To keep that promise, we have had to be a dynamic, relentlessly innovating presence at the epicenter of change.

        Hepsiburada has indeed proved itself to be a trailblazer in making commerce affordable, accessible and convenient for all. We measure our success by how happy we make our customers and merchants. We succeed when our customers and merchants say "I'm so happy I have Hepsiburada."

        We strive to offer the best prices, multiple payment options, consumer financing as well as other features like card-splitting to make our products affordable. We fulfill our mission every time a customer says, "I would not have been able to buy that laptop if it wasn't for Hepsiburada."

        We offer next-day delivery to every corner of Turkey and make all goods and services accessible by every customer. With our long tail selection and extended catalogue of over 44 million SKU's, our customers can find everything they need at their fingertips. We take pride in being the reliable companion every time a customer says "I would not have been able to find that toy for my child in my town if it wasn't for Hepsiburada."

        We offer the convenience of seamless flexibility through our frictionless return policy. We create value every time a customer says "Returning the product is so easy with Hepsiburada, I'm never disappointed."

        Our approach to e-commerce is distinct and defies the ethos of disrupting retail. We are not disrupters but enablers.    We want brands and merchants to be successful in the digital economy and be a true partner in growing their businesses. We offer our platform to approximately 45k active merchants to help them with their growth and digitalization. We achieve success every time a merchant says: "If I did not have Hepsiburada I could never expand my business exponentially. If I did not have Hepsiburada I would not have such accurate consumer insights that helped me improve my product. Hepsiburada handles everything for me, from fulfillment to marketing to distribution. It's the best partner I could ask for."

        I often tell my team to think of our customers and merchants as close friends and family whom we want to support and delight. On-time-delivery for us is like a promise we make to a close friend: we have to keep it. Frictionless return is like assuring a family member by saying "don't worry, I'll take care of it." We have to take care of it. With this sincere, collective dedication, our team sets ever-improving industry standards at every step of the way.

        Hepsiburada, at its core, is a technology company.    We constantly innovate and introduce new services from payment tools to agile, scalable, last mile delivery infrastructure. We have optimized all our systems to offer instant grocery shopping to enable our customers to buy fresh groceries delivered in 30 minutes. We deliver increasing hyper-personalization of the shopping experience with our in-house-developed, AI-backed recommendation engine.

        We are proud of what we have achieved so far. We have managed to grow our business sustainably and profitably. Such growth has allowed us to reach more customers, enable more merchants, offer more products and expand our service offering. Post IPO, we remain committed to growing our business further in a similar, capital efficient way.

        We know our determination to digitize commerce will continue to create value for every life we touch and the communities we serve. We are keenly aware of our unique role and responsibility within the Turkish society. Inclusion, diversity, social responsibility are not afterthoughts or side projects for us but rather core elements of our identity and purpose.

        We are very proud to be the first e-commerce platform around the world to have launched ambitious initiatives to empower women entrepreneurs. We have helped over 19,000 women-owned businesses launch and grow their presence on our platform. We remain fully committed to continue empowering and supporting women entrepreneurs on our platform.

        Our uncompromising enthusiasm to innovate to improve life for everyone has made Hepsiburada a uniquely trusted household name. Being a reliable companion and a source of happiness for all our stakeholders is a hard-earned privilege that we cherish. Hepsiburada is ready, eager and well-positioned to build on that trust to lead digitalization of commerce.

Hanzade Doğan

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PROSPECTUS SUMMARY

        This Prospectus Summary highlights information contained in more detail elsewhere in this prospectus. This Prospectus Summary does not contain all the information that you should consider in making your investment decision. Before deciding to invest in our ADSs, we urge you to read this entire prospectus carefully, including the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and our audited consolidated financial statements, including the notes thereto, included in this prospectus.

Our Mission

        Our mission is to be the reliable, innovative and sincere companion in people's daily lives and to make each member of our community feel 'I am so happy I have Hepsiburada'.

Our Vision

        Our vision is to lead digitalization of commerce. To that end, we have evolved from an e-commerce platform into an integrated ecosystem of services centered on making people's daily lives easier.

Company Overview

        We are a leading commerce platform in Turkey and, in 2020, we connected 33 million members, 9 million Active Customers and a fast growing base of approximately 45 thousand Active Merchants. We provide high-quality customer experience by relentlessly focusing on selection, price and delivery:

  •
  Selection:  As of December 31, 2020 we had over 44 million stock keeping units ("SKUs"), including variants (color, size, etc.) across 32 different categories offered through a hybrid model combining a first-party Direct Sales model (1P model) and a third-party Marketplace model (3P model);

  •
  Price:  We seek to provide the best value for our customers by offering products at highly competitive prices;

  •
  Delivery:  We operate a large, fast and scalable in-house logistics network with robust last-mile delivery capabilities based on a proprietary technology platform.

        Founded in 2000, Hepsiburada has been one of the early pioneers of digitalization of commerce in Turkey and has become a household brand in the country. Our brand, which corresponds to "Everything is Here", is synonymous with a seamless online shopping experience and benefits from very strong brand awareness, with Hepsiburada scoring 96% for aided brand awareness (with the two closest competitors in Turkey scoring 95% and 92%, respectively), 78% for spontaneous brand awareness (with the two closest competitors in Turkey scoring 74% and 63%, respectively) and 91% for highest preference score (with the two closest competitors in Turkey scoring 89% and 87%, respectively), according to FutureBright Research Brand Health Report in 2020. Additionally, our brand had a market leading Net Promoter Score ("NPS") of 66 for the three months ended March 31, 2021 according to the company's internal reporting and has been named Turkey's favorite e-commerce brand several times by Mediacats' Lovemark, a survey which aims to reveal the brands consumers value within a given category. Supported by the strength of our brand, we benefit from substantial organic traffic, with approximately 70% of traffic being unpaid traffic, for the three months ended March 31, 2021.

        We believe that our commitment to five central pillars of our business culture is the reason we have risen to become a leader of e-commerce in Turkey as evidenced by our brand awareness track record. The five pillars of our business culture are:

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  customer-first mentality;

  •
  entrepreneurial business acumen;

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  meticulous execution;

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  relentless innovation; and

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  social consciousness, diversity and inclusion.

        Our aim is for customers of Hepsiburada to come to the platform and be able to do the following:

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  Hepsiburada:  Shop a wide range of products online;

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  HepsiExpress:  Order groceries and essentials to be delivered within 30 to 60 minutes;

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  HepsiGlobal:  Discover and purchase products from international merchants online;

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  HepsiPay:  Use different online payment options; and

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  HepsiFly:  Buy airline tickets online.

        We have 20 years of e-commerce experience in Turkey, and our local know-how allows us to better tackle the needs of our community of customers, merchants and suppliers across the country. Our leadership team's commitment to our vision, mission and culture is one of our main differentiators and is the foundation on which our ecosystem continues to build in order to accelerate digitalization of Turkish commerce. We have grown together with our merchants located across the entire country and have contributed to the local economy and employment. Furthermore, Hepsiburada is one of the few female founded technology companies globally, and we have been actively promoting and empowering women entrepreneurship in Turkey.

        Since the launch of our Marketplace in 2015, Hepsiburada has become a trustworthy partner for merchants in Turkey by providing access to 33 million members and 9 million Active Customers and comprehensive end-to-end solutions to empower merchants to thrive digitally. In 2020, our 3P-based Marketplace model accounted for approximately 59% of our GMV, following the successful transformation of Hepsiburada from a 1P-based Direct Sales only business to its current hybrid 1P and 3P-based model. Our aim is for Hepsiburada's merchants to enjoy a seamless set of integrated e-commerce solutions:

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  HepsiLojistik:  Fulfillment options across Turkey;

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  HepsiJet:  Last-mile delivery services;

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  HepsiPay:  Online payment solutions; and

  •
  HepsiAd:  Personalized ads and data insights.

        We believe powerful network effects are created by our leading brand, hybrid commerce model with a unified 1P and 3P-based catalogue, and strong customer and merchant value propositions. Our expanding selection of products and services, as well as price competitiveness, has allowed us to attract a growing total Active Customer base from 4.8 million in 2018 and 6.5 million in 2019 to 9 million in 2020 and increase the frequency of orders on our platform from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020, which in turn draws more merchants and further enhances our customer value proposition. In addition, our proprietary data and insights collected over the last 20 years enable us to understand the needs of our customers and merchants and help us develop new services, expand into new verticals, and continuously innovate and strengthen our value proposition reinforcing the network effect.

        Our large, fast and scalable logistics network has been critical to our success and we have been continuously focusing on improving our logistics capabilities and offerings. We have a robust operational footprint enabling fast delivery and merchant integration. As of March 2021, we operate:

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  a nationwide infrastructure including six fulfillment centers in strategic locations that encompass a total area of more than 120 thousand square meters;

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  our HepsiJet business is one of the fastest growing logistics companies with an on-time delivery performance of 95% in 2020, and operates in 63 cities with 115 cross-docks as of March 31, 2021; and

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  our HepsiMat business is a pick-up & drop-off (PUDO) network with more than 950 branded parcel lockers and pick-up points as of March 2021 and has partnership with local stores, gas stations and retailers.

        We are a technology-driven company and have invested heavily in developing our own highly scalable proprietary technology to support the large and rapidly growing order volumes generated on our platform. Our in-house developed IT infrastructure is central to our ability to execute our business strategy and ensure a seamless experience for our merchants and customers with our single mobile app that connects our offerings and services.

        Our business has experienced a long history of strong growth as a result of our commitment to meticulous execution. Our revenues increased by 33% from TRY 2.0 billion in 2018 to TRY 2.6 billion in 2019, by 145% to TRY 6.4 billion in 2020 and by 66% from TRY 0.8 billion in the three months ended March 31, 2020 to TRY 1.4 billion in three months ended March 31, 2021 and our total GMV increased by 56% from TRY 5.1 billion in 2018 to TRY 8.0 billion in 2019, by 111% to TRY 17.0 billion in 2020 and by 95% from TRY 2.3 billion in three months ended March 31, 2020 to TRY 4.5 billion in three months ended March 31, 2021, fueled by increasing purchase frequency, greater customer loyalty and an expanding pool of Active Customers from 4.8 million in 2018 to 6.5 million in 2019 and to 9 million in 2020, a compound annual growth rate ("CAGR") of 37% over the period. We had Free Cash Flow of TRY 119.0 million, TRY 310.4 million, TRY 341.4 million in 2018, 2019 and 2020 respectively, and TRY 60.5 million and TRY (158.8) in three months ended March 31, 2020 and 2021, respectively.

Our Industry

        As a member of the G20, Turkey is the 13th largest economy in the world by gross domestic product ("GDP") based on purchasing power parity in 2019 according to the IMF World Economic Outlook report dated 2021 and a total GDP of US$717 billion in current prices for 2020 according to Turkstat. Turkey is one of the fastest growing economies in the world, with real GDP CAGR of 5.2% from 2010 to 2020 based on Turkstat. In 2020, the year marked by the COVID-19 pandemic, Turkey was one of the only two G20 member countries with real GDP growth (1.8% year on year according to Turkstat), along with China. The Turkish economy is expected to grow at a CAGR of 4.1% between 2020 and 2025 supported by fiscal stimulus and recovering consumer and business confidence according to a forecast from ADL.

        Turkey is the second most populous country in Europe with a population of 84 million as of December 31, 2020. Turkey benefits from attractive demographics, the second youngest in Europe (after Kosovo) with 46% of the population under the age of 30 according to Turkstat, and an increasing urban population share of approximately 75% based on UN data as of 2018, which is comparable to Germany.

        The retail market is one of the largest and fastest growing industries in Turkey. According to ADL, the Turkish retail market grew at a CAGR of 15.3% from 2015 to 2020 and reached TRY 866 billion in 2020. The market is projected to grow at a CAGR of 15.7% in the period 2020 to 2025 and to approximately TRY 1,798 billion based on the forecast from ADL. Turkey's e-commerce market (exclusive of services, travel and betting) has grown significantly faster than the broader retail market, at a CAGR of 46.1% from 2015 to 2020, reaching a total market size of TRY 88 billion in 2020 (in terms of gross merchandise value excluding cross-border sales, B2B sales, VAT and services (e.g., food delivery); not excluding returns), according to ADL. ADL's estimation of the e-commerce market size in Turkey is consistent with the Company's analysis based on information published by the Turkish Ministry of Trade through ETBIS. E-commerce penetration has more than tripled during the same time period from 3.1% of the overall retail market in 2015 to 10.1% in 2020, according to ADL. Low e-commerce penetration in Turkey suggests significant room for growth when compared to penetration in other large markets, with South Korea at 35.8%, China at 27.3%, closely trailed by the UK with 24.2% and the US with 20.3%, and with Poland at 14.4%, Brazil at 13.9%, Germany at 13.6% and Russia at 10.5% in 2020 based on Euromonitor data.

        The strong historical and projected growth of the e-commerce market has been supported by high internet penetration, wide spread usage of credit and debit cards for online payments and well-established logistics infrastructure enabling nationwide delivery of orders. As a result, e-commerce has grown to 10.1% of total retail commerce in Turkey as of 2020 and is expected to continue to grow as a share of total retail through 2025, according to ADL.

        Since its founding in the late 1990s, the Turkish e-commerce market has witnessed the shift of traditional brick-and-mortar players online, the establishment of new local e-commerce players and the entrance, either organically or via acquisition, of global e-commerce players. The Turkish e-commerce market today includes traditional brick-and-mortar retailers with omni-channel capabilities, quick delivery players, online players operating third party marketplace model only, such as N11 and Gittigidiyor, and online players offering hybrid models that combine a third party marketplace with their own first party sales, such as Hepsiburada, Trendyol, Amazon and Morhipo.

        Hepsiburada was among the first players to start operations in 2000 and since then, while its competitors either became acquisition targets or adopted a different business model, Hepsiburada has grown to become one of the main players in this space. Hepsiburada has a differentiated consumer proposition in the Turkish e-commerce market compared to the main marketplace competitors Trendyol, N11, Gittigidiyor, and Amazon. Hepsiburada has the most comprehensive offering in the Turkish e-commerce market across assortment, catalogue structure, fulfillment and inhouse logistics solutions (according to ADL), and it is the only marketplace with an e-money and payment service provider license in Turkey (according to the Turkish Central Bank's list of such licensed providers).

        As of 2020, Hepsiburada has a market share of approximately 2% in the highly fragmented Turkish retail market which remains dominated by offline retail players according to ADL. As the second largest player by market share in the Turkish e-commerce market, Hepsiburada is well placed to drive the shift from offline to online retail and gain market share as a result. Based on ADL's analysis, Hepsiburada has a market share of approximately 17% of the total e-commerce market as of 2020, which represents an increase of approximately 8 percentage points compared to approximately 9% in 2015, also having increased its market share despite strong competition after the acquisition of Trendyol by Alibaba in 2018 and the entry of Amazon into the Turkish e-commerce market.

Our Strengths

        We believe the following strengths are the basis for our success.

Proven Team with Deep Local Know-How and Commitment to our Vision and Mission

        Our business is led by an entrepreneurial management team with a strong track record of growth and a clear vision to lead digitalization of commerce. Our management team has a complementary and diversified skill set, with significant e-commerce expertise in multiple geographies backed by diverse backgrounds from technology, retail, banking and operations in Fortune 500 companies.

        At the core of our culture is our commitment to our customer-first mentality; entrepreneurial business acumen; meticulous execution; relentless innovation; and social consciousness, diversity and inclusion. To demonstrate to our community that we live up to our values, we lead by example:

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  customer-first mentality has been a key pillar to our culture and we are committed to continue to be one of the favorite e-commerce brands in Turkey with strong customer satisfaction scoring higher than the industry average;

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  entrepreneurial business acumen is critical to our business operations and innovations. Our strong relations with suppliers and merchants, strong track record in industry, deep understanding of local insights, cost-conscious management philosophy, and deep commitment to our vision help us better evaluate the business landscape in making strategic decisions;

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  meticulous execution is indispensable to operate in Turkey, where we operate a 1P and 3P hybrid model and as a result recorded a GMV CAGR of 64% (11.8 times) (from TRY 1.4 billion in 2015 to TRY 17.0 billion in 2020), a growth in the number of Active Customers of 4.4 times from 2015 to 2020 and a GMV per Active Customer growth at a CAGR of 32% from 2018 to 2020;

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  relentless innovation has been the key driver behind our pioneering achievements including the 1P-3P hybrid model, unified catalogue, customer reviews, new vertical expansions such as on-demand grocery service, last-mile delivery capability, same-day delivery, click & collect, frictionless return pick-up, licensed payment service, and online consumer loans; and

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  social consciousness, diversity and inclusion have been our focus at every step that we have taken in building our business. We have been actively supporting local merchants and women entrepreneurs through targeted nationwide programs. As an example of our dedication to encourage women entrepreneurs, we launched Technology Empowerment for Woman Entrepreneurs, a program across Turkey which provides multiple benefits to women entrepreneurs making sales on our platform who elect to participate. Since the launch of this program, we have reached more than 19,000 women entrepreneurs (as of March, 31 2021) from across Turkey over the course of approximately 4 years. In 2020, more than 20% of our Active Merchants were women entrepreneurs. In addition, as of March 2021, women employees represent 49% of our workforce and 33% of our executive roles (excluding HepsiJet).

        At Hepsiburada, we bridge Silicon Valley's technical know-how with the local trading culture by merging analytical concepts such as big data analytics, customer segmentation and personalized recommendation with the understanding of local insights, expectations and values. Our globally proven business model, which is based on an e-commerce model that complements a marketplace of third-party sellers with a direct sales online retail business, combined with our local know-how enables us to execute our business strategy seamlessly, as evidenced by our operating and financial results.

        The COVID-19 pandemic underscored Hepsiburada's important position in the community and emphasized our critical role in supporting different segments of the society including health workers, small and medium sized enterprises, families in need, and entrepreneurs. As a commitment to our long term vision, we will continue to support our stakeholders and enable Turkey and the broader region to accelerate its digitalization journey.

A Leader of E-Commerce in Turkey with One of the Most Trusted and Popular Digital Platforms for Customers' Everyday Needs

        As one of the early pioneers of online retail in Turkey, customer service and experience is our priority and we aim to provide a seamless experience on our platform throughout the entire customer journey. We provide an excellent customer experience on our platform by relentlessly focusing on selection, price and delivery. Our mobile "Super App" is at the center of our value proposition and it acts as a one-stop-shop solution for customers by offering a broad range of products and services and creates a differentiated user experience.

        Aiming to offer the largest and highest-quality product selection is one of the key pillars of our value proposition to customers. We offer over 44 million SKUs across 32 different categories including home appliances, books & hobbies, fashion & lifestyle, home & garden, groceries and technology products. Our strong alliances and partnerships with local brands and leading international brands, such as Apple, Casper, Oppo, Tefal, Rowenta, Eczacıbası, Spigen, Delta, Dyson, Vestel and Ülker Group help us to expand the variety of products available to our customers as well as partner to offer value-added services, such as trade-in options for, among others, Apple and Samsung products, delivery by appointment for Vestel products and live chat support from live agents from over 40 well-known brands, including Colgate-Palmolive, Apple and L'Oreal.

        We seek to provide the best value for our customers by offering products at highly competitive prices. We believe that our large merchant base with approximately 45 thousand Active Merchants in 2020, plays an important role and allows our customers to find the best value for money for products in our platform.

        We operate a large, fast and reliable in-house logistics network with scalable and robust last-mile delivery capabilities based on a proprietary technology platform. We are an end-to-end ecosystem with full in-house capabilities across fulfillment, logistics and last-mile delivery in Turkey. We believe that our logistics infrastructure is an important pillar of our success and enables us to improve the customer experience.

        Our mobile Super App is at the center of our platform, which acts as a one-stop-shop solution for customers and creates a differentiated user experience and a virtuous demand cycle for our business. Our app is one of the most popular in Turkey with 19 million average monthly app active users on our mobile applications in 2020 and has 37.3 million app downloads since 2018. Our website had more than 250 million monthly visits on average in the three months ended December 31, 2020.

        Our distinctive value proposition of a wide selection of products and services at competitive prices with convenient delivery options has resulted in a large, growing and loyal Active Customer base, according to company information, which demonstrated an increase in order frequency and retention on our platform in 2019 and 2020. We had an NPS of 66 for the three months ended March 31, 2021 according to the company's internal reporting records, were elected Turkey's favorite e-commerce brand several times by MediaCats' Lovemark and have won several awards since 2015 for our e-commerce platform. Further, we have reduced the rate at which customers raise customer services inquiries through our ticketing system from 6.4% of orders in 2019, to 5.1% in 2020 and to 2.6% in the first quarter of 2021.

Empowering Merchants to Thrive in a Digital Environment with a Comprehensive Suite of End-to-End Solutions

        We have one of the largest merchant bases in Turkey with approximately 45 thousand Active Merchants in 2020, and have become the "one-stop-shop" and one of the most attractive digital platforms for merchants to access consumers across Turkey. Our Active Merchant base has more than doubled in 2020 compared to 2019. In order to ensure high quality standards we have strict policies that allow us to monitor merchants' end-to-end operations and performance on our platform.

        Our platform also enables local merchants in Turkey to seamlessly sell their products to nearby countries outside Turkey through the HepsiGlobal app. Today, being listed on Hepsiburada not only helps our merchants manage and grow their businesses through our vast range of capabilities but also has become a source of credibility which they can proudly showcase both in online and offline channels.

        We make it easy for our merchants to maximize their success on our platform by providing them with a comprehensive set of advanced tools and services, including:

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  Merchant portal and proprietary merchant store management tools;

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  Advanced data analytics and advertising services to increase the effectiveness of their marketing efforts through HepsiAd;

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  Financing options to more efficiently manage their working capital needs. In 2020, our financing program has grown approximately 5 times based on the aggregate value compared to the same period in 2019 and exceeded TRY 1.3 billion in volume, with an 11.4 times growth in merchant and supplier financing between 2018 and 2020;

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  Access to our logistics infrastructure through HepsiLojistik, through which we allow them to deliver across Turkey with a superior customer experience; and

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  Comprehensive training sessions through our merchant training portal, HepsiAkademi, accelerating our merchants' integration. More than 15,000 training sessions were completed on our platform by our merchants in the three months ended March 31, 2021.

        Our technological infrastructure and capabilities also allow our merchants to integrate through our in-house developed single dashboard where merchants can manage inventory and connect directly to our ecosystem using open Application Programming Interface ("API") capabilities and access to advertising monetization tools.

Integrated Ecosystem with Powerful Network Effects

        Our leading locally embedded brand, our hybrid commerce model with a unified 1P and 3P catalogue, our broad level of ecosystem services, and our strong customer and merchant value propositions create powerful network effects with increasing supply and increasing demand continuously boosting growth from each other.

        Our supply continues to grow, as evidenced by:

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  an increasing number of Active Merchants, which has grown to approximately 45 thousand in 2020 from approximately 21 thousand in 2019 and approximately 12 thousand in 2018; and

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  in addition to new value-added services such as frictionless return pick-up, trade-in option and 2-hour delivery (for selected mobile device products), our expansion into new verticals such as HepsiExpress (instant grocery delivery), HepsiFly, and HepsiGlobal (inbound cross-border purchases) strengthens the breadth and depth of our service & product offerings.

        Our demand continues to grow, as evidenced by:

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  the growth of our already large Active Customer base with a CAGR of 37% from 2018 to 2020, thus reaching 9 million in 2020, compared to 6.5 million and 4.8 million in 2019 and 2018, respectively; and

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  a significant increase in the frequency of orders on our platform to 3.9 in 2020, from 3.5 in 2019 and 3.1 in 2018.

        This network effect is underpinned and reinforced by our robust logistics network and technological capabilities which further enhance the value proposition for our customers and merchants.

Large, Fast and Scalable In-House Logistics Network

        We are an end-to-end ecosystem with full in-house capabilities across fulfillment, 3P and 1P operations, logistics and last mile delivery in Turkey. We believe that our logistics infrastructure is key to our success and allows us to differentiate ourselves by offering our customers and merchants a variety of convenient delivery options, such as nationwide 24-hour delivery, 2-hour delivery for selected mobile device products, delivery by-appointment and over-the-weekend, in addition to robust services such as return pick-ups from customers' address.

        With a nationwide network of six fulfillment centers strategically located across Turkey (Kocaeli, Ankara, Izmir, Adana, Erzurum and Diyarbakir) and a total area of more than 120 thousand square meters, we have one of the largest logistics infrastructures among Turkish pure e-commerce players.

        Our logistics infrastructure is complemented by HepsiJet, our in-house last-mile delivery service and one of the fastest growing logistics companies in Turkey, and HepsiMat, our pick-up drop-off (PUDO) network with more than 950 branded parcel lockers and pick-up points throughout Turkey as of March 2021. Providing scalable, crowd-sourced, fast and cost efficient delivery to our customers and merchants, HepsiJet as of March 2021:

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  provides next day, same day and 2-hour delivery services for selected products;

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  operates 115 cross-docks in 63 cities with approximately 95% population coverage;

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  provides last mile delivery service to more than 4,500 merchants;

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  delivers approximately 65% of its orders within the next day (based on data for the three months ended March 31, 2021); and

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  has a target of 100% nationwide population coverage by June 30, 2021.

        We further enhance this infrastructure advantage by applying technology to increase operational and cost efficiency, with examples such as AI-driven route optimization capabilities for HepsiJet drivers and advanced warehouse automation. Our internally developed technology backbone includes but is not limited to order-management-systems, warehouse-management-systems and demand forecasting tools.

        We believe that our nationwide logistics infrastructure gives us a significant competitive edge and will drive our future growth and enhance our service offerings to customers and merchants.

Proprietary Data-driven Technology Platform Underpinned by Continuous In-House Innovation

        Technology is at the core of Hepsiburada's business. Our in-house IT infrastructure is central to our ability to execute our business strategy, ensure seamless logistic execution and provide a seamless and comprehensive digital experience to our customers through our Super App. We currently integrate our service offerings through mobile and web applications, which enables us to scale rapidly and deliver a comprehensive experience to our customers and merchants across devices. We have invested significantly in developing our own flexible proprietary technology to support the large and rapidly growing transaction volumes generated on our platform.

        We believe we are one of the leading employers for top tech talent in Turkey with our three certified R&D centers in close cooperation with universities and academia across the country. As a result, our technology organization consists of high quality developers, engineers, data scientists and subject matter experts who leverage the latest technologies, our proprietary data and big data analytics to develop innovative in-house solutions which continue to enhance the platform experience.

        Our IT engineers (developers, testers, and architects), designers, data analysts and product managers are dedicated to enhancing the customer experience. Our data science and machine learning teams embedded across product function teams analyze the data to identify trends and behaviors that enable us to personalize the customer experience on our platform such as to make more relevant product recommendations.

        Our engineering and technology teams focus on security, availability, scalability and performance while providing product features across our websites and mobile applications. Our technology department is essential to our ability to implement our strategy and continue to be at the forefront of innovation in the Turkish e-commerce market.

        The success of our technology team in developing almost all of our products in-house and our reliable, secure and scalable tech stack (the set of technologies we use to build our website and mobile applications) is based on three main pillars:

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  a product-oriented team structure;

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  high stability and availability standards; and

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  early adoption and development of cutting edge technologies.

        To ensure operational continuity, we have two separate and synched data centers located in Istanbul. We own and operate the server hardware, network, storage devices and backup systems in both data centers and employ redundancy architectures, outage procedures and data protection practices on all our technology systems resulting in 99.9% availability in 2018, 2019 and 2020. Furthermore, we embrace cloud-ready architecture allowing us to utilize the cloud whenever extra capacity is needed, in order to ensure capacity management flexibility.

        Our technology teams develop almost all key product functions and features in-house and utilize select third-party tools and technologies to complement our efforts. We design and build products with an emphasis on security, scalability and ability to provide uninterrupted services.

        Our ability to scale quickly and efficiently has been tested and we have consistently demonstrated strong performance in peak seasons such as Legendary Friday (which takes place within the month of November) and unexpected demand shifts such as the COVID-19 pandemic. In the weeks of Legendary Friday in 2020 our average daily sales was 4.3 times higher than our average daily sales for the remainder of 2020. In 2019 and 2020, we experienced traffic of approximately 1 million and 0.8 million instantaneous visits (i.e., number of unique users visiting our platform at the same time), respectively, during the Legendary Friday season.

        We have a dedicated cybersecurity department which uses various technical means and procedures to protect our technology systems from cyber threats, such as perimeter protection tools, perimeter scanning, user rights restrictions on workstations, antivirus protection, software update controls, code review and anomaly detections. Our IT network is also protected from multilayered external denial-of-service attacks by malicious traffic filtering systems.

        We are the first on-site audited and PCI DSS (Payment Card Industry Data Security Standard) certified player in the Turkish e-commerce market and we maintain the ISO 27001 (Information Security Management System) certificate. We have developed a multi-level data security framework and secure data with a mix of analytical processes and development tools. As of the date of this prospectus, we have not experienced any material security breaches.

Highly Attractive Financial Profile with Strong Growth at Scale, High Order Frequency Rates and Attractive Unit Economics

        Our business has grown substantially in recent years. Our revenues increased by 33% from TRY 2.0 billion in 2018 to TRY 2.6 billion in 2019, by 145% to TRY 6.4 billion in 2020 and by 66% from TRY 0.8 billion in the three months ended March 31, 2020 to TRY 1.4 billion in three months ended March 31, 2021, and our total GMV increased by 56% from TRY 5.1 billion in 2018 to TRY 8.0 billion in 2019, by 111% to TRY 17.0 billion in 2020 and by 95% from TRY 2.3 billion in three months ended March 31, 2020 to TRY 4.5 billion in three months ended March 31, 2021, as we pursued our significant transformation from a 1P-only business to a hybrid commerce model of 1P and 3P. For the three months ended March 31, 2021, and in 2020, 3P accounted for approximately 70% and approximately 59% of our GMV, respectively.

        The strong growth we experienced in recent years also enabled us to generate annual positive Free Cash Flow. We had Free Cash Flow of TRY 119.0 million, TRY 310.4 million, TRY 341.4 million in 2018, 2019 and 2020, respectively, and TRY 60.5 million and TRY (158.8) million in the three months ended March 31, 2020 and 2021, respectively. We experienced negative Free Cash Flow in the three months ended March 31, 2021 due to purchases of inventories higher than usual, to be able to secure supply during the COVID-19 lockdown period in the second quarter of 2021.

        The growth has been fueled by several factors, including an increased frequency of orders from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020, and an expanding Active Customer base from 4.8 million in 2018 to 6.5 million in 2019 to 9 million in 2020.

        As we continue to scale up Hepsiburada, we believe that these trends will continue to positively impact our business, with further Active Customer base growth, strong cohort performance and increasing operational efficiency driving improvement in unit economics and profitability.

Our Strategy

        Our vision is to lead digitalization of commerce and our mission is to be the reliable, innovative, sincere companion in people's daily lives and to make each and every member of our community feel 'I am so happy I have Hepsiburada'. To this end, we aim to build on our leading position across existing product categories and services, launch new products and initiatives, and continue to scale our business. We plan to achieve this goal by pursuing the following objectives in our strategy:

Attracting More Customers to Our Platform

        Turkish online retail market is at the early stage of its development. According to ADL, the Turkish online retail segment is expected to continue to experience strong growth in the coming years. Driven by a sustained consumer shift to e-commerce, online retail in Turkey is projected to have approximately 44 million annual online customers until 2025, according to ADL. We had 9 million Active Customers in 2020 and we plan to attract more customers to our platform and reactivate the existing customer base by continuing to enhance our value proposition through an expanded product catalogue as well as added convenient and affordable delivery options. In addition, we believe our recent expansion into new verticals such as HepsiExpress and HepsiFly will further support our growth, and consistently improve the overall customer experience. We believe the main drivers for our customer attraction will be increasing focus on hyper-personalization and hyper-localization aspects while scaling the full-fledged Loyalty Club.

Increasing the Frequency of Our Customers on our Platform

        One of the main drivers of Hepsiburada's GMV growth has been the increase in our customers' order frequency as we expanded our product and service offerings. We aim to leverage the deep understanding of our customers' preferences which we have been building over the years and our advanced in-house lifecycle management engines powered by AI and deep-learning technologies to drive higher engagement, retention and frequency on our platform. As a result of these initiatives, we increased the frequency of orders on our platform from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020.

        We also plan to focus on providing our customers an enhanced experience through additional value added services such as trade-in, card splitting option (i.e., ability to pay for a single order via multiple credit cards) and same day delivery services, and additional verticals that will increase the daily interaction of our customers with Hepsiburada Super App by becoming the one-stop-shop of our customers' daily needs. As of March 31, 2021, approximately 5% of orders above TRY 5,000 were paid by card splitting option. Additionally, our customers applied for our trade-in option for more than 10% of mobile phones sold in the fourth quarter of 2020.

        Our Loyalty Club titled "Efsaneler Kulübü" ("Loyalty Club") aims to be one of the growth drivers of Hepsiburada and will expand its offerings with new partnerships and privileges such as wallet cashback capability. On average, from the launch of our Loyalty Club in August 2020 to December 31, 2020, members of our Loyalty Club shopped approximately 2.5 times more frequently on a monthly basis compared to our non-Loyalty Club customers.

        We believe HepsiExpress will be a key enabler to penetrate a wider range of customers through our grocery offerings, increasing retention and order frequencies of our existing customers and providing us with more data points to further benefit from cross-selling opportunities across all of our verticals and categories. According to ADL, of the approximate TRY 866 billion value of total Turkish retail market in 2020, Turkish supermarkets represented approximately TRY 430 billion (or 50%) of the total Turkish retail market, which had less than 4% online penetration. We believe the relatively low online penetration of such a large portion of the Turkish retail market represents an upside potential in the growth in the Turkish online groceries market as online penetration increases.

Attracting More Merchants to our Platform

        We plan to attract more merchants to our platform by offering access to an increasing Active Customer base, expanding and continuously improving our fulfillment services, extending merchant financing and launching new tools, alongside recently developed HepsiAd solutions. In addition, we launched our HepsiLojistik fulfillment service in 2020, which attracts an increasing number of merchants due to our enhanced service offerings and has already built up a strong pipeline of merchants to onboard into our integrated system. Furthermore, HepsiGlobal is also expected to help us strengthen our merchant base by expanding to international merchants.

Investing Further into and Leveraging Logistics and Technology as Enablers

        We plan to invest further into our nationwide logistics network, to maintain and consistently improve our service levels to our customers and merchants.

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  We invested into regional fulfillment centers where we prioritized providing our customers and merchants with the highest level of logistics services across the whole country.

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  As of March 31, 2021, we have expanded our logistics footprint with 115 cross-docks, through which we have achieved approximately 95% population coverage for HepsiJet.

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  In the near and medium term, we plan to focus our efforts on going local with our scalable infrastructure and become the nearest commerce player to our customers and merchants.

        Our unified and in-house technology platform has been a major enabler of scalable and reliable operations to support our growth. We plan to constantly innovate and develop new capabilities to improve the experience for merchants and customers and the operational performance of our platform.

Continue Innovation and Expand New Services on the Platform

        In 2020, we expanded our commerce platform and developed an ecosystem of services centered on making people's lives easier. The ecosystem we have been building includes HepsiExpress, HepsiPay, HepsiJet, HepsiLojistik, HepsiMat, HepsiAd, HepsiGlobal and HepsiFly as of the date of this prospectus. We aim to take advantage of the natural synergies that exist between our services and increase adoption amongst our customer base. We believe that greater utilization of our resources will drive further improvements in our unit economics.

        As a testament to our commitment to closely monitor the market and innovate to further address the daily needs of customers, we launched HepsiExpress in 2020 to penetrate and lead the fast-growing grocery delivery market through our robust model combining instant and slotted delivery options in a hyper-local fashion. Water and flower delivery services were launched in 2021 as complementary products to provide a one-stop-shop solution to our customers.

        In order to further increase our product selection and network effects regionally, we also started to offer an international shopping experience to our customers located in Turkey through the recently launched HepsiGlobal, which allows them to discover products listed by merchants around the world.

        In future, HepsiGlobal will also have outbound operations, which will focus on product groups where Turkey has a competitive advantage, such as apparel, fashion, home textile, accessories, food, kitchenware, small domestic appliances and will establish exclusive partnerships with global players for logistics solutions.

        In addition, we acquired a tourism agency license in February 2021 and are aiming to fully launch online airline tickets services once COVID-19-related restrictions on travel are lifted. HepsiFly is designed to provide our customers with an option to buy airline tickets with competitive prices. We are aiming to further develop HepsiFly by providing our customers with an option to make hotel bookings, buy package tours, travel insurance and cancellation policies.

Summary of Risk Factors

        An investment in our ADSs involves a number of risks that you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the "Risk Factors'' section of this prospectus in deciding whether to invest in our securities. Among these important risks are the following:

Risks Relating to Our Business and Industry

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  We have incurred significant losses in the past and are likely to continue to incur losses as we continue to invest in order to grow, and we may not achieve profitability going forward.

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  Our expansion into new products, services and markets subjects us to additional risks and we may not be able to manage our growth and expansion efficiently or effectively scale and adapt our existing infrastructure.

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  We may fail to maintain or improve our technology infrastructure, which could materially and adversely affect our business, results of operation and financial condition.

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  If we fail to maintain and enhance our brand or network effects from our established Marketplace, our business, results of operations and financial condition may be materially and adversely affected.

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  We operate in a highly competitive market, and in the future we may not be able to compete effectively.

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  If we fail to attract new and retain current customers or grow or maintain the level of their engagement, our business, financial condition, prospects and results of operations could be materially and adversely affected.

  •
  A significant disruption in internet access, telecommunications networks or our IT platform may cause slow response times or otherwise impair our customers' experience, which may in turn reduce traffic to our mobile apps and websites and significantly harm our business, financial condition and results of operations.

  •
  We may experience significant fluctuations in our results of operations and growth rate.

  •
  The COVID-19 pandemic has affected and may continue to negatively affect certain of our business activities and results. Any future occurrence of natural disasters, epidemics, pandemics or other outbreaks, or other catastrophic events could also materially and adversely affect our business, results of operations or financial condition.

  •
  We depend upon our Founder and chairwoman, our senior management, our IT specialists and other talented employees to grow, operate and improve our business; if we fail to retain our Founder as a result of ongoing litigation or if we fail to attract, retain and motivate key personnel, our business could be adversely affected.

  •
  We may use open source code in a manner that could be harmful to our business.

Legal and Regulatory Risks

  •
  Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our users that we failed to comply with privacy laws or properly address privacy concerns could harm our business and reputation with customers, merchants and suppliers.

  •
  We are subject to tax audits that may result in additional tax liabilities and are exposed to changes in tax laws and regulations as well as their interpretation and implementation, including Turkey's digital service tax.

  •
  We may be subject to administrative fines and our reputation may be harmed if the Turkish Competition Authority were to determine we did not comply with Turkish competition laws and regulations.

  •
  We are subject to extensive laws and government regulations across our business, and changes to these laws or any actual or perceived failure by us to comply with such laws and regulations could materially and adversely affect our business.

  •
  We may be subject to product liability claims when people or property are harmed or damaged by the products that are sold on our platform.

Risks Related to Turkey

  •
  We are subject to risks associated with doing business in an emerging market.

  •
  Our headquarters and other operations and facilities are located in Turkey and, therefore, our prospects, business, financial condition and results of operations may be adversely affected by political or economic instability in Turkey.

  •
  Turkey's economy is subject to inflation and risks related to its current account deficit.

  •
  Turkey is subject to internal and external unrest and the threat of future terrorist acts, which may adversely affect us.

Risks Relating to our Initial Public Offering and Ownership of our ADSs

  •
  Our founder and chairwoman has significant influence and voting control and, as a principal shareholder, her interests might conflict with or differ from your interests as a shareholder.

  •
  If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of your investment.

  •
  As a foreign private issuer we are permitted to, and we will, rely on exemptions from certain of the Nasdaq corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors. Our reliance on such exemptions may afford less protection to holders of our ADSs.

  •
  Dividends paid to holders of the ADSs who are not tax resident in Turkey will be subject to a 15% withholding tax.

Implications of Being an "Emerging Growth Company" and a "Foreign Private Issuer"

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

  •
  the ability to present more limited financial data, including presenting only two years of audited financial statements and only two years of selected financial data in the registration statement on Form F-1 of which this prospectus is a part;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act");

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board ("PCAOB"), regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

  •
  not being required to submit certain executive compensation matters to stockholder advisory votes, such as "say-on-pay," "say-on-frequency" and "say-on-golden parachutes;" and

  •
  not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation.

        We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we are no longer an emerging growth company. As a result, we do not know if some investors will find the ADSs less attractive. The result may be a less active trading market for the ADSs, and the price of the ADSs may become more volatile.

        We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this offering occurs; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

        We qualify as a "foreign private issuer" under the U.S. Securities Exchange Act of 1934, as amended, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

        We will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

        We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

        Both emerging growth companies and foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. In addition, as a foreign private issuer whose shares will be listed on Nasdaq, we will follow certain Turkish corporate governance practices rather than those of Nasdaq.

Corporate Information

        We were incorporated in Turkey on April 11, 2000 under the Turkish Commercial Code as D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. Our registered office is located at Kuştepe Mahallesi Mecidiyeköy Yolu Cadde no: 12 Kule 2 K2 Şişli Istanbul, Turkey. The telephone number at this address is +90 212 304 20 00. Our corporate website address is https://www.hepsiburada.com. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as inactive textual reference only.

THE OFFERING

ADSs offered by us	, each representing ordinary share(s).
ADSs offered by the Selling Shareholders	, each representing ordinary share(s).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs from us and the Selling Shareholders in full).
Ordinary shares to be outstanding after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs from us and the Selling Shareholders in full).
Option to purchase additional ADSs

We and the Selling Shareholders have granted the underwriters an option to purchase up to additional ADSs from us and up to additional ADSs from the Selling Shareholders, respectively, within 30 days of the date of this prospectus.

American Depositary Shares

The underwriters will deliver our ordinary shares in the form of ADSs. Each ADS, which may be evidenced by an American Depositary Receipt ("ADR"), represents an ownership interest in of our ordinary shares. As an ADS holder, we will not treat you as one of our shareholders. The depositary,             , will be the holder of the ordinary shares underlying your ADSs.

You will have ADS holder rights as provided in the deposit agreement. Under the deposit agreement, you may only vote the ordinary shares underlying your ADSs if we ask the depositary to request voting instructions from you. The depositary will pay you the cash dividends or other distributions, if any, it receives on our ordinary shares after deducting its fees and expenses and applicable withholding taxes. You may need to pay a fee for certain services, as provided in the deposit agreement.

You are entitled to the delivery of the ordinary shares underlying your ADSs upon the surrender of such ADSs, the payment of applicable fees and expenses and the satisfaction of applicable conditions set forth in the deposit agreement.

To better understand the terms of the ADSs, you should carefully read "Description of American Depositary Shares." We also encourage you to read the deposit agreement, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part. We and the Selling Shareholders are offering ADSs so that our company can be quoted on Nasdaq and investors will be able to trade our securities and receive dividends on them in U.S. dollars.

Depositary

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $            million, assuming an initial public offering price per ADS of $            , which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated expenses of the offering payable by us (or approximately $            million if the underwriters exercise their option to purchase additional ADSs from us in full). We will not receive any proceeds from the sale of ADSs by the Selling Shareholders.

We intend to use the net proceeds we receive from this offering for general corporate purposes. See "Use of Proceeds."
Dividend policy

We do not currently anticipate paying any cash dividends on our ordinary shares. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. See "Dividend Policy."

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ADSs.
Lock-up agreements

We have agreed with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC, as representative of the several underwriters, subject to certain exceptions, not to sell or dispose of any of our ADSs or securities convertible into ADSs until            days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC. Substantially all of our shareholders, including the Selling Shareholders, our executive officers and our board members have agreed to similar lockup restrictions for a period of            days. For further details, see "Underwriting."

Pre-emptive rights

Under Turkish law, shareholders have preemptive rights to subscribe to additional share issues pro rata based on their existing shareholding, unless another rate is stipulated under the articles of association (as long as shares are fully paid). See "Description of Share Capital and Articles of Association—Pre-emptive Rights."

Listing	We intend to apply to list our ADSs on Nasdaq under the symbol "HBX."

        Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

  •
  no exercise by the underwriters of their option to purchase additional ADSs in this offering; and

  •
  an initial public offering price of $            per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus.

Corporate and Capital Structure

        We are an entity incorporated in Turkey as a joint stock company on April 11, 2000 and currently have two wholly-owned subsidiaries: D Fast Dağıtım Hizmetleri ve Lojistik Anonim Şirketi, which is the operating company for our delivery service business, HepsiJet, and D Ödeme Elektronik Para ve Ödeme Hizmetleri Anonim Şirketi, which company through which we have developed our payment tool, HepsiPay.

        Our outstanding shares consist of Class A shares and Class B ordinary shares. Holders of Class A shares and holders of Class B ordinary shares have same rights except for voting and conversion rights. Each holder of our Class A shares is entitled to fifteen votes per share, and each holder of our Class B ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A shares are convertible at any time by the holder thereof into Class B ordinary shares on a one-for-one basis, while Class B ordinary shares are not convertible into Class A shares under any circumstances. Currently, our Founder beneficially owns all of our issued Class A shares and 12.2% of our issued Class B ordinary shares, representing 74.6% of the voting power of all of our Class A shares and Class B ordinary shares voting together as a single class. Following this offering, our Founder will continue to beneficially own all of our issued Class A shares and            % of our issued Class B ordinary shares, representing            % of the voting power of all of our Class A shares and Class B ordinary shares voting together as a single class, assuming no exercise of the underwriters' over-allotment option to purchase additional ordinary shares. As a result, our Founder will be able to exercise control over all matters requiring approval by our stockholders, including approval of significant corporate transactions. Our Founder's controlling interest may discourage or prevent a change in control of our company that other holders of our common stock may favor. See "Risk Factors—Our founder and chairwoman has significant influence and voting control and, as a principal shareholder, her interests might conflict with or differ from your interests as a shareholder."

        As a result of the foregoing we will be a "controlled company" under Nasdaq listing rules. Under Nasdaq listing rules, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company," and such a company may elect not to comply with certain Nasdaq corporate governance requirements. See "Management—Corporate Governance" and "Risk Factors—We are a "controlled company" within the meaning of the Nasdaq listing rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements."

        The following diagram illustrates our corporate structure as of the date of this prospectus:

Note: Each company is incorporated under the laws of Turkey. The diagram excludes Evimiz Dekorasyon İnternet Hizmetleri ve Danışmanlık Ticaret A.Ş. ("Evmanya") and Altıncı Cadde Elektronik Ticaret A.Ş. ("Altıncı Cadde"), which are dormant companies as of the date of this prospectus. Evmanya and Altıncı Cadde terminated operations on September 4, 2018 and October 7, 2019, respectively. On April 14, 2021, we decided to merge Evmanya and Altıncı Cadde with our fully owned subsidiary, D Fast. As of the date of this prospectus, the merger process is ongoing.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary consolidated statement of comprehensive loss, consolidated balance sheet and consolidated statement of cash flows as of and for the years ended December 31, 2018, 2019, and 2020, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of comprehensive loss and consolidated statement of cash flows for the three months ended March 31, 2020 and the summary consolidated statement of comprehensive loss, consolidated balance sheet and consolidated statement of cash flows for the three months ended March 31, 2021 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

        We present our consolidated financial statements in Turkish Lira.

        The summary consolidated financial and other data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Summary Consolidated Statement of Comprehensive Loss

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
	(Turkish Lira)
Revenues	1,385,835,317	836,638,395	6,375,726,545	2,603,735,368	1,955,312,749
Cost of inventory sold	(965,458,212)	(603,697,730)	(4,849,148,308)	(1,847,108,983)	(1,519,223,520)
Shipping and packaging expenses	(160,974,319)	(71,411,952)	(540,496,136)	(195,352,060)	(132,080,741)
Payroll and outsource staff expenses	(227,318,424)	(58,184,977)	(325,232,933)	(180,787,497)	(129,994,224)
Advertising expenses	(96,068,436)	(68,265,382)	(646,152,950)	(151,517,076)	(92,685,779)
Technology expenses	(12,750,709)	(6,526,280)	(31,717,181)	(21,841,556)	(20,580,102)
Depreciation and amortization	(27,146,528)	(19,493,687)	(93,182,568)	(66,286,580)	(78,272,531)
Other operating expenses net	(26,940,566)	(13,740,659)	(70,808,148)	(39,726,919)	(34,007,357)

Operating (loss)/profit	(130,821,877)	(4,682,272)	(181,011,679)	101,114,697	(51,531,505)
Financial income	52,999,166	27,669,418	102,912,713	40,517,901	66,616,887
Financial expenses	(159,502,321)	(79,911,871)	(396,416,767)	(273,279,582)	(176,407,785)

Loss before income taxes	(237,325,032)	(56,924,725)	(474,515,733)	(131,646,984)	(161,322,403)
Taxation on income	—	—	—	—	—

Loss for the period	(237,325,032)	(56,924,725)	(474,515,733)	(131,646,984)	(161,322,403)

Actuarial losses arising on remeasurement of employment termination benefits	(1,375,301)	(281,588)	(1,983,772)	(1,222,438)	(1,083,478)

Total comprehensive loss for the period	(238,700,333)	(57,206,313)	(476,499,505)	(132,869,422)	(162,405,881)

Summary Consolidated Balance Sheet

	As of March 31,	As of December 31,
	2021	2020	2019	2018
	(unaudited)	(audited)	(audited)	(audited)
		(Turkish Lira)
Current assets	1,373,524,678	1,689,830,234	779,766,154	419,438,638
Non-current assets	311,478,143	275,125,623	176,235,030	222,028,707

Total assets	1,685,002,821	1,964,955,857	956,001,184	641,467,345
Current liabilities	2,622,167,850	2,656,144,175	1,206,804,621	892,023,067
Non-current liabilities	88,867,194	96,143,572	60,028,948	107,447,252

Equity	(1,026,032,223)	(787,331,890)	(310,832,385)	(358,002,974)

Total equity and liabilities	1,685,002,821	1,964,955,857	956,001,184	641,467,345

Summary Consolidated Statements of Cash Flows

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
			(Turkish Lira)
Cash and cash equivalents at beginning of the period(1)	592,280,767	281,982,151	281,982,151	136,218,040	206,752,032
Net cash provided by/ (used in) operating activities	(122,479,244)	76,207,178	441,361,672	363,779,587	168,211,257
Net cash used in investing activities	(36,306,382)	(15,739,952)	(99,948,623)	(53,339,961)	(49,216,968)
Net cash provided by/ (used in) financing activities	(45,154,150)	130,337,377	(18,887,304)	(170,721,086)	(188,349,384)
Net increase/(decrease) in cash and cash equivalents	(203,939,776)	190,804,603	322,525,745	139,718,540	(69,355,095)
Effects of exchange rate changes on cash and cash equivalents	—	3,949,437	(12,227,129)	6,045,571	(1,178,897)
Cash and cash equivalents at end of the period(1)	388,340,991	476,736,191	592,280,767	281,982,151	136,218,040

(1)
"Cash and cash equivalents at beginning of the period" and "Cash and cash equivalents at end of the period" in our consolidated statements of cash flows exclude interest accrual. For a detailed a discussion and reconciliation to "Cash and cash equivalents" in our consolidated balance sheet, see note 3 to our financial statements included elsewhere in this prospectus.

Non-IFRS Financial Measures

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
			(Turkish Lira)
EBITDA(1)(2)	(103,675,349)	14,811,415	(87,829,111)	167,401,277	26,741,026
Free Cash Flow(1)(3)	(158,785,626)	60,467,226	341,413,049	310,439,626	118,994,289
Net Working Capital(1)(4)	(1,133,637,759)	—	(1,160,309,570)	(663,998,273)	(459,490,310)

(1)
EBITDA, Free Cash Flow and Net Working Capital are supplemental measures of our performance that are not required by or presented in accordance with IFRS. See "Presentation of Financial and Other Information—Use of Non-IFRS Financial Measures."

(2)
References to "EBITDA" are to profit or loss for the period plus taxation on income less financial income plus financial expenses plus depreciation and amortization.

EBITDA is a supplemental non-IFRS financial measure that is not required by, or presented in accordance with, IFRS. We have included EBITDA in this prospectus because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and non-operating expense/(income). Accordingly, we believe that EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

  Management uses EBITDA:

  •
  as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of non-cash and non-operating items;

  •
  for planning purposes, including the preparation of our internal annual operating budget and financial projections; and

  •
  to evaluate the performance and effectiveness of our strategic initiatives.

  EBITDA has limitations as a financial measure, including that other companies may calculate EBITDA differently, which reduces its usefulness as a comparative measure and you should not consider it in isolation or as a substitute for profit/(loss) for the period as a profit measure or other analysis of our results as reported under IFRS.

        The following table shows the reconciliation of EBITDA to loss for the period for the periods presented.

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
	(Turkish Lira)
Loss for the period	(237,325,032)	(56,924,725)	(474,515,733)	(131,646,984)	(161,322,403)
Taxation on income	—	—	—	—	—
Financial income	(52,999,166)	(27,669,418)	(102,912,713)	(40,517,901)	(66,616,887)
Financial expenses	159,502,321	79,911,871	396,416,767	273,279,582	176,407,785
Depreciation and amortization	27,146,528	19,493,687	93,182,568	66,286,580	78,272,531

EBITDA	(103,675,349)	14,811,415	(87,829,111)	167,401,277	26,741,026

(3)
References to "Free Cash Flow" are to net cash provided by operating activities less capital expenditures plus proceeds from sale of property and equipment.

  Free Cash Flow is a supplemental non-IFRS financial measure that is not required by, or presented in accordance with, IFRS. We have included Free Cash Flow in this prospectus because it is an important indicator of our liquidity as it measures the amount of cash we generate/(use) and provides additional perspective on whether we have sufficient cash after funding our operations and capital expenditures. Accordingly, we believe that Free Cash Flow provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

  Free Cash Flow has limitations as a financial measure, and you should not consider it in isolation or as substitutes for net cash used in operating activities as a measure of our liquidity or other analysis of our results as reported under IFRS. There are limitations to using non-IFRS financial measures, including that other companies may calculate Free Cash Flow differently. Because of these limitations, you should consider Free Cash Flow alongside other financial performance measures, including net cash used in operating activities, capital expenditures and our other IFRS results.

        The following table shows the reconciliation of Free Cash Flow to net cash provided by operating activities for the periods presented.

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
			(Turkish Lira)
Net cash provided by/ (used in) operating activities	(122,479,244)	76,207,178	441,361,672	363,779,587	168,211,257
Capital expenditures(a)	(36,317,761)	(15,744,289)	(100,108,997)	(53,557,859)	(49,341,153)
Proceeds from the sale of property and equipment	11,379	4,337	160,374	217,898	124,185

Free Cash Flow	(158,785,626)	60,467,226	341,413,049	310,439,626	118,994,289

(a)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cash Flows—Capital Expenditures."
(4)
References to "Net Working Capital" are to current assets (excluding cash and cash equivalents) minus current liabilities (excluding current bank borrowings and current lease liabilities). Net Working Capital is presented as of December 31, 2018, 2019 and 2020 and March 31, 2021. Net Working Capital is a supplemental non-IFRS financial measure that is not required by, or presented in accordance with, IFRS. We have included Net Working Capital in this prospectus because it is used to measure the short-term liquidity of a business, and can also be used to obtain a general impression of the ability of company management to utilize assets in an efficient manner. Net Working Capital is critical since it is used to keep our business operating smoothly and meet all our financial obligations in the short-term. Accordingly, we believe that Net Working Capital provides useful information to investors in understanding and evaluating how we manage our short-term liabilities.

        The following table shows the reconciliation of Net Working Capital to current assets and current liabilities as of the dates indicated:

	As of March 31,	As of December 31,
	2021	2020	2019	2018
		(Turkish Lira)
Current assets	1,373,524,678	1,689,830,234	779,766,154	419,438,638
Cash and cash equivalents	(388,362,900)	(592,643,009)	(282,303,760)	(136,484,221)
Current liabilities	(2,622,167,850)	(2,656,144,175)	(1,206,804,621)	(892,023,067)
Bank borrowings, current	432,617,982	347,436,451	18,977,287	103,576,504
Lease liabilities, current	70,750,331	51,210,929	26,366,667	46,001,836

Net Working Capital	(1,133,637,759)	(1,160,309,570)	(663,998,273)	(459,490,310)

Key Operating Performance Indicators

        The table below sets forth our operational information which we believe is useful in understanding the performance of our business as of the dates and for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
GMV (TRY in billions)(1)	4.5	2.3	17.0	8.0	5.1
Marketplace GMV (TRY in billions)(2)	3.1	1.4	10.0	5.3	3.0
Share of Marketplace GMV (%)(3)	70	63	59	66	58
Gross Contribution (TRY)(4)	420,377,105	232,940,665	1,526,578,237	756,626,385	436,089,229
Gross Contribution Margin (%)(5)	9.3	10.1	9.0	9.4	8.5
EBITDA as a percentage of GMV (%)(6)	(2.3)	0.6	(0.5)	2.1	0.5
Number of orders (in millions)(7)	9.2	6.0	34.8	22.3	14.9
Active Customers (in millions)(8)	—	—	9.0	6.5	4.8

(1)
References to "GMV" are to gross merchandise value which refers to the total value of orders/products sold through our platform over a given period of time (including VAT without deducting returns and cancellations), including cargo income (shipping fees related to the products sold through our platform) and excluding other service revenues and transaction fees charged to our merchants. For a discussion of GMV and its use, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—GMV."

(2)
References to "Marketplace GMV" are to the total value of orders/products sold through our Marketplace over a given period of time (including VAT without deducting returns and cancellations), including cargo income (shipping fees related to the products sold through our platform) and excluding other service revenues and transaction fees charged to our merchants. For a discussion of GMV and its use, and the significance of measuring sales through our Marketplace as distinct from our Direct Sales, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—GMV."

(3)
References to "Share of Marketplace GMV" are to the portion of GMV sold through our Marketplace represented as a percentage of our total GMV. Share of Marketplace GMV is a metric used to understand the relative size of our Marketplace operations compared to our other operations, such as our Direct Sales. Accordingly, we believe that Share of Marketplace GMV provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

(4)
References to "Gross Contribution" are to revenues less cost of inventory sold. Gross Contribution is an indicator of our operational profitability as it reflects direct costs of products sold to our buyers. Accordingly, we believe that Gross Contribution provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table shows the calculation of Gross Contribution for the periods presented.

	For the three months ended March 31,		For the year ended December 31,
	2021	2020	2020	2019	2018
	(Turkish Lira)
Revenues(a)	1,385,835,317	836,638,395	6,375,726,545	2,603,735,368	1,955,312,749
Cost of inventory sold(b)	(965,458,212)	(603,697,730)	(4,849,148,308)	(1,847,108,983)	(1,519,223,520)

Gross Contribution	420,377,105	232,940,665	1,526,578,237	756,626,385	436,089,229

(a)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—Revenues."

(b)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—Operating Expenses."
(5)
References to "Gross Contribution Margin" are to Gross Contribution represented as a percentage of our GMV. Gross Contribution Margin is an indicator of our operational profitability as it reflects direct costs of products sold to our buyers for each Turkish Lira of GMV. Accordingly, we believe that Gross Contribution Margin provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

(6)
References to "EBITDA as a percentage of GMV" are to EBITDA represented as a percentage of our GMV. EBITDA as a percentage of GMV is a metric used as a measurement of our operating profit which allows us to assess how much operating cash is generated for each Turkish Lira of GMV earned. Accordingly, we believe that EBITDA as a percentage of GMV provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

(7)
References to "Number of orders" are to the number of orders we received through our online platform. Number of orders is a metric used to measure volume. Accordingly, we believe that Number of orders provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

(8)
References to "Active Customers" are to the users (both unregistered users and members) who purchased an item within the 12-month period preceding the relevant date, including returns and cancellations. Active Customers is a metric used to understand the size of our engaged customer base and an indicator of our value proposition to merchants. Accordingly, we believe that Active Customers provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto. This prospectus also contains forward-looking statements that involve risks and uncertainties. You should carefully review the "Cautionary Statements Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to Our Business and Industry

We have incurred significant losses in the past and are likely to continue to incur losses as we continue to invest in order to grow, and we may not achieve profitability going forward.

        We have historically incurred net losses, including net losses of TRY 161,322,403, TRY 131,646,984, TRY 474,515,733, TRY 56,924,725 and TRY 237,325,032 for the years ended December 31, 2018, 2019 and 2020 and three months ended March 31, 2020 and 2021, respectively, as we invested in the expansion of our core businesses. We will need to generate and sustain increased revenue levels to outpace growing operating and capital expenses in future periods to achieve profitability in our core businesses, and even if we do, we may not be able to maintain or increase profitability. We anticipate that we will continue to incur losses in the near term as a result of expected increases in our operating expenses and continued capital expenditures, including investments to expand fulfillment centers, logistics operations and our core businesses, as we continue to invest in our business in order to grow.

        We believe that our ability to generate future profits mainly depends on our strategy of attracting more customers to our platform, increasing the frequency of our customers on our platform, attracting more merchants to our platform, investing further into and leveraging logistics and technology as enablers, continued innovation and expansion of new services on the platform and opportunistic M&A. See "Business—Our Strategy." These, in turn, depend on our success in improving the customer and merchant experiences through expanded logistics and fulfillment capabilities, developing and improving our platform and offering new products and services that complement our existing offering and preserve and foster further network effects (see "Business—Our Strengths—Integrated Ecosystem with Powerful Network Effects"). These efforts may prove more expensive than we anticipate, particularly since many of our ongoing revenue generation initiatives remain unproven (for example, our seed investments in new complementary and value-added services, see "Business—Our Value Added Services"). As a result, any failure to adequately increase our revenue or manage the costs related to our expansion could prevent us from attaining or increasing profitability. Additionally, the introduction of new services in connection with our expansion, such as our HepsiExpress services, could result in an unexpected increase in costs or divert our senior management's attention, which could negatively impact our goal of achieving and maintaining profitability. As we expand our services to additional customers and merchants in various regions and add new categories of products, our offerings in these markets/categories may be less profitable than those in which we currently operate, which may not offset the costs required to expand into these markets and could impact our ability to achieve or sustain profitability. As a result of the preceding factors, in addition to various other factors that may arise, we may not be able to achieve, maintain or increase profitability in the near term or at all.

Our expansion into new products, services and markets subjects us to additional risks and we may not be able to manage our growth and expansion efficiently or effectively scale and adapt our existing infrastructure.

        Our growth strategy depends, in part, on our expansion into new product or service offerings, such as our new complementary and value-added services (see "Business—Our Value Added Services"). If we experience significant future growth, we may be required not only to make additional investments in our platform and workforce, but also to expand our fulfillment infrastructure and consumer support or expand our relationships with various partners and other third parties with whom we do business.

        Growth of our business may place significant demands on our management and key employees, as expansion will increase the complexity of our business and place a significant strain on our management, operations, technical systems, financial resources and internal control over financial reporting functions. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations. If our expansion in offerings outpaces our development of fulfillment infrastructure, our performance may be adversely affected, such as our on-time dispatch performance or average time from order to ready-for-dispatch. If we are unable to successfully manage future growth, consumer satisfaction and our reputation may be negatively and materially affected.

        As we expand our relationships with third-parties, such as third-party carriers for deliveries or national and local retailers that provide groceries, water, flowers or other goods for HepsiExpress sales, we may need to expend time and money to integrate such parties into our operations. The expansion of our business could exceed the capacities of our partners and other third parties willing to do business with us. For example, retail suppliers for HepsiExpress may not have sufficient supply to keep pace with our growth and alternative or additional retailers may not be available or willing to do business with us. If third-party partners cannot keep pace they may constrain our growth and our operations could be adversely and materially affected.

        Expansion of the new services we are offering, such as ticketing services through HepsiFly and our expected expansion of payment solutions through HepsiPay, and any future expansion into cross-border sales through HepsiGlobal, may result in increased or new exposure to regulatory scrutiny and compliance requirements. See "—We are subject to extensive laws and government regulations across our business, and changes to these laws or any actual or perceived failure by us to comply with such laws and regulations could materially and adversely affect our business."

We may fail to maintain or improve our technology infrastructure, which could materially and adversely affect our business, results of operation and financial condition.

        Our success depends, in part, on our ability to continue to innovate and provide a platform for products and services that is attractive to existing or new customers, and in turn attracts merchants and suppliers to our customer base. We are constantly upgrading our technology to provide improved performance, increased scale and better integration among our core businesses and complementary value-added services (see "Business—Our Value Added Services"). Adopting new technologies, upgrading our website and mobile app infrastructure and maintaining and improving our technology infrastructure require significant investments of time and resources, including adding new hardware, updating software and recruiting and training new engineering personnel. Adverse consequences for the failure to do so may include unanticipated system disruptions, security breaches, computer virus attacks, slower response times, impaired quality of experiences for our users and delays in reporting accurate operating and financial information. In addition, many of the software and interfaces we use are internally developed and proprietary technology. If we experience problems with the functionality and effectiveness of our software or platforms, or are unable to maintain and constantly improve our technology infrastructure to handle our business needs and ensure a consistent and acceptable level of service for our customers and merchants, our business, financial condition, and results of operation, as well as our reputation, could be materially and adversely affected.

If we fail to maintain and enhance our brand or network effects from our established Marketplace, our business, results of operations and financial condition may be materially and adversely affected.

        We believe that our "Hepsiburada" brand is fundamentally important to the success of our business and that our brand, as well as the interaction between our customer and merchant value propositions, create significant network effects. Failure to maintain and enhance our brand or the network effects that have contributed to our past growth may materially and adversely affect our business, results of operations and financial condition.

        We invest in brand building, marketing and in expanding our offering of value-added services with the aim of attracting new and retaining existing customers and merchants and increasing their level of engagement. From this, we hope to benefit from network effects whereby our larger consumer base attracts more merchants and our broader spectrum of products and services offered by merchants attracts more customers. Over the long-term, our brand development or the benefits to our customer and merchant value propositions may not achieve the promotional benefits or network effects that we expect. Benefits may not outpace expenses. For example our brand awareness may not outpace marketing and brand building expenses. In addition, our competitors may increase the intensity of their own marketing campaigns or value-added services, which may force us to increase our spending to maintain our brand awareness and competitive advantages.

        The extent to which we are able to maintain or strengthen these network effects depends on our ability to execute a number of challenging tasks. See "If we fail to attract new and retain current customers or grow or maintain the level of their engagement, our business, financial condition, prospects and results of operations could be materially and adversely affected." Any failure to meet such challenges may lead to an increased risk of disruptions to our customer base or merchant base and our customer and merchant value propositions, which could adversely affect our profitability, and could have a material adverse effect on our business, financial condition and results of operations. In addition, any changes we make to enhance and improve our platform to meet the needs and interests of certain users or merchants or other third-parties may have a negative impact upon others. If we fail to balance the interests of all users and merchants, users may stop visiting our website and using our mobile app and customers may conduct fewer transactions or use alternative e-commerce services, any of which could have a material adverse effect on our business, financial condition and results of operations.

        In the event that our brand is subject to persistent and material negative publicity, complaints from customers, or exposure as a result of our own actions or as a result of events outside of our control, such as our inability to attract users and merchants, to protect private information of our users and merchants against security breaches, any undetected errors, defects or bugs in software underlying our products and services, or disruption in our IT systems, we may have difficulty in retaining our existing users or merchants or attracting new users or merchants. If such negative publicity about us arises or if users or consumers otherwise perceive that content on our online platform is no longer reliable, our reputation, the value of our brand and our user traffic could decline. If our brand is harmed or we are forced to increase our marketing expenses, our business, prospects, financial condition and results of operations could be materially and adversely affected.

        To maintain good customer relations, we need prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense and investment in developing programs and technology infrastructure to help customer service representatives carry out their functions. These expenses, if not managed properly, could significantly impact our profitability. Failure to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers' confidence.

        In addition, from time to time in the past we have executed, and may in future execute, advertisement contracts with celebrities to promote our sites and brands in marketing campaigns. Harm to those celebrities' reputations, even if not associated with our sites and brands, could also harm our brand image and result in a material decrease in our net sales, which could have a material adverse effect on our business, results of operations and financial condition.

We operate in a highly competitive market, and in the future we may not be able to compete effectively.

        The markets for our products and services are competitive and rapidly evolving. The successful execution of our strategy depends on our ability to continuously attract and retain merchants and customers, expand the market for our products and services, continue technological innovation and offer new capabilities to such users. We have many competitors not only among other e-commerce companies, but also omni-channel players who are primarily offline retailers and a large and fragmented group of other offline retailers. We compete with these current and potential competitors for customers, merchants and suppliers. From time to time, our customers may decide not to continue purchasing products on our platform for various reasons, including choosing to shop in offline retail stores once more. Our merchants may also decide to switch to our competitors' services. Some of our existing or potential competitors may have greater resources to develop stronger capabilities and expertise in management, technology, finance, product development, sales, marketing and other areas. Further, the internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller or lesser known businesses, including businesses from outside of Turkey, to compete against us.

        As a result of these various types of current and potential competitors, we may not be able to maintain our leading position or level of traffic on our online platform, we may fail to retain or may lose our current market position, we may fail to continue to attract new and retain our existing customers and merchants, and we may be required to increase our spending or maintain lower prices, which could materially and adversely affect our business, prospects, financial condition and results of operations.

Failed deliveries, excessive returns and other logistics issues may adversely affect our business, results of operation and financial condition.

        We offer customers a selection of delivery options, including delivery by courier or collection from our offline network of pick-up and drop-off (PUDO) points. If a delivery fails to reach the customer, we may continue bearing the inventory costs or be required to engage with the merchant for the return of the undelivered product. Even if the product is successfully delivered to the customer and delivery is verified, we and our merchants are required either by local regulations or by our operating standards, in most cases, to allow customers to return undamaged products within a certain period of time after delivery, depending on the product. We also face the risk that inventory might be misappropriated or packages mishandled, and we may struggle to verify delivery if the packages are delivered without obtaining customer signatures or otherwise duly identifying the customer. When products are delivered without verification, we may be required to deliver a duplicate product.

        A significant increase in failed deliveries, excessive or mistaken returns or other logistics issues may force us to allocate additional resources to mitigating these issues and may adversely affect our business, prospects, financial condition and results of operations.

If we fail to attract new and retain current customers or grow or maintain the level of their engagement, our business, financial condition, prospects and results of operations could be materially and adversely affected.

        The size and engagement of our Active Customer base, including purchase frequency and customer loyalty, are critical to our success. A significant portion of our value proposition to merchants is their ability to access our 33 million members. Our business and financial performance have been and will continue to be significantly determined by our success in adding, retaining, and engaging Active Customers. We continue to invest significant resources to grow our Active Customers base and increase engagement, whether through innovation, providing new or improved goods or services, marketing efforts or other means. While our customer base has expanded significantly since 2016, our customer base and engagement levels may fail to continue to grow at satisfactory rates, or at all, or may decline. Our user base growth and engagement could be adversely affected if, among other things:

  •
  we are unable to maintain the quality of our existing products and services;

  •
  we are unsuccessful in innovating or introducing new products and services;

  •
  we fail to adapt to changes in user preferences, market trends or advancements in technology;

  •
  technical or other problems prevent us from delivering our products or services in a timely and reliable manner or otherwise affect the user experience;

  •
  there are user concerns related to privacy, safety, security or reputational factors;

  •
  there are adverse changes to our platform that are mandated by, or that we elect to make in response to, legislation, regulation, or litigation, including settlements or consent decrees;

  •
  we fail to maintain the brand image of our platform or our reputation is damaged; or

  •
  there are unexpected changes to the demographic trends or economic development of the markets in which we operate.

        Our efforts to avoid or address any of these events could require us to make substantial expenditures to modify or adapt our services or platform. If we fail to retain or grow our Active Customers base, or if customers, merchants or suppliers reduce their engagement with our platform, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We may need to raise additional funds to finance our future capital needs including investing in growth and technology, which may dilute the value of the outstanding ADSs or prevent us from growing our business.

        Our growth strategy and technological infrastructure require significant and continuous investment. We may need to raise additional funds to finance our existing and future capital needs, including developing new services and technologies and ongoing operating expenses, such as our efforts to launch and develop new initiatives such as HepsiAd, outbound HepsiGlobal and HepsiPay, and expansion of our existing services which will require significant increases in shipping and packaging costs, advertising costs and general and administrative costs. If we raise additional funds through the sale of equity securities, these transactions may dilute the value of the outstanding ADSs. We may also decide to issue securities, including debt securities that have rights, preferences and privileges senior to the ADSs. Any debt financing would increase our level of indebtedness and could negatively and materially affect our liquidity and restrict our operations, including increasing our vulnerability to general economic and industry conditions, limit our ability to plan and react to changes in our business and industry and place us at a disadvantage compared to competitors that have less indebtedness. We also can provide no assurance that the funds we raise will be sufficient to finance our indebtedness.

        To date, our principal sources of liquidity have been equity injections from our shareholders and cash flows from operations and we have entered into short-term financing arrangements with several major Turkish banks (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Borrowings", "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Business—Supplier and Merchant Financing"). Any breach of our financing arrangements or the inability to service our debt through internally generated cash flow or other sources of liquidity would lead to default, which could have a material adverse effect on our business, results of operations and financial condition.

Changes in our share ownership, including a change of control of our shares, could result in our inability to draw loans or cause acceleration or events of default under our indebtedness.

        The terms and conditions of substantially all of our credit facility arrangements with Turkish banks (under which we had outstanding loans of TRY 347.4 million and TRY 432.6 million as of December 31, 2020 and March 31, 2021, respectively), including loans under our supplier and merchant financing where the Company is the borrower (see "Business—Supplier and Merchant Financing") and loans under our short-term financing arrangements with several major Turkish banks (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Borrowings"), include clauses relating to the control or ownership of our issued ordinary shares. Under the terms of such credit facility arrangements, the exact terms of which vary, a transfer of our shares or change in our issued share capital structure, including as the result of this initial public offering, provide our lenders with the right to accelerate the outstanding debt facilities and may result in events of default that provide our lenders the right to terminate our arrangements. The terms of some of these credit facility arrangements with Turkish banks and the arrangement relating to the loans under our supplier and merchant financing, where the Company is the borrower, also include our undertaking not to distribute dividends during the duration of the agreement, or not to do it in a manner to negatively impact our debt ratios such as debt to equity.

        Although, based on our discussions with certain of those banks and their prior practice, our management does not believe it likely that the banks would exercise their rights to acceleration or termination under such clauses or otherwise limit the Company's ability to distribute dividends, the changes in our shareholding structure as a result of the initial public offering or future share sales in the Company or future distribution of dividends may result in the termination of our general loan agreements or acceleration of our outstanding debt thereunder. If any of the banks were to terminate a loan agreement or accelerate the debt outstanding thereunder, management believes that we have adequate credit lines under our other loan agreements and that the liquidity position of the Company would not require additional financing. However, if one or more of such banks terminate their agreements, or if all of such banks were to terminate their agreements, our access to debt financing may be limited, which would have a material impact on our ability to fund our business.

A significant disruption in internet access, telecommunications networks or our IT platform may cause slow response times or otherwise impair our customers' experience, which may in turn reduce traffic to our mobile apps and websites and significantly harm our business, financial condition and results of operations.

        Our e-commerce business is critically dependent on the performance and reliability of Turkey's internet infrastructure, accessibility of bandwidth and servers to our service providers' networks and the continuing performance, reliability and availability of our platform.

        We are heavily reliant on Turkey's internet infrastructure to operate our business. As our data centers and all of our backup centers, along with our headquarters, are located on the European and Asian sides of the city of Istanbul, our operations may also be negatively impacted by disruptions to the power grid, natural disasters, such as fires, floods, earthquakes, telecommunication failures, sabotage, vandalism, terrorist attacks, extreme weather or other events affecting the region. Similarly, if there were any system outages due to any internet delays, disruptions, natural disasters or any other issues with the infrastructure in Turkey more generally, this would have a material adverse impact on our business and results of operations depending on the length and severity of the issue.

        We may experience slow response times or system failures due to a failure of our information storage, retrieval, processing and management capabilities, human errors or capacity constraints. Slow response times or system failures may make our platform less attractive to merchants or customers. If we experience technical problems in delivering our services over the internet, we could experience reduced demand for our services and lower revenue. Also, if too many customers access our sites within a short period of time due to increased holiday demand, such as during our seasonal sales, or any other reason, we have in the past experienced system interruptions that make our platform unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. We cannot assure you that such events will not occur and while we have backup systems and contingency plans for certain aspects of our operations and business processes, our planning may not account for all possible scenarios.

        Significant disruptions in internet access or in the internet generally mentioned above could significantly harm our business, prospects, financial condition and results of operations.

We may experience significant fluctuations in our results of operations and growth rate.

        We have grown significantly in recent years, and we intend to continue to expand the scope and geographic reach of the services we provide. Revenue growth may slow down or decline for any number of reasons, including our inability to attract or retain merchants and customers, decreased customer frequency and spending, increased competition, slowing overall growth of the e-commerce market, the emergence of alternative business models, changes in government policies and general economic conditions. We may also lose customers and merchants for other reasons, such as a failure to deliver satisfactory customer or transaction experience or high-quality services. If we are unable to properly and prudently manage our operations as they continue to grow, or if the quality of our services deteriorates due to mismanagement, our brand name and reputation could be significantly harmed, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

        In addition, a disproportionate amount of sales on our platform historically took place during our fourth quarter, and we expect this to continue. As a result of peak seasonal sales, as of December 31 of each year, our cash and cash equivalents balances typically reach an elevated level (other than as a result of cash flows provided by or used in investing and financing activities). This operating cycle results in a corresponding increase in accounts payable, combined with a decrease in inventories, as of December 31. Our accounts payable balance generally declines during the first month of each year, resulting in a corresponding decline in our cash and cash equivalents balances. We typical experience our lowest sales during the months of July and August due to decreased frequency and traffic on our platform during the summer vacation months.

        Our results of operations and cash flows may fluctuate significantly as a result of a variety of factors, including those described above. As a result, historical period-to-period comparisons of our results of operations and cash flows are not necessarily indicative of future period-to-period results of operations or cash flows. You should not rely on the results of a single fiscal quarter as an indication of our annual results of operations, cash flows or future performance.

The COVID-19 pandemic has affected and may continue to negatively affect certain of our business activities and results. Any future occurrence of natural disasters, epidemics, pandemics or other outbreaks, or other catastrophic events could also materially and adversely affect our business, results of operations or financial condition.

        The World Health Organization characterized COVID-19 as a pandemic in March 2020. As of the date hereof, COVID-19 has spread widely around the world and new variants of the virus have emerged, resulting in the implementation of significant governmental measures in Turkey and globally, including lockdowns of manufacturing and logistics facilities, closures of businesses and offices, quarantines of individuals, and travel bans. Although COVID-19 has generally resulted in a major increase in demand for e-commerce services in Turkey, there are a number of risks which have ensued from operating our businesses during the pandemic.

        The virus and the measures to contain its spread have resulted in business and manufacturing disruptions in our markets, impacted the business activities of e-commerce merchants, and other ecosystem participants (such as logistics networks and payment channels in the affected markets) and disrupted the global supply chain. Some of our merchants and partners have reduced or suspended, or may in the future reduce or suspend, their selling activities due to operational constraints or global supply chain disruptions. The scaling and ramp-up of HepsiFly may be slower than expected due to the impact of border and travel restrictions and consequences for the airline industry.

        Furthermore, COVID-19's impact on global and local economies may also adversely impact consumer discretionary spending, which may cause our customer demand to decline if the situation continues to worsen. As we roll out relief measures to assist the recovery of certain affected merchants and other ecosystem participants, including, among other things, waiver or reduction of certain transaction-related charges, these measures may have a materially negative impact on our financial results. In addition, we have taken numerous precautionary measures to ensure the wellbeing of our employees and communities (see "Business—Recent Developments") that may result in lower operational efficiency, higher operating costs, and a slowdown in certain of our business activities. Measures taken across our business operations to address health and safety may not always be sufficient to prevent the spread of COVID-19. Our operations could be disrupted if any of our employees or employees of our suppliers or merchants are suspected of contracting COVID-19, as this could require us or our suppliers or merchants to quarantine some or all of these employees and implement disinfection measures to the facilities and premises used for our operations. Relevant authorities could also order a complete suspension or closure of business generally, including our operations, as the pandemic further develops.

        The above developments have materially affected, and may continue to materially and negatively affect, certain of our business activities and results. As the COVID-19 situation remains fluid and continues to rapidly evolve, the ultimate impact of COVID-19 on our business, financial condition and results of operations cannot be reasonably estimated at this time. We will continue to monitor the situation and the effects on our business and operations closely. The extent of the impact of COVID-19 on our operational and financial performance will depend on many factors, including the duration and spread of the pandemic and actions taken by authorities and other parties in our ecosystem, as well as the overall size and duration of the impact on the economies of the markets in which we operate. If the pandemic continues to worsen, and measures put in place to curb its spread and to stabilize the economy are not effective, or if we are ordered by any authorities to suspend or close our material operations, there could be a material adverse impact on our business, results of operations and financial condition.

        COVID-19 and the measures taken to limit its spread have impacted consumer behavior, including e-commerce shopping trends. During the COVID-19 pandemic, increased numbers of consumers in the Turkish market have shifted to e-commerce as a result of social distancing and other government restrictions, which resulted in the growth for demand for our products and services. However, customers may shift back towards offline retailers as social distancing and government restrictions ease, as a result of which we may experience slower than expected growth. Moreover, as the full impact of the COVID-19 pandemic continues to evolve, it is uncertain what effect the pandemic will have on consumer behavior and the demand for various goods and services may evolve. For instance, e-commerce orders for groceries and other essential products have increased significantly during the pandemic, and the risk that this trend reverses or otherwise alters in the future cannot be excluded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Financial Condition and Results of Operations—COVID-19 Impact." We may not be able to keep pace with shifting trends as they respond to unpredictable changes in the evolution of the pandemic and the measures taken to reduce the spread of the virus.

        Similarly, our business, financial condition and results of operations could be adversely affected by severe weather conditions, natural disasters, geopolitical events, wars, terrorist attacks, the occurrence or re-occurrence of other outbreaks of widespread health epidemics or pandemics, and other similar catastrophic events. The occurrence of a disaster or similar event could materially disrupt our business and operations, adversely affect our markets or the economy generally, or adversely affect our employees, third-party service providers, business partners or a significant portion of our users. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our net sales could be materially reduced to the extent that a natural disaster, health epidemic or other major event harms the economy of the countries where we operate. Our operations could also be severely disrupted if our customers, merchants or other participants were affected by such natural disasters, health epidemics or other major events.

Undetected software errors and hacking may cause delays or interruptions on our systems and may reduce the use of our services and damage our brand reputation.

        Our online systems, including our websites, mobile apps and our other software applications, products and systems, could contain undetected errors, or "bugs," that could adversely affect their performance. While we regularly update and enhance our websites and IT platform and introduce new versions of our mobile apps, the occurrence of errors in any such updates or enhancements may cause disruptions in the provision of our services and may, as a result, cause us to lose market share, and our reputation and brand, business, prospects, financial condition and results of operations could be materially and adversely affected.

        In addition, computer viruses and cyber security breaches may in the future cause delays or other service interruptions on our systems. We may also be subject to cybersecurity threats or attempts by malicious actors who seek to gain unauthorized access to our information or systems or to cause intentional malfunctions, loss or corruption of data or leakages of our customers' and merchants' sensitive or personal data. While we employ various antivirus and computer protection software in our operations, we cannot provide any assurance that such protections will successfully prevent all cybersecurity incidents (whether through the use of "denial of service" attacks or otherwise) or the transmission of any computer viruses which, if not prevented, could significantly damage our software systems and databases, cause disruptions to our business activities (including to our e-mail, short message service ("SMS"), push and other communications systems), result in security breaches or inadvertent disclosure of confidential, sensitive or personal information and hinder access to our platform.

        We use artificial intelligence solutions to inform our Direct Sales pricing and in the future our prices for Direct Sales may be informed in real-time by machine learning algorithms, any of which may, as the result of a bug or other error, result in unforeseen or disadvantageous pricing for our goods.

        We may incur significant costs to protect our systems and equipment against the threat of, and to repair any damage caused by, computer viruses, hacking or other cybersecurity incidents. These costs, which could be material, could adversely impact our results of operations in the period in which they are incurred and may not meaningfully limit the success of future attempts to breach our information technology systems. Moreover, if a computer virus or other compromise of our systems becomes publicized, or if we are perceived to have failed to respond to security breaches of our systems or networks, our business, reputation and brand could be materially damaged, resulting in a decrease in the use of our products and services. Such failure to properly respond to cybersecurity incidents could also result in private consumer, business partner, or securities litigation and governmental investigations and proceedings, any of which could result in our exposure to material civil or criminal liability, and may adversely affect our business, financial condition and results of operations.

Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our users that we failed to comply with privacy laws or properly address privacy concerns could harm our business and reputation with customers, merchants and suppliers.

        We collect, store, process, transmit and use certain personal information and other user data in our business. A significant risk associated with e-commerce and communications is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may adversely affect our business and results of operations. We must ensure that any processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible complies with relevant data protection and privacy laws, including Turkish data protection and privacy laws as well as other data protection and privacy laws, such as the European Union General Data Protection Regulation ("GDPR"), particularly due to the launch and development of cross-border sales through HepsiGlobal. The protection of our user, employee and company data is critical to us. Currently, a number of our users authorize us to bill their credit card accounts directly. We rely on commercially available systems, software, tools and monitoring to provide encryption, secure processing, transmission and storage of confidential customer information, such as credit card and other personal information. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our merchants, could damage our reputation, expose us to litigation risk and liability, subject us to negative publicity, disrupt our operations and harm our business. We cannot assure you that our security measures will prevent security breaches or that failure to prevent them will not have a material adverse effect on our business. Further, we do not carry and we do not require our vendors to carry cybersecurity insurance to compensate for any losses that may result from any breach of security. Therefore, our results of operations or financial condition may be materially adversely affected if our existing general liability policies did not cover a security breach.

We are subject to payments-related risks.

        We accept payments using a variety of methods, including credit and debit cards, money transfers, and we expect to launch HepsiPay to facilitate payments. For certain payment methods, including credit and debit cards, we pay bank interchange and other fees. These fees may increase over time, which would increase our operating costs and adversely affect our results of operations. We use third parties to provide payment processing services, including the processing of credit and debit cards. Our business may be disrupted for an extended period of time if any of these companies becomes unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and/or lose our ability to accept credit and debit card payments from customers and merchants or facilitate other types of online payments, and our business could be harmed. Moreover, although the payment gateways we use are contractually obligated to indemnify us with respect to liability arising from fraudulent payment transactions, if such fraudulent transactions are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. If any of these events were to occur, our business, financial condition, and results of operations could be adversely affected.

        We, like our platforms, are susceptible to potentially illegal or improper uses, including, fraudulent and illicit sales on the payment methods accepted by us and bank fraud. In addition, our services could be subject to unauthorized credit card use, identity theft, employee fraud or other internal security breaches. We may incur significant costs to protect against the threat of information security breaches or to respond to or alleviate problems caused by any breaches. Laws may require notification to regulators, users or employees and we may be required to reimburse customers, merchants or credit card companies for any funds stolen as a result of any breaches or to provide credit monitoring or identity theft protection in the event of a privacy breach. These requirements, as well as any additional restrictions that may be imposed by credit card companies, could raise our costs significantly and reduce our attractiveness. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive they could result in us losing the right to accept credit cards for payment. If we are unable to accept credit cards, our business will be adversely affected given that credit cards are the most widely used method for our customers to pay for the products we sell.

We may suffer losses relating to the products we sell through our Direct Sales business.

        In connection with our Direct Sales and certain value-added services, we purchase products from manufacturers and third parties and subsequently sell such products on our platform. This subjects us to risks relating to managing our inventory turnover. We depend on our forecasts of demand and popularity for a variety of products to make decisions regarding product purchases. Our customers may not order products at the levels expected by us due to our failure to forecast accurately, unfavorable market conditions or changes in consumer trends. In addition, if the supply of products from manufacturers and third parties deteriorates, we may be unable to obtain the products that customers want to purchase. Manufacturers and third parties may discontinue selling products due to factors that may or may not be within our control. Our inability to secure timely and sufficient supplies of products would negatively affect inventory levels and may have an adverse effect on our financial performance and reputation.

We rely on many service providers in our business, and the nonperformance or loss of a significant third-party provider through bankruptcy, consolidation, or otherwise, could adversely affect our operations.

        We are party to agreements with third-party companies in various aspects of our business model, including the lessors of our fulfillment centers and various logistics providers and IT and data center service providers (domestically and from outside of Turkey). For example, if we are unable to maintain or renew leases, or lease other suitable premises on acceptable terms, or if our existing leases are terminated for any reason (including in connection with a lessor's loss of its ownership rights to such premises), or if a lease's terms (including rental charges) are revised to our detriment, such matters could have a material adverse effect on our business, financial condition and results of operations.

        If these third parties do not comply with applicable legal or administrative requirements, were to default on their obligations, or if we lose a significant provider through bankruptcy, consolidation or otherwise, we may be subject to litigation with these third-party providers, fail to renew the respective agreements on commercially acceptable terms and, therefore, face the need of switching to new third-

party providers, who may provide services to us at higher prices. While we have backup systems and contingency plans for certain aspects of our operations and business processes (see "Business—Technology—Technology Infrastructure") and we have capacity to scale our fulfillment centers when extra capacity is required (see "Business—Logistics Infrastructure—Fulfillment Center Network"), our planning may not account for all possible scenarios and we may have limited access to alternative sites for our fulfillment operations, logistics services, IT and data center services, or other services and may not be able to timely replace these third parties, or find a replacement on a cost-efficient basis, in the event of disruptions, failures to provide services or other issues with them that may adversely affect our business. Any of these consequences could have a material adverse effect on our business financial condition and results of operations.

We operate platforms that include third parties over whose actions we have no control.

        Our e-commerce services business, other than our Direct Sales, requires the participation of third parties such as merchants who own the content and services offered through our Marketplace. We cannot control the actions of these third parties and if they do not perform their functions to our satisfaction or the satisfaction of our users, it may damage the reputation of our platform. Our e-commerce business relies upon merchants to provide and post their products on our platform, and we cannot be certain that the products that they sell will all be legitimate, of a sufficiently high quality or that they will accurately represent the products in their postings. Though we take efforts to conduct security and know-your-customer procedures with respect to our merchants and carefully screen the listings placed by our merchants periodically and upon receipt of complaints (see "Business—Marketplace—Merchants"), we cannot be certain that we will detect every improper third-party action before it reaches our users. Further, while we have no liability for the content provided by third parties or illegal or unlawful activity related to goods or services provided by such third parties on our website as a "hosting service provider" and "intermediary service provider" under Article 5 of the Law on Internet Crimes and the E-Commerce Law (as each is defined under "Business—Regulatory Overview"), respectively, we may nevertheless face compensation claims, administrative fines or even criminal complaints under Turkish laws for content related to counterfeit products, content blocked or prohibited in Turkey or content infringing trademarks or other intellectual property rights if we receive a notification of the unlawful or illegal content and do not take any action (including removing the unlawful content). While we have agreements with each of our merchants that obligate them to carry out their respective businesses in a professional manner and while we are not liable under Turkish law for such merchants' content, except in the circumstances described above, any legal protections we might have could be insufficient to compensate us for our losses and would not be able to repair the damage to our reputation.

We may pursue strategic acquisitions, which could result in operational challenges, and the failure of an acquisition or investment to produce the anticipated results or the inability to fully integrate an acquired company could have an adverse impact on our business, results of operation and financial condition.

        Historically, we have generally grown organically. We have historically invested in software and technological development, including the acquisition of software licences and rights as well as certain vertical e-commerce websites, but as of the date of this prospectus we have not made any material acquisitions. However, we may decide to enter into strategic partnerships or to acquire complementary businesses or technologies in order to expand our operations, products and services and to adjust our business portfolio in response to changing market conditions. The success of acquisitions or investments is based on our ability to make accurate assumptions regarding the valuation of these operations, growth potential, integration and other factors related to the respective businesses. We cannot assure you that our acquisitions or investments will produce the results that we expect at the time we enter into or complete a given transaction. Such acquisitions and investments can be time-consuming and costly, could create unforeseen operational challenges and expenditures or may not meet our expectations. Furthermore, we may not be able to successfully integrate operations that we acquire, including their personnel, financial systems, distribution or operating procedures. If we fail to successfully integrate acquisitions, our business results of operation and financial condition could suffer. In addition, the integration of any acquired business and their financial results may adversely affect our business, operating results and financial condition.

We may use open source code in a manner that could be harmful to our business.

        We use open source code, which is subject to licensing, in connection with our technology and services. Original developers of open source code do not provide warranties for the use of their source code. The use of such open source code may ultimately require us to replace certain code used in our platform, pay a royalty to use certain open source code, disclose and freely license all or a portion of our proprietary software code, or discontinue certain aspects of our platform. As a result, the use of open source code could have a material adverse effect on our business financial condition and results of operations.

Our operating metrics and competitive information, both internally calculated and provided by third parties and included in this prospectus, may be calculated differently from the metrics or competitive information published by our competitors or other third parties in our industry and any perceived inaccuracies or inadequate cross-company comparisons may harm our reputation.

        Most of our operating metrics included in this prospectus and which we regularly communicate to the market are calculated by us internally. We also provide industry, market and competitive information (including market share data) in this prospectus based on studies and reports of third parties (see "Market and Industry Data").

        Our methods of calculating operating metrics such as Active Customers, number of orders and GMV and those of third parties in calculating industry, market and competitive information (including market share data) may differ from estimates published by third parties or from similarly titled metrics published by our competitors or other parties due to differences in methodology. For instance, we calculate GMV as the total value of orders/products sold through our platform over a given period of time (including VAT without deducting returns and cancellations), including cargo income (shipping fees related to the products sold through our platform) and excluding other service revenues and transaction fees charged to our merchants. Other companies or third parties may calculate GMV differently, for instance, by excluding returns and cancellations, VAT or cargo income, or including other service revenues. They may also calculate Active Customers or the number of orders differently based on differences in the technology used or technical methods used to record such metrics. We believe our calculation of GMV, as well as other metrics and third party information, in this prospectus provides investors with a useful tool to understand the value of transactions processed through our platforms. However, if customers, merchants or investors do not perceive our operating metrics or the information on our industry, market and competitive information (including market share data) included in this prospectus to be accurate our reputation could be materially and adversely affected.

        For further information on our operating metrics, their calculation and assumptions relating thereto, see "Presentation of Financial and Other Information—Key Operating Performance Indicators" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Indicators of Operating and Financial Performance"

We may not be able to, or may choose not to, insure against all risks we face and may incur losses not covered by insurance, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

        We rely on insurance coverage to insure against damage and loss to our IT infrastructure and operational assets, including the server hardware, fulfillment centers, network, and storage devices and back-up facilities in our data centers. We maintain insurance coverage for our employees, executives and investment properties. We expect to continue to maintain our existing insurance coverage and to purchase any additional insurance coverage as necessary for our operations, including social security and health insurance coverage for our employees and executive officers and management liability insurance for our directors and executive officers. However, we cannot assure you that our insurance coverage provides us with sufficient coverage for all losses, events or incidents. We also may choose not to insure against all risks we face. Therefore, should an uninsured loss or a loss in excess of our insured limits occur, we would lose the capital invested in, and the anticipated revenue from, the affected assets, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We depend upon our Founder and chairwoman, our senior management, our IT specialists and other talented employees to grow, operate and improve our business; if we fail to retain our Founder as a result of ongoing litigation or if we fail to attract, retain and motivate key personnel, our business could be adversely affected.

        We depend upon the continued services and performance of our senior management team and other key personnel, many of whom have a level of experience and local knowledge that would be difficult to replicate. The unexpected departure of any of them from the Company could have a material adverse effect on our business, financial condition and results of operations, and there can be no assurance that we will be able to attract or retain suitable replacements for such personnel in a timely manner or at all.

        We benefit from the input of our Founder. As discussed in "Management—Legal Proceedings Relating to Senior Management," our Founder formerly served on the board of directors of Petrol Ofisi A.Ş., a major Turkish fuel company. In 2016, she was one of 47 executives subject to an indictment alleging that illegal activity was committed by Petrol Ofisi between 2004 and 2007. As of the date of this prospectus, the criminal proceeding stemming from the 2016 indictment has not progressed beyond the initial stage. In the event of an adverse outcome to this legal proceeding, our Founder could be required to step down from her position as a board member of any company, including Hepsiburada, which could have an adverse impact on our business. Further, although this lawsuit has been in the public domain over the past five years and has received considerable publicity, any negative public opinion relating to the allegations forming the basis of the proceeding, regardless of the legal outcome, may affect our brand and reputation and therefore may have an adverse impact on our business in the future. As of the date of this prospectus, we have not experienced any negative impact from these standing allegations. For more information, see "Management—Board of Directors—Legal Proceedings."

        Our success and growth strategy also depend on our continued ability to identify, hire, develop, motivate and retain talented employees. Our ability to execute and manage our operations efficiently is dependent upon contributions from all of our employees. Competition for senior management and key IT personnel is intense, and the pool of qualified candidates is relatively limited.

        From time to time, some of our key personnel may choose to leave our company for various reasons, including personal career development plans or alternative compensation packages. An inability to retain the services of our key personnel or properly manage the working relationship among our management and employees may expose us to legal or administrative action or adverse publicity, which could adversely affect our reputation, business, prospects, financial condition and results of operations. For example, other leading technology platforms also operate in Turkey and compete directly with us for the same talent pool, which has a limited number of skilled IT or other professionals.

        Training new employees with no prior relevant experience could be time consuming and require a significant amount of resources. We may also need to increase the compensation we pay to our employees from time to time in order to retain them. If competition in our industry intensifies, it may be increasingly difficult for us to hire, motivate and retain highly skilled personnel due to significant market demand. If we fail to attract additional highly skilled personnel or retain or motivate our existing personnel, we may be unable to pursue growth, and our business, financial condition and results of operations could be materially and adversely affected.

        An inability to retain and replace existing personnel or to attract new personnel could have a material adverse effect on our business, financial condition and results of operations.

Employee misconduct is difficult to determine and detect and could harm our reputation and business.

        We face a risk that may arise out of our employees' lack of knowledge or willful, negligent or involuntary violations of laws, rules and regulations or other misconduct. Misconduct by employees could involve, among other things, the improper use or disclosure of confidential information (including trade secrets and personal information), embezzlement or fraud, any of which could result in regulatory sanctions or fines imposed on us, as well as cause us serious reputational or financial harm. We have experienced fraudulent misconduct by employees in the past, which to date has not caused any material harm to our business. However, any such further misconduct in the future may result in unknown and unmanaged risks and losses. We have internal audit, security and other procedures in place that are designed to monitor our employees' conduct. However, despite these controls and procedures, there can be no assurance that we will discover employee misconduct in a timely and effective manner, if at all. It is not always possible to guard against employee misconduct and ensure full compliance with our risk management and information policies. The direct and indirect costs of employee misconduct can be substantial, and our business, financial condition and results of operations could be materially and adversely affected.

We face uncertainties relating to the growth and profitability of the e-commerce industry in our region and we may face challenges and uncertainties in implementing our e-commerce strategy

        Our future sales depend substantially on consumers' widespread acceptance and use of e-commerce. While e-commerce has existed in our region for decades, only recently have certain regional e-commerce companies become sizeable. Our future results of operations will depend on numerous factors affecting the development of the e-commerce retail industry in our region, which may be beyond our control. These factors include:

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  the growth rate of internet, broadband, personal computer, and smartphone penetration and usage in our region;

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  the trust and confidence level of e-commerce consumers, as well as changes in customer demographics and consumer tastes and preferences;

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  the selection, pricing and popularity of products that online merchants offer;

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  whether alternative retail channels or business models that better address the needs of consumers emerge; and

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  the development of logistics, payment and other ancillary services associated with e-commerce.

Our business would be adversely affected if last mile delivery service carriers were classified as employees instead of independent contractors and we may incur significant additional expenses if the employees of subcontractors carrying out delivery services are considered our employees.

        For our HepsiJet operations, we (i) retain the services of self-employed last mile delivery service carriers and (ii) subcontract last mile delivery services from third party service providers.

        The classification of self-employed last mile delivery service carriers as independent contractors has been challenged in courts and by government agencies in various non-Turkish jurisdictions. However, as of the date of this prospectus, there are no threatened or pending legal proceedings involving the Group alleging last mile delivery service carriers should be classified as employees rather than as independent contractors. We believe that our carriers are independent contractors, as they decide for themselves how best to perform their services and they provide a vehicle to perform the delivery services, and they are under no exclusive commitment to us other than not providing delivery services to our competitors. We also subcontract last mile delivery services from third-party service providers, and such providers may or may not have employees of their own. As of the date of this prospectus, there are no threatened or pending legal proceedings initiated by employees of third-party subcontractors alleging the existence of or claiming to establish an employment relationship directly with us.

        If courts or government agencies of competent jurisdictions reclassify our self-employed carriers as employees instead of independent contractors, or establish an employment relationship between us and the employees of subcontractors, or otherwise find us to be in violation of any Turkish labor law or regulation, we may incur significant additional expenses to compensate those carriers or employees of third party subcontractors, potentially becoming liable for monetary obligations such as employee benefits, social security contributions, taxes, and penalties in addition to the costs associated with defending, settling, or resolving these matters. Further, any such reclassification of our carriers as employees may require us to make certain operational changes going forward, and as a result, our growth, operations, financial condition and operating results could be adversely and materially affected.

Legal and Regulatory Risks

We are subject to tax audits that may result in additional tax liabilities and are exposed to changes in tax laws and regulations as well as their interpretation and implementation, including Turkey's digital service tax.

        We are subject to a variety of taxes in Turkey including but not limited to corporate income tax, withholding tax, value added tax, payroll taxes and social security taxes, among others. The estimated net result of our business is based on tax rates which are currently applicable, as well as current tax regulations and interpretations by tax authorities. A change in applicable corporate tax rates or in general of any tax rule or interpretation made by tax authorities may impact our net results of operations. From time to time, we may be subject to tax audits by the Turkish tax authority. In July 2020, we received a request from the Turkish tax authority for the initiation of a tax audit for the years 2018 and 2019 with regards to corporate income tax and VAT. For the years ended December 31, 2018, 2019 and 2020, we did not pay any corporate income tax, as we recorded losses for such periods. We submitted our books and records to the Turkish tax authority in August 2020, and as of the date of this prospectus, we did not receive any further specific request or notification. Although our management believes this to be a routine and ordinary tax audit and the management does not consider the recognition of any provision is necessary in relation to this investigation, we may divert our efforts and resources and we may be subject to additional tax liabilities and penalties as a result of such investigation. In addition to our results of operations, any dividends or other distributions paid in respect of any of our ordinary shares may also be adversely affected in case of any changes to the applicable double taxation treaties or any increase in the level of withholding tax, which is currently 15.0%.

        In March 2020, a digital service tax (the "DST") took effect in Turkey imposing a 7.5% tax on revenue generated from a broad range of digital services, including digital advertising, digital content sales, and digital platform services. The DST only applies to companies that generate revenues from covered digital services of at least: (i) TRY 20 million in Turkey; and (ii) €750 million globally. As of the date of this prospectus, we are not subject to the DST as our global revenues are below the threshold. However, as a result of our growth, we may in the future exceed such threshold if it is not increased, or we may exceed such threshold if it is reduced, at which time our operations may become subject to the DST.

        In addition, the Organization for Economic Cooperation and Development has published proposals to advance international negotiations to ensure large and highly profitable multinational enterprises, including digital companies, pay tax wherever they have significant consumer-facing activities and generate their profits. Certain jurisdictions in the European Union and Latin America have already enacted or are discussing new tax laws, rules and regulations directed at the digital economy and multi-national businesses. If existing tax laws, rules or regulations in our markets are amended, or if new tax laws, rules or regulations are enacted, including with respect to digital services tax, sales tax, value-added taxes, withholding taxes, revenue based taxes, or other similar taxes applicable to the digital economy or multi-national businesses, the results of these changes could increase our effective tax rate, tax liabilities and/or associated costs. Possible implications may include double taxation, multiple levels of taxation, additional obligations, prospectively or retrospectively, as well as imposition of interest and penalties if non-compliance is determined. Potential heightened tax law enforcement against us could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to administrative fines and our reputation may be harmed if the Turkish Competition Authority were to determine that we did not comply with Turkish competition laws and regulations.

        Our business is subject to Turkish competition laws and regulations. We have been, and may continue to be, subject to investigations by the Turkish Competition Authority (the "TCA") for compliance with these laws and regulations. In February 2019, the TCA initiated a preliminary inquiry against us and Anka Mobil Tedarik A.Ş., one of our suppliers, in response to one of our merchant's complaint that we and Anka Mobil Tedarik A.Ş. violated Turkish competition laws, including the most favored customer clause that applies to all transactions performed with our merchants in our Marketplace operations, price discrimination, restriction of intra-brand competition, refusal to deal, and resale price maintenance in the mobile accessories business. In June 2019, the TCA decided to proceed with a full investigation of the matter. On April 15, 2021, the Competition Board, the executive body of the TCA, concluded its investigation and issued its decision in our favor, indicating that we do not hold a dominant position in the relevant market and that we did not breach the Turkish competition law. No fines were imposed on Hepsiburada as a result of this investigation. The TCA is expected to issue a written reasoned decision by the end of the second quarter of 2021. Following the delivery of the reasoned decision of the TCA, any third party (including the complainer) will have 60 days to object to such decision at the Ankara administrative courts.

        We believe that our operations are in material compliance with Turkish competition laws. However, any successful objection to the TCA's decision, or any investigations that may be conducted by the TCA in the future into our operations or transactions, and the imposition of related fines, sanctions or conditions on us, could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

        In addition, the TCA, from time to time, conducts sector inquiries focusing on various industries. As of the date of this prospectus, we are aware of an ongoing sector inquiry initiated by the TCA on e-marketplace platforms that commenced in June 2020. As a result of this sector inquiry, from time to time, the TCA may request various information from us. Sector inquiries do not result in company specific administrative fines and penalties. However, if the TCA believes that the e-marketplace platform sector requires additional regulation, we may be required to comply with such regulations.

We are subject to extensive laws and government regulations across our business, and changes to these laws or any actual or perceived failure by us to comply with such laws and regulations could materially and adversely affect our business.

        Our business is impacted by laws and regulations in Turkey that affect the industries our businesses operate in, and their scope has increased significantly in recent years. We are subject to a variety of regulations, including those relating to e-commerce, internet applications or content services, privacy and data protection, labor and employment laws, intellectual property, virtual items, national security, content restrictions, consumer protection, prevention of money laundering and financing criminal activity and terrorism, digital financial services regulation, electronic payment services regulation, traffic and transportation regulation and travel regulations.

        We are required under Turkish law to obtain a workplace opening and operation permit from the relevant authorities before beginning operations at each of our facilities. These permits are subject to examination or verification by the relevant authorities. We have not obtained, and in the future may fail to obtain, such permits for some of our facilities before beginning to operate them, which may result in administrative fines or penalties or even sanctions such as the temporary suspension of our operations at those facilities lacking valid permits, which could materially and adversely affect our business, results of operations and financial condition. As of the date of this prospectus, we have not yet obtained such a workplace opening and operation permit for either of our İzmir or Adana fulfillment centers, which began operations in the third quarter of 2020. We are in the process of obtaining such permits, and we expect to receive these workplace opening and operation licenses permits by the end of 2021. Although we have not been subject to any administrative fines, sanctions (such as the temporary suspension of our operations at such facilities) or investigations, or received any administrative warnings as of the date of this prospectus, the absence of these permits could result in administrative fines or sanctions such as the temporary suspension of operations of such facilities until such permits are received, which could have a material adverse effect on our business, results of operations and financial condition.

        Recent and future expansion in terms of our services and geographic coverage, including the expansion of our ticketing services through HepsiFly, our ramp-up of payment solutions through HepsiPay and any future expansion into cross-border sales through HepsiGlobal, have recently subjected us to, and could further subject us to increased or new regulatory scrutiny and compliance requirements and other risks that may be costly or difficult to comply with, such as new and evolving travel agencies regulations, compliance with privacy laws and data security laws, including the GDPR, and compliance costs across different legal systems, including customs laws. We may have to come up with, adapt and implement different operating practices and protocols depending on the requirements of new regulators, which may require us to expend substantial resources.

        We are required to hold, and do currently hold, licenses in order to offer such solutions, but since legislation around these offerings is continuously evolving and may be subject to different interpretation by the relevant regulatory authorities in the future, there can be no assurance that we will not be required to obtain any additional permits or licenses in the future with respect to any of our current or future solutions. If we fail to obtain such permits or licenses in the future, our business, prospects, financial condition and results of operations could be materially and adversely affected.

        Regulators may regularly re-examine and increase enforcement of compliance obligations, which may require us or our business partners to further revise or expand the compliance program. Such compliance requirements may also make it more burdensome to use our services and products, which could potentially discourage users from using our services and products.

        The provision of financial services through HepsiPay, such as e-wallet and payment facilitation services, are particularly more regulated and subject to a broad range of complex laws and regulations that are rapidly changing. For example, after we obtained licenses from the Banking Regulation and

Supervision Agency ("BRSA") to operate financial services through HepsiPay, in 2019 an amendment to the relevant legislation changed the competent authority regulating payment companies to the Central Bank of Turkey (the "Central Bank"). The Central Bank could impose new or additional licensing requirements, capital commitments, governance standards, reporting obligations or other regulatory requirements, requiring us to devote substantial operational and financial resources to comply with such requirements. We have in the past, and may in the future face, additional audits and investigations by such regulators for alleged violations of such requirements. For example, the Financial Crimes Investigation Board ("MASAK") completed an audit of our HepsiPay services in February 2021, and we paid TRY 193,077 in administrative fines for various breaches (particularly relating to know-your-client procedures required by MASAK regulations) between 2016 and 2018. We amended our internal rules and procedures as a result of the investigation and, as of the date of this prospectus, our management believes that we conduct know-your-client procedures in compliance with MASAK regulations. However, any further investigations may require resources to respond to and could result in further penalties or fines if it is determined that we violated any regulatory requirements, which may impact our business and financial condition.

If we fail to adequately protect our intellectual property rights, our business, prospects, financial condition and results of operations could be adversely affected.

        Our trademarks, service marks, copyrights, trade dress, trade secrets, proprietary technology, domain names and other intellectual property rights are valuable assets that are critical to our success. We rely on registered trademarks and confidentiality agreements to protect our intellectual property rights. However, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

        We are not always able to discover or determine the extent of any unauthorized use of our proprietary rights. Actions taken by third parties that license our proprietary rights may materially diminish the value of our proprietary rights or reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property do not always adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights.

        The validity, application, enforceability and scope of protection of intellectual property rights for many internet-related activities, such as internet commercial methods patents, are uncertain and still evolving, which may make it more difficult for us to protect our intellectual property, and our business, prospects, financial condition and results of operations could be adversely affected.

We may be subject to intellectual property infringement claims brought against us by others, which are costly to defend and could result in significant damage awards.

        We rely, to some extent, on third-party intellectual property, such as licenses to use software to operate our business and certain other copyrighted works. Due to the nature of our business operations, we may from time to time be subject to claims and legal proceedings regarding alleged infringement by us of the intellectual property of third parties. We also expect to be exposed to a greater risk of being subject to such claims in light of growing competition in the market. A number of internet, technology, media and patent-holding companies own or are actively developing patents covering e-commerce and other internet-related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection in certain jurisdictions. As a result, disputes regarding the ownership of technologies and rights associated with e-commerce and other online activities are likely to arise in the future. In addition, we use certain open source code, and the use of open source code is often subject to compliance with certain license terms, which we may inadvertently breach. See "—We may use open source code in a manner that could be harmful to our business."

        Although our employees are instructed to avoid acts that would infringe the intellectual property of others, we cannot be certain that our products, services and brand identifiers do not or will not infringe on valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may incur substantial expenses in responding to and defending against infringement claims, regardless of their veracity. Such diversion of management time and expenses, and the potential liability associated with any lawsuit, may cause significant harm to our business, prospects, financial condition and operations. A successful infringement claim against us could result in significant monetary liability, such as being liable for license fees, royalty payments, lost profits or other damages, or material disruption of our business. Similarly, the owner of the intellectual property may obtain injunctive relief to prevent us from making further use of certain technology, software or brand identifiers. If the amount of such payments is significant or if we are prevented from incorporating certain technology or software into our products or services or using our brand identifiers without hindrance, our business, prospects, financial condition and results of operations could be materially and adversely affected.

We may be subject to material litigation.

        We have been involved in litigation relating principally to contract disputes, employment, consumer, intellectual property and tax related cases and other matters in the ordinary course of our business. As our business expands, we may face an increasing number of such claims or claims relating to product liability, including those involving high amounts of damages. After we become a publicly listed company with a higher profile and in the future though any expansion of our cross-border business through HepsiGlobal, we may face additional exposure to claims and lawsuits inside and outside Turkey.

        The outcome of any claims, investigations and proceedings is inherently uncertain, and regardless of the outcome, defending against these claims could be both costly and time consuming, and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could result in damages as well as legal and other costs, limit our ability to conduct business or require us to change the manner in which we operate, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be impacted by fraudulent or unlawful activities of merchants, which could have a material adverse effect on our reputation and business and may result in civil or criminal liability.

        Despite measures we have taken and continue to take, our e-commerce services remain susceptible to potentially illegal or improper uses, which could damage our reputation and subject us to liability. Our standard agreement with the merchants on our Marketplace provides for monthly payments to merchants for the products sold rather than immediate payment after the sale of a product. Our standard form agreement with our merchants and suppliers provides that we will directly compensate the customer for the purchase price if a customer returns a product and the merchant or supplier must refund us the price of the returned product. These provisions are designed to prevent merchants or suppliers from collecting payments, fraudulently or otherwise, in the event that a customer does not receive the products they ordered or when the products received are materially different from the merchant's or supplier's descriptions, to prevent merchants on our Marketplace from selling unlawful, counterfeit, pirated, or stolen goods, selling goods in an unlawful or unethical manner, and to prevent our merchants or suppliers from violating the proprietary rights of others or otherwise violating our product requirements. If our merchants or suppliers circumvent or otherwise fail to comply with these provisions, it could harm our business or damage our reputation and, while we have no liability for the content provided by third parties or illegal or unlawful activity related to goods or services provided by such third parties on our website as a "hosting service provider" and "intermediary service provider" under Article 5 of the Law on Internet Crimes and the E-Commerce Law (as each is defined under "Business—Regulatory Overview"), respectively, we may nevertheless face compensation claims, administrative fines or even criminal complaints under Turkish laws for content related to counterfeit products, content blocked or prohibited in Turkey or content infringing trademarks or other intellectual property rights if we receive a notification of the unlawful or illegal content and do not take any action (including removing the unlawful content) and may be involved in civil or criminal claims against our merchants or suppliers for any such unlawful activities.

We may be subject to product liability claims when people or property are harmed or damaged by the products that are sold on our platform.

        We are exposed to product liability or food safety claims relating to personal injury or illness, death or environmental or property damage caused by the products that are sold by us or through our Marketplace or through our value-added services, and we do not maintain any insurance with respect to such product liability. As the products offered by us or through our Marketplace are manufactured by third parties, we have only limited control over the quality of these products. In addition, we cannot always effectively prevent our merchants from selling harmful or defective products on our Marketplace, which could cause death, disease or injury to our customers or damage their property. We may be seen as having facilitated the sale of such products and may be forced to recall such products. Under our Direct Sales model, where we act directly as seller, we may also have to recall harmful products.

        Although we require that our merchants only offer products that comply with the existing product safety rules and monitor such compliance, we may not be able to detect, enforce or collect sufficient damages for breaches of such agreements. In addition, any negative publicity resulting from product recalls or the assertion that we sold defective products could damage our brand and reputation. Any material product liability, food safety or other claim could have an adverse effect on our business, prospects, results of operations and financial condition.

If we fail to implement and maintain an effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud and investor confidence in our company and the market price of our ADSs may decline.

        After the completion of this offering, as a public company, we will be subject to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"). Section 404(a) of the Sarbanes-Oxley Act requires that, starting with our annual report for the fiscal year ending December 31, 2022, management evaluate and determine the effectiveness of our internal control over financial reporting, report any material weaknesses in such internal controls and provide a management report on internal control over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act ("Section 404(b)") requires our Independent Registered Public Accounting Firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) until such time as we are no longer an emerging growth company.

        Under the current rules of the SEC, starting with our annual report for the fiscal year ending December 31, 2022, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to assess the effectiveness of our internal controls. Our testing may reveal deficiencies in our internal controls that are deemed to be material weaknesses and render our internal controls over financial reporting ineffective or may reveal significant deficiencies. We expect to incur additional expenses and to spend significant management time in complying with these requirements. In each of the years ended December 31, 2018 and 2019, we had a material weakness in our internal controls over financial reporting relating to information technology general controls. We have implemented several measures in 2020 to address the material weakness, including (i) the implementation of segregation of duties controls in change management processes, (ii) the removal of excessive access rights and (iii) enabling a log mechanism to monitor activities performed by privileged user accounts. Although neither we nor our Independent Registered Public Accounting Firm have performed, nor are obligated to perform, a full assessment and evaluation of our internal control environment, we believe that as of December 31, 2020 we have remediated this material weakness. We cannot assure you that our efforts are sufficient or will be effective in preventing any material weaknesses in the future in our internal controls over financial reporting, whether of a similar or different character to the foregoing. If we fail to maintain effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a negative impact on the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions.

The requirements of being a public company may strain our resources and divert management time, which could make it difficult to manage our business.

        As a public company with ADSs traded on an exchange located in the United States, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal, financial and other compliance costs and increase the demands on our legal, compliance and financial reporting personnel as well as our systems and other resources, particularly after we are no longer an "emerging growth company."

        The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures over our financial reporting. Furthermore, establishing the corporate infrastructure demanded of a public company may divert our management's time and attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures over our financial reporting and accounting systems to meet our reporting obligations as a public company. However, we have previously relied on experts and the measures we take may not be sufficient to satisfy our obligations as a public company. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        As a public company with ADSs traded on an exchange located in the United States, we will become subject to a broader scope of laws, regulations and standards, and therefore, potentially subject to a broader scope of fines and penalties under U.S. securities laws. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and make some activities more time consuming.

        For as long as we are an 'emerging growth company' under the JOBS Act, our Independent Registered Public Accounting Firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years. See "Prospectus Summary—Implications of Being an 'Emerging Growth Company' and a 'Foreign Private Issuer'." Furthermore, after the date we are no longer an emerging growth company, our Independent Registered Public Accounting Firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our Independent Registered Public Accounting Firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect the price of our ADSs.

We may be classified as a passive foreign investment company ("PFIC"), which could result in adverse U.S. federal income tax conequences to U.S. Holders of ADSs.

        We will be classified as a passive foreign investment company, or PFIC, in any taxable year if either: (1) 50% or more of the fair market value of our gross assets (generally determined on the basis of a quarterly average) for the taxable year produce passive income or are held for the production of passive income, or (2) 75% or more of our gross income for the taxable year is passive income. Based on the anticipated market price of the ADSs in this offering and the current and anticipated composition of the income, assets and operations of us and our subsidiaries, we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. This is a factual determination, however, that depends on, among other things the composition of the income and assets, and the market value of the assets, of us and our subsidiaries from time to time, and thus the determination can only be made annually after the close of each taxable year. Because the market value of the assets for the purposes of the asset test will generally be determined by reference to the aggregate value of our outstanding ADSs, our PFIC status will depend in large part on the market price of our ADSs, which may fluctuate significantly. Therefore there can be no assurances that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

        If contrary to our belief, we were characterized as a PFIC for the current taxable year or any future year, certain adverse U.S. federal income tax consequences could apply to a U.S. investor who hold ADSs with respect to any "excess distribution" received from us and any gain from a sale or other disposition of ADSs, and U.S. investors also may be subject to additional reporting obligations with respect to ADSs. In such case, we do not intend to provide the information necessary for a U.S. investor to make a qualified electing fund election with respect to the ADSs. See "Material Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Rules."

Risks Related to Turkey

We are subject to risks associated with doing business in an emerging market.

        We mainly operate in Turkey and derive substantially all of our revenue from activities in Turkey. As a result, our business, results of operations, financial condition and prospects are significantly affected by the overall level of economic activity and political stability in Turkey. Despite Turkey undergoing significant political and economic reform in recent years that increased stability and led to economic growth, Turkey is still considered by international investors to be an emerging market. Emerging markets such as Turkey are subject to greater risk than more developed markets of being perceived negatively by investors based upon external events, and financial turmoil in any emerging market (or global markets generally) could disrupt the business environment in Turkey. Moreover, financial turmoil in one or more emerging market(s) tends to adversely affect prices for securities in other emerging market countries as investors move their money to countries that are perceived to be more stable and economically developed. An increase in the perceived risks associated with investing in emerging economies could dampen capital flows to Turkey and adversely affect the Turkish economy. As a result, investors' interest in the securities (and thus their market price) might be subject to fluctuations that might not necessarily be related to economic conditions in Turkey or our financial performance. Investors' interest in Turkey might be negatively affected by events in other emerging markets or the global economy in general, which could adversely affect the value of our business and could have a material adverse effect on our business, results of operations and prospects.

Our headquarters and other operations and facilities are located in Turkey and, therefore, our prospects, business, financial condition and results of operations may be adversely affected by political or economic instability in Turkey.

        Substantially all of our revenue is derived from our operations in Turkey, and our headquarters and other operations and facilities are located in Turkey. Accordingly, political and economic conditions in Turkey may directly affect our business.

        Prior to its current presidential republic system, Turkey was a parliamentary republic from 1923 to 2018. Unstable coalition governments have been common and, since the establishment of the parliamentary system, Turkey has had over 60 governments, with political disagreements frequently resulting in early elections. Furthermore, although its role has diminished in recent years, the Turkish military establishment historically has played a significant role in Turkish government and politics, intervening in the political process in 1960, 1971 and 1980. Most recently in July 2016, the Turkish government was subject to a failed coup attempt. As a result of the coup attempt, a nationwide state of emergency was imposed until July 2018.

        Following a constitutional referendum on April 16, 2017, the parliamentary system and council of ministers were abolished and replaced with executive presidency and a presidential system. In the presidential election held on June 24, 2018, President Erdoğan was re-elected with approximately 52.6% of the vote.

        Political uncertainty has affected certain investors' perception of Turkey and the strength of the Turkish economy. Since 2016, each of Standard & Poor's, Moody's and Fitch has repeatedly downgraded Turkey's sovereign credit rating, although Fitch revised Turkey's outlook from negative to stable in February 2021.

        If new developments that are considered to contribute to instability in Turkey emerge, the value of our ADSs could decline.

Turkey's economy is subject to inflation and risks related to its current account deficit.

        Macroeconomic developments in Turkey, in particular those related to current account deficit and inflationary pressures, also affect our business. The current account deficit in Turkey was 3.4%, (1.1)% and 5.3% of the GDP in 2018, 2019 and 2020, respectively. Turkey's high current account deficit may reflect both Turkey's long-standing structural economic problems and current economic and market conditions. Structural economic problems include dependence on imported energy and a high proportion of imports for manufacturing and domestic consumption and a low savings rate. To date, Turkey's current account deficit has been funded largely through short-term foreign capital borrowings and foreign portfolio investments. Increased uncertainty in the global financial markets could make it more difficult for Turkey to finance its current account deficit, leading to increased volatility in the Turkish economy, which could have a material adverse effect on our business and results of operations.

        The Turkish economy has also experienced significant inflationary pressures in the past with year-over-year consumer price inflation rates as high as 69.7% in the early 2000s. Consumer price inflation was 20.3% in 2018, 11.8% in 2019 and 14.6% in 2020, year-to-year. Although the Central

Bank announced in February 2021 that it intends to maintain its existing tight monetary policy stable through 2023, inflationary pressures may result in Turkish inflation exceeding the Central Bank inflation target of 5%, which may cause the Central Bank to take further measures to control inflation. The Central Bank's policies are subject to change and the possibility of a revision in policies of the Central Bank in this respect cannot be excluded. This tight monetary policy has involved setting high interest rates, thereby restricting the availability of credit and limiting economic growth, which could adversely affect costs associated with our financing. Further, these policies may be incapable of preventing increases in the inflation rate, which could adversely affect economic stability. In the event of an increase in inflation, we may not be able to adjust the prices we charge our customers to offset the effects of inflation on our cost structure, which may adversely affect our business and results of operations. Inflation and government measures to combat inflation that impact macroeconomic stability in Turkey may also lead reductions in purchasing power of our users, consumer confidence, consumer spending, general demand for our products and services, which would have a material adverse effect on our business and results of operations. If these events continue, or if new economic developments emerge that have a similar effect, the value of our ADSs could decline.

We are exposed to the risk of inadvertently violating anti-corruption, anti-money laundering, anti-terrorist financing and economic sanctions laws and regulations and other similar laws and regulations.

        We have policies and procedures designed to assist with compliance with applicable laws and regulations in Turkey, and upon becoming a public company in the United States, we will be subject to U.S. anti-money laundering and anti-terrorist financing laws and regulations, including the U.S. Bank Secrecy Act of 1970, the U.S. Money Laundering Control Act of 1986, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and U.S. anti-bribery and anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"). The FCPA prohibits providing, offering, promising or authorizing, directly or indirectly, anything of value to government officials, political parties or political candidates for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, our operations may be subject to economic sanctions laws and regulations imposed by the United States, the European Union, the United Kingdom, or any other relevant jurisdiction. Such laws and regulations may prohibit transactions in, with, involving, or relating to certain countries or regions or certain persons or entities.

        We maintain internal compliance policies and procedures, but we cannot provide any assurance that these policies and procedures will be complied with or that they will prevent all violations of the applicable laws and regulations and every instance of fraud, money laundering, terrorist financing, bribery and corruption. We also cannot provide any assurance that potential violations of our internal compliance procedures will be uncovered through our procedures or that violations of the applicable anti-bribery or money laundering, anti-terrorist financing and economic sanctions laws and regulations will not occur. We have internal audit, security and other procedures in place, which are designed to prevent instances of fraud, money laundering, terrorist financing, bribery and corruption. However, despite these controls and procedures, there can be no assurance that through these and other procedures we use we will timely and effectively catch any violations of our internal compliance procedures or any violations of laws and regulations, including those related to fraud, money laundering, terrorist financing, bribery, corruption and economic sanctions. Moreover, we have adopted our internal anti-money laundering policy only recently and cannot guarantee that we were previously in compliance with such laws. As a result, we may be exposed to potential civil or criminal penalties or associated investigations under the relevant applicable laws and regulations which may, if not successfully avoided or defended, have an adverse impact on our business, prospects, financial condition or results of operations. Similarly, actual findings or mere allegations of such violations could negatively impact our reputation and limit our future business opportunities, which may cause our reputation, financial condition and results of operations to be materially and adversely affected.

Foreign exchange rate risks could affect the Turkish macroeconomic environment, could affect your investment and could significantly affect our results of operation and financial position in future periods if hedging tools are not available at commercially reasonable terms.

        We are exposed to foreign exchange rate risks between Turkish Lira and U.S. dollars. Although our income, expenses, assets and liabilities are primarily denominated in Turkish Lira, we also maintain some non-Turkish Lira denominated assets and liabilities, primarily in U.S. dollars. As of December 31, 2018, 2019 and 2020 we maintained Turkish Lira equivalent assets in U.S. dollars of TRY 112.5 million, TRY 245.4 million and TRY 280.4 million, respectively, primarily consisting of cash and cash equivalents. As of the same periods, we maintained Turkish Lira equivalent liabilities in U.S. dollars of TRY 139.2 million, TRY 155.6 million and TRY 246.7 million, respectively, primarily consisting of trade payables and payables to merchants and due to related parties.

        As of December 31, 2018, 2019 and 2020, if the U.S. dollar had strengthened or weakened by 10% against the Turkish Lira, with all other variables held constant, our loss before income taxes would have been TRY 2,673,154 lower/higher, TRY 8,983,025 lower/higher and TRY 3,374,370 lower/higher, respectively, in each case mainly as a result of foreign exchange losses or gains on the translation of U.S. dollar assets and liabilities. We do not currently undertake any currency hedging to manage our exposure in Turkey to changes in foreign exchange rates. Consequently, any sudden and significant changes in foreign exchange rates may have an adverse impact on our financial condition, revenue and results of operations.

        Because we are incorporated in Turkey, and because we are subject to Turkish accounting rules, we are bound to calculate and declare dividends, if any, in Turkish Lira, which will then be payable in U.S. dollars to the holders of ADSs. The depreciation of Turkish Lira against the U.S. dollar could cause fewer U.S. dollars to be obtained from the conversion of Turkish Lira at any time dividend payments are made to ADS holders.

        According to the Central Bank, the Turkish Lira depreciated by 12.9% against the U.S. dollar in 2019 and 23.6% in 2020. Any significant fluctuations in the value of the Turkish Lira relative to U.S. dollars could have an adverse effect on our business, financial condition and results of operations.

Turkey is subject to internal and external unrest and the threat of future terrorist acts, which may adversely affect us.

        Turkey is located in a region that has been subject to ongoing political and security concerns. Turkey has been subject to a number of terrorist attacks, resulting in a number of fatalities and casualties. Such incidents have had, and could continue to have, a material adverse effect on the Turkish economy. This, in turn, could have a material adverse effect on our business, financial condition, results of operations and prospects.

        Turkey has been subject to a number of bombings, including tourist-focused centers in Istanbul and the city center in Ankara, which have resulted in a number of fatalities. Such incidents may continue to occur periodically, the most recent incident to result in fatalities in a major town occurred in January 2017. Such internal and external unrest and the threat of future terrorist acts may lead to reductions in purchasing power of our customers, consumer confidence, consumer spending, general demand for e-commerce goods and services, display advertising and marketing spending of our advertisers and, therefore, also a reduction in demand for our products and services, which would have a material adverse effect on our business and results of operations.

Conflict and uncertainty in neighboring and nearby countries may have a material adverse effect on the Group's business, financial condition, results of operations or prospects.

        Turkey is located in a region that has been subject to ongoing political and security concerns. Political uncertainty in and tensions regarding certain neighboring and nearby countries has from time to time had an impact on the political and economic environment in Turkey and may affect investors' perceptions of the risks of investing in the securities of Turkish companies. Any material adverse impact on the Turkish economy or political stability as a result of deteriorations of Turkey's international relations, especially resulting from the events which affect Turkey's relationship with the countries or regions described below, could result in a reduction in the purchasing power of our customers, consumer confidence, consumer spending, general demand for e-commerce goods and services, display advertising and marketing spending of our advertisers and, therefore, also a reduction in demand for our products and services, which would have a material adverse effect on our business and results of operations.

Risks from events affecting Turkey's relationship with Syria and Iraq

        The impact on Turkey of political instability in the Middle East is exemplified by the internal conflict in the region. Turkey has conducted a number of cross-border operations in Iraq and Syria targeting organizations deemed to be terrorist organizations in order to prevent terrorist activities against Turkey. Given the continuing hostilities in Syria and the number of parties involved, it is very difficult to predict the impact of the continuing tensions on the geopolitical stability in the broader region, including Turkey.

Risks from events affecting Turkey's relationship with Russia

        Russia has become Turkey's second largest trading partner and the largest supplier of natural gas to Turkey but tensions between Turkey and Russia have arisen from time to time. Heightened tensions between Turkey and Russia could materially negatively affect the Turkish economy.

Risks from events affecting Turkey's relationship with the European Union

        In recent years, several important natural gas reserves have been discovered in the eastern Mediterranean. The European Union ("EU") and Turkey have supported conflicting claims to the gas in these waters. On November 11, 2019, the EU adopted a framework for imposing sanctions on individuals or entities responsible for, or involved in, drilling and exploration activities. In October 2020, both France and Greece asked the EU to consider suspending the bloc's customs union agreement with Turkey. Any decision by the EU to abolish the customs union with Turkey, end Turkey's EU accession bid or impose additional sanctions on Turkey might cause a deterioration of the relationship between Turkey and the EU, impede Turkey's access to EU funding and have a material adverse impact on Turkey's economy. These actions could also increase duties for cross-border sales and therefore increase the effective price of products imported from, or exported to, the EU, including products sold on our platform, such as those imported (or, once outbound services are launched, exported) through HepsiGlobal.

Risks from events affecting Turkey's relationship with the United States

        The relationship between the US and Turkey has been strained by recent developments in the region, and also by Turkey's agreement to acquire an air and missile defense system from Russia in December 2017. In response to these events, the United States Congress has considered potential sanctions on Turkey and limited Turkey's ability to acquire fighter jets from the United States. In December 2020, the United States imposed sanctions that targeted the Presidency of Defense Industries (SSB) of Turkey, its chairman and three other employees.

        In 2018, a New York federal court found a former executive at Turkey's majority state-owned bank Türkiye Halk Bankası A.Ş. guilty on charges that included bank fraud and conspiracies to evade U.S. sanctions against Iran and sentenced him to prison. He was released in July 2019, but the US Department of Justice brought similar allegations against Türkiye Halk Bankası A.Ş., which are ongoing as of the date of this prospectus. As of the date of this prospectus, the final outcome in relation to the judicial process, or whether any sanction, fine or penalty will be imposed by the Office of Foreign Assets Control ("OFAC") or any other U.S. regulatory body on Türkiye Halk Bankası A.Ş. or any other Turkish bank or person in connection with those matters, as well as the possible reaction of the Turkish Government or the financial markets to any such events, is unknown.

        Actual or perceived political instability in Turkey, escalating diplomatic and political tensions with the United States or other countries, and/or other political circumstances could have a material adverse effect on the Group's business, financial condition or results of operations or on the market price of the ADSs.

Turkey's economy has been undergoing a significant transformation and remains subject to ongoing structural and macroeconomic risks.

        Since the mid-1980s, the Turkish economy has moved from a highly protected state-directed system to a market-oriented free enterprise system. Reforms have, among other things, largely removed price controls and reduced subsidies, reduced the role of the public sector in the economy, emphasized growth in the industrial and service sectors, liberalized foreign trade, reduced tariffs, promoted export growth, eased capital transfer and exchange controls, encouraged foreign investment, strengthened the independence of the Central Bank, led to full convertibility of the Turkish Lira by accepting Article VIII of the International Monetary Fund's (the "IMF") Articles of Agreement and overhauled the tax system.

        However, the Turkish economy has also experienced a succession of financial crises and severe macroeconomic imbalances. These include substantial budget deficits, significant current account deficits, high rates of inflation and high real rates of interest.

        In March 2019, the United States announced that imports from Turkey would no longer be eligible for tariff relief under the "Generalized System of Preferences" program, which seeks to promote economic growth in countries identified as developing countries. The United States cited Turkey's rapid economic development since its entry into the program and that it thus no longer qualified to benefit from these tariff preferences. Regulatory changes such as these reflect increasing challenges faced by some exporters, which might have a material adverse effect on Turkey's economy and/or the financial condition or one or more industries within Turkey.

        In September 2020, the Turkish Treasury and Finance Minister announced a new medium term economic program named the New Economic Program ("New Economic Program") for the 2021 to 2023 period. The New Economic Program set GDP growth estimates as 0.3% for 2020, 5.8% for 2021 and 5.0% for each of 2022 and 2023. Furthermore, it has estimated the inflation rate as 10.5%, 8.0%, 6.0% and 4.9% for 2020, 2021, 2022 and 2023, respectively. There can be no assurance that these targets will be reached, that the Turkish government will continue to implement its current and proposed economic and fiscal policies successfully or that the economic growth achieved in recent years will continue considering external and internal circumstances, including the Central Bank's efforts to curtail inflation and simplify monetary policy while maintaining a lower funding rate, the current account deficit and macroeconomic and political factors, such as changes in oil prices and uncertainty related with conflicts in Iraq and Syria (See "—Conflict and uncertainty in neighboring and nearby countries may have a material adverse effect on the Group's business, financial condition, results of operations or prospects") and the political developments in Turkey (see "—Our headquarters and other operations and facilities are located in Turkey and, therefore, our prospects, business, financial condition and results of operations may be adversely affected by political or economic instability in Turkey"). Any of these developments might cause Turkey's economy to experience macro-economic imbalances, which might impair our business strategies and/or have a material adverse effect on our business, financial condition and/or results of operations.

Internet and e-commerce regulation in Turkey is recent and is subject to further development.

        In 2007, Turkey enacted a law setting forth obligations and liabilities of content, access and hosting providers as well as certain requirements specific to online content (the "Internet Law"). A number of laws and regulations impacting e-commerce and digital businesses in Turkey have been enacted since 2007, including amendments to the Internet Law, a law on regulation of e-commerce stipulating the obligations of e-commerce operators (the "E-commerce Law"), various laws to protect personal data and laws on electronic payments, among others. However, unlike in the United States, little case law exists around the Internet Law and E-commerce Law and existing jurisprudence has not been consistent and may not reflect the latest amendments or additional legislation. Legal uncertainty arising from the limited guidance provided by current laws in force allows for different judges or courts to decide very similar claims in different ways and establish contradictory jurisprudence. This allows for legal uncertainty and could set adverse precedents, which individually or in the aggregate could have a material adverse effect on our business, results of operations and financial condition. In addition, legal uncertainty may negatively affect our customers' perception and use of our services.

Risks Relating to our Initial Public Offering and Ownership of our ADSs

Our founder and chairwoman has significant influence and voting control and, as a principal shareholder, her interests might conflict with or differ from your interests as a shareholder.

        As of the date of this prospectus, our founder and chairwoman, Hanzade Vasfiye Doğan Boyner, beneficially owns all of our issued Class A shares and 12.2% of our Class B ordinary shares, representing 74.6% of the voting power of all of our Class A shares and Class B ordinary shares when considered together as a single class. Upon completion of this offering, our Founder will beneficially own all of our issued Class A shares and        % of our issued Class B ordinary shares, representing        % of the voting power of all of our Class A shares and Class B ordinary shares when considered together as a single class, assuming no exercise of the underwriters' over-allotment option to purchase additional ordinary shares. See "Principal and Selling Shareholders."

        As a result of this, our Founder will have a continuing ability to effectively control our affairs, including with respect to the nomination and election of directors, payment of dividends and consummation of significant corporate transactions.

        In certain circumstances, the interests of our Founder may conflict with the interests of other shareholders, including interests of the holders of the ADSs. In addition, this concentration of ownership may negatively affect the market price of the ADSs by, among other things, as a result of any action:

  •
  delaying, defending or preventing a change of control, even at a per-share price that is in excess of the then-current price of the ADSs;

  •
  impeding a merger, consolidation, takeover or other business combination involving us, even at a per-share price that is in excess of the then-current price of the ADSs;

  •
  forcing a merger, consolidation, takeover or other business combination involving us that increase the amount of indebtedness or outstanding ordinary shares, or the sale of revenue-generating assets; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even at a per-share price that is in excess of the then-current price of the ADSs.

The dual class structure of our ordinary shares will concentrate voting control with certain shareholders, in particular our founder and chairwoman, Hanzade Vasfiye Doğan Boyner, which will limit your ability to influence corporate matters.

        Our Class A shares have fifteen votes per share, and our Class B ordinary shares, which are the ordinary shares we are offering, have one vote per share. Upon completion of this offering, our Founder will beneficially own all of our issued Class A shares and        % of our issued Class B ordinary shares, representing        % of the voting power of all of our Class A shares and Class B ordinary shares when considered together as a single class, assuming no exercise of the underwriters' over-allotment option to purchase additional ordinary shares. See "Principal and Selling Shareholders."

        Because of the fifteen-to-one voting ratio between our Class A and Class B ordinary shares, the Class A Shareholders (which, as of the date of this offering, will only include our Founder) will continue to control a majority of the combined voting power of our ordinary shares, and therefore will have the ability to control the management and affairs of our company and materially all matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or its assets, so long as the Class A Shareholders hold the majority of the voting rights at any general assembly of shareholders. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

        As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and certain other requirements of the Sarbanes-Oxley Act. The determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. We would lose our foreign private issuer status if, for example, more than 50% of our total assets are located in the United States as of June 30, 2021. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2022, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses will relate to, among other things, the obligation to present our financial information in accordance with U.S. GAAP in the future.

We are a "controlled company" within the meaning of the Nasdaq listing rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Our Founder will control a majority of our voting power. See "Principal and Selling Shareholders." Under Nasdaq listing rules, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company," and such a company may elect not to comply with certain Nasdaq corporate governance requirements, including (i) the requirement that a majority of the board of directors consist of independent directors,

(ii) the requirement that the corporate governance and nominations committee making decisions on compensation and nominations be composed entirely of independent directors and (iii) the requirements to have a compensation committee and that such committee be composed entirely of independent directors. As a result, investors in our ADSs will not have the same protection as they would if we were not a controlled company.

        Following this offering, we intend to rely on these and other exemptions described in more detail under "Management—Corporate Governance." Accordingly, our Board of Directors and applicable committees will include fewer independent members than would be required if we were subject to all Nasdaq listing rules. As such, their approach may be different from that of a board with a majority of independent directors or a committee with only independent directors and, as a result, our management oversight may be more limited than if we were subject to all Nasdaq listing rules.

As a foreign private issuer we are permitted to, and we will, rely on exemptions from certain of the Nasdaq corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors. Our reliance on such exemptions may afford less protection to holders of our ADSs.

        The Nasdaq corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, we are permitted to, and we will, follow home country practice in lieu of the above requirements. Therefore, our Board of Directors approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, the management oversight of our Company may be more limited than if we were subject to all of the Nasdaq corporate governance standards.

        Following this offering, we intend to rely on these and other exemptions described in more detail under "Management—Corporate Governance." We may in the future elect to follow home country practices in Turkey with regard to other matters. Accordingly, our shareholders will not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced.

We are an "emerging growth company," and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our ADSs less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We cannot predict if investors will find our ADSs less attractive because we rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs, and the price of our ADSs may be more volatile.

While we currently qualify as an "emerging growth company" under the JOBS Act, if we cease to be an emerging growth company, our costs and the demands placed upon our management will increase.

        We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of the IPO; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ADSs that are held by nonaffiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than

$1.00 billion in non-convertible debt securities during any three-year period. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we will be required to comply with additional disclosure and accounting requirements. In addition, management time and attention, as well as the engagement of our auditors and/or other consultants, will be required in order for us to prepare to comply with the increased disclosure and accounting standards required of companies who are not emerging growth companies, most notably compliance with Section 404 of the Sarbanes-Oxley Act and related auditor attestation requirements.

There is no existing market for our ADSs, and we do not know if one will develop to provide you with adequate liquidity.

        Prior to this offering, there has been no public market for our ADSs. We cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market on Nasdaq or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our ADSs that you purchase, and the value of such ADSs might be materially impaired. The initial public offering price for our ADSs will be determined by negotiations between us and the representative of the several underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your ADSs at prices equal to or greater than the price you paid in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. We intend to use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds." However, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could result in financial losses that could materially and adversely affect our business, results of operations and financial condition and cause the price of our ADSs to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that causes them to lose value, in part as we undertook not to invest a significant portion of the proceeds of the offering in "investment securities" as defined in the US Investment Company Act of 1940.

If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of your investment.

        The initial public offering price of our ADSs is substantially higher than the net tangible book deficit per share. Therefore, if you purchase our ADSs in this offering, you will pay a price per ADS that substantially exceeds our pro forma net tangible book deficit per share after this offering. Based on the initial public offering price of $            per ADS, you will experience immediate dilution of $            per ADS, representing the difference between our pro forma net tangible book value per share after giving effect to this offering at the initial public offering price. See "Dilution" for more detail.

We may need to raise additional funds to finance our future capital needs, which may dilute the value of our outstanding ADSs or prevent us from growing our business.

        We may need to raise additional funds to finance our existing and future capital needs, including developing new services and technologies, and to fund ongoing operating expenses. If we raise additional funds through the sale of equity securities, these transactions may dilute the value of our outstanding ADSs. We may also decide to issue securities, including debt securities that have rights, preferences and privileges senior to our ADSs. Any debt financing would increase our level of indebtedness and could negatively affect our liquidity and restrict our operations. We also can provide no assurances that the funds we raise will be sufficient to finance our existing indebtedness. We may be unable to raise additional funds on terms favorable to us or at all. If financing is not available or is not available on acceptable terms, we may be unable to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.

The price of our ADSs might fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our ADSs may prevent you from being able to sell your ADSs at or above the price you paid for such securities. The trading price of our ADSs may be volatile and subject to wide price fluctuations in response to various factors, including:

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  the overall performance of the equity markets;

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  issuance of new or changed securities analysts' reports or recommendations;

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  additions or departures of key personnel;

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  sale of our ADSs by us, our principal shareholders or members of our management;

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  general economic conditions;

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  changes in interest rates; and

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  availability of capital.

        These and other factors might cause the market price of our ADSs to fluctuate substantially, which might limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our ADSs could fluctuate based upon factors that have little or nothing to do with our Company, and these fluctuations could materially reduce our share price. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Future sales of our ADSs, or the perception in the public markets that these sales may occur, may depress our stock price.

        Sales of substantial amounts of our ADSs in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our ADSs and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have ordinary shares outstanding, including            ADSs. The ADSs offered in this offering will be freely tradable without restriction under the Securities Act, except for any of our ADSs that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

        We, our executive officers, directors and substantially all of our shareholders, including the Selling Shareholders, have agreed, subject to specified exceptions, with the underwriters not to directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act, purchase, contract or grant any option, right or warrant to purchase, or otherwise dispose of any of our shares or ADSs, or securities convertible into or exchangeable or exercisable for our shares or ADSs currently or hereafter owned either of record or beneficially; or publicly announce an intention to do any of the foregoing; or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our shares or ADSs or such other securities for a period of            days after the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC. See "Underwriting."

        All of our ADSs outstanding as of the date of this prospectus may be sold in the public market by existing shareholders 180 days after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See "Shares and American Depositary Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our ADSs after this offering.

        In the future, we may also issue our securities if we need to raise capital in connection with a capital raise or acquisition. The amount of ADSs issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding ADSs.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, or we fail to meet the expectations of industry analysts, our stock price and trading volume could decline.

        The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us, our business or our industry. We may have limited, and may never obtain significant, research coverage by securities and industry analysts. If no additional securities or industry analysts commence coverage of our Company, the trading price for our ADSs could be negatively affected. In the event we obtain additional securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, the price of our ADSs will likely decline. If one or more of these analysts, or those who currently cover us, ceases to cover us or fails to publish regular reports on us, interest in the purchase of our ADSs could decrease, which could cause the price of our ADSs or trading volume to decline.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

        Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by their ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, including any general meeting of our shareholders, the depositary will, as soon as practicable thereafter, fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, the depositary shall distribute to the holders as of the record date (i) the notice of the meeting or solicitation of consent or proxy sent by us, (ii) a statement that such holder will be entitled to give the depositary instructions and a statement that such holder may be deemed, if the depositary has appointed a proxy bank as set forth in the deposit agreement, to have instructed the depositary to give a proxy to the proxy bank to vote the ordinary shares underlying the ADSs in accordance with the recommendations of the proxy bank and (iii) a statement as to the manner in which instructions may be given by the holders.

        You may instruct the depositary of your ADSs to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw our ordinary shares underlying the ADSs you hold. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. The depositary, upon timely notice from us, will notify you of the upcoming vote and arrange to deliver voting materials to you. We cannot guarantee that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote, and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested. Under the deposit agreement for the ADSs, we may choose to appoint a proxy bank. In this event, the depositary will be deemed to have been instructed to give a proxy to the proxy bank to vote the ordinary shares underlying your ADSs at shareholders' meetings if you do not vote in a timely fashion and in the manner specified by the depositary. The effect of this proxy is that you cannot prevent the ordinary shares representing your ADSs from being voted, and it may make it more difficult for shareholders to exercise influence over our company, which could adversely affect your interests. Holders of our ordinary shares are not subject to this proxy.

Shareholders and ADS holders may not be able to exercise preemptive rights and, as a result, may experience substantial dilution upon future issuances of ordinary shares.

        In the event of an issuance of ordinary shares, subject to certain exceptions, each shareholder and ADS holder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder. These preemptive rights may be restricted or excluded by a resolution of the general meeting or by the board of directors, which is authorized to restrict preemptive rights under a registered capital system. This could cause existing shareholders and ADS holders to experience substantial dilution of their interest in us. Additionally, ADS holders may also not be able to exercise preemptive rights directly (but possibly only by instructing the depositary as the registered holder of shares). In the United States, we may be required to file a registration statement under the Securities Act to implement preemptive rights. We can give no assurances that an exemption from the registration requirements of the Securities Act would be available to enable U.S. holders of ordinary shares to exercise such preemptive rights and, if such exemption is available, we may not take the steps necessary to enable U.S. holders of ordinary shares to rely on it. Accordingly, you may not be able to exercise preemptive rights on future issuances of ordinary shares, and, as a result, your percentage ownership interest in us would be diluted. Furthermore, rights offerings are difficult to implement effectively under the current U.S. securities laws, and our ability to raise capital in the future may be compromised if we need to do so through a rights offering in the United States.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

It is unlikely that we will declare any dividends on our ordinary shares represented by our ADSs and therefore, you must rely on price appreciation of our ordinary shares for a return on your investment; also, to the extent that we declare dividends, we will pay those dividends solely in Turkish Lira.

        We do not currently anticipate paying any dividends. Instead, we intend to retain earnings, if any, for future operations and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our general assembly of shareholders, acting pursuant to a proposal by our board of directors, and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our general meeting of shareholders or board of directors may deem relevant. Accordingly, investors will most likely have to rely on sales of their ADSs, which may increase or decrease in value, as the only way to realize cash from their investment. There is no guarantee that the price of our ADSs will ever exceed the price that you pay.

        Dividends may also be subject to limitations in the terms of our credit facility arrangements and any dividends paid may provide our lenders with the right to accelerate outstanding amounts thereunder or result in an event of default. See "—Changes in our share ownership, including a change of control of our shares, could result in our inability to draw loans or cause acceleration or events of default under our indebtedness."

        To the extent we declare cash dividends in the future, we will pay those dividends solely in Turkish Lira. As the value of the Turkish Lira fluctuates continuously, a holder of our ADSs will be exposed to currency fluctuations generally and particularly between the date on which a dividend is declared and the date on which dividends are paid. See "Exchange Rates."

You may not receive distributions on the ordinary shares represented by our ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it receives on our ordinary shares after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to take any other action to permit the distribution to any holders of our ADSs or ordinary shares. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

Dividends paid to holders of the ADSs who are not tax resident in Turkey will be subject to a 15% withholding tax.

        Dividends payable by a joint stock company that has its legal and/or business center in Turkey to shareholders (both individual and corporate) who are not tax residents of Turkey (i.e., non residents), and who do not have a permanent establishment constituted in Turkey through a permanent representative or place of business therein are subject to a 15% withholding tax to be deducted by the Turkish corporation from the gross amount of dividend distribution to its shareholders. Dividends distributed to a legal entity in Turkey (which should be already registered for corporate tax in Turkey) are exempt from such withholding tax. Consequently, our ADSs are being held and the non resident holder does not have a taxable presence in Turkey such as a permanent establishment constituted through a representative or place of business therein, any dividends that we may decide to distribute in the future in respect of such ADSs will be subject to this 15% withholding tax based on the corresponding gross amount of distribution, which could adversely affect the value of your investment. Turkey's tax treaties with different countries may provide reduced dividend withholding taxes such as 5% or 10%; however such reduced tax rates are not usually applicable to portfolio type investments because of minimum shareholding ratio requirements stipulated in most of Turkey's tax treaties. Therefore, final withholding tax burden for shareholders holding ADSs should be determined by considering their tax residency status as well as other conditions in the respective tax treaties. See "Taxation—Material Turkey Tax Considerations."

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Turkey based on United States or other foreign laws against us and our management.

        We are incorporated and conduct a substantial portion of our business and have substantial assets located in Turkey. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal or state securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States. The liability of our directors and executives towards us and the shareholders will be governed by Turkish laws as well as the shareholding rights of investors before the Turkish courts. Further, it is unclear whether an original lawsuit against us or our directors or executive officers based on U.S. federal or state securities laws can be enforced in Turkish courts. Moreover, Turkey does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may not be possible to enforce such a judgment in Turkey.

        Furthermore, any claim against us which is denominated in a foreign currency would, upon pronouncement of our bankruptcy, only be payable in Turkish Lira, thereby shifting the currency exchange risk to you. The relevant exchange rate for determining the Turkish Lira amount of any such claim would be the Central Bank's exchange rate for the purchase of the relevant currency, which is effective on the date when the relevant court's decision on the bankruptcy is rendered in accordance with Turkish law. Such exchange rate may be less favorable to you than the rate of exchange prevailing at the relevant time.

We are a Turkish joint stock company. The rights of our shareholders under Turkish law may be different from the rights of shareholders under the laws of U.S. jurisdictions.

        We are a Turkish joint stock company. Our corporate affairs are governed by our articles of association and by the Turkish Commercial Code No. 6102, (the "TCC"). The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. See "Management—Corporate Governance." The rights of our shareholders and the fiduciary responsibilities of our directors under Turkish law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Turkey has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as the State of Delaware, have more fulsome and judicially interpreted bodies of corporate law than Turkey. For example, we are not aware of any reported class actions having been brought in Turkish courts. Such actions are ordinarily available in respect of United States corporations in United States courts. As a result, the holders of our ADSs could face different considerations in and have more difficulty protecting their interests in actions against our management, directors or controlling shareholder than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our own interests may be limited if we are harmed in a manner that would otherwise give rise to jurisdiction in a United States federal or state court. See "Description of Share Capital and Articles of Association—Comparison of Turkish Corporate Law and Delaware Corporate Law."

From time to time we may grant share based compensation to our management and employees, which may cause their interests to become excessively tied to the trading price of our ordinary shares.

        From time to time, we may grant share options to our management and employees. We may introduce new share option plans for our senior management and employees in order to increase their efficiency, align their interests with the interests of our shareholders and retain executives who commit to long-term earnings and short-term performance. If our shareholders or board of directors approve the issuance of new share option plans, you may be diluted in the event that the exercise price under such share option plan is lower than the trading price of our ordinary shares. In addition, new share option plans may cause the interests of our management to become excessively tied to the trading price of our ordinary shares, which may have an adverse impact on our business and financial condition. For more information about our share based compensation, see "Management—Compensation of Directors and Officers."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, these forward-looking statements can be identified by words or phrases such as "believe," "may," "will," "expect," "estimate," "could," "should," "anticipate," "aim," "intend," "plan," "potential," "continue," "is/are likely to" or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

  •
  our future financial performance, including our revenue, operating expenses and our ability to achieve and maintain profitability;

  •
  our expectations regarding the development of our industry and the competitive environment in which we operate;

  •
  the growth of our brand awareness and overall business; and

  •
  our ability to improve our technology platform, customer experience and product offerings to attract and retain merchants and customers.

        These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in "Risk Factors" and the following:

  •
  our lack of historical profitability and risks in achieving profitability in the future;

  •
  our ability to effectively manage our growth;

  •
  our ability to maintain and enhance our brand;

  •
  significant competition in our markets;

  •
  our ability to improve our user experience, customer and merchant value propositions and technology to attract and retain customers and merchants;

  •
  further impacts of the COVID-19 pandemic or other health crises affecting our customers, as well as any governmental or international response measures;

  •
  any significant fluctuations in our results of operations and growth rate;

  •
  global or Turkish political and economic stability;

  •
  regulatory concerns;

  •
  our ability to implement and maintain an effective system of internal control over financial reporting;

  •
  our ability to retain and motivate our personnel and attract new talent; and

  •
  as a foreign private issuer, an emerging growth company and a controlled company, we are exempt from a number of rules under the U.S. securities laws and Nasdaq corporate governance rules and are permitted to file less information with the SEC than U.S. companies, which may limit the information available to holders of the ADSs.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

 EXCHANGE RATES

        The Turkish Lira has historically been and continues to be a volatile currency. The Turkish Central Bank (the "Central Bank") has adopted a floating exchange rate policy.

        The table below sets forth the high, low, period average and end and exchange rates for U.S. dollars announced by the Central Bank, expressed as the number of Turkish Lira per U.S. dollar, for the periods indicated.

Year ended December 31,	Period end(1)	Period average(2)	High	Low
2018	5.2609	4.8134	6.8798	3.7371
2019	5.9402	5.6708	6.2026	5.1945
2020	7.3405	7.0090	8.4613	5.8529
Month:
January 2021	7.3723	7.3940	7.4952	7.2733
February 2021	7.1924	7.0724	7.3216	6.9150
March 2021	8.3260	7.6282	8.3260	7.2670
April 2021	8.1753	8.1550	8.3295	8.0362

Source: Central Bank U.S. dollar buying rates, based on the indicative exchange rates announced after 15:30, for the following business day

(1)
Represents the Central Bank's indicative U.S. dollar buying rate announced for the respective period end date,

(2)
Represents the daily average of the Central Bank's indicative U.S. dollar buying rates announced for the business days in the respective period.

        The table below sets forth the high, low, period average and period end exchange rates for Euro announced by the Central Bank, expressed as the number of Turkish Lira per Euro, for the periods indicated.

Year ended December 31,	Period end(1)	Period average(2)	High	Low
2018	6.0280	5.6627	7.8327	4.4840
2019	6.6506	6.3477	6.9419	5.9328
2020	9.0079	8.0278	10.0279	6.5096
Month:
January 2021	8.9216	9.0081	9.1164	8.9216
February 2021	8.7811	8.5562	8.8718	8.3867
March 2021	9.7741	9.0913	9.7741	8.6566
April 2021	9.9090	9.7339	10.0735	9.4646

Source: Central Bank Euro buying rates, based on indicative exchange rates announced after 15:30, for the following day

(1)
Represents the Central Bank's indicative Euro buying rate announced for the respective period end date,

(2)
Represents the daily average of the Central Bank's indicative Euro buying rates announced for the business days in the respective period.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $             million, assuming an initial public offering price per ADS of $            , which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated expenses of the offering that are payable by us (or approximately $             million if the underwriters exercise their option to purchase additional ADSs from us in full).

        Each $1.00 increase (decrease) in the assumed initial public offering price per ADS would increase (decrease) our net proceeds, after deducting the estimated underwriting discounts and commissions and expenses, by $            , assuming that the number of ADSs offered by us, as set forth on the cover of this prospectus, remains the same. Each increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) our net proceeds, after deducting the estimated underwriting discounts and commissions and expenses, by approximately $             million, assuming no change in the assumed initial public offering price per ADS. Expenses of this offering will be paid by us.

        We will not receive any proceeds from the sale of ADSs by the Selling Shareholders.

        The principal purposes of this offering are to broaden and strengthen our shareholder base, increase financial flexibility and to create a public market for our ADSs. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies. We have not quantified or allocated any specific portion or range of the net proceeds to us for any particular purpose and we do not have any plans or commitments to enter into any material acquisitions or investments at this time. We will have broad discretion over how we use the net proceeds from this offering. We intend to invest, subject to certain limitations, the net proceeds from the offering that are not used as described above in investment-grade, interest-bearing instruments.

        The amount and timing of our use of the proceeds for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in "Risk Factors." Accordingly, our board of directors will have broad discretion using the net proceeds of this offering.

 DIVIDEND POLICY

        We do not currently anticipate paying any cash dividends on our ordinary shares. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

        The timing and amount of any future dividend payments will depend on our existing and future financial condition, results of operations, liquidity needs and other matters that we may consider relevant from time to time, including, without limitation, capital expenditures, our financial performance and equity market conditions. See "Risk Factors—Risks Related to the ADSs and the Offering—It is unlikely that we will declare any dividends on our ordinary shares represented by our ADSs and therefore, you must rely on price appreciation of our ordinary shares for a return on your investment; also, to the extent that we declare dividends, we will pay those dividends solely in Turkish Lira."

        To the extent we declare cash dividends in the future, we will pay those dividends solely in Turkish Lira. Except as otherwise described under "Description of American Depositary Shares," cash dividends paid to the depositary in a currency other than U.S. dollars will be converted into U.S. dollars by the depositary and paid to holders of ADSs net of applicable fees and charges of, and expenses incurred by, the depositary and net of taxes withheld. As the value of the Turkish Lira fluctuates continuously, a holder of our ADSs will be exposed to currency fluctuations generally and particularly between the date on which a dividend is declared and the date on which dividends are paid. See "Exchange Rates".

        For a description of the legal and regulatory framework and the provisions of our articles of association with related to the declaration and payment of dividends, see "Description of Share Capital and Articles of Association—Articles of Association—Dividends."

        Under current Turkish regulations, any dividends or other repatriations that are deemed and treated as dividends for Turkish taxation purposes in respect of any of our ordinary shares will be subject to withholding taxes. The local withholding tax rate may be reduced pursuant to tax treaty provisions. See "Material Tax Considerations—Material Turkey Tax Considerations."

 CAPITALIZATION

        The table below sets forth our cash and cash equivalents and capitalization as of March 31, 2021:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the issuance and sale of ADSs in this offering at the assumed initial public offering price of $            per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Investors should read this table in conjunction with our audited financial statements included in this prospectus as well as "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2021
	Actual	As adjusted
Cash and cash equivalents	388,362,900
Bank borrowings current portion	432,617,982
Equity:
Share capital	56,865,658
Share premiums	187,464,832
Restricted reserves	1,586,430
Accumulated deficit	(1,271,949,143)
Total equity	(1,026,032,223)

Total Capitalization	(205,051,341)

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and the as adjusted net tangible book value per share immediately following the consummation of this offering.

        At March 31, 2021, we had a historical net tangible book value of $             million, corresponding to a net tangible book value of $            per share or $            per ADS based on an ordinary share to ADS ratio of            . Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by the total number of our ordinary shares outstanding.

        After giving effect to the sale by us of ADSs (representing an aggregate of ordinary shares) in this offering at the assumed initial public offering price of $            per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2021 would have been approximately $             million, representing $            per share or $            per ADS. This represents an immediate increase in net tangible book value of $            per share or $            per ADS to existing shareholders and an immediate dilution in net tangible book value of $            per share or $            per ADS to new investors purchasing ADSs in this offering at the assumed initial public offering price. Dilution in net tangible book value per ADS to new investors is determined by subtracting as adjusted net tangible book value per ADS after this offering from the assumed initial public offering price per ADS paid by new investors.

        The following table illustrates this dilution to new investors purchasing ADSs in the offering.

Assumed initial public offering price		$
As adjusted net tangible book value per ADS as of March 31, 2021	$
Increase in net tangible book value per ADS attributable to this offering

As adjusted net tangible book value per ADS after this offering

Dilution per ADS to new investors in this offering		$

        If the underwriters exercise their option to purchase additional ADSs from us in full, our as adjusted net tangible book value after this offering would be $            per ADS, representing an immediate increase in as adjusted net tangible book value of            per ADS to existing shareholders and immediate dilution of $            per ADS in as adjusted net tangible book value to new investors purchasing ADSs in this offering, based on an assumed initial public offering price of $            per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, respectively, would increase (decrease) the as adjusted net tangible book value after this offering by $            per ADS and the dilution per share to new investors in the offering by $            per ADS, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Summary Consolidated Financial and Other Data," and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results and timing of events could differ materially from those expressed or implied in any forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements" for more information.

Company Overview

        We are a leading commerce platform in Turkey and in 2020, we connected 33 million members, 9 million Active Customers and a fast growing base of approximately 45 thousand Active Merchants. We provide high-quality customer experience by relentlessly focusing on selection, price and delivery:

  •
  Selection:  As of December 31, 2020 we had over 44 million SKUs, including variants (color, size, etc.) across 32 different categories offered through a hybrid model combining a first-party Direct Sales model (1P model) and a third-party Marketplace model (3P model);

  •
  Price:  We seek to provide the best value for our customers by offering products at highly competitive prices; and

  •
  Delivery:  We operate a large, fast and scalable in-house logistics network with robust last-mile delivery capabilities based on a proprietary technology platform.

        Founded in 2000, Hepsiburada has been one of the early pioneers of digitalization of commerce in Turkey and has become a household brand in the country. Our brand, which corresponds to "Everything is Here", is synonymous with a seamless online shopping experience and benefits from very strong brand awareness, with Hepsiburada scoring 96% for aided brand awareness (with the two closest competitors in Turkey scoring 95% and 92%, respectively), 78% for spontaneous brand awareness (with the two closest competitors in Turkey scoring 74% and 63%, respectively) and 91% for highest preference score (with the two closest competitors in Turkey scoring 89% and 87%, respectively), according to FutureBright Research Brand Health Report in 2020. Additionally, our brand had a market leading NPS of 66 for the three months ended March 31, 2021 according to the company's internal reporting and has been named Turkey's favorite e-commerce brand several times by Mediacats' Lovemark, a survey which aims to reveal the brands consumers value within a given category. Supported by the strength of our brand, we benefit from substantial organic traffic, with approximately 70% of traffic being unpaid traffic, for the three months ended March 31, 2021.

        We believe that our commitment to five central pillars of our business culture is the reason we have risen to become a leader of e-commerce in Turkey as evidenced by our brand awareness track record. The five pillars of our business culture are:

  •
  customer-first mentality;

  •
  entrepreneurial business acumen;

  •
  meticulous execution;

  •
  relentless innovation; and

  •
  social consciousness, diversity and inclusion.

        Our aim is for customers of Hepsiburada to come to the platform and be able to do the following:

  •
  Hepsiburada:  Shop a wide range of products online;

  •
  HepsiExpress:  Order groceries and essentials to be delivered within 30 to 60 minutes;

  •
  HepsiGlobal:  Discover and purchase products from international merchants online;

  •
  HepsiPay:  Use different online payment options; and

  •
  HepsiFly:  Buy airline tickets online.

        We have 20 years of e-commerce experience in Turkey, and our local know-how allows us to better tackle the needs of our community of customers, merchants and suppliers across the country. Our leadership team's commitment to our vision, mission and culture is one of our main differentiators and is the foundation on which our ecosystem continues to build in order to accelerate digitalization of Turkish commerce. We have grown together with our merchants located across the entire country and have contributed to the local economy and employment. Furthermore, Hepsiburada is one of the few female founded technology companies globally, and we have been actively promoting and empowering women entrepreneurship in Turkey.

        Since the launch of our Marketplace in 2015, Hepsiburada has become a trustworthy partner for merchants in Turkey by providing access to 33 million members and 9 million Active Customers and comprehensive end-to-end solutions to empower merchants to thrive digitally. In 2020, our 3P-based Marketplace model accounted for approximately 59% of our GMV, following the successful transformation of Hepsiburada from a 1P-based Direct Sales only business to its current hybrid 1P and 3P-based model. Our aim is for Hepsiburada's merchants to enjoy a seamless set of integrated e-commerce solutions:

  •
  HepsiLojistik:  Fulfillment options across Turkey;

  •
  HepsiJet:  Last-mile delivery services;

  •
  HepsiPay:  Online payment solutions; and

  •
  HepsiAd:  Personalized ads and data insights.

        We believe powerful network effects are created by our leading brand, hybrid commerce model with a unified 1P and 3P-based catalogue, and strong customer and merchant value propositions. Our expanding selection of products and services, as well as price competitiveness, has allowed us to attract a growing total Active Customer base from 4.8 million in 2018 and 6.5 million in 2019 to 9 million in 2020 and increase the frequency of orders on our platform from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020, which in turn draws more merchants and further enhances our customer value proposition. In addition, our proprietary data and insights collected over the last 20 years enable us to understand the needs of our customers and merchants and help us develop new services, expand into new verticals, and continuously innovate and strengthen our value proposition reinforcing the network effect.

        Our large, fast and scalable logistics network has been critical to our success and we have been continuously focusing on improving our logistics capabilities and offerings. We have a robust operational footprint enabling fast delivery and merchant integration. As of March 2021, we operate:

  •
  a nationwide infrastructure including six fulfillment centers in strategic locations that encompass a total area of more than 120 thousand square meters;

  •
  our HepsiJet business is one of the fastest growing logistics companies with an on-time delivery performance of 95% in 2020, and operates in 63 cities with 115 cross-docks as of March 31, 2021; and

  •
  our HepsiMat business is a pick-up & drop-off (PUDO) network with more than 950 branded parcel lockers and pick-up points as of March 2021 and has partnership with local stores, gas stations and retailers.

        We are a technology-driven company and have invested heavily in developing our own highly scalable proprietary technology to support the large and rapidly growing order volumes generated on our platform. Our in-house developed IT infrastructure is central to our ability to execute our business strategy and ensure a seamless experience for our merchants and customers with our single mobile app that connects our offerings and services.

        Our business has experienced a long history of strong growth as a result of our commitment to meticulous execution. Our revenues increased by 33% from TRY 2.0 billion in 2018 to TRY 2.6 billion in 2019, by 145% to TRY 6.4 billion in 2020 and by 66% from TRY 0.8 billion in the three months ended March 31, 2020 to TRY 1.4 billion in three months ended March 31, 2021 and our total GMV increased by 56% from TRY 5.1 billion in 2018 to TRY 8.0 billion in 2019, by 111% to TRY 17.0 billion in 2020 and by 95% from TRY 2.3 billion in three months ended March 31, 2020 to TRY 4.5 billion in three months ended March 31, 2021, fueled by increasing purchase frequency, greater customer loyalty and an expanding pool of Active Customers from 4.8 million in 2018 to 6.5 million in 2019 and to 9 million in 2020, a CAGR of 37% over the period. We had Free Cash Flow of TRY 119.0 million, TRY 310.4 million, TRY 341.4 million in 2018, 2019 and 2020, respectively, and TRY 60.5 million and TRY (158.8) million in three months ended March 31, 2020 and 2021, respectively.

Key Factors Affecting Our Financial Condition and Results of Operations

General

        Our performance and results of operations have been, and will continue to be, affected by a number of key factors, which we believe include the following:

  •
  macroeconomic and demographic factors in Turkey;

  •
  growth and engagement of our customers;

  •
  number of our merchants and the assortment offered on our platform;

  •
  efficiency of our logistics infrastructure;

  •
  our ability to leverage our growing scale;

  •
  COVID-19 impact;

  •
  seasonality; and

  •
  exchange rate volatility.

Macroeconomic and Demographic Factors in Turkey

        As a member of the G20, Turkey is the 13th largest economy in the world by GDP based on purchasing power parity in 2019 according to the IMF World Economic Outlook report dated 2021 and a total GDP of U.S. $717 billion in current prices for 2020 according to Turkstat, which is projected to grow 4.1% CAGR to US$877 billion in 2025. Turkey is also the largest economy in the Central Eastern Europe (excluding Russia) according to ADL. Turkey is one of the fastest growing economies in the world, with real GDP CAGR of 5.2% from 2010 to 2020 based on Turkstat. In 2020, the year marked by the COVID-19 pandemic, Turkey was one of the only two G20 member countries with real GDP growth (1.8% year on year according to Turkstat), along with China, according to the IMF World Economic Outlook. According to the IMF, Turkey is the second most populous country in Europe with a population of 84 million as of December 31, 2020 and a population growth of 1.3% from 2010 to 2020. Turkey benefits from attractive demographics, the second youngest in Europe (after Kosovo) with 46% of the population under the age of 30 according to Turkstat, and an increasing urban population share of approximately 75% based on UN data as of 2018, which is comparable to Germany.

        The retail market is one of the largest and fastest growing industries in Turkey. According to ADL, the Turkish retail market grew at a CAGR of 15.3% from 2015 to 2020 and reached TRY 866 billion in 2020. The market is projected to grow at a CAGR of 15.7% in the period 2020 to 2025 and to approximately TRY 1,798 billion based on a forecast from ADL.

        Turkey's e-commerce market (exclusive of services, travel and betting) has grown significantly faster than the broader retail market, at a CAGR of 46.1% from 2015 to 2020, reaching a total market size of TRY 88 billion in 2020 (in terms of gross merchandise value excluding cross-border sales, B2B sales, VAT and services (e.g., food delivery); not excluding returns), according to ADL. E-commerce penetration has more than tripled during the same time period from 3.1% of the overall retail market in 2015 to 10.1% in 2020, according to ADL. Low e-commerce penetration in Turkey suggests significant room for growth when compared to penetration in other similar large markets, with South Korea at 35.8% and China at 27.3%, closely trailed by the UK with 24.2% and the US with 20.3%, and with Poland at 14.4%, Brazil at 13.9%, Germany at 13.6% and Russia at 10.5% in 2020 based on Euromonitor1 data. See "Market and Industry Data."

        The strong historical and projected growth of e-commerce sector is underpinned by: (1) nationwide internet infrastructure with 78% internet penetration2 among the population between the ages of 16 and 74, according to Turkstat, and 77% smartphone penetration, according to Euromonitor3, in 2020; (2) high credit & debit card penetration with 91% credit card penetration and 225% debit card penetration in 2020 according to BKM (where penetration is calculated by dividing the number of credit and debit cards, respectively, by the population of Turkey); (3) well-established logistics infrastructure with high quality highways, railway networks, airports and seaports enabling nationwide delivery of orders (4) based on ADL projections, online e-commerce is projected to grow 35% CAGR from 2020 to 2025, with offline retail projected to grow by only 13% in the same period and as a result, e-commerce has grown to 10.1% of total retail commerce in Turkey as of 2020 and is expected to continue to grow as a share of total retail through 2025.

        As internet penetration and proliferation of smartphones increase, the number of consumers shopping online is expected to reach 44 million in 2025 compared with 26 million in 2020, implying 69% of the Turkish population between the ages of 16 and 74 will become online shoppers by that time, resulting in an e-commerce market size of TRY 397 billion (in terms of gross merchandise value excluding cross-border sales, B2B sales, VAT and services (e.g., food delivery); not excluding returns) and e-commerce penetration of 22.1% by 2025 based on ADL's forecast.

        Our results of operations, in particular our GMV, sales of goods revenue and services revenue, as well as our profitability are dependent on the growth in GDP and GDP per capita growth in Turkey in addition to the growth in the Turkish retail market and e-commerce market penetration. The Turkish economy's real GDP grew at a CAGR of 5.2% from 2010 to 2020 based on data from Turkstat, and the Turkish retail and e-commerce markets grew at a CAGR of 15.3% and 46.1%, respectively, between 2015 and 2020 according to ADL. Supported by the strong macroeconomic landscape, our GMV grew at a CAGR of 82% from TRY 5.1 billion in 2018 to TRY 17.0 billion in 2020 which in turn resulted in a revenue growth at a CAGR of 81% in the same period.

Growth and Engagement of our Customers

        Our ability to generate revenues and profits mainly depends on increasing purchase frequency, customer loyalty and expanding our Active Customer base, which depend on our success in improving the customer experience through expanded logistics and fulfillment capabilities, developing and

1
Euromonitor, Retailing 2021 ed.
2
Internet penetration is defined as the percent of the population between the ages of 16 and 74 that have used the internet within the last 3 months.
3
Euromonitor, Economies and Consumers data, March 2021

improving our platform and offering new products and services. For the years ended December 31, 2018, 2019 and 2020, our financial results have benefited from customer retention and an increased frequency of orders (3.1, 3.5 and 3.9 purchases per customer, respectively), and we believe our leading brand, hybrid commerce model with a unified 1P and 3P catalogue, and strong customer and merchant value propositions create powerful network effects.

        Our increasing selection of products and services, as well as price competitiveness, is another factor that contributes to attract a growing total Active Customer base and increase the frequency of transactions on our platform, which in turn draws more merchants and further enhances our customer value proposition. As of December 31, 2020, there were over 44 million SKUs on our platform (compared to 20.4 million SKUs in 2018) across 32 different categories. As a result of our wide variety of products, we believe we have been able to achieve attractive prices in Turkish e-commerce market. Based on GFK independent consumer research, 77% of online shoppers in Turkey rated our prices favorably (Question asked: "Please rate the following six e-commerce platforms for price from 1 to 5, 5 being the most positive performance", a response of 4 or 5 is considered favorable). In addition, our proprietary data and insights collected over the last 20 years enable us to understand the needs of our customers and merchants and help us develop new services, expand into new verticals, and continuously innovate and strengthen our value proposition reinforcing this network effect.

        Thanks to these efforts, we had a market leading NPS, an index ranging from (100) to 100 that measures the willingness of customers to recommend a company's products or services to others of 66 for the three months ended March 31, 2021 (52, 49, 56 in 2018, 2019 and 2020, respectively), and have been elected Turkey's favorite e-commerce brand several times by MediaCats' Lovemark and have won several other awards since 2015 for our e-commerce platform achievements and in customer excellence, which we believe is an indicator of our strong customer satisfaction. Further, we have reduced the rate at which customers raise customer services inquiries through our ticketing system from 6.4% of orders in 2019, to 5.1% in 2020 and to 2.6% in the first quarter of 2021.

        To ensure increased customer retention, we launched our Loyalty Club in August 2020. As of December 31, 2020, we had more than 230 thousand customers admitted to our Loyalty Club since its launch. Admissions to our Loyalty Club are made to create sustainable and recurring revenue, by increasing the purchase frequency of our customers. On average, Loyalty Club members bought approximately 2.5 times more frequently on a monthly basis compared to our non-Loyalty Club customers from its launch in August 2020 to December 31, 2020. In addition, one of the main drivers of our GMV growth has been the increase in our customers' order frequency as we expanded our product and service offerings. We aim to leverage the deep understanding of our customers' preferences, which we have been building up over the years, and our advanced in-house lifecycle management engines powered by artificial intelligence and deep-learning technologies to drive higher engagement and retention of customers and frequency of transactions on our platform. Approximately 13% of orders in 2020 included products that were recommended by our proprietary recommendation engine. As a result of these initiatives, in the period under review, we increased the frequency of orders on our platform from 3.1 in 2018 to 3.5 in 2019 and 3.9 in 2020. This increase drove an increase in our GMV, which in turn, during the period under review contributed to an increase in our revenue. In 2019, we observed a frequency increase of 11% which contributed to the increase in our revenues of 33.2% as compared to 2018. Similarly in 2020, we observed a frequency increase of 12% which contributed to the increase in our revenues of 144.9%.

        To track customer growth and engagement, we perform cohort analysis, where we group our Active Customers based on the year of their first purchase through our platform and track GMV generated per cohort customer as well as their order frequency. Since 2013, we observed a growing trend in GMV per cohort Active Customer. In the first year of purchase, our GMV per cohort customer in 2020 increased by 52% as compared to 2019.

        Since 2013, we also observed a growing trend in order frequency per cohort Active Customer. In the first year of purchase, frequency per cohort customer in 2020 increased by approximately 11% compared to 2019.

        The figures below indicate the GMV per cohort Active Customer and the average number of orders placed by cohort customer per year:

(1)
Refers to GMV for a particular Active Customer cohort (2013-2020) in the respective year (Years 0-7), divided by the total number of Active Customers in that cohort.

(2)
Order frequency denotes the total number of orders placed by the Active Customer cohort (2013-2020) placed in the respective year (Years 0-7) divided by the total number of Active Customers in that cohort.

(3)
Year 0 is the year in which the Active Customers of each cohort made their first order, while Year 1, Year 2, Year 3, Year 4, Year 5, Year 6 and Year 7 refer to the relevant subsequent years of each Active Customer cohort's life.

        The below charts indicate our GMV growth and growth in our Active Customer base between 2018 and 2020:

        Our results of operations, in particular our GMV, sales of goods revenue and services revenue, as well as our profitability are dependent on our ability to retain and grow our customer base, in addition to our ability to increase our customers' purchase frequency. We continuously strive for growing our customer base while we also target to increase customer retention and frequency to maintain our leading position in Turkey.

Number of Merchants and the Assortment Offered on our Platform

        Within our Marketplace operations, we have one of the largest merchant bases in Turkey, with approximately 45 thousand Active Merchants as of December 31, 2020, having become a "one-stop-shop" and one of the most attractive digital platforms for merchants to access consumers across Turkey. As of December 31, 2018, 2019 and 2020, and three months ended March 31, 2021, our Marketplace, which is based on a 3P model relying on merchants, represented approximately 58%, 66%, 59% and 70% of our total GMV, respectively. In order to ensure high quality standards we have strict policies that allow us to monitor merchants' end-to-end operations and performance on our platform.

        Our success depends on our ability to continue to innovate and provide products and services that are attractive to existing or new merchants. We are constantly upgrading our technology to provide improved performance, increased scale and better integration among our core businesses and complementary value-added services to our merchants (see "Business—Our Value Added Services"). Adopting new technologies, upgrading our online platform and technology infrastructure and maintaining and improving our technology infrastructure require significant investments of time and resources, including adding new hardware, updating software and recruiting and training new engineering personnel, which result in increased operational expenses. On the other hand, these initiatives also enable us to grow our customer base and increase purchase frequency, which results in an increase in our GMV, revenues and accordingly our profit. Between 2018 and 2020, our Active Merchant base grew at a CAGR of over 90%. The growth in our Active Merchant base enabled us to increase our product selection with competitive pricing. As a result, we were able to increase our GMV and therefore increase our services revenues. In 2019, we observed growth in our Active Merchant base of 73% which contributed to the overall increase in our services revenues of 89.3%. Similarly in 2020, we observed growth in our Active Merchant base of approximately 111% which contributed to the increase in our services revenues of 144.9%.

        The below illustration indicates the growth in our Active Merchants from 2016 to 2020.

        The below illustration indicates our Marketplace GMV growth by Active Merchant cohort indexed to their first year of sales by Active Merchant cohort from 2016 to 2020.

(1)
Refers to Marketplace GMV for a particular Active Merchant cohort (2016-2019) in respective year (Years 0-4), divided by the total number of Active Merchants in that cohort, indexed to Year 0.

(2)
2015 cohort members are added to 2016 cohort members since Marketplace only launched by the end of 2015.

(3)
Year 0 is the year in which the active merchants of each cohort made sold their first order, while Year 1, Year 2, Year 3, Year 4 refer to the relevant subsequent years of each active merchant's cohort's life.

        Our results of operations, in particular our GMV, sales of goods revenue and services revenue, as well as our profitability are dependent on our ability to retain and grow our customer base, in addition to our ability to increase our customers' purchase frequency.

        To attract and retain merchants, we offer a highly-attractive online platform that had 33 million members, and 9 million Active Customers as of December 31, 2020. In our Marketplace, we offer a wide assortment of products and intend to continue expanding our catalog to strengthen our position as a one-stop shop for all of our customers' shopping needs. We organize the listings in our platform in what we believe is an intuitive and easy-to-use directory that facilitates the browsing and viewing of listings. As of December 31, 2020, there were over 44 million SKUs on our platform (compared to 20.4 million SKUs in 2018) across 32 different categories.

        As of December 31, 2020, of our approximately 45 thousand Active Merchants, approximately 42 thousand were small and medium enterprises ("SMEs"), whereas the remaining approximately 3 thousand were key account merchants. Key account merchants enable us to provide products from top brands, high volumes and quality whereas SMEs provide us with product assortment and variety.

Efficiency of our Logistics Infrastructure

        Our logistics infrastructure comprises a network of six fulfillment centers across Turkey, including our Gebze fulfillment center which is one of the largest dedicated e-commerce operation centers in the neighboring region in terms of square meters. Our fulfillment centers, including regional warehouses encompass a total area of more than 120 thousand square meters.

        To complement our logistics infrastructure responsible for delivery and fulfillment, we also provide last-mile delivery services. As of March 31, 2021, HepsiJet services were available in 63 cities in Turkey serving to approximately 95% of Turkey's population. By June 30, 2021, we aim for HepsiJet to serve in all 81 cities in Turkey. As of March 31, 2021, HepsiJet operated 115 cross-docks, with a target to expand to over 150 cross-docks (parcel transfer centers) throughout Turkey with approximately 3,500 carriers by the end of 2021 (carriers increased 13 times from December 2017 to December 2020). All our carriers (i.e., motorcycle and truck carriers) are crowd-sourced (i.e., we subcontract carriers who use their own vehicles for this service). We are an end-to-end ecosystem with full in-house capabilities across fulfillment, logistics and last mile delivery in Turkey.

        We believe that our logistics infrastructure is an important pillar of our success and enables us to improve the customer experience. We further enhance this infrastructure advantage by applying technology to increase operational and cost efficiency, with examples such as AI-driven route optimization capabilities for HepsiJet drivers and advanced fulfillment center automation.

        Our operating expenses are, in part, dependent on our shipping and packaging expenses, which are correlated with a number of factors, including volume of orders and levels of utilization of our fulfillment centers. Additionally, availability and efficiency of our HepsiJet services are one of the key factors affecting our ability for last-mile delivery services. We believe further expansion of our HepsiJet last-mile services which is supported by our existing logistics infrastructure, will give us an ability to provide fulfillment and delivery services in a more efficient and cost-effective manner, resulting in decreased operational expenses and therefore increased profits.

Our Ability to Leverage our Growing Scale

        Our ability to retain our position in the Turkish e-commerce market is dependent on our ability to retain, grow and expand our core e-commerce business, as well on our ability to expand our services to adjacent services. In our Marketplace and Direct Sales operations, our ability to retain (i) our leading position based on aided brand awareness of 96% in 2020 (FutureBright Research Brand Health Report), (ii) high levels of traffic (179 million average monthly visits in 2020), and (iii) our wide selection of product offering (over 44 million SKUs across 32 different categories in 2020) will affect our results of operations, in particular our GMV, revenue and profitability. To enable this, we have dedicated marketing teams that cover our advertising and marketing needs across all product categories and channels. Our marketing organization is designed to explicitly address brand marketing, growth and data and commercial marketing functions across teams. In addition, as our business has been driven by technology and data since its inception, we aim to leverage data and technology to provide the best experience to our users. For this purpose, our engineering and technology teams focus on security, availability, scalability and performance of our technology infrastructure while preparing new product features across our website and mobile applications. Our technology department is essential to our ability to implement our strategy and maintain our leading position in the Turkish e-commerce market.

        In addition, we expanded our commerce platform in 2020, and developed an ecosystem of services centered on making people's lives easier. The ecosystem we have been building includes HepsiExpress, HepsiPay, HepsiJet, HepsiLojistik, HepsiMat, HepsiAd, HepsiGlobal and HepsiFly as of the date of this prospectus. We aim to take advantage of the natural synergies that exist between our services and increase adoption amongst our customer base. Greater utilization of our resources will drive further improvements in our unit economics.

        As of the date of this prospectus, we have launched HepsiExpress, HepsiJet, HepsiLojistik, HepsiMat and HepsiGlobal (inbound). We are currently developing HepsiGlobal (outbound), HepsiFly, HepsiAd and HepsiPay, with each expected to launch later in 2021.

        We launched HepsiExpress in 2020 as an expansion into grocery and essentials delivery services, embedded within the Hepsiburada application. Our short- to medium-term expansion plan is to reach a team of over 2,000 (including outsourced picking and delivery agents) with coverage of over 50 cities in Turkey, delivering groceries and essentials from more than 100 retailers and more than 3,000 stores. We are planning further expansion to deliver personal care products and goods from pet shops.

        We launched HepsiJet in 2017 to provide last-mile delivery logistics. As of March 31, 2021 we operated 115 cross-docks across 63 cities in Turkey, which we aim to expand to more than 150 cross-docks by the end of 2021 and nationwide HepsiJet coverage by June 30, 2021.

        As of March 31, 2021, we operated six fulfillment centers with a total area of over 120 thousand square-meters. We launched our 24/7 fulfillment operations as "HepsiLojistik" in 2020. With the launch of HepsiLojistik we expanded our fulfillment operations and made fulfillment services available to merchants in our Marketplace operations for a fee. In the future we aim to scale up HepsiLojistik by enhancing automation at our fulfillment centers. We also rebranded our "click-and-collect" services as HepsiMat in 2020, which provides pick-up and drop-off ("PUDO") logistics services.

        We launched HepsiGlobal in 2020, which is our international cross-border infrastructure that enables cross-border (both inbound and outbound) sales operations. As of December 31, 2020, we launched the inbound limb of our HepsiGlobal, which is integrated within the Hepsiburada application, so that customers in Turkey are now able to purchase long-tail products (i.e., a large variety of hard-to-find items offered to many customers, each in small quantities, as opposed to bulk sales of popular items) that are sold by merchants located outside of Turkey. Our target is to grow to offer approximately one million SKUs through HepsiGlobal by the end of 2021. From 2021 onwards, we aim to launch and reinforce the outbound limb of this service to enable merchants in Turkey to make sales outside of Turkey.

        In addition, we are developing HepsiFly, which is designed to provide our customers with an option to make airline ticket and hotel bookings, buy package tours, travel insurance and cancellation policies. For our HepsiFly services, we acquired a tourism agency license in February 2021 and HepsiFly went partially live in April 2021, initially focusing on airline tickets services with its full functionality still under development as travel restrictions related to COVID-19 are relaxed.

        We are also developing HepsiAd, which is designed as self-service advertising solutions for merchants as a service to promote their sales on our platform.

        Lastly, we are developing HepsiPay, which is a payment tool that will enable, upon its launch, instant money transfers between users, instant returns, cancellations and cashback and digital wallet and payment gateway capabilities. HepsiPay is designed to be a "companion wallet" to mobilize, spend, transfer and save money in a flexible manner across online and offline channels. We target delivering core capabilities by the end of 2021 with the goal, over time, of HepsiPay becoming the main payment facilitator for purchases on our platform, while also growing payment volumes in offline channels.

        Once these newly-developed services are fully-operational (and services still in development become operational), we expect them to sustain and leverage our existing customer base and support our growth. We expect HepsiExpress and HepsiGlobal (inbound) to begin to contribute to our GMV in the short to medium-term. As we expand our offerings and further develop our new businesses, we are also increasing our operating costs and capital expenditures, which to date have included, among other things, (i) costs related to personnel, tech development as well as marketing costs primarily for HepsiExpress, HepsiPay, HepsiGlobal, HepsiFly and HepsiAd, and (ii) costs related to leasing of property and equipment and leasehold improvements primarily for HepsiJet, HepsiLojistik. We anticipate such operating costs and capital expenditures will grow in line with our historical trends. In the near term we expect to prioritize the expansion and development of HepsiExpress, HepsiJet and HepsiPay and therefore these businesses are expected to receive a relatively larger proportion of our increased marketing, delivery expenses as well as research and development headcount. Although, we believe that in the near term these strategic investments are likely to have a negative impact on our margins and cash flow generation given their levels of maturity, growth rates, and scale, in the long term we believe these investments will enhance our market leading position and positively impact our total revenue, gross profits and Free Cash Flow.

COVID-19 Impact

        In the three months ended March 31, 2021 and 2020, our financial results were positively impacted by a considerable shift to online shopping by Turkish customers in response to the COVID-19 pandemic. GMV grew for the three months ended March 31, 2021 by 95%, compared to the three months ended March 31, 2020, the year ended December 31, 2020 by 111%, compared to the year ended December 31, 2019 and GMV grew 56% for the year ended December 31, 2019 compared to the year ended December 31, 2018. The impact of the COVID-19 pandemic on consumer behavior led to significant increases in GMV growth in 2020 and in the three months ended March 31, 2021, which impacts the comparability of results of operations between the year ended December 31, 2018 and 2019, and the year ended December 31, 2020 and the three months ended March 31, 2020 and in the three months ended March 31, 2021. See "Market and Industry Data."

        COVID-19 has led to significant global disruptions that not only which affected our business, but also our customers, merchants and suppliers. See "Risk Factors—Risks Relating to Our Business and Industry—The COVID-19 pandemic has affected and may continue to negatively affect certain of our business activities and results. Any future occurrence of natural disasters, epidemics, pandemics or other outbreaks, or other catastrophic events could also materially and adversely affect our business, results of operations or financial condition." As of the date hereof, COVID-19 has spread widely around the world and new variants of the virus have emerged, resulting in the implementation of significant governmental measures in Turkey and globally, including lockdowns of manufacturing and logistics facilities, closures of businesses and offices, quarantines of individuals, and travel bans.

        Similar to the global trend, the COVID-19 pandemic led consumers in the Turkish market to shift to e-commerce as a result of social distancing measures, with a consequential growth in demand for our products and services. This was primarily supported by the change in customer behavior where consumers have adopted online shopping behavior during the pandemic, which we expect to become permanent. As a result of social distancing, e-commerce orders for groceries and other essential products have also increased significantly.

        Although COVID-19 has generally been a significant driver for customer adoption and growth of e-commerce services, the pandemic and the measures to contain its spread have resulted in business and manufacturing disruptions in Turkey, impacted the business activities of our e-commerce suppliers, merchants, and other ecosystem participants (such as logistics networks and payment channels in the affected markets), and disrupted the global supply chain.

        We continue to closely monitor the impact of COVID-19 on our business and operations. The pandemic and related actions taken by governments to limit its spread could cause a temporary closure of our operational facilities, interrupt our fulfillment, delivery or logistics systems or severely impact the behavior and operations of our merchants, customers, and suppliers. As COVID-19 continues to evolve, the extent of its impact on our business in future periods remains uncertain.

Seasonality

        Our business is affected by seasonality, which historically has resulted in higher sales volume during the fourth quarter of the year compared to the other quarters, and we expect this to continue. Higher sales during the fourth quarter of the year are mainly attributable to the increased demand for products during the peak New Year season in December, as well as Legendary Friday (Efsane Cuma)

sales in November. In the weeks of Legendary Friday in 2020, our average daily sales was 4.3 times higher than our average daily sales for the remainder of 2020. As a result of peak seasonal sales, as of December 31 of each year, our cash and cash equivalents balances typically reach an elevated level (other than as a result of cash flows provided by or used in investing and financing activities). This operating cycle results in a corresponding increase in accounts payable, combined with a decrease in inventories, as of December 31. Our accounts payable balance generally declines during the first month of each year, resulting in a corresponding decline in our cash and cash equivalents balances. We typical experience our lowest sales during the months of July and August due to decreased frequency and traffic on our platform during the summer vacation months. See "—Liquidity and Capital Resources".

        Our results of operations and cash flows may fluctuate significantly as a result of a variety of factors, including those described above.

Exchange Rate Volatility

        We are exposed to foreign exchange rate risks between Turkish Lira and U.S. dollars. Although our income, expenses, assets and liabilities are primarily denominated in Turkish Lira, we also maintain non-Turkish Lira denominated assets and liabilities, primarily in U.S. dollars. As of December 31, 2018, 2019 and 2020 we maintained Turkish Lira equivalent assets in U.S. dollars of TRY 112.5 million, TRY 245.4 million and TRY 280.4 million, respectively, primarily consisting of cash and cash equivalents. As of the same periods, we maintained Turkish Lira equivalent liabilities in U.S. dollars of TRY 139.2 million, TRY 155.6 million and TRY 246.7 million, respectively, primarily consisting of trade payables and payables to merchants and due to related parties.

        As at December 31, 2018, 2019 and 2020, if the U.S. dollar had strengthened or weakened by 10% against the Turkish Lira, with all other variables held constant, loss before income taxes would have been TRY 2,673,154 lower/higher, TRY 8,983,025 lower/higher and TRY 3,374,370 lower/higher, respectively, in each case as a result of foreign exchange losses/gains on the translation of U.S. dollar assets and liabilities. We do not currently undertake any currency hedging to manage our exposure in Turkey to changes in foreign exchange rates because such hedging strategies are not available on commercially reasonable terms. Consequently, any sudden and significant changes in foreign exchange rates may have an adverse impact on our financial condition, revenue and results of operations.

Segments

        Our Company is comprised of one reportable segment, namely e-commerce operations, therefore we do not present any segmental information in our financial statements.

Key Indicators of Operating and Financial Performances

        We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe these non-IFRS and operational measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with IFRS. The following measures used by our management to monitor and manage operational risk and financial performance. For information regarding the definitions, calculation and use of the Non-IFRS financial measures and KPIs, some of which are APMs, see "Summary Consolidated Financial and Other Data—Non-IFRS Financial Measures", "Presentation of Financial and

Other Information—Use of Non IFRS Financial Measures" and "Presentation of Financial and Other Information—Key Operating Performance Indicators."

	For the three months ended March 31,		For the year ended December 31,
	2021	2020	2020	2019	2018
GMV (TRY in billions)	4.5	2.3	17.0	8.0	5.1
Marketplace GMV (TRY in billions)	3.1	1.4	10.0	5.3	3.0
Share of Marketplace GMV (%)	70	63	59	66	58
Revenues (TRY in billions)	1.4	0.8	6.4	2.6	2.0
Gross Contribution (TRY)	420,377,105	232,940,665	1,526,578,237	756,626,385	436,089,229
Gross Contribution Margin (%)	9.3	10.1	9.0	9.4	8.5
EBITDA (TRY)	(103,675,349)	14,811,415	(87,829,111)	167,401,277	26,741,026
EBITDA as a percentage of GMV (%)	(2.3)	0.6	(0.5)	2.1	0.5
Free Cash Flow (TRY)	(158,785,626)	60,467,226	341,413,049	310,439,626	118,994,289
Number of orders (in millions)	9.2	6.0	34.8	22.3	14.9
Active Customers (in millions)	—	—	9.0	6.5	4.8
Net Working Capital (TRY)	(1,133,637,759)	—	(1,160,309,570)	(663,998,273)	(459,490,310)

Components of Our Results of Operations

Revenues

        Our revenues consist of:

  (i)
  sales of goods revenue generated under our 1P-model Direct Sales operations;

  (ii)
  marketplace revenues comprising (a) Marketplace commission, (b) transaction fees and (c) other contractual charges to the merchants;

  (iii)
  delivery services revenue generated under both 3P-model Marketplace and 1P-model Direct Sales operations, as well as delivery services provided to third parties outside our online platform; and

  (iv)
  other revenue generated from the use of our value-added services.

Sales of goods

        We generate revenue from sales of goods in our 1P-model Direct Sales operations, by which we purchase goods from our suppliers and sell them to our customers. In our Direct Sales business, we act as a principal and initially recognize revenue from the sales of goods on a gross basis at the time of delivery of the goods to our customers. Our customers have a right to return goods within 14 days from delivery and we ultimately recognize our sales of goods revenues net of return and cancellation allowances. We estimate future returns for the sales and we recognize a liability for the expected returns, as necessary.

Marketplace revenue

        Our marketplace revenues consists of (a) Marketplace commission, (b) transaction fees and (c) other contractual charges to the merchants where:

  (a)
  Marketplace commission represents commission fees charged to merchants for selling their goods on our Marketplace, where upon sale of the goods, we charge our merchants a fixed rate commission based on the transaction value. We recognize Marketplace commission, net of returns and discounts, at the completion of the order delivery.

  (b)
  Transaction fees are charged to our merchants for each order received by them through our platform. Such fees are recognized as revenue at completion of the order;

  (c)
  Other contractual charges represent the charges to the merchants for late deliveries and cancelled orders. Such fees are recognized as revenue at the time the contractual rights are established.

Delivery services revenue

        The delivery services are charged to our merchants, customers and suppliers, as the case may be, in both Marketplace and Direct Sales operations. Charges for delivery services also include revenue generated from last-mile delivery services to third parties (through our HepsiJet services).

Other services revenue

        Other service revenue primarily comprise advertising revenues, and other commission revenues.

GMV

        We track our gross merchandise value which refers to the total value of orders/products sold through our platform over a given period of time (including VAT without deducting returns and cancellations), including cargo income (shipping fees related to the products sold through our platform) and excluding other service revenues and transaction fees charged to our merchants.

        GMV is the driver of our revenue, as a majority of our revenue is a function of our GMV. From time to time, the proportion between the sales through our Direct Sales and Marketplace businesses may change, which does not impact our GMV, however, these variations will impact our revenue. In our Direct Sales business we recognize revenue on a gross basis, net of return and cancellation allowances and in our Marketplace business we recognize revenue on a net basis, representing commission fees earned.

        Accordingly, we measure the volume of our operations not on the basis of revenue, but rather on the basis of our GMV, which also includes cargo income (related to the products sold over our platform) and returns and cancellations, which are correlated with the volumes of goods sold on our platform.

Operating Expenses

        Our operating expenses comprise (a) cost of inventory sold, (b) shipping and packaging expenses, (c) payroll and outsource staff expenses, (d) advertising expenses, (e) technology expenses, (f) depreciation and amortization and (e) other operating expenses (net); where:

  (a)
  Cost of inventory sold consists of the purchase price of products, including supplier rebates and subsidies, write-downs and losses of inventories in our Direct Sales business. The cost of inventory sold also comprises inbound shipping costs that are already embedded in the purchase price of products;

  (b)
  Shipping and packaging expenses primarily consist of outbound shipping, logistics and packaging costs;

  (c)
  Payroll and outsource staff expenses primarily consist of all payroll and related expenses in addition to costs related to our outsourced personnel, however, payroll expenses for certain employees in the technology team who are responsible for website development are capitalized in our financial statements. Therefore our payroll and outsource stuff expenses excludes costs related to such employees;

  (d)
  Advertising expenses primarily consist of advertising costs, including digital and performance marketing efforts through search engines and sites in order to attract customers and merchants to our platform;

  (e)
  Technology expenses primarily consist of costs related to our information technology infrastructure, including the costs associated with maintaining our online platform, data centers and other operational expenses pertaining to our technological infrastructure;

  (f)
  Depreciation and amortization primarily consist of depreciation and amortization costs incurred in relation to our property and equipment, intangible assets and right of use assets;

  (g)
  Other operating expenses, net consists of expenses related to utilities, consultancy, rent expenses, credit card processing, insurance, vehicle fuel, credit card chargebacks, internet line, irrecoverable value added tax, maintenance expenses, stationary, travel, provision for doubtful receivables and other expenses, netted off with other operating income.

Financial income

        Financial income consists of foreign currency exchange gains, interest income and other income.

Financial expenses

        Financial expenses consist of commission expenses due to early collection of credit card receivables, foreign currency exchange losses, interest expenses on bank borrowings, interest expenses on purchases, interest expenses on lease liabilities and other expenses.

Taxation on Income

        Taxation on income consists of tax calculated at enacted tax rate, effect of disallowable expenses, deferred income tax assets not recognized. We are subject to Turkish corporate income tax, and set aside tax provisions in our financial statements for the estimated charge based on its results for the period. Corporate tax is applicable to the taxable corporate income, which is calculated based on the statutory accounting profit by adding back the non-deductible expenses, and by deducting the tax-exempt earnings, other exempt income and other deductions (e.g., losses in previous periods, investment incentives utilized, specific allowances). The corporate income tax rate in Turkey was temporarily increased by 200bps to 22.0% to be applicable for the years 2018, 2019 and 2020. As of the date of this prospectus, the corporate income tax rate in Turkey is applied at 25% applicable for taxable corporate income recognized in 2021 and for taxable corporate income recognized in 2022, it will be applied at a rate of 23%.

Results of Operations

        Below are our results of operations for the years ended December 31, 2020, 2019 and 2018 and the three months ended March 31, 2020 and 2021.

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
	(unaudited)		(audited)
	(Turkish Lira)
Revenues	1,385,835,317	836,638,395	6,375,726,545	2,603,735,368	1,955,312,749
Cost of inventory sold	(965,458,212)	(603,697,730)	(4,849,148,308)	(1,847,108,983)	(1,519,223,520)
Shipping and packaging expenses	(160,974,319)	(71,411,952)	(540,496,136)	(195,352,060)	(132,080,741)
Payroll and outsource staff expenses	(227,318,424)	(58,184,977)	(325,232,933)	(180,787,497)	(129,994,224)
Advertising expenses	(96,068,436)	(68,265,382)	(646,152,950)	(151,517,076)	(92,685,779)
Technology expenses	(12,750,709)	(6,526,280)	(31,717,181)	(21,841,556)	(20,580,102)
Depreciation and amortization	(27,146,528)	(19,493,687)	(93,182,568)	(66,286,580)	(78,272,531)
Other operating expenses net	(26,940,566)	(13,740,659)	(70,808,148)	(39,726,919)	(34,007,357)

Operating (loss)/profit	(130,821,877)	(4,682,272)	(181,011,679)	101,114,697	(51,531,505)
Financial income	52,999,166	27,669,418	102,912,713	40,517,901	66,616,887
Financial expenses	(159,502,321)	(79,911,871)	(396,416,767)	(273,279,582)	(176,407,785)

Loss before income taxes	(237,325,032)	(56,924,725)	(474,515,733)	(131,646,984)	(161,322,403)
Taxation on income	—	—	—	—	—

Loss for the period	(237,325,032)	(56,924,725)	(474,515,733)	(131,646,984)	(161,322,403)

Items that will not be reclassified to profit or loss:
Actuarial losses arising on remeasurement of employment termination benefits	(1,375,301)	(281,588)	(1,983,772)	(1,222,438)	(1,083,478)

Total comprehensive loss for the period	(238,700,333)	(57,206,313)	(476,499,505)	(132,869,422)	(162,405,881)

Three months Ended March 31, 2021 compared to three months ended March 31, 2020

Revenue

        Below is our revenue, broken down by source, for the three months ended March 31, 2021 and 2020 and as a percentage of total revenue:

	Period ended March 31,
	2021		2020
					Change
		% of Revenues		% of Revenues
					Amount	%
	(Turkish Lira, except percentages)
Sales of goods	1,056,382,445	76.2	656,897,675	78.5	399,484,770	60.8
Marketplace revenues	168,371,453	12.1	104,078,156	12.4	64,293,297	61.8
Delivery services revenue	155,236,022	11.2	68,565,592	8.2	86,670,430	126.4
Other	5,845,397	0.4	7,096,972	0.8	(1,251,575)	(17.6)

Revenues	1,385,835,317	100.0	836,638,395	100.0	549,196,922	65.6

        Our revenue increased by TRY 549,196,922 or 65.6%, to TRY 1,385,835,317 in the three months ended March 31, 2021, from TRY 836,638,395 in the three months ended March 31, 2020. This increase was primarily attributable to a TRY 399,484,770 or 60.8% increase in our revenues generated from sales of goods, a TRY 86,670,430 or 126.4% increase in our delivery services revenues and TRY 64,293,297 or 61.8% increase in our marketplace revenues.

        The increases in our revenues generated from sales of goods, marketplace revenues and delivery service revenue were primarily attributable to the growth in the number of orders from 6 million in the three months ended March 31, 2020 to 9.2 million in the three months ended March 31, 2021 (representing an increase of 54%). The increase in our delivery services revenue was also attributable to an increase of 239.6% in the revenue generated from our delivery services provided to third parties under our HepsiJet service due to increased expansion of our HepsiJet services.

Operating Expenses

        Below are our operating expenses, broken down by category, for the three months ended March 31, 2021 and 2020 and as a percentage of total revenue:

	Period ended March 31,
	2021		2020
					Change
		% of Revenues		% of Revenues
					Amount	%
	(Turkish Lira, except percentages)
Cost of inventory sold	(965,458,212)	69.7	(603,697,730)	72.2	361,760,482	59.9
Shipping and packaging expenses	(160,974,319)	11.6	(71,411,952)	8.5	89,562,367	125.4
Payroll and outsource staff expenses	(227,318,424)	16.4	(58,184,977)	7.0	169,133,447	290.7
Advertising expenses	(96,068,436)	6.9	(68,265,382)	8.2	27,803,054	40.7
Technology expenses	(12,750,709)	0.9	(6,526,280)	0.8	6,224,429	95.4
Depreciation and amortization	(27,146,528)	2.0	(19,493,687)	2.3	7,652,841	39.3
Other operating expenses, net	(26,940,566)	1.9	(13,740,659)	1.6	13,199,907	96.1

Operating expenses, net	(1,516,657,194)	109.4	(841,320,667)	100.6	675,336,527	80.3

        Our net operating expenses increased by TRY 675,336,527 or 80.3% to TRY 1,516,657,194 for the three months ended March 31, 2021, from TRY 841,320,667 for the three months ended March 31, 2020.

        This increase was primarily attributable to an increase in our cost of inventory sold, representing an increase of TRY 361,760,482 (or 59.9%). This increase was primarily due to growth in revenues generated from our Direct Sales business.

        The increase in our net operating expenses for the three months ended March 31, 2021 was also attributable to an increase in our payroll and outsource staff expenses (TRY 169,133,447 or 290.7%). This was primarily due to TRY 123,739,938 in provisions accounted for as part of our Incentive Plan. See "Management—Incentive Plan."

        The increase in our net operating expenses for the three months ended March 31, 2021 was also attributable to an increase in our shipping and packaging expenses (TRY 89,562,367 or 125.4%). The increase in our shipping and packaging expenses was primarily attributable to an increase in the total number of orders placed through our platform to 9.2 million in three months ended March 31, 2021 from 6 million in the three months ended March 31, 2020.

        The increase in our net operating expenses for the three months ended March 31, 2021 was also attributable to an increase in our advertising expenses. The increase in our advertising expenses (TRY 27,803,054 or 40.7%) was mainly attributable to an increase in our digital and offline (TV and outdoor) advertising expenses as a result of increased marketing activities, including launch of a set of TV advertisement campaigns. Our marketing activities in three months ended March 31, 2021 were part of a long-term marketing strategy to further strengthen our brand. In addition, the increase in our other operating expenses (TRY 13,199,907 or 96.1%) contributed to the increase in our net operating expenses for the three months ended March 31, 2021. This increase was primarily due to the increase of TRY 10,942,101 in our consultancy expenses, which mainly related to one-off costs for the initial public offering of ADSs.

Financial Income

        Our financial income increased by TRY 25,329,748, or 91.5%, to TRY 52,999,166 for the three months ended March 31, 2021 from TRY 27,669,418 for the three months ended March 31, 2020. This increase was primarily attributable to a TRY 17,556,616 or 75.7% increase in foreign exchange gain for the three months ended March 31, 2021. This was due to the appreciation of the U.S. dollar against the Turkish Lira compared to the three months ended March 31, 2020, which resulted in higher foreign exchange gains from our U.S. dollar denominated bank deposits. The increase in our financial income in three months ended March 31, 2021 was also supported by an increase in our interest income on credit sales from TRY 2,533,823 in the three months ended March 31, 2020 to TRY 7,708,120 in the three months ended March 31, 2021 (representing an increase of 205.5%). This was due to a change in our free of charge installment option policy, enabling us to charge cost of installments to our customers electing to pay with prolonged installments. The increase in interest income on credit sales was also supported by the increase in our GMV.

Financial Expenses

        Our financial expenses increased by TRY 79,590,450, or 99.6%, to TRY 159,502,321 for the three months ended March 31, 2021 from TRY 79,911,871 for the three months ended March 31, 2020. This increase was primarily attributable to a TRY 35,678,769 or 87.4% increase in commission expenses due to early collection of credit receivables which was mainly due to the growth in our GMV as well the increase in annual effective interest rates. The increase was also attributable to a TRY 19,376,209 or 143.8% increase in our foreign currency exchange losses for the three months ended March 31, 2021. This was due to the appreciation of the U.S. dollar against the Turkish Lira compared to the three months ended March 31, 2020, which resulted in higher foreign exchange losses from our U.S. dollar denominated trade payables. The increase in our financial expenses in the three months ended March 31, 2021 was also caused by an increase of TRY 16,902,250 or 299.1% in our interest expenses on bank borrowings the three months ended March 31, 2021. This was due to an increase in annual effective interest rates of bank borrowings, as well as increase in the average amount of bank borrowings held in the three months ended March 31, 2021.

Net Loss for the Period

        As a result of the factors discussed above, net loss for the year increased by TRY 180,400,307 or 316.9%, to TRY 237,325,032 in the three months ended March 31, 2021, from TRY 56,924,725 in the three months ended March 31, 2020.

Year Ended December 31, 2020 compared to year ended December 31, 2019

Revenue

        Below is our revenue, broken down by source, for the years ended December 31, 2020 and 2019 and as a percentage of total revenue:

	Year ended December 31,
	2020	2020	2019	2019
					Change
	% of Revenues		% of Revenues
					Amount	%
	(Turkish Lira, except percentages)
Sales of goods	83.2	5,301,942,720	78.7	2,048,020,136	3,253,922,584	158.9
Marketplace revenues	9.5	603,249,026	13.4	350,030,814	253,218,212	72.3
Delivery services revenue	7.0	445,890,930	6.8	176,292,726	269,598,204	152.9
Other	0.4	24,643,869	1.1	29,391,692	(4,747,823)	(16.2)

Revenues	100.0	6,375,726,545	100.0	2,603,735,368	3,771,991,177	144.9

        Our revenue increased by TRY 3,771,991,177 or 144.9%, to TRY 6,375,726,545 in the year ended December 31, 2020, from TRY 2,603,735,368 in the year ended December 31, 2019. This increase was primarily attributable to a TRY 3,253,922,584 or 158.9% increase in our revenues generated from sales of goods and a TRY 253,218,212 or 72.3% increase in our marketplace revenues.

        The increases in our revenues generated from sales of goods and marketplace revenues were primarily attributable to the growth in the number of Active Customers to 9 million as of December 31, 2020 from 6.5 million as of December 31, 2019 (representing an increase of 40%), and the increase in their purchase frequency to 3.9 for the year ended December 31, 2020 from 3.5 for the year ended December 31, 2019 (representing an increase of 12%).

        The increase in our marketplace revenues was also attributable to the growth in the total value of orders processed through our Marketplace, which was mainly driven by an increase in the number of Active Merchants on our Marketplace by more than 2 times (from approximately 21 thousand, to approximately 45 thousand) for the year ended December 31, 2020 compared to the year ended December 31, 2019.

        The increase in our revenues was also attributable to an increase of 152.9% in delivery service revenues from TRY 176,292,726 in 2019 to TRY 445,890,930 in 2020. This increase was due to the increase in the number of orders we received (from 22.3 million in 2019 to 34.8 million in 2020) as well as the increase of 185.7% in the revenue generated from our delivery services provided to third parties under our HepsiJet service.

Operating Expenses

        Below are our operating expenses, broken down by category, for the years ended December 31, 2020 and 2019 and as a percentage of total revenue:

	Year ended December 31,
	2020	2020	2019	2019
					Change
	% of Revenues		% of Revenues
					Amount	%
	(Turkish Lira, except percentages)
Cost of inventory sold	76.1	4,849,148,308	70.9	1,847,108,983	3,002,039,325	162.5
Shipping and packaging expenses	8.5	540,496,136	7.5	195,352,060	345,144,076	176.7
Payroll and outsource staff expenses	5.1	325,232,933	6.9	180,787,497	144,445,436	79.9
Advertising expenses	10.1	646,152,950	5.8	151,517,076	494,635,874	326.5
Technology expenses	0.5	31,717,181	0.8	21,841,556	9,875,625	45.2
Depreciation and amortization	1.5	93,182,568	2.5	66,286,580	26,895,988	40.6
Other operating expenses, net	1.1	70,808,148	1.5	39,726,919	31,081,229	78.2

Operating expenses, net	102.8	6,556,738,224	96.1	2,502,620,671	4,054,117,553	162.0

        Our net operating expenses increased by TRY 4,054,117,553 or 162.0% to TRY 6,556,738,224 for the year ended December 31, 2020, from TRY 2,502,620,671 for the year ended December 31, 2019.

        This increase was primarily attributable to an increase in our cost of inventory sold, representing an increase of TRY 3,002,039,325 (or 162.5%). This increase was primarily due to growth in revenues generated from our Direct Sales business.

        The increase in our net operating expenses in 2020 was also attributable to an increase in our advertising expenses. The increase in our advertising expenses (TRY 494,635,874 or 326.5%) was mainly attributable to an increase in our digital and offline (TV and outdoor) advertising expenses as a result of increased marketing activities, including launch of a set of TV advertisement campaigns. Our marketing activities in 2020 were part of a long-term marketing strategy to further strengthen our brand. We believe increased marketing activities supported us to expand the number of Active Customers during the period.

        The increase in our net operating expenses in 2020 was also attributable to an increase in our shipping and packaging expenses (TRY 345,114,076 or 176.7%). The increase in our shipping and packaging expenses was primarily attributable to an increase in the total number of orders placed through our platform to 34.8 million in 2020 from 22.3 million in 2019, as well as the increase in average shipping prices as a result of engaging local cargo companies with more expensive fees in order to increase customer satisfaction and service quality.

        In 2020, an increase in our payroll and outsource staff expenses (TRY 144,445,436 or 79.9%) also contributed to the increase in our net operating expenses. This was primarily due to an increase in the number of personnel working in our call center (from 170 as of December 31, 2019 to 451 as of December 31, 2020), an increase in the number of employees in our Hepsiburada and HepsiJet operations (from 330 as of December 31, 2019 to 840 as of December 31, 2020) and salary increases (average 21.8%) above the inflation rate (2019 annual average 15.2%) and an increase in the annual bonus coefficient.

Financial Income

        Our financial income increased by TRY 62,394,812, or 154%, to TRY 102,912,713 for the year ended December 31, 2020 from TRY 40,517,901 for the year ended December 31, 2019. This increase was primarily attributable to a TRY 44,957,054 or 359.3% increase in foreign exchange gain. This was due to the appreciation of the U.S. dollar and the Euro against the Turkish Lira compared to 2019, which resulted in higher foreign exchange gains from our U.S. dollar- and Euro-denominated bank deposits. The increase in our financial income in 2020 was also supported by an increase in our interest income on time deposits from TRY 10,717,336 in 2019 to TRY 21,016,415 in 2020 (representing an increase of 96.1%). This was due to an increase in our TRY-denominated time deposits which was due to increased cash generated from our operations, in particular in the period between March 2020 to June 2020 as a result of the COVID-19 pandemic.

Financial Expenses

        Our financial expenses increased by TRY 123,137,185, or 45.1%, to TRY 396,416,767 for the year ended December 31, 2020 from TRY 273,279,582 for the year ended December 31, 2019. This increase was primarily attributable to a TRY 42,170,836 or 172.5% increase in interest expenses on purchases (consisting of interest paid for inventories purchased on deferred settlement terms) which was due to the increase in our Direct Sales compared to 2019. The increase was also attributable to a TRY 40,149,514 or 21.7% increase in commission expenses due to early collection of credit card receivables which was mainly due to the growth in our GMV. The increase in our financial expenses in 2020 was also supported by an increase of TRY 25,446,706 or 131.5% in our foreign currency exchange losses for the year ended December 31, 2020. This was due to higher foreign currency denominated trade payables in 2020 as well as higher foreign currency volatility in 2020 compared to 2019.

Net Loss for the Year

        As a result of the factors discussed above, net loss for the year increased by TRY 342,868,749 or 260.4%, to TRY 474,515,733 in 2020, from TRY 131,646,984 in 2019.

Year Ended December 31, 2019 compared to year ended December 31, 2018

        Unless the context otherwise requires, in the discussion that follows, references to 2019 and 2018 are to the years ended December 31, 2019 and 2018, respectively.

Revenue

        Below is our revenue, broken down by source, for the years ended December 31, 2019 and 2018 and as a percentage of total revenue:

	Year ended December 31,
	2019	2019	2018	2018
					Change
	% of Revenues		% of Revenues
					Amount	%
	(Turkish Lira, except percentages)
Sales of goods	78.7	2,048,020,136	85.0	1,661,672,546	386,347,590	23.3
Marketplace revenues	13.4	350,030,814	10.3	200,648,885	149,381,929	74.4
Delivery services revenue	6.8	176,292,726	4.2	83,156,166	93,136,560	112.0
Other	1.1	29,391,692	0.5	9,835,152	19,556,540	198.8

Revenues	100.0	2,603,735,368	100.0	1,955,312,749	648,422,619	33.2

        Our revenue increased by TRY 648,422,619 or 33.2%, to TRY 2,603,735,368 for the year ended December 31, 2019, from TRY 1,955,312,749 for the year ended December 31, 2018. This increase was attributable to a TRY 386,347,590 or 23.3%, increase in our revenues generated from sales of goods, and TRY 149,381,929 or 74.4% in our marketplace revenues. The increase in our revenues generated from sales of goods and marketplace revenues were primarily attributable to the growth in the number of Active Customers to 6.5 million as of December 31, 2019 from 4.8 million as of December 31, 2018 (representing an increase of 35%), and the increase in their purchase frequency to 3.5 for the year ended December 31, 2019 from 3.1 for the year ended December 31, 2018 (representing an increase of 11%).

        The increase in our marketplace revenues was also attributable to the growth in the total value of orders processed through our Marketplace, which was mainly driven by an increase in the number of Active Merchants on our Marketplace by more than 1.5 times (from 12 thousand, to 21 thousand) for the year ended December 31, 2019 compared to the year ended December 31, 2018.

        The increase in our revenues was also attributable to an increase of 112% in delivery service revenues to TRY 176,292,726 in 2019 from TRY 83,156,166 in 2018. This increase was due to the increase in the number of orders we received (from 14.9 million in 2018 to 22.3 million in 2019).

Operating Expenses

        Below are our operating expenses, broken down by category, for the years ended December 31, 2019 and 2018 and as a percentage of total revenue:

	Year ended December 31,
	2019	2019	2018	2018
					Change
	% of Revenues		% of Revenues
					Amount	%
	(Turkish Lira, except percentages)
Cost of inventory sold	70.9	1,847,108,983	77.7	1,519,223,520	327,885,463	21.6
Shipping and packaging expenses	7.5	195,352,060	6.8	132,080,741	63,271,319	47.9
Payroll and outsource staff expenses	6.9	180,787,497	6.6	129,994,224	50,793,273	39.1
Advertising expenses	5.8	151,517,076	4.7	92,685,779	58,831,297	63.5
Technology expenses	0.8	21,841,556	1.1	20,580,102	1,261,454	6.1
Depreciation and amortization	2.5	66,286,580	4.0	78,272,531	(11,985,951)	(15.3)
Other operating expenses, net	1.5	39,726,919	1.7	34,007,357	5,719,562	16.8

Operating expenses, net	96.1	2,502,620,671	102.6	2,006,844,254	495,776,417	24.7

        Our net operating expenses increased by TRY 495,776,417 or 24.7% to TRY 2,502,620,671 in the year ended December 31, 2019, from TRY 2,006,844,254 in the year ended December 31, 2018.

        This increase was primarily attributable to an increase in our cost of inventory sold, representing an increase of TRY 327,885,463 (or 21.6%). This increase was primarily due to growth in revenues generated from our Direct Sales business.

        The increase in our net operating expenses in 2019 was also attributable to an increase in our shipping and packaging expenses (TRY 63,271,319 or 47.9%). The increase in our shipping and packaging expenses was primarily attributable to an increase in the total number of orders placed through our platform to 22.3 million in 2019 from 14.9 million in 2018. In addition, in the same period, our non-electronic products sales increased resulting in an increase in shipping and packing costs, as shipping and packaging typically costs more in non-electronic products due to item sizes.

        The increase in our net operating expenses in 2019 was also attributable to an increase in our advertising expenses. The increase in our advertising expenses (TRY 58,831,297 or 63.5%) was mainly attributable to an increase in our digital and offline (TV and outdoor) advertising expenses as a result of increased marketing activities, including launch of a TV advertisement campaign. We believe increased marketing activities supported us to expand the number of Active Customers during the period.

        In 2019, an increase in our payroll and outsource staff expenses (TRY 50,793,273 or 39.1%) also contributed to the increase in our net operating expenses. This was primarily due to an increase in the number of personnel working in our call center (from 109 as of December 31, 2018 to 170 as of December 31, 2019), an increase in the number of employees in our Hepsiburada and HepsiJet operations (from 293 as of December 31, 2018 to 330 as of December 31, 2019), salary increases (average 20.5%) above the inflation rate (2018 annual average 16.3%) and an increase in the annual bonus coefficient.

        The increase in our net operating expenses was partially offset by a decrease in our depreciation and amortization expense. The decrease in our depreciation and amortization expense was primarily attributable to the modification in our lease contracts as of January 1, 2019. In 2019, we renegotiated several of our lease contracts which were denominated in foreign currencies with our lessors. As a result of these negotiations, lease contracts were modified and foreign currency denominated lease amounts were amended to TRY denominated lease amounts. Since these amendments have been assessed as a lease modification, we accounted a corresponding adjustment to the right of use assets and lease liabilities amounting to TRY 49,938,883, accordingly the depreciation charge of the fiscal year 2019 remained below the depreciation charges of 2018.

Financial Income

        Our financial income decreased by TRY 26,098,986, or 39.2%, to TRY 40,517,901 for the year ended December 31, 2019 from TRY 66,616,887 for the year ended December 31, 2018. This decrease was primarily attributable to a TRY 30,920,998 or 71.2% decrease in foreign exchange gain. This was due to lesser foreign currency volatility in 2019 compared to 2018 when we experienced higher foreign exchange gains due to higher depreciation of the Turkish Lira against the U.S. dollar in 2018. This decrease was partially offset by an increase in our interest income on credit sales (mainly relating to installments interests collected from the customers in respect to additional credit card installment options used by such customers) from TRY 6,795,302 in 2018 to TRY 13,544,974 in 2019 (representing an increase of 99.3%), which was due to our free of charge installment option policy change in 2019 enabling us to charge cost of installments to our customers electing to pay with prolonged installments. The increase in interest income on credit sales was also supported by the increase in our GMV.

Financial Expenses

        Our financial expenses increased by TRY 96,871,797, or 54.9%, to TRY 273,279,582 for the year ended December 31, 2019 from TRY 176,407,785 for the year ended December 31, 2018. This increase was primarily attributable to a TRY 86,558,314 or 87.8% increase in commission expenses due to early collection of credit card receivables which was mainly due to the growth in our GMV. This increase was partially offset by a decrease in our foreign currency exchange losses for the year ended December 31, 2019.

Net Loss for the Year

        As a result of the factors discussed above, net loss for the year decreased by TRY 29,675,419 or 18.4%, to TRY 131,646,984, from TRY 161,322,403 in 2018.

Liquidity and Capital Resources

Overview

        As of December 31, 2020, we had cash and cash equivalents of TRY 592,643,009. Our cash and cash equivalents comprise cash in hand, bank deposits and highly liquid assets, whose original maturity is less than three months.

        We need cash primarily to meet our working capital needs as well as to fund our expansion plans in accordance with our strategy, as discussed in more detail under "Business—Strategy" and "—Capital Expenditures."

        Our trade payables and payables to merchants mainly include trade payables to retail suppliers (for merchandises purchased for our 1P-model business) and trade payables to service providers and to merchants (representing payables related with the products delivered by our merchants to our customers). As of December 31, 2020, our trade accounts payable and payables to merchants amounted to TRY 2,025 million.

        Our trade receivables mainly include trade receivables related to cheques received through corporate sales and receivables of HepsiJet from its customers, credit card receivables, receivables from suppliers (receivables under rebate invoices issued to the suppliers where if our rebate receivables from a supplier exceed the payables owed to that specific supplier at the reporting date, the net receivable from that specific supplier is classified in trade receivables). As of December 31, 2020, our trade receivables amounted to TRY 157.1 million.

        As of December 31, 2019, the average maturity of our outstanding trade payables and payables to merchants were 66 days for suppliers and 21 days for merchants.

        As of December 31, 2020, the average maturity of our outstanding trade payables and payables to merchants were 53 days for suppliers and 21 days for merchants.

        We aim to maintain a negative working capital position. We define working capital as current assets minus current liabilities. The average maturity of our trade payables exceeds the average maturity of our trade receivables and due to our high rate of inventory turnover, we maintain a negative working capital position.

        The negative working capital position is mainly due to the use of cash to pay the following:

  •
  operating expenses such as:

  •
  advertising expenses (TRY 646,152,950, TRY 151,517,076 and TRY 92,685,779 for the years ended December 31, 2020, 2019 and 2018 respectively),

  •
  shipping and packaging expenses (net of delivery service revenues) (TRY 94,605,206, TRY 19,059,334 and TRY 48,924,575 for the years ended December 31, 2020, 2019 and 2018 respectively),

  •
  payroll and outsource staff expenses (TRY 325,232,933, TRY 180,787,497 and TRY 129,994,224 for the years ended December 31, 2020, 2019 and 2018 respectively),

  •
  financial expenses (TRY 396,416,767, TRY 273,279,582 and TRY 176,407,785 for the years ended December 31, 2020, 2019 and 2018 respectively), and

  •
  capital expenditures (TRY 100,108,997, TRY 53,557,859 and TRY 49,341,153 for the years ended December 31, 2020, 2019 and 2018 respectively, also see "—Capital Expenditures").

        Our principal source of liquidity is the revenue generated from our Marketplace and Direct Sales operations as well as short-term financing from Turkish banking institutions. Our sources of funding, and our ability to fund our operations and capital expenditure requirements, are affected by many factors, some of which are beyond our control, including economic conditions, regulatory developments, and demand for our services and products. Therefore, our funding requirements may extend beyond our expectations. In the event that we require additional funds, we may seek to raise it through private or public financing or other institutions. Historically, we have not had material long-term financing needs due to the high level of cash generated by our business. In order to have access to financing, we maintain credit limits with various Turkish banks. As of December 31, 2020 our total credit limits amounted to TRY 1,793,530,000, available for cash and non-cash (i.e., letters of credit) utilizations as well as supplier and merchant financing operations. See "Business—Supplier and Merchant Financing." As of March 31, 2021 and December 31, 2020, our bank borrowings under these credit limits amounted to TRY 432,617,982 and 347,436,451, respectively, all of which were short-term borrowings. See "—Borrowings."

        As of the date of this prospectus, we believe that we have liquidity necessary to meet our commitments for the next 12-month period.

Cash Flows

        The following table summarizes our cash flows for the years ended December 31, 2018, 2019 and 2020 and for the three months ended March 31, 2020 and 2021.

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
	(Turkish Lira)
Cash and cash equivalents at beginning of the period(1)	592,280,767	281,982,151	281,982,151	136,218,040	206,752,032
Net cash provided by / (used in) operating activities	(122,479,244)	76,207,178	441,361,672	363,779,587	168,211,257
Net cash used in investing activities	(36,306,382)	(15,739,952)	(99,948,623)	(53,339,961)	(49,216,968)
Net cash provided by/ (used in) financing activities	(45,154,150)	130,337,377	(18,887,304)	(170,721,086)	(188,349,384)
Net increase/(decrease) in cash and cash equivalents	(203,939,776)	190,804,603	322,525,745	139,718,540	(69,355,095)
Effects of exchange rate changes on cash and cash equivalents	—	3,949,437	(12,227,129)	6,045,571	(1,178,897)
Cash and cash equivalents at end of the period(1)	388,340,991	476,736,191	592,280,767	281,982,151	136,218,040

(1)
"Cash and cash equivalents at beginning of the period" and "Cash and cash equivalents at end of the period" in our consolidated statements of cash flows exclude interest accrual. For a detailed discussion and reconciliation to "Cash and cash equivalents" in our consolidated balance sheet, see note 3 to our financial statements included elsewhere in this prospectus.

Net cash provided by/(used in) operating activities

        Net cash provided by operating activities decreased by TRY 198,686,422 to net cash used in TRY 122,479,244 in the three months ended March 31, 2021 from net cash provided by TRY 76,207,178 in the three months ended March 31, 2020. This decrease was primarily due to the decrease in changes in working capital, which was due to the decrease in changes in trade payables and payables to merchants of TRY 327,771,533. The decrease in our trade payables and payables to merchants was mainly due to the payments processed in the first quarter of 2021, in respect of the high operating expenses (mainly advertising expenses) occurred in the last quarter of 2020. The decrease in change in trade payables and payable to merchants have been netted off with the increase in change in inventories by TRY 80,327,414; change in other assets and receivables of TRY 33,760,005 and increase in change in trade receivables by TRY 32,368,814.

        Net cash provided by operating activities increased by TRY 77,582,085, or 21.3%, to TRY 441,361,672 in 2020 from TRY 363,779,587 in 2019. This increase was primarily due to the increase in changes in working capital, which is primarily due to increase in change in trade payables and payables to merchants of TRY 657,188,967, that is mainly driven by higher sales volume in the last quarter and increase in inventory purchases as well as increase in payables related to the operating expenses (such as advertising expense and shipping and packaging expenses). The increase in change in trade payables and payable to merchants have been netted off with the increase in change in inventories by TRY 254,405,442; change in other assets and receivables of TRY 90,043,502 (mainly due to increase in value added tax receivables as a result of high inventory purchases) and increase in change in trade receivables by TRY 33,962,158.

        In 2019, net cash provided by operating activities increased by TRY 195,568,330, or 116.3%, to TRY 363,779,587 from TRY 168,211,257 in 2018. This increase was primarily due to lower losses generated from our operating activities (before changes in working capital). In addition, the increase in changes in working capital was primarily due to increase in change in trade payables and payables to merchants of TRY 97,688,863, that is mainly driven by higher sales volume in the last quarter, increase in inventory purchases and payables related to the operating expenses. The increase in net cash provided by operating activities in 2019 also related to an increase in change in contract liabilities and merchant advances of TRY 30,313,200 mainly due to an increase in number of orders received. The aforementioned increases have been netted off with the increase in change in inventories by TRY 72,290,992.

Net cash used in investing activities

        In three months ended March 31, 2021, net cash used in investing activities increased by TRY 20,566,430, or 130.7%, to TRY 36,306,382, from TRY 15,739,952 in the three months ended March 31, 2020. This increase was primarily due to an increase in our web site development costs and software acquisitions as a result of our growing operations.

        In 2020, net cash used in investing activities increased by TRY 46,608,662, or 87.4%, to TRY 99,948,623, from TRY 53,339,961 in 2019. This increase was primarily due to an increase in our web site development costs and software acquisitions as a result of our growing operations.

        In 2019, net cash used in investing activities increased by TRY 4,122,993, or 8.4%, to TRY 53,339,961, from TRY 49,216,968 in 2018. This increase was primarily due to an increase in our web site development costs and software acquisitions as a result of our growing operations.

Net cash used in financing activities

        In three months ended March 31, 2021, net cash provided by financing activities decreased by TRY 175,491,527, or 134.6%, to TRY 45,154,150 of net cash used in financing activities from TRY 130,337,377 of net cash provided by financing activities for three months ended March 31, 2020. This decrease was primarily due to the decrease in proceeds from bank borrowings, as well as increase in interest and commission paid (due to an increase in the average amount of bank borrowings held during the three months ended March 31, 2021 and increase in annual effective interest rates) and increase in commission expenses paid due to early collection of credit card receivables.

        In 2020, net cash used in financing activities decreased by TRY 151,833,782, or 88.9%, to TRY 18,887,304 from TRY 170,721,086 in 2019. This decrease was primarily due to an increase in proceeds from borrowings in 2020. This was partially offset by net increase in bank borrowings, lease and interest payments.

        In 2019, net cash used in financing activities decreased by TRY 17,628,298, or 9.4%, to TRY 170,721,086 from TRY 188,349,384 in 2018. This decrease was primarily due to an increase in share capital in 2019. This was partially offset by net increase in bank borrowings, lease and interest payments.

Net Working Capital

        References to "Net Working Capital" are to current assets (excluding cash and cash equivalents) minus current liabilities (excluding current bank borrowings and current lease liabilities).

        The following table shows the reconciliation of Net Working Capital to current assets and current liabilities as of the dates indicated:

	As of March 31,	As of December 31,
	2021	2020	2019	2018
	(Turkish Lira)
Current assets	1,373,524,678	1,689,830,234	779,766,154	419,438,638
Cash and cash equivalents	(388,362,900)	(592,643,009)	(282,303,760)	(136,484,221)
Current liabilities	(2,622,167,850)	(2,656,144,175)	(1,206,804,621)	(892,023,067)
Bank borrowings	432,617,982	347,436,451	18,977,287	103,576,504
Lease liabilities	70,750,331	51,210,929	26,366,667	46,001,836

Net Working Capital	(1,133,637,759)	(1,160,309,570)	(663,998,273)	(459,490,310)

        Net Working Capital is a supplemental non-IFRS financial measure that is not required by, or presented in accordance with, IFRS. See "Summary Consolidated Financial and Other Data—Non-IFRS Financial Measures" and "Presentation of Financial and Other Information" more information.

Capital Expenditures

        Our capital expenditures primarily relate to the expansion of our business and activities and include, among other things, (i) costs related to the acquisition of software and rights (licenses), (ii) website development costs, (iii) acquisition of motor vehicles, (iv) acquisition of furniture and fixtures, (v) leasehold improvements, and (vi) advances given in relation to purchase of property and equipment.

        We have historically financed our capital expenditure requirements primarily through cash and cash equivalents generated from our operating activities. As our business grows, we expect that our capital expenditures will also increase.

        The following table summarizes our capital expenditures for the years ended December 31, 2018, 2019 and 2020.

	Year ended December 31,
	2020	2019	2018
	(Turkish Lira)
Acquired software and rights	9,607,352	13,933,296	12,860,812
Website development costs	62,764,340	29,956,774	28,280,768
Motor vehicles	790,351	45,000	—
Furniture and fixtures	24,400,427	5,628,074	7,535,002
Leasehold improvements	1,898,184	3,876,357	356,403
Other	—	118,358	308,168
Advances given	648,343	—	—

Total capital expenditures	100,108,997	53,557,859	49,341,153

        For the three months ended March 31, 2020 and 2021, our capital expenditures were TRY 15,744,289 and TRY 36,317,761, respectively.

Borrowings

        The following table summarizes our borrowings as of December 31, 2018, 2019 and 2020 and as of March 31, 2021.

	As of March 31,	As of December 31,
	2021	2020	2019	2018
	(Turkish Lira)
Short-term bank borrowings	432,617,982	347,436,451	18,977,287	103,576,504
Long-term bank borrowings	—	—	—	518,073

Total bank borrowings	432,617,982	347,436,451	18,977,287	104,094,577

        Our short-term bank borrowings are utilized to facilitate supplier and merchant financing facilities as well as for a short-term liquidity source if and when required in the ordinary course of our operations. See "—Liquidity and Capital Resources" and "Business—Supplier and Merchant Financing." As of March 31, 2021 and December 31, 2020, supplier and merchant financing facilities represented TRY 14,273,310 and TRY 39,090,887 of our short-term bank borrowings, respectively, whereas the remainder pertained to other short-term bank borrowings utilized as a resource for liquidity. As of December 31, 2019, all of our short-term bank borrowings pertained to supplier and merchant financing facilities. As of December 31, 2018, TRY 31,062,609 pertained to supplier and merchant financing facilities whereas the remainder pertained to other short-term bank borrowings.

        As of March 31, 2021, our short-term borrowings amounted to TRY 432.6 million (excluding supplier & merchant financing loans), of which TRY 340.2 million was utilized under the available limit with Yapı Kredi Bank, TRY 25.5 million was utilized under the available limit with Akbank, TRY 25.9 million was utilized under the available limit with İş Bank and TRY 26.7 million was utilized under the available limit with Garanti Bank. As of December 31, 2020, our short-term borrowings amounted to TRY 347.4 million, of which TRY 181.2 million was utilized under the available limit with Yapı Kredi Bank, TRY 51.2 million was utilized under the available limit with Akbank, TRY 25.5 million was utilized under the available limit with Garanti Bank and TRY 50.5 million was utilized under the available limit with Burgan Bank. We usually draw on short-term loans in the first quarter of the relevant fiscal year (due to decreased sales after year-end and to provide a source of liquidity) and repay a substantial amount in the second half of the year (as we generate cash through our operations). Due to this cycle, a significant portion of the utilized amounts are not outstanding as of the relevant balance sheet date. However, in 2020, we drew down on short-term loans in the last quarter of 2020 (instead of the first quarter of 2021), to benefit from the lower interest rates available at the time.

        All our bank borrowings are denominated in Turkish Lira and are utilized under Turkish law governed general credit agreements with standard terms.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to a variety of risks in the ordinary course of our business, including, but not limited to, foreign currency risk and interest rate risk. We regularly assess each of these risks to minimize any adverse effects on our business as a result of those factors. When it comes to capital management, our goals are to protect our ability to sustain operations in order to provide returns to shareholders and benefits to other stakeholders, as well as to maintain an appropriate capital structure to lower capital costs. We are able to adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt in order to maintain or adjust the capital structure.

        For a detailed discussion and sensitivity analyses of our exposure to these risks, see note 21 to our financial statements included elsewhere in this prospectus.

Significant Accounting Policies and Estimates

        See notes 2.2 and 2.6 to our financial statements included elsewhere in this prospectus.

Revenue recognition

        Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer. We evaluate whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When we obtain the control of the goods before they are transferred to the customer, we are subject to inventory risk and have discretion in establishing prices, we are primarily obligated in the transaction and revenues are recorded on a gross basis ("Retail"). When we do not obtain the control of the goods before delivery of the goods to the customer, we do not bear the inventory risk, do not have the enforceable right to establish the price, we are not primarily obligated in the transaction and revenues are recorded on a net basis ("Marketplace").

        At contract inception, if we expect that the period between the transfer of the promised good or service and the payment is one year or less, we apply the practical expedient and do not make any adjustment for the effect of a significant financing component on the promised amount of consideration.

        We launched the Loyalty Club in August 2020, which allows our Loyalty Club customers to benefit from free deliveries, Loyalty Club specific campaigns, discounts and call center priority. Currently the programme does not provide a loyalty point to the customers. As of 31 December 2020, the unused amount of discounts provided to the eligible customers are accounted as a revenue deduction.

Website development costs

        Costs that are directly associated with the development of website and identifiable and unique software products controlled by us are recognized as internally generated intangible assets when the following criteria are met:

  •
  it is technically feasible to complete the software so that it will be available for use or sale;

  •
  management intends to complete the software and use or sell it;

  •
  there is an ability to use or sell the software;

  •
  it can be demonstrated how the software will generate probable future economic benefits;

  •
  adequate technical, financial and other resources to complete the development and to use or sell the software are available; and

  •
  the expenditure attributable to the software during its development can be reliably measured.

        Development costs that do not meet the criteria above are recognized as expense as incurred. Development costs previously recognized as expense are not recognized as an asset in a subsequent period. Development costs recognized as an asset are amortized over their estimated useful lives between 2 and 4 years. Amortization starts when the asset is ready for use.

        We anticipate that our website is capable of generating revenues and satisfy the requirement of future probable economic benefit. The carrying amounts of our intangible assets are reviewed at each reporting date to determine whether there is an indication of impairment, considering the future profit projections.

        Website development costs recognized as asset are amortized over their estimated useful lives between 2 and 4 years. The useful lives of the website development costs are estimated by management at the time the asset is capitalized and reviewed for appropriateness at each reporting date. We define useful life of its assets in terms of the assets' expected utility to us. This judgment is based on the experience of us with similar assets. In determining the useful life of an asset, we also follow technical and/or commercial obsolescence arising on changes or improvements from a change in the market. Amortization starts when the asset is ready for use. Useful lives are reviewed at each reporting date and adjusted if appropriate.

        We estimate the useful life of the website development costs between 2 and 4 years based on the expected technical obsolescence of such assets. However, the actual useful life may be shorter or longer than estimated useful lives, depending on technical innovations and competitor actions. If the useful lives were increased/decreased by one year, the carrying amount would be TRY 12,418,699 higher/TRY 15,658,311 lower as at 31 December 2020 (2019: TRY 10,641,343 higher/TRY 9,346,799 lower, as at December 31, 2019 (2018: TRY 6,689,561 higher/TRY 11,327,281 lower).

Recognition of deferred tax assets

        We have not recognized any deferred income tax asset (except to the extent they are covered by taxable temporary differences) in regard to its carry forward tax losses, unused tax incentives and other deductable temporary differences due to the uncertainties as to the realization of such deferred tax assets in the foreseeable future. If actual events differ from our estimates, or to the extent that these estimates are adjusted in the future, changes in the amount of an unrecognized deferred tax asset could materially impact on results of operations.

IFRS 16 application and discount rates used for measurement of lease liability

        We, as a lessee, measures the lease liability at the present value of the unpaid lease payments at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, we use its incremental borrowing rate.

        Incremental borrowing rate is the rate of interest that we would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of similar value of the right of use assets in similar economic environment.

        We determine its incremental borrowing rate with reference to its existing and historical cost of borrowing adjusted for the term and security against such borrowing. In addition, the management assesses the expected length of the leases and this assessment takes into account non-cancellations and extension options.

Leases

        At the inception of a contract, we assess whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys right to control the use of an identified asset for a period of time in exchange for consideration.

        For a contract that is, or contains, a lease, we account for each lease component within the contract as lease separately from non-lease components of the contract.

        We determine the lease term as the non-cancellable period of lease, together with both:

  •
  periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and

  •
  periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

        In assessing whether a lessee is reasonably certain to exercise an option to extend a lease, or not to exercise an option to terminate a lease, we consider all relevant facts and circumstances that create an economic incentive for the lessee to exercise the option the option to extend the lease, or not to exercise the option to terminate the lease. We revise the lease term if there is a change in the non-cancellable period of lease.

Lease liability

        Lease liability is initially recognized at the present value of future lease payments that are not paid at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Group uses incremental borrowing rate.

        After initial recognition, the lease liability is measured (a) increasing the carrying amount to reflect interest on lease liability; (b) reducing the carrying amount to reflect the lease payments made; and (c) measuring the carrying amount to reflect any reassessment or lease modifications or to reflect revised in-substance fixed lease payments.

        Where, (a) there is a change in the lease term as a result of reassessment of certainty to exercise an exercise option, or not to exercise a termination option as discussed above; or (b) there is a change in the assessment of an option to purchase the underlying asset, assessed considering the events and circumstances in the context of a purchase option, the we measure the lease liabilities to reflect changes to lease payments by discounting the revised lease payments using a revised discount rate.

        We determine the revised discount rate as the interest rate implicit in the lease for the remainder of the lease term, if that rate can be readily determined, or its incremental borrowing rate at the date of reassessment, if the interest rate implicit in the lease cannot be readily determined.

        Where, (a) there is a change in the amounts expected to be payable under a residual value guarantee; or (b) there is a change in the future lease payments resulting from a change in an index or a rate used to determine those payments, including change to reflect changes in market rental rates following a market rent review, we measure the lease liabilities by discounting the revised lease payments using an unchanged discount rate, unless the change in lease payments results from a change in floating interest rates. In such case, the Group use revised discount rate that reflects changes in the interest.

Trade receivables

        A receivable is our right to consideration that is unconditional. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. Trade receivables that do not contain a significant financing component or for which we have applied the practical expedient are measured initially at the transaction price, and subsequently at amortized cost using the effective interest rate method, less provision for impairment.

Rebates

        We periodically receive consideration from certain suppliers, representing rebates for products sold and rebates that are depending on reaching minimum purchase thresholds for a specified period. We consider those rebates as a reduction to costs of inventory when the amounts are reliably measurable.

Intangible assets and related amortization

        Intangible assets are comprised of acquired software and rights. Acquired computer software licenses and rights are capitalized based on the costs of acquiring and bringing the software into operation. The cost of software and rights are amortized over their expected useful lives of 3 to 5 years.

Related Party Transactions

        See "Related Party Transactions."

JOBS Act

        We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain of the exemptions and reduced reporting requirements provided by the JOBS Act. As an emerging growth company, we are not required to, among other things, (i) provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis).

 INDUSTRY OVERVIEW

Attractive macroeconomic environment

        As a member of the G20, Turkey is the 13th largest economy in the world by GDP based on purchasing power parity in 2019 according to the IMF World Economic Outlook report dated 2021 and a total GDP of US$717 billion in current prices for 2020, according to Turkstat.

        Turkey is one of the fastest growing economies in the world, with real GDP CAGR of 5.2% from 2010 to 2020 based on Turkstat. In 2020, the year marked by the COVID-19 pandemic, Turkey was one of the only two G20 member countries with real GDP growth (1.8% year on year according to Turkstat), along with China.

        The Turkish economy is expected to grow at a CAGR of 4.1% between 2020 and 2025 supported by fiscal stimulus and recovering consumer and business confidence according to a forecast from ADL.

Large, young and urbanized population

        Turkey is the second most populous country in Europe with a population of 84 million as of December 31, 2020. Turkey benefits from attractive demographics, the second youngest in Europe (after Kosovo) with 46% of the population under the age of 30 according to Turkstat, and an increasing urban population share of approximately 75% based on UN data as of 2018, which is comparable to Germany.

Fast-growing retail market with increasing penetration of e-commerce

        The retail market is one of the largest and fastest growing industries in Turkey. According to ADL, the Turkish retail market grew at a CAGR of 15.3% from 2015 to 2020 and reached TRY 866 billion in 2020. The market is projected to grow at a similar CAGR of 15.7% in the period 2020 to 2025 to approximately TRY 1,798 billion based on the forecast from ADL.

        Turkey's e-commerce market (exclusive of services, travel and betting) has grown significantly faster than the broader retail market, at a CAGR of 46.1% from 2015 to 2020, reaching a total market size of TRY 88 billion in 2020 (in terms of gross merchandise value, excluding cross-border sales, B2B sales, VAT and services (e.g., food delivery); not excluding returns), according to ADL. ADL's estimation of the e-commerce market size in Turkey is consistent with the Company's analysis based on information published by the Turkish Ministry of Trade through ETBIS. E-commerce penetration has more than tripled during the same time period from 3.1% of the overall retail market in 2015 to 10.1% in 2020, according to ADL. Low e-commerce penetration in Turkey suggests significant room for growth when compared to penetration in other large markets, with South Korea at 35.8% and China at 27.3%, closely trailed by the UK with 24.2% and the US with 20.3%, and with Poland at 14.4%, Brazil at 13.9%, Germany at 13.6% and Russia at 10.5% based on Euromonitor(1) data.

        As of December 31, 2020, according to ADL data, there were approximately 100 thousand merchants active in e-commerce and 330 thousand business-to-consumer (B2C) retail companies in Turkey, which represents an available capacity for more than 230 thousand B2C merchants to step into online channels as e-commerce penetration increases.

(1)
Source: Euromonitor, Retailing 2021 ed.

        The strong historical and projected growth of e-commerce sector is underpinned by: (1) nationwide internet infrastructure with 78% internet penetration(2) among the population between the ages of 16 and 74, according to Turkstat, and 77% smartphone penetration, according to Euromonitor(3), in 2020; (2) high credit & debit card usage with 91% credit card penetration and 225% debit card penetration in 2020 according to BKM (where penetration is calculated by dividing the number of credit and debit cards, respectively by the population of Turkey); (3) well-established logistics infrastructure with high quality highways, railway networks, airports and seaports enabling nationwide delivery of orders.

        As internet penetration and proliferation of smartphones increase, the number of consumers shopping online is expected to reach 44 million in 2025 compared with 26 million in 2020, implying 69% of the Turkish population between the ages of 16 and 74 will become online shoppers by that time, resulting in an e-commerce market growing at a CAGR of 35% to TRY 397 billion and e-commerce penetration of 22.1% by 2025 based on ADL's forecast. The growth of the Turkish e-commerce market in the period 2020 to 2025 is expected to outpace the growth of the offline retail market during the same period by 2.7 times, which demonstrates the offline-to-online shift in the Turkish retail market with e-commerce players expected to capture market share from offline competitors.

Source: ADL

(2)
Internet penetration is defined as the percent of the population between the ages of 16 and 74 that have used the internet within the last 3 months.

(3)
Source: Euromonitor, Economies and Consumers data, March 2021.

Key players in the e-commerce market

        Since its founding in the late 1990s, the Turkish e-commerce market has witnessed the shift of traditional brick-and-mortar players online, the establishment of new local e-commerce players and the entrance, either organically or via acquisition, of global e-commerce players.

        Hepsiburada was among the first players to start operations in 2000 and since then, while its competitors either became acquisition targets or adopted a different business model, Hepsiburada has grown to become one of the main players in this space. Gittigidiyor was launched in 2001 and was subsequently acquired by eBay in 2011. Trendyol was founded in 2010 initially as an online fashion web-store but increasingly focused on expanding its product offering across a broader set of categories after Alibaba acquired a majority stake in the company in 2018. N11 (partially owned by SK Group) has been a general e-commerce player since its launch in 2012. Amazon entered the Turkish market in 2018 and remains a relatively smaller player compared to other, similar to Morhipo which was founded in 2011 and is a part of the Boyner Group.

        The Turkish e-commerce market today includes traditional brick-and-mortar retailers with omni-channel capabilities, quick delivery players, online players operating third party marketplace model only, such as N11 and Gittigidiyor, and online players offering hybrid models that combine a third party marketplace with their own first party sales, such as Hepsiburada, Trendyol, Amazon and Morhipo.

        As of 2020, Hepsiburada has a market share of approximately 2% in the highly fragmented Turkish retail market which remains dominated by offline retail players according to ADL. As the second largest player by market share in the Turkish e-commerce market, Hepsiburada is well placed to drive the shift from offline to online retail and gain market share as a result. Based on ADL's analysis, Hepsiburada has a market share of approximately 17% of the total e-commerce market as of 2020, which represents an increase of approximately 8 percentage points compared to approximately 9% in 2015(4), also having increased its market share despite strong competition after the acquisition of Trendyol by Alibaba in 2018 and the entry of Amazon into the Turkish e-commerce market.

(4)
The Gross Merchandise Value definition used by ADL in calculating market share data, including for Hepsiburada, is different from the Company's definition of GMV in that it excludes VAT. See "Risk Factors—Our operating metrics and competitive information, both internally calculated and provided by third parties and included in this prospectus may be calculated differently from the metrics or competitive information published by our competitors or other third parties in our industry and any perceived inaccuracies or inadequate cross-company comparisons may harm our reputation."

Source: ADL

(1)
Top 10 players based on total retail gross merchandise value or total e-commerce gross merchandise value, as applicable.(4)

(2)
Market shares of players are based on approximations.

(3)
Retail market is defined as the gross merchandise value of the goods sold in all retail channels to customers, excluding alcohol and tobacco products, sales to enterprise customers (B2B), cross-border sales and VAT.

(4)
E-commerce market is defined as the gross merchandise value of the goods sold through online retail channels to customers, excluding alcohol and tobacco products, sales to enterprise customers (B2B), cross-border sales and VAT.

        Mobile application downloads and monthly active application users comparisons data for Turkey underscores Hepsiburada's leading position in the Turkish e-commerce market. Based on mobile application downloads in 2020, Hepsiburada's app is the second most downloaded e-commerce app in Turkey according to App Annie data. In addition, Hepsiburada has one of the most active user bases in Turkey and demonstrated significant growth in monthly active app users since 2018, ranking second based on App Annie.

        Hepsiburada has a differentiated consumer proposition in the Turkish e-commerce market compared to the main marketplace competitors Trendyol, N11, Gittigidiyor, and Amazon. Hepsiburada has the most comprehensive offering in the Turkish e-commerce market across assortment, catalogue structure, fulfillment and inhouse logistics solutions (according to ADL), and it is the only marketplace with an e-money and payment service provider license in Turkey (according to the Central Bank's list of such licensed providers).

Source: Hepsiburada, company websites, App Annie (Indexed Average Smartphone Monthly Active Users in Turkey), ADL (Catalogue Quality, Assortment, In-house Delivery Operations) and the Central Bank (E-money and Payment Service Provider License)

(1)
2020 Q4 Monthly Average, Indexed to Hepsiburada (Hepsiburada = 100)

(2)
Indicates the number of unique products offered in the platform

        In addition, Hepsiburada differentiates itself from competition through a wide range of new services including grocery, flower and water delivery as well as its offering across HepsiPay, HepsiFly and HepsiGlobal. Hepsiburada also provides multiple value-added services to its customers and merchants including returns from the customer address, trade-in options and customer financing solutions. The suite of additional verticals beyond the core business and value added services, combined with its loyalty program and logistics offering is unmatched by other marketplace operators in Turkey according to ADL.

Key e-commerce customer decision drivers

        In Turkey, consumers use three main criteria to choose amongst various e-commerce players: (1) brand image and awareness, (2) product specific purchasing criteria and (3) customer satisfaction and loyalty.

  •
  Brand image and awareness:    Brand image and awareness are key criteria for a purchase. Based on FutureBright research for the full year 2020, Hepsiburada has market leading metrics of 96% aided brand awareness (with the two closest competitors in Turkey scoring 95% and 92%, respectively), 78% spontaneous brand awareness (with the two closest competitors in Turkey scoring 74% and 63%, respectively) and 91% highest preference score (with the two closest competitors in Turkey scoring 89% and 87%, respectively). Results of the research underscore the importance of a strong, local, trusted brand that drives both spontaneous and aided brand awareness.

  •
  Product specific purchasing criteria:    In the selection of e-commerce players, customers apply the following product specific selection criteria, in order of importance: price, discounts and promotions, assortment, trustworthiness, delivery and ease of use according to GfK as of March 2021. Hepsiburada has a higher performance rating than the average of its top five competitors across all key purchasing criteria and the differential to the market average is particularly apparent in price, assortment and delivery where Hepsiburada's rating is 22%, 21% and 18% better than the average of its top 5 competitors. This underscores the importance of the hybrid ecommerce model combining the assortment advantages of the marketplace with the customer experience advantage of the first party sales.

  •
  Customer satisfaction and loyalty:    Customer satisfaction is a key indicator of differentiation between competitors and drives repeat purchase and increased order frequency whilst reducing customer acquisition cost. Hepsiburada achieved an average customer satisfaction score of 8.1 compared to 7.5 for the average of its top five competitors in a survey conducted by GfK in March 2021. This underscores the importance of owned and operated logistics infrastructure in particular around customer service.

 BUSINESS

Our Mission

        Our mission is to be the reliable, innovative and sincere companion in people's daily lives and to make each member of our community feel 'I am so happy I have Hepsiburada'.

Our Vision

        Our vision is to lead digitalization of commerce. To that end, we have evolved from an e-commerce platform into an integrated ecosystem of services centered on making people's daily lives easier.

Company Overview

        We are a leading commerce platform in Turkey and in 2020, we connected 33 million members, 9 million Active Customers and a fast growing base of approximately 45 thousand Active Merchants. We provide high-quality customer experience by relentlessly focusing on selection, price and delivery:

  •
  Selection:  As of December 31, 2020 we had over 44 million SKUs, including variants (color, size, etc.), across 32 different categories offered through a hybrid model combining a first-party Direct Sales model (1P model) and a third-party Marketplace model (3P model);

  •
  Price:  We seek to provide the best value for our customers by offering products at highly competitive prices; and

  •
  Delivery:  We operate a large, fast and scalable in-house logistics network with robust last-mile delivery capabilities based on a proprietary technology platform.

        Founded in 2000, Hepsiburada has been one of the early pioneers of digitalization of commerce in Turkey and has become a household brand in the country. Our brand, which corresponds to "Everything is Here", is synonymous with a seamless online shopping experience and benefits from very strong brand awareness, with Hepsiburada scoring 96% for aided brand awareness (with the two closest competitors in Turkey scoring 95% and 92%, respectively), 78% for spontaneous brand awareness (with the two closest competitors in Turkey scoring 74% and 63%, respectively) and 91% for highest preference score (with the two closest competitors in Turkey scoring 89% and 87%, respectively), according to FutureBright Research Brand Health Report in 2020. Additionally, our brand had a market leading NPS of 66 for the three months ended March 31, 2021 according to the company's internal reporting and has been named Turkey's favorite e-commerce brand several times by Mediacats' Lovemark, a survey which aims to reveal the brands consumers value within a given category. Supported by the strength of our brand, we benefit from substantial organic traffic, with approximately 70% of traffic being unpaid traffic, for the three months ended March, 31, 2021.

        We believe that our commitment to five central pillars of our business culture is the reason we have risen to become a leader of e-commerce in Turkey as evidenced by our brand awareness track record. The five pillars of our business culture are:

  •
  customer-first mentality;

  •
  entrepreneurial business acumen;

  •
  meticulous execution;

  •
  relentless innovation; and

  •
  social consciousness, diversity and inclusion.

Our aim is for customers of Hepsiburada to come to the platform and be able to do the following:

  •
  Hepsiburada:  Shop a wide range of products online;

  •
  HepsiExpress:  Order groceries and essentials to be delivered within 30 to 60 minutes;

  •
  HepsiGlobal:  Discover and purchase products from international merchants online;

  •
  HepsiPay:  Use different online payment options; and

  •
  HepsiFly:  Buy airline tickets online.

        We have 20 years of e-commerce experience in Turkey, and our local know-how allows us to better tackle the needs of our community of customers, merchants and suppliers across the country. Our leadership team's commitment to our vision, mission and culture is one of our main differentiators and is the foundation on which our ecosystem continues to build in order to accelerate digitalization of Turkish commerce. We have grown together with our merchants located across the entire country and have contributed to the local economy and employment. Furthermore, Hepsiburada is one of the few female founded technology companies globally, and we have been actively promoting and empowering women entrepreneurship in Turkey.

        Since the launch of our Marketplace in 2015, Hepsiburada has become a trustworthy partner for merchants in Turkey by providing access to 33 million members and 9 million Active Customers and comprehensive end-to-end solutions to empower merchants to thrive digitally. In 2020, our 3P-based Marketplace model accounted for approximately 59% of our GMV, following the successful transformation of Hepsiburada from a 1P-based Direct Sales only business to its current hybrid 1P and 3P-based model. Our aim is for Hepsiburada's merchants to enjoy a seamless set of integrated e-commerce solutions:

  •
  HepsiLojistik:  Fulfillment options across Turkey;

  •
  HepsiJet:  Last-mile delivery services;

  •
  HepsiPay:  Online payment solutions; and

  •
  HepsiAd:  Personalized ads and data insights.

        We believe powerful network effects are created by our leading brand, hybrid commerce model with a unified 1P and 3P-based catalogue, and strong customer and merchant value propositions. Our expanding selection of products and services, as well as price competitiveness, has allowed us to attract a growing total Active Customer base from 4.8 million in 2018 and 6.5 million in 2019 to 9 million in 2020 and increase the frequency of orders on our platform from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020, which in turn draws more merchants and further enhances our customer value proposition. In addition, our proprietary data and insights collected over the last 20 years enable us to understand the needs of our customers and merchants and help us develop new services, expand into new verticals, and continuously innovate and strengthen our value proposition reinforcing the network effect.

        Our large, fast and scalable logistics network has been critical to our success and we have been continuously focusing on improving our logistics capabilities and offerings. We have a robust operational footprint enabling fast delivery and merchant integration. As of March 2021, we operate:

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  a nationwide infrastructure including six fulfillment centers in strategic locations that encompass a total area of more than 120 thousand square meters;

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  our HepsiJet business is one of the fastest growing logistics companies with an on-time delivery performance of 95% in 2020, and operates in 63 cities with 115 cross-docks as of March 31, 2021; and

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  our HepsiMat business is a pick-up & drop-off (PUDO) network with more than 950 branded parcel lockers and pick-up points as of March 2021 and has partnership with local stores, gas stations and retailers.

        We are a technology-driven company and have invested heavily in developing our own highly scalable proprietary technology to support the large and rapidly growing order volumes generated on our platform. Our in-house developed IT infrastructure is central to our ability to execute our business strategy and ensure a seamless experience for our merchants and customers with our single mobile app that connects our offerings and services.

        Our business has experienced a long history of strong growth as a result of our commitment to meticulous execution. Our revenues increased by 33% from TRY 2.0 billion in 2018 to TRY 2.6 billion in 2019, by 145% to TRY 6.4 billion in 2020 and by 66% from TRY 0.8 billion in the three months ended March 31, 2020 to TRY 1.4 billion in three months ended March 31, 2021 and our total GMV increased by 56% from TRY 5.1 billion in 2018 to TRY 8.0 billion in 2019, by 111% to TRY 17.0 billion in 2020 and by 95% from TRY 2.3 billion in three months ended March 31, 2020 to TRY 4.5 billion in three months ended March 31, 2021, fueled by increasing purchase frequency, greater customer loyalty and an expanding pool of Active Customers from 4.8 million in 2018 to 6.5 million in 2019 and to 9 million in 2020, a CAGR of 37% over the period. We had Free Cash Flow of TRY 119.0 million, TRY 310.4 million, TRY 341.4 million, in 2018, 2019 and 2020, respectively, and TRY 60.5 million and TRY (158.8) million in three months ended March 31, 2020 and 2021, respectively.

Our Strengths

        We believe the following strengths are the basis for our success.

Proven Team with Deep Local Know-How and Commitment to our Vision and Mission

        Our business is led by an entrepreneurial management team with a strong track record of growth and a clear vision to lead digitalization of commerce. Our management team has a complementary and diversified skill set, with significant e-commerce expertise in multiple geographies backed by diverse backgrounds from technology, retail, banking and operations in Fortune 500 companies.

        At the core of our culture is our commitment to our customer-first mentality; entrepreneurial business acumen; meticulous execution; relentless innovation; and social consciousness, diversity and inclusion. To demonstrate to our community that we live up to our values, we lead by example:

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  customer-first mentality has been a key pillar to our culture and we are committed to continue to be one of the favorite e-commerce brands in Turkey with strong customer satisfaction scoring higher than the industry average;

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  entrepreneurial business acumen is critical to our business operations and innovations. Our strong relations with suppliers and merchants, strong track record in industry, deep understanding of local insights, cost-conscious management philosophy, and deep commitment to our vision help us better evaluate the business landscape in making strategic decisions;

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  meticulous execution is indispensable to operate in Turkey, where we operate a 1P and 3P hybrid model and as a result recorded a GMV CAGR of 64% (11.8 times) (from TRY 1.4 billion in 2015 to TRY 17.0 billion in 2020), a growth in the number of Active Customers of 4.4 times from 2015 to 2020 and a GMV per Active Customer growth at a CAGR of 32% from 2018 to 2020;

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  relentless innovation has been the key driver behind our pioneering achievements including the 1P-3P hybrid model, unified catalogue, customer reviews, new vertical expansions such as on-demand grocery service, last-mile delivery capability, same-day delivery, click & collect, frictionless return pick-up, licensed payment service, and online consumer loans; and

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  social consciousness, diversity and inclusion have been our focus at every step that we have taken in building our business. We have been actively supporting local merchants and women entrepreneurs through targeted nationwide programs. As an example of our dedication to encourage women entrepreneurs, we launched Technology Empowerment for Woman Entrepreneurs, a program across Turkey which provides multiple benefits to women entrepreneurs making sales on our platform who elect to participate. Since the launch of this program, we have reached more than 19,000 women entrepreneurs (as of March 31, 2021) from across Turkey over the course of approximately 4 years. In 2020, more than 20% of our Active Merchants were women entrepreneurs. In addition, as of March 2021, women employees represent 49% of our workforce and 33% of our executive roles (excluding HepsiJet).

        At Hepsiburada, we bridge Silicon Valley's technical know-how with the local trading culture by merging analytical concepts such as big data analytics, customer segmentation and personalized recommendation with the understanding of local insights, expectations and values. Our globally proven business model, which is based on an e-commerce model that complements a marketplace of third-party sellers with a direct sales online retail business, combined with our local know-how enables us to execute our business strategy seamlessly, as evidenced by our operating and financial results.

        The COVID-19 pandemic underscored Hepsiburada's important position in the community and emphasized our critical role in supporting different segments of the society including health workers, small and medium sized enterprises, families in need, and entrepreneurs. As a commitment to our long term vision, we will continue to support our stakeholders and enable Turkey and the broader region to accelerate its digitalization journey.

A Leader of E-Commerce in Turkey with One of the Most Trusted and Popular Digital Platforms for Customers' Everyday Needs

        As one of the early pioneers of online retail in Turkey, customer service and experience is our priority and we aim to provide a seamless experience on our platform throughout the entire customer journey. We provide an excellent customer experience on our platform by relentlessly focusing on selection, price and delivery. Our mobile "Super App" is at the center of our value proposition and it acts as a one-stop-shop solution for customers by offering a broad range of products and services and creates a differentiated user experience.

        Aiming to offer the largest and highest-quality product selection is one of the key pillars of our value proposition to customers. We offer over 44 million SKUs across 32 different categories including home appliances, books & hobbies, fashion & lifestyle, home & garden, groceries and technology products. Our strong alliances and partnerships with local brands and leading international brands, such as Apple, Casper, Oppo, Tefal, Rowenta, Eczacıbası, Spigen, Delta, Dyson, Vestel and Ülker Group help us to expand the variety of products available to our customers as well as partner to offer value-added services, such as trade-in options for, among others, Apple and Samsung products, delivery by appointment for Vestel products and live chat support from live agents from over 40 well-known brands, including Colgate-Palmolive, Apple and L'Oréal.

        We seek to provide the best value for our customers by offering products at highly competitive prices. We believe that our large merchant base with approximately 45 thousand Active Merchants in 2020, plays an important role and allows our customers to find the best value for money for products in our platform.

        We operate a large, fast and reliable in-house logistics network with scalable and robust last-mile delivery capabilities based on a proprietary technology platform. We are an end-to-end ecosystem with full in-house capabilities across fulfillment, logistics and last-mile delivery in Turkey. We believe that our logistics infrastructure is an important pillar of our success and enables us to improve the customer experience.

        Our mobile Super App is at the center of our platform, which acts as a one-stop-shop solution for customers and creates a differentiated user experience and a virtuous demand cycle for our business. Our app is one of the most popular in Turkey with 19 million average monthly app active users on our mobile applications in 2020 and has 37.3 million app downloads since 2018. Our website had more than 250 million monthly visits on average in the three months ended December 31, 2020.

        Our distinctive value proposition of a wide selection of products and services at competitive prices with convenient delivery options has resulted in a large, growing and loyal Active Customer base, according to company information, which demonstrated an increase in order frequency and retention on our platform in 2019 and 2020. We had an NPS of 66 for the three months ended March 31, 2021 (according to the company's internal reporting records), were elected Turkey's favorite e-commerce brand several times by MediaCats' Lovemark and have won several awards since 2015 for our e-commerce platform. Further, we have reduced the rate at which customers raise customer services inquiries through our ticketing system from 6.4% of orders in 2019, to 5.1% in 2020 and to 2.6% in the first quarter of 2021.

Empowering Merchants to Thrive in a Digital Environment with a Comprehensive Suite of End-to-End Solutions

        We have one of the largest merchant bases in Turkey with approximately 45 thousand Active Merchants in 2020, and have become the "one-stop-shop" and one of the most attractive digital platforms for merchants to access consumers across Turkey. Our Active Merchant base has more than doubled in 2020 compared to 2019. In order to ensure high quality standards we have strict policies that allow us to monitor merchants' end-to-end operations and performance on our platform.

        Our platform also enables local merchants in Turkey to seamlessly sell their products to nearby countries outside Turkey through the HepsiGlobal app. Today, being listed on Hepsiburada not only helps our merchants manage and grow their businesses through our vast range of capabilities but also has become a source of credibility which they can proudly showcase both in online and offline channels.

        We make it easy for our merchants to maximize their success on our platform by providing them with a comprehensive set of advanced tools and services, including:

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  Merchant portal and proprietary merchant store management tools;

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  Advanced data analytics and advertising services to increase the effectiveness of their marketing efforts through HepsiAd;

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  Financing options to more efficiently manage their working capital needs. In 2020, our financing program has grown approximately 5 times based on the aggregate value compared to the same period in 2019 and exceeded TRY 1.3 billion in volume, with an 11.4 times growth in merchant and supplier financing between 2018 and 2020;

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  Access to our logistics infrastructure through HepsiLojistik, through which we allow them to deliver across Turkey with a superior customer experience; and

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  Comprehensive training sessions through our merchant training portal, HepsiAkademi, accelerating our merchants' integration. More than 15,000 training sessions were completed on our platform by our merchants in the three months ended March 31, 2021.

        Our technological infrastructure and capabilities also allow our merchants to integrate through our in-house developed single dashboard where merchants can manage inventory and connect directly to our ecosystem using open API capabilities and access to advertising monetization tools.

Integrated Ecosystem with Powerful Network Effects

        Our leading locally embedded brand, our hybrid commerce model with a unified 1P and 3P catalogue, our broad level of ecosystem services, and our strong customer and merchant value propositions create powerful network effects with increasing supply and increasing demand continuously boosting growth from each other.

        Our supply continues to grow, as evidenced by:

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  an increasing number of Active Merchants, which has grown to approximately 45 thousand in 2020 from approximately 21 thousand in 2019 and approximately 12 thousand in 2018; and

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  in addition to new value-added services such as frictionless return pick-up, trade-in option and 2-hour delivery (for selected mobile device products), our expansion into new verticals such as HepsiExpress (instant grocery delivery), HepsiFly, and HepsiGlobal (inbound cross-border purchases) strengthens the breadth and depth of our service & product offerings.

        Our demand continues to grow, as evidenced by:

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  the growth of our already large Active Customer base with a CAGR of 37% from 2018 to 2020, thus reaching 9 million in 2020, compared to 6.5 million and 4.8 million in 2019 and 2018, respectively; and

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  a significant increase in the frequency of orders on our platform to 3.9 in 2020, from 3.5 in 2019 and 3.1 in 2018.

        This network effect is underpinned and reinforced by our robust logistics network and technological capabilities which further enhance the value proposition for our customers and merchants.

Large, Fast and Scalable In-House Logistics Network

        We are an end-to-end ecosystem with full in-house capabilities across fulfillment, 3P and 1P operations, logistics and last mile delivery in Turkey. We believe that our logistics infrastructure is key to our success and allows us to differentiate ourselves by offering our customers and merchants a variety of convenient delivery options, such as nationwide 24-hour delivery, 2-hour delivery for selected mobile device products, delivery by-appointment and over-the-weekend, in addition to robust services such as return pick-ups from customers' address.

        With a nationwide network of six fulfillment centers strategically located across Turkey (Kocaeli, Ankara, Izmir, Adana, Erzurum and Diyarbakir) and a total area of more than 120 thousand square meters, we have one of the largest logistics infrastructures among Turkish pure e-commerce players.

        Our logistics infrastructure is complemented by HepsiJet, our in-house last-mile delivery service and one of the fastest growing logistics companies in Turkey, and HepsiMat, our pick-up drop-off (PUDO) network with more than 950 branded parcel lockers and pick-up points throughout Turkey as of March 2021. Providing scalable, crowd-sourced, fast and cost efficient delivery to our customers and merchants, HepsiJet as of March 2021:

  •
  provides next day, same day and 2-hour delivery services for selected products;

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  operates 115 cross-docks in 63 cities with approximately 95% population coverage;

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  provides last mile delivery service to more than 4,500 merchants;

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  delivers approximately 65% of its orders within the next day (based on data for the three months ended March 31, 2021); and

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  has a target of 100% nationwide population coverage by June 30, 2021.

        We further enhance this infrastructure advantage by applying technology to increase operational and cost efficiency, with examples such as AI-driven route optimization capabilities for HepsiJet drivers and advanced warehouse automation. Our internally developed technology backbone includes but is not limited to order-management-systems, warehouse-management-systems and demand forecasting tools.

        We believe that our nationwide logistics infrastructure gives us a significant competitive edge and will drive our future growth and enhance our service offerings to customers and merchants.

Proprietary Data-driven Technology Platform Underpinned by Continuous In-House Innovation

        Technology is at the core of Hepsiburada's business. Our in-house IT infrastructure is central to our ability to execute our business strategy, ensure seamless logistic execution and provide a seamless and comprehensive digital experience to our customers through our Super App. We currently integrate our service offerings through mobile and web applications, which enables us to scale rapidly and deliver a comprehensive experience to our customers and merchants across devices. We have invested significantly in developing our own flexible proprietary technology to support the large and rapidly growing transaction volumes generated on our platform.

        We believe we are one of the leading employers for top tech talent in Turkey with our three certified R&D centers in close cooperation with universities and academia across the country. As a result, our technology organization consists of high quality developers, engineers, data scientists and subject matter experts who leverage the latest technologies, our proprietary data and big data analytics to develop innovative in-house solutions which continue to enhance the platform experience.

        Our IT engineers (developers, testers, and architects), designers, data analysts and product managers are dedicated to enhancing the customer experience. Our data science and machine learning teams embedded across product function teams analyze the data to identify trends and behaviors that enable us to personalize the customer experience on our platform such as to make more relevant product recommendations.

        Our engineering and technology teams focus on security, availability, scalability and performance while providing product features across our websites and mobile applications. Our technology department is essential to our ability to implement our strategy and continue to be at the forefront of innovation in the Turkish e-commerce market.

        The success of our technology team in developing almost all of our products in-house and our reliable, secure and scalable tech stack (the set of technologies we use to build our website and mobile applications) is based on three main pillars:

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  a product-oriented team structure;

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  high stability and availability standards; and

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  early adoption and development of cutting edge technologies.

        To ensure operational continuity, we have two separate and synched data centers located in Istanbul. We own and operate the server hardware, network, storage devices and backup systems in both data centers and employ redundancy architectures, outage procedures and data protection practices on all our technology systems resulting in 99.9% availability in 2018, 2019 and 2020. Furthermore, we embrace cloud-ready architecture allowing us to utilize the cloud whenever extra capacity is needed, in order to ensure capacity management flexibility.

        Our technology teams develop almost all key product functions and features in-house and utilize select third-party tools and technologies to complement our efforts. We design and build products with an emphasis on security, scalability and ability to provide uninterrupted services.

        Our ability to scale quickly and efficiently has been tested and we have consistently demonstrated strong performance in peak seasons such as Legendary Friday (which takes place within the month of November) and unexpected demand shifts such as the COVID 19 pandemic. In the weeks of Legendary Friday in 2020, our average daily sales was 4.3 times higher than our average daily sales for the remainder of 2020. In 2019 and 2020, we experienced traffic of approximately 1 million and 0.8 million instantaneous visits (i.e., number of unique users visiting our platform at the same time), respectively, during the Legendary Friday season.

        We have a dedicated cybersecurity department which uses various technical means and procedures to protect our technology systems from cyber threats, such as perimeter protection tools, perimeter scanning, user rights restrictions on workstations, antivirus protection, software update controls, code review and anomaly detections. Our IT network is also protected from multilayered external denial-of-service attacks by malicious traffic filtering systems.

        We are the first on-site audited and PCI DSS (Payment Card Industry Data Security Standard) certified player in the Turkish e-commerce market and we maintain the ISO 27001 (Information Security Management System) certificate. We have developed a multi-level data security framework and secure data with a mix of analytical processes and development tools. As of the date of this prospectus, we have not experienced any material security breaches.

Highly Attractive Financial Profile with Strong Growth at Scale, High Order Frequency Rates and Attractive Unit Economics

        Our business has grown substantially in recent years. Our revenues increased by 33% from TRY 2.0 billion in 2018 to TRY 2.6 billion in 2019, by 145% to TRY 6.4 billion in 2020 and by 66% from TRY 0.8 billion in the three months ended March 31, 2020 to TRY 1.4 billion in three months ended March 31, 2021 and our total GMV increased by 56% from TRY 5.1 billion in 2018 to TRY 8.0 billion in 2019, by 111% to TRY 17.0 billion in 2020 and by 95% from TRY 2.3 billion in three months ended March 31, 2020 to TRY 4.5 billion in the three months ended March 31, 2021, as we pursued our significant transformation from a 1P-only business to a hybrid commerce model of 1P and 3P. For the three months ended March 31, 2021, and in 2020, 3P accounted for approximately 70% and approximately 59% of our GMV, respectively.

        The strong growth we experienced in recent years also enabled us to generate positive annual Free Cash Flow. We had Free Cash Flow of TRY 119.0 million, TRY 310.4 million, TRY 341.4 million in 2018, 2019 and 2020, respectively, and TRY 60.5 million and TRY (158.8) million in three months ended March 31, 2020 and 2021, respectively. We experienced negative Free Cash Flow in the three months ended March 31, 2021 due to purchases of inventories higher than usual, to be able to secure supply during the COVID-19 lockdown period in the second quarter of 2021.

        The growth has been fueled by several factors, including an increased frequency of orders from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020, and an expanding Active Customer base from 4.8 million in 2018 to 6.5 million in 2019 to 9 million in 2020.

        As we continue to scale up Hepsiburada, we believe that these trends will continue to positively impact our business, with further Active Customer base growth, strong cohort performance and increasing operational efficiency driving improvement in unit economics and profitability.

Our Strategy

        Our vision is to lead digitalization of commerce and our mission is to be the reliable, innovative, sincere companion in people's daily lives and to make each and every member of our community feel 'I am so happy I have Hepsiburada'. To this end, we aim to build on our leading position across existing product categories and services, launch new products and initiatives, and continue to scale our business. We plan to achieve this goal by pursuing the following objectives in our strategy:

Attracting More Customers to Our Platform

        Turkish online retail market is at the early stage of its development. According to ADL, the Turkish online retail segment is expected to continue to experience strong growth in the coming years. Driven by a sustained consumer shift to e-commerce, online retail in Turkey is projected to have approximately 44 million annual online customers until 2025, according to ADL. We had 9 million Active Customers in 2020 and we plan to attract more customers to our platform and reactivate the existing customer base by continuing to enhance our value proposition through an expanded product catalogue as well as added convenient and affordable delivery options. In addition, we believe our recent expansion into new verticals such as HepsiExpress and HepsiFly will further support our growth, and consistently improve the overall customer experience. We believe the main drivers for our customer attraction will be increasing focus on hyper-personalization and hyper-localization aspects while scaling the full-fledged Loyalty Club.

Increasing the Frequency of Our Customers on our Platform

        One of the main drivers of Hepsiburada's GMV growth has been the increase in our customers' order frequency as we expanded our product and service offerings. We aim to leverage the deep understanding of our customers' preferences which we have been building over the years and our advanced in-house lifecycle management engines powered by AI and deep-learning technologies to drive higher engagement, retention and frequency on our platform. As a result of these initiatives, we increased the frequency of orders on our platform from 3.1 in 2018 to 3.5 in 2019 and to 3.9 in 2020.

        We also plan to focus on providing our customers an enhanced experience through additional value added services such as trade-in, card-splitting option (i.e., ability to pay for a single order via multiple credit cards) and same day delivery services, and additional verticals that will increase the daily interaction of our customers with Hepsiburada Super App by becoming the one-stop-shop of our customers' daily needs. As of March 31, 2021, approximately 5% of orders above TRY 5,000 were paid by card splitting option. Additionally, our customers applied for our trade-in option for more than 10% of mobile phones sold in the fourth quarter of 2020.

        Our Loyalty Club aims to be one of the growth drivers of Hepsiburada and will expand its offerings with new partnerships and privileges such as wallet cashback capability. On average, from the launch of our Loyalty Club in August 2020 to December 31, 2020, members of our Loyalty Club shopped approximately 2.5 times more frequently on a monthly basis compared to our non-Loyalty Club customers.

        We believe HepsiExpress will be a key enabler to penetrate a wider range of customers through our grocery offerings, increasing retention and order frequencies of our existing customers and providing us with more data points to further benefit from cross-selling opportunities across all of our verticals and categories. According to ADL, of the approximate TRY 866 billion value of total Turkish retail market in 2020, Turkish supermarkets represented approximately TRY 430 billion (or 50%) of the total Turkish retail market, which had less than 4% online penetration. We believe the relatively low online penetration of such a large portion of the Turkish retail market represents an upside potential in the growth in the Turkish online groceries market as online penetration increases.

Attracting More Merchants to our Platform

        We plan to attract more merchants to our platform by offering access to an increasing Active Customer base, expanding and continuously improving our fulfillment services, extending merchant financing and launching new tools, alongside recently developed HepsiAd solutions. In addition, we launched our HepsiLojistik fulfillment service in 2020, which attracts an increasing number of merchants due to our enhanced service offerings and has already built up a strong pipeline of merchants to onboard into our integrated system. Furthermore, HepsiGlobal is also expected to help us strengthen our merchant base by expanding to international merchants.

Investing Further into and Leveraging Logistics and Technology as Enablers

        We plan to invest further into our nationwide logistics network, to maintain and consistently improve our service levels to our customers and merchants.

  •
  We invested into regional fulfillment centers where we prioritized providing our customers and merchants with the highest level of logistics services across the whole country.

  •
  As of March 31, 2021, we have expanded our logistics footprint with 115 cross-docks, through which we have achieved approximately 95% population coverage for HepsiJet.

  •
  In the near and medium term, we plan to focus our efforts on going local with our scalable infrastructure and become the nearest commerce player to our customers and merchants.

        Our unified and in-house technology platform has been a major enabler of scalable and reliable operations to support our growth. We plan to constantly innovate and develop new capabilities to improve the experience for merchants and customers and the operational performance of our platform.

Continue Innovation and Expand New Services on the Platform

        In 2020, we expanded our commerce platform and developed an ecosystem of services centered on making people's lives easier. The ecosystem we have been building includes HepsiExpress, HepsiPay, HepsiJet, HepsiLojistik, HepsiMat, HepsiAd, HepsiGlobal and HepsiFly as of the date of this prospectus. We aim to take advantage of the natural synergies that exist between our services and increase adoption amongst our customer base. We believe that greater utilization of our resources will drive further improvements in our unit economics.

        As a testament to our commitment to closely monitor the market and innovate to further address the daily needs of customers, we launched HepsiExpress in 2020 to penetrate and lead the fast-growing grocery delivery market through our robust model combining instant and slotted delivery options in a hyper-local fashion. Water and flower delivery services were launched in 2021 as complementary products to provide a one-stop-shop solution to our customers.

        In order to further increase our product selection and network effects regionally, we also started to offer an international shopping experience to our customers located in Turkey through the recently launched HepsiGlobal, which allows them to discover products listed by merchants around the world.

        In future, HepsiGlobal will also have outbound operations, which will focus on product groups where Turkey has a competitive advantage, such as apparel, fashion, home textile, accessories, food, kitchenware, small domestic appliances and will establish exclusive partnerships with global players for logistics solutions.

        In addition, we acquired a tourism agency license in February 2021 and are aiming to fully launch online airline tickets services once COVID-19-related restrictions on travel are lifted. HepsiFly is designed to provide our customers with an option to buy airline tickets with competitive prices. We are aiming to further develop HepsiFly by providing our customers with an option to make hotel bookings, buy package tours, travel insurance and cancellation policies.

Company History and Brand Development

        In 2000, Hanzade Vasfiye Doğan Boyner founded our company as a 1P-based e-commerce platform. We grew rapidly by adding new categories of products between 2000 and 2010.

        In 2000, we became the first e-commerce platform in Turkey to collect customers' reviews, which enabled us to pursue a more customer-oriented approach. Although our story began with focusing on the sale of electronic devices, starting from 2010, we increased our focus on non-electronics products (based on our 1P-based Direct Sales model) and started widening the range of products we offer by not only introducing new categories such as home textile, cosmetics and gardening but also increasing product range in non-electronics categories such as fast moving consumer goods (FMCG), fashion and home and garden. See "—Our Business Model." In the same year, we introduced the first "one click shopping" feature by becoming the first on-site audited and Payment Card Industry Data Security Standard (PCI DSS) certified firm in the Turkish e-commerce market.

        At Hepsiburada, we have always followed new trends closely and identified at an early stage the migration of Internet usage and e-commerce consumption to mobile platforms. In 2011, we launched a mobile application for Hepsiburada for iOS and Android platforms, which were among the firsts in the Turkish e-commerce market.

        By the end of 2015, we launched our 3P-based Marketplace and established our fulfillment center in Gebze, Kocaeli, which became the main logistics hub of our operations as well as the first dedicated e-commerce fulfillment center operating 24/7. Gebze fulfillment center has significantly expanded in the following years to a total area of approximately 85 thousand square meters. Following the launch of our Marketplace, we reached more than 4,000 Active Merchants in 2016. In order to keep and grow the quality of our services and infrastructure, we established our first licensed technology research and development center, which became operational in 2017.

        In 2017, we also launched HepsiJet, thus introducing our own delivery services, after noticing the need to provide efficient, fast and reliable delivery services to our customers. From the outset, HepsiJet was established as a dedicated delivery service for e-commerce customers, which was one of the market firsts in Turkey. With the launch of HepsiJet, we began providing last-mile delivery services (inclusive of scheduled same day and next day delivery) and, in the same year, Hepsiburada took leading steps in the Turkish e-commerce market to establish Turkey's first scalable customer financing services followed in 2018 by merchant and supplier financing services provided by an e-commerce platform. Along with these initiatives, in order to strengthen the place of women in business, Hepsiburada initiated the Women Entrepreneurs Program, by which we offer our experience and technology infrastructure to the service of entrepreneurial women by collaborating with non-governmental organizations to strengthen the place of women in business.

        In 2018, we achieved in-house product search capability in our online platform. In the same year, to enhance our vision of expanding the e-commerce market, we launched our "click & collect" services enabling our customers to collect purchases from the collection points located throughout Turkey, which was rebranded to "HepsiMat" in 2020.

        We exceeded the mark of US$1 billion in GMV for the year ended December 31, 2018 (2018 average: U.S. dollar 1.00 = TRY 4.8134). We launched HepsiExpress and HepsiGlobal (only for inbound sales, i.e., from other countries into Turkey) in 2020. In the same year, we also launched HepsiLojistik while expanding our logistics infrastructure with five new fulfillment centers in the provinces of Ankara, İzmir, Adana, Diyarbakır and Erzurum. In 2020, we also became the first shipment and sourcing partner of Apple products in Turkey, which enabled us to directly source Apple products and sell them on-line to our customers. This strategic partnership was followed by other agreements with leading global and local brands, suppliers and banks. In 2021, we acquired tourism agency license to launch HepsiFly and began our efforts to leverage our online platform for enhanced advertisement capabilities by launching HepsiAd, which will be further developed as a programmatic advertisement platform by the end of 2021.

        As of the date of this prospectus, the principal market in which we operate is Turkey and for the years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021 almost all of our revenue was generated from our e-commerce operations performed in Turkey.

Corporate Structure

        We are an entity incorporated in Turkey as a joint stock company on April 11, 2000 and currently have two wholly-owned subsidiaries: D Fast Dağıtım Hizmetleri ve Lojistik Anonim Şirketi, which is the operating company for our delivery service business, HepsiJet, and D Ödeme Elektronik Para ve Ödeme Hizmetleri Anonim Şirketi, company through which we have developed our payment tool, HepsiPay. As of the date of this prospectus, our Founder beneficially owns Class A shares and Class B ordinary shares representing 74.6% of our voting power. TurkCommerce B.V., a special purpose vehicle company managed by Franklin Templeton Investments, beneficially owns Class B ordinary shares representing 8.4% of our voting power as of the date of this prospectus and Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ, whom, along with our Founder, are adult siblings, and Işıl Doğan, their mother, beneficially own Class B ordinary shares representing 5.7%, 5.7%, 5.2% and 0.2% of our voting power, respectively. For a detailed ownership structure, see "Principal and Selling Shareholders".

        The following diagram illustrates our corporate structure as of the date of this prospectus:

Note: Each company is incorporated under the laws of Turkey. The diagram excludes Evimiz Dekorasyon İnternet Hizmetleri ve Danışmanlık Ticaret A.Ş. ("Evmanya") and Altıncı Cadde Elektronik Ticaret A.Ş. ("Altıncı Cadde"), which are dormant companies as of the date of this prospectus. Evmanya and Altıncı Cadde terminated operations on September 4, 2018 and October 7, 2019, respectively. On April 14, 2021, we decided to merge Evmanya and Altıncı Cadde under our fully owned subsidiary, D Fast. As of the date of this prospectus, the merger process is ongoing.

Recent Developments

COVID-19

        To respond the COVID-19 pandemic, we took strict measures to ensure the wellbeing of our employees and customers from the outset, while maintaining business continuity from a public interest point of view rather than a sole business-oriented approach. We accordingly collaborated with the Ministry of Health and Ministry of Internal Affairs and local authorities by donating medical suppliers such as masks and gloves and providing food supplies to families in need. In addition, in early 2020, we formed a COVID-19 task force, cancelled all international travel, regularly disinfected our headquarters, fulfillment centers and vehicles used for transportation of our personnel, and switched to remote working for employees that were suitable for remote working.

        Similar to the global trend, the COVID-19 pandemic caused consumers in the Turkish market to shift to e-commerce as a result of social distancing measures, which led to growth in demand for our products and services. This was primarily supported by the change in customer behavior, where consumers have adopted online shopping behavior during the pandemic, and which we expect to become permanent. Supported by this shift to online shopping and as a result of social distancing, e-commerce orders for grocery, consumer electronics, home improvement, personal care and other essential products have increased significantly.

        Although COVID-19 has generally been a significant driver for customer adoption and growth of e-commerce services, the pandemic and the measures to contain its spread have resulted in business and manufacturing disruptions in Turkey, impacted the business activities of our e-commerce suppliers, merchants, and other ecosystem participants (such as logistics networks and payment channels in the affected markets), and disrupted the global supply chain. To overcome potential negative impacts to our results of operations, we took measures to ensure business continuity and uninterrupted service to customers by launching operational and employee initiatives in our fulfillment centers and optimizing our logistics operations as well as increasing the number of the personnel. We also took measures in relation to inventory availability and on boarded new suppliers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Financial Condition and Results of Operations—COVID-19 Impact."

        See "Risk Factors—The COVID-19 pandemic has affected and may continue to negatively affect certain of our business activities and results. Any future occurrence of natural disasters, epidemics, pandemics or other outbreaks, or other catastrophic events could also materially and adversely affect our business, results of operations or financial condition."

Corporate tax rate change

        The Turkish corporate tax rate on corporate earnings was increased from 22% for fiscal year 2020 to 25% and 23% for fiscal years 2021 and 2022, respectively.

Our Business Model

        We operate on a hybrid business model which combines 3P and 1P models. Our core business, sales of products on our online platform, is primarily run on the "3P" or "third party" model marketplace (the "Marketplace") that we launched in late 2015 (see "—Marketplace"). Alongside the Marketplace, we list and sell products on our platform where "Hepsiburada" is the seller also known as "1P" or "first party" model, where suppliers (vendors) directly sell products to us on a wholesale basis, and we then store and sell such products to the customers ("Direct Sales") (see "—Direct Sales").

        We believe we are Turkey's leading commerce platform, with 96% for aided brand awareness (with the two closest competitors in Turkey scoring 95% and 92%, respectively), 78% for spontaneous brand awareness (with the two closest competitors in Turkey scoring 74% and 63%, respectively) and 91% highest preference score (with the two closest competitors in Turkey scoring 89% and 87%, respectively) in 2020 (source: FutureBright Research Brand Health Report). Through our website and shopping app we brought together 33 million members, 9 million Active Customers and approximately 45 thousand Active Merchants as of December 31, 2020. In 2020, we had over 179 million average monthly visits and offered a wide selection of over 44 million SKUs across 32 different categories, combining 1P and 3P models. This is all enabled by our logistics network, which is one of the largest, fastest and most reliable in Turkey supported by in-house last-mile delivery capabilities and a platform built on proprietary technology. For the year ended December 31, 2020, 3P accounted for approximately 59% of our GMV, following the transformation of Hepsiburada from a 1P only business to its hybrid business model.

Marketplace

Overview

        Our Marketplace enables us to connect users seeking to buy products with merchants offering a wide assortment of products. In our Marketplace, merchants who register to our online platform set up their own stores, list and sell their products. As of December 31, 2020, we had approximately 45 thousand Active Merchants operating in our Marketplace. As of December 31, 2018, 2019 and 2020 and March 31, 2021, Marketplace represented approximately 58%, 66%, 59% and 70% of our total GMV, respectively.

        In our Marketplace operations, merchants remain the owners of the products that they list on our platform and are responsible for pricing and managing their inventory and sales and other activities. This allocation of responsibility allows us to dedicate our resources to enrich our platform, enhance customer experience, increase customer lifecycle through customer relationship management activities and improve our logistics infrastructure capacity towards providing high quality fulfillment and delivery services to a larger number of merchants and managing our Direct Sales business, for which we maintain inventory and manage the geographical reach and customer experience for key product categories.

Merchants

        We classify legal entities setting up their own stores, listing their products and selling through our marketplace platform as merchants, and further classify them as Active Merchants as described above. As of December 31, 2018, 2019 and 2020, we had approximately 12 thousand, 21 thousand and 45 thousand Active Merchants, respectively. As of December 31, 2020, of our approximately 45 thousand Active Merchants, approximately 42 thousand were SMEs, whereas the remaining approximately 3 thousand were key account merchants. Key account merchants enable us to provide products from top brands, high volumes and quality whereas SMEs provide us with product assortment and variety.

        Under our merchant agreements, we collect payment from customers on behalf of our merchants, which is then payable by us to our merchants after deducting relevant commissions, fees and other charges within a certain period (21 days, on average). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Merchants may also elect to finance the amount payable by using our supplier and merchant financing services to receive payment on a shorter timeframe. See "—Supplier and Merchant Financing."

        Legal entities seeking to set up a storefront in our Marketplace are required to follow a registration process that can be completed directly on our online platform (see "—Merchant Portal") with their official documents. Becoming a merchant on our Marketplace is designed to be as straightforward as possible, without compromising our necessary security and know-your-customer procedures, in addition to our standard terms and conditions typically applicable to our merchants. Upon clearance, once the merchant's account is activated it can immediately start listing its products on our platform. Our typical engagements with our merchants, subject to our standard terms and conditions of the engagement, are for indefinite periods. We may unilaterally terminate the agreement without cause or compensation with 15-days' notice. Our merchants may terminate the agreement with 15 days' notice in the event that Hepsiburada amends the terms and conditions of the agreement with a unilateral announcement. However, there is no obligation for a merchant to actually upload and sell products using our platform. Our typical agreements include customary representations and warranties from our merchants. From time to time in the ordinary course of our operations we may negotiate deviations from, or we may enter into addendums to, our standard agreements with merchants that expand on or amend our standard terms and conditions.

        We may unilaterally suspend a merchant's account under certain circumstances, including when the merchant's service quality (based on customer feedback and delivery performance) has fallen to a level that we determine warrants suspension, the merchant is in default in respect of its payments to us, or their product listings are misleading or inaccurate. We detect misleading or inaccurate listings upon our periodic reviews or receipt of complaints from our customers or trademark/brand owners, as well as upon requests from official authorities. We also examine and evaluate any claims that a merchant is engaged in unlawful or illegal activity or has posted unlawful or illegal content and if it appears that there has been a violation of law or our terms of services we stop the sale and remove the unlawful content or goods and services from our website. We also have the right to immediately terminate our agreement with any merchant without giving any notice in case of any breach of our terms of services, including infringements of third party intellectual property rights and the sale of counterfeit products. In addition, we also have the right to terminate our agreement with any merchant by delivering a 15-day notice without cause and compensation.

        In our Marketplace, each merchant is individually rated, based on an algorithm combining the customers' feedback, timely dispatch, and fulfillment of merchant's obligations towards us, and their ratings are shown along with the products they list. In addition, the merchant's individual store can be viewed and all products listed by such merchant can be separately viewed by our users and customers, along with the complete tradename, registered email address, and Turkish central commercial registration system (MERSİS) number, as well as the city where their headquarters are located.

        We also support non-governmental organizations (NGOs), and particularly women entrepreneurs in our Marketplace and follow a separate procedure for legal entities with 51% or more ownership held by women. These incentives include, among others, (i) free shipping, (ii) free online trainings, (iii) free studio shootings for marketing materials, and (iv) discounted rates applied. Since the launch of our Technology Empowerment for Woman Entrepreneurs program, we have reached more than 19,000 woman entrepreneurs from across Turkey (as of March 31, 2021) enabling more than 10,000 entities within the program to make sales through our platform. As of the same date, approximately 11,000 women entrepreneurs had benefited from the free shipping incentive and more than 13 million products had been listed on our platform within this program. This program has been awarded one national (i.e., Felis Media Cat 2020 Social Responsibility Award) and one international (i.e., U.K. Communicate Magazine's "Gold Award" within the "Best Execution" category) award.

        Merchants setting up their stores benefit from our highly-attractive online platform that had 33 million members as of, and 9 million Active Customers for the twelve months ended December 31, 2020.

        In addition, our Marketplace merchants benefit from our "integrated ecosystem", which provides the merchants with a wide range of value-added services, namely,

  (i)
  supplier and merchant financing options, see "—Supplier and Merchant Financing";

  (ii)
  advanced targeting and onsite and offsite advertisement solutions (i.e., HepsiAd), see "—Value Added Services—HepsiAd";

  (iii)
  economical and seamless last-mile delivery (i.e., HepsiJet), see "—Value Added Services—HepsiJet"; and

  (iv)
  fulfillment solutions (i.e., HepsiLojistik), see "—Value Added Services—HepsiLojistik."

        In addition, merchants in our Marketplace have access to our "Merchant Portal," which has automated campaign management, merchant support center, business intelligence and support, proprietary merchant store management, and online courses features. See "—Merchant Portal".

Merchant Portal

        Our merchant portal is a merchant interface through which our merchants control their listings and pricings, manage orders and sales, manage campaigns, track receivables, and benefit from online training courses on how to use our platform and increase their e-commerce sales (HepsiAkademi). Our merchant portal is designed to provide our merchants with a fast and efficient tool to manage their operations on our Marketplace to ensure an improved merchant experience and promote a highly engaged merchant base. For instance, merchants who implemented sponsored advertising through our merchant portal increased clicks by 318% after the sponsored advertisements feature went partially live in March 23, 2021 through April 16, 2021 (compared to February 26, 2021 through March 22, 2021).

Direct Sales

        We began our operations with the 1P model Direct Sales in 2000. As of December 31, 2018, 2019 and 2020 and March 31, 2021, Direct Sales represented 42%, 34%, 41% and 30% of our total GMV, respectively.

        In our Direct Sales business, we purchase and usually hold inventory for a selection of products in our fulfillment centers or suppliers' warehouses to be sold directly to customers. We have dedicated sales teams that identify and track the demand for products in each product category on our platform. As our platform presents a competitive market for products, the same products may be sold by us on a Direct Sales basis and by our merchants on the Marketplace at the same time on a single catalogue (Buy Box) basis. Our single catalogue operates on an impartial basis and it ranks both Hepsiburada and third-party merchants on the basis of the same criteria.

        For our Direct Sales business, we source products in bulk and aim to leverage our bargaining power as a leading and trustworthy Turkish e-commerce platform. We purchase our inventory for our Direct Sales with a payment term, split between those made on a purchase basis and on either on a consignment or "sell and pay" (i.e., similar to the consignment basis but with due payment date within 30 to 60 days after the inventory is sold) basis. Generally, we pay for inventory purchased on a purchase basis within a period of time after the inventory arrives at our fulfillment centers. We pay for inventory purchased on a consignment basis only after the products have been sold on our platform. The acquisition of inventory on a consignment basis allows us to use the proceeds of the sale of products to pay for the inventory of the products. Having a mix of the purchase basis and consignment basis for acquiring inventory gives us additional financial headroom for better cash management. In our online platform, Hepsiburada appears as the merchant for the products sold via Direct Sales.

        We generally engage cargo companies in Turkey to provide long-haul transportation of products between our six fulfillment centers and our nine sorting hubs on an annual basis, which is renewable for further periods. Similar to all products sold through our Marketplace, products sold through Direct Sales are fulfilled at our fulfillment centers or suppliers' warehouses and channeled to the relevant sorting hubs. From our six fulfillment centers, parcels are delivered to customers through our various last-mile delivery channels (i.e., HepsiJet and other cargo firms).

Suppliers

        In our Direct Sales business, we benefit from long-lasting relationships (i.e., more than three years of business relationship with approximately 55% of our suppliers as of December 31, 2020) that we have built with our suppliers, who are either owners or licensees of global and local brands from whom we make direct sourcing or distributors of such brands. Our long-lasting relationships with a wide range of suppliers enable us to have a differentiated selection of products, including private label products. We make strategic procurements based on seasonality and competition. In addition, we benefit from direct procurement from key brands such as Apple, Casper, Oppo, Tefal, Rowenta, Eczacıbaşı, Spigen, Delta, Ülker Group, Dyson, Vestel, both for new launches and existing product portfolio, enabling us to offer high-demand products through our Direct Sales simultaneously with the original equipment manufacturers as well as the ability to partner to offer value-added services, such as trade-in options for Apple and Samsung products, among others, delivery by appointment for Vestel products and live chat support from live agents from over 40 well-known brands, including Colgate-Palmolive, Apple and L'Oréal.

        We also have access to exclusive products through direct business relationship with key suppliers and brands. In our Direct Sales business, we aim to maintain a cash generating and profitable inventory of products and use prominent forecasting tools to ensure efficient demand planning.

Direct Sales Pricing Strategy

        We provide our customers with the best value proposition by offering products at competitive prices on our platform. We track available pricing information to match our prices for products sold through Direct Sales, with the most competitive prices offered for the same or similar products that can be found on the wider Turkish e-commerce market.

Pricing

        In our Direct Sales business, we charge to our customers the purchase value of the goods, which we define as "sales of goods" revenues. In addition, we charge our Direct Sales customers for delivery services, which we define as "charges for delivery services."

        In our Marketplace, we do not charge merchants for setting up an online storefront on our Marketplace, but receive Marketplace commission and transaction fee if the merchants' sales are successful and depending on the type of service we provide. In addition, we charge our Marketplace customers for delivery services, which we also define as "charges for delivery services."

        We also generate revenues from other services and define them as "other services revenues."

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Financial Condition and Results of Operations—Revenue."

        Specifically, for services provided under the HepsiLojistik model, we also charge merchants fees related to the storage and handling of products.

        Our variable fee structure seeks to incentivize merchants to better monitor and manage their inventory and improve and maintain the quality of their products and packaging and the accuracy of the listings of their products on our platform.

Product Assortment

        In our platform, we offer a wide assortment of products on our platform and intend to continue expanding our catalog to strengthen our position as a one-stop shop for all of our customers' shopping needs. We organize the listings in our marketplace in what we believe an intuitive and easy-to-use directory that facilitates the browsing and viewing of listings.

        In our Direct Sales line of business, our commercial team decides on the content of the Direct Sales inventory based on certain strategic and financial criteria including profitability, ease of procurement, competitiveness, as well as operational capability.

        As of December 31, 2020, there were over 44 million SKUs across 32 different categories grouped under 7 major domains on our platform. As of the date of this prospectus, listings on our platform cover the following selection domains:

Mobile	:	This domain includes mobile phones and tablets.
Supermarket	:	This domain includes fast moving consumer goods (FMCG), health and beauty, pet shop, cosmetics, and mother and baby products.
Appliances	:	This domain includes consumer electronics (CE), major domestic appliances (MDA) and small domestic appliances (SDA).
Home and Garden	:	This domain includes home textile, furniture, kitchenware, home improvement products and more.
Technology	:	This domain includes computers, camera, PC and automobile accessories and parts.
Fashion and Lifestyle	:	This domain includes apparel, shoes and bags, outdoor wear, sports equipment and watches, accessories, sunglasses, and jewelry.
Books and Hobbies	:	This domain includes books, toys, stationery, consumer electronics and mobile devices accessories, gaming consoles, games and more.

        The following table sets forth our GMV breakdown by product domain for the year ended December 31, 2020:

	GMV (TRY billion)	% to total
Mobile	4.3	25
Technology	3.2	19
Appliances	2.8	17
Books and Hobbies	2.0	12
Supermarket	1.8	11
Home and Garden	1.6	9
Fashion and Lifestyle	1.3	7

Total	17.0	100

        Below is a screenshot from our web platform, indicating the product categories and sub-categories under the Mom, Baby & Toys section.

Single Catalogue (Buy Box)

        In our online platform, in order to provide our customers with the best possible quality and value for their money, we established a "Single Catalogue" system where we list and rank all merchants (including Hepsiburada in relation to its Direct Sales business) in the Buy Box. Our Buy Box ranking criteria comprise the sales price of the product, difference between the price of the same product with the lowest price, estimated and actual dispatch time, sales performance based on volume and merchant rating based on customer satisfaction score, cancellation performance (by merchant), merchant's dispatch performance and customer service feedback from customers.

        Our customers have easy access to the Buy Box section, which is located on the right hand side of each product's own page. When a customer proceeds to buy the product through this section, the merchant which is highest ranked by an algorithm at that time will appear as first choice seller.

        Below is a screenshot of our Buy Box section, where the highest ranked merchant is listed on top (item 1) and other merchants are listed on bottom of the page (item 2).

Delivery

        We offer our customers a comprehensive selection of delivery options, including:

  (i)
  standard delivery by (a) our last-mile services (through HepsiJet) see "—Value Added Services—HepsiJet", which is generally within two calendar days (and on the same-day in metropolitan areas), or (b) through Turkish cargo companies;

  (ii)
  same day/next day delivery through HepsiJet, where our customers pay additional delivery fees and schedule delivery for the same day or next day (in case of Fulfilled by Merchant (or FBM, as defined below), the merchant must be a member to our HepsiJet services); and

  (iii)
  collection from our offline network of pick-up and drop-off (PUDO) points for customers (through HepsiMat), see "—Value Added Services—HepsiMat".

        We also provide return pickup services from customer's address by HepsiJet.

        While maintaining a broad range of delivery options and increasing the proportion of customers served by same-day and next-day deliveries, we also dedicate resources towards developing even better instant delivery services for customers' daily needs, such as grocery and water through our HepsiExpress services. See "—Value Added Services—HepsiExpress.

        For the years ended December 31, 2018, 2019 and 2020, we, as Hepsiburada, delivered approximately 25 million, 37 million and 62 million packages, respectively. This represented a year-to-year increase of 46% between 2018 and 2019 and 67% between 2019 and 2020.

        The delivery fee charged to a customer depends on the delivery method, product volume and transaction amount. Delivery fees are waived for orders above TRY 100 (except mobile phones, tablets and computer products) for non-Loyalty Club customers and above TRY 25 for Loyalty Club members as of December 31, 2020. See "—Loyalty Club."

Order Fulfillment

        The fulfillment process includes accepting goods, picking and storing products, consolidating them into batches and packing them into parcels for delivery as well as return operations. We operate on the basis of three fulfillment models, namely,

  (i)
  fulfilled-by-merchant ("FBM") model, where merchants perform fulfillment by their own means (only applicable to our 3P-based Marketplace operations);

  (ii)
  fulfilled-by-Hepsiburada (the "HepsiLojistik model"), where we, in case of 1P-based Direct Sales, or merchants, in case of 3P-based Marketplace operations, perform fulfillment through HepsiLojistik, using our logistics infrastructure; and

  (iii)
  drop-shipping (the "Drop-shipping model"), where we accept customer orders in our 1P-based Direct Sales and transfer orders to our suppliers, who in turn perform fulfillment by their own means (only applicable to 1P-based Direct Sales operations).

        Accordingly, our Marketplace operations run either on a HepsiLojistik model or FBM based fulfillment whereas our Direct Sales operations run either on a HepsiLojistik model or Drop-shipping model based fulfillment.

        In our Marketplace operations, Our FBM and HepsiLojistik models provide our merchants with the flexibility to choose a fulfillment and delivery method that best suits their business. With our FBM model, a merchant's products are listed on our Marketplace but are stored and fulfilled at the merchant's own warehouse facilities. Upon purchase, the parcel is transferred to the appropriate delivery channel, and either we carry out the "last-mile" delivery of the parcel to the customer or the merchant procures logistics services through third-party Turkish cargo companies.

        We launched the HepsiLojistik model in late 2020 and continue to steadily on-board merchants into this model as of the date of this prospectus. Through the HepsiLojistik model, we provide fulfillment services on behalf of merchants through our fulfillment and logistics infrastructure, using our six fulfillment centers across Turkey and, thus, ensuring a 24/7 fulfillment operations capability. See "—Value Added Services—HepsiLojistik."

        Our HepsiLojistik model is typically preferred by merchants who do not have their own storage facilities or who are seeking higher service level at competitive prices or do not want to fulfill orders by themselves. With our HepsiLojistik model, merchants deliver their products to one or more of our fulfillment centers to be stored and, after a customer orders a merchant's product, we manage the packaging of the product into a parcel and the delivery of the parcel to the customer through either HepsiJet or other cargo companies. In our HepsiLojistik model, merchants are not under an obligation to commit a certain amount of inventory to us and customers are able to purchase through our platform or from the merchants' own website or other online platforms where merchants have stores. In addition, merchants making sales through other e-commerce platforms are enabled to perform fulfillment through our HepsiLojistik services. We only charge the merchants for the fulfillment services that we provided. Our HepsiLojistik model provides merchants with the ability to fulfil orders in a faster, reliable and cost-efficient manner and with increased quality standardization.

        The phases of the FBM model and HepsiLojistik model are illustrated in the graphics below.

        Both in our FBM model and HepsiLojistik model (excluding third parties using HepsiLojistik for their operations on other e-commerce platforms), throughout the entire order fulfillment process, from the moment the customer's order is confirmed on our platform to the time the parcel arrives at its destination, our customer support team manages customer requests and inquiries relating to their orders, along with aftersales services.

Website and Mobile Application

        Our online platform can be accessed via our website and our mobile applications providing our users constant real time access to our unified catalogue and tools at any time and in any place (except for HepsiExpress which is available only on mobile application). All our access channels provide access to the same listings ensuring a consistent offering and user experience.

        Our users can browse and search within our unified catalogue and retrieve specific listings without having to register for an account. We aim to offer our users a simple and precise searching and browsing experience. Our users are able to obtain product details page by (i) browsing from the content categories menu placed on top of the main page or the opening screen in mobile applications and then refining the search with further filtering options, (ii) conducting text searches in the header menu, (iii) conducting detailed searches within each category, (iv) scanning specific barcode of the product through mobile application, (v) taking and/or uploading a picture of the product through mobile application, and (vi) using speech-to-text feature to search products on our mobile app. Between March 15, 2021 and April 15, 2021, we received more than 700 thousand distinct queries on our search engine on a daily average basis.

        For the years ended December 31, 2018, 2019 and 2020, we received 77%, 83% and 86%, respectively, and for the three months ended March 31, 2021 we received 86% of total user traffic through mobile access channels (mobile application and mobile website) whereas the remainder pertained to desktop website.

        We have teams of IT engineers (developers, testers and architects), designers, data analysts and product managers who are dedicated to enhancing the shopping experience. Our data science and machine learning teams embedded across product function teams analyze the data to identify trends in shopping patterns to tailor the shopping experience on our platform and make more relevant product recommendations. This, in turn, provides enhanced subsequent shopping experiences on our platform.

Website

        Our online platform is designed to be accessed through web browsers on desktops, feature phones (phones with basic internet capabilities), smartphones and tablet computers, to provide a smooth user experience, with listings grouped in clear content categories and subcategories.

        Below is a screenshot illustrating our website experience in 2021, www.hepsiburada.com.

Mobile Channels

        In 2011, along with our custom mobile website, we launched our iOS application and Android application. In anticipation of mobile access channels gaining popularity and surpassing our web platform in terms of traffic and page views, we established dedicated in-house teams for mobile application development in 2014. We released our first in-house developed mobile applications in 2014, and since then our internal mobile application teams have developed and released all versions in both iOS and Android platforms. We have enjoyed significant growth in our mobile traffic over the past several years.

        In 2020, more than 86% of all sessions originated from mobile channels (i.e., mobile application and mobile website). For the years ended December 2018, 2019 and 2020, our mobile applications were downloaded 5.9 million, 9.1 million and 22.4 million times, respectively and we were recognized by App Annie's Top Publisher Awards as "among Top 10 Turkey Headquartered Overall Publishers" ("Top 10" is based on Turkey's combined iOS AppStore and Google Play overall downloads estimates from App Annie Intelligence for 2020).

        Below are screenshots from Hepsiburada and HepsiExpress main pages on our iOS application:

Our Value Added Services

        In addition to our core business comprising Marketplace and Direct Sales, we offer value-added services to our clients.

HepsiExpress

        HepsiExpress is an on-demand delivery service focusing on delivering everyday needs for our customers, such as grocery and water, with an instant (30 to 60 minutes) and scheduled (within hourly intervals) model.

        HepsiExpress provides a delivery marketplace platform for major nationwide retail grocery chains and local independent stores where users can place order from nearby stores for their daily needs. As of March 2021, our HepsiExpress offering covered 14 cities throughout Turkey covering a population of approximately 30 million. As of the same date, we had 15 business partners with 888 stores, leveraging a courier picker network of more than 900 full-time equivalent ("FTE") (which is an employee's scheduled hours divided by the employer's hours for a full-time workweek) within our HepsiExpress offering. HepsiExpress serves as one-stop shop for daily needs of our customers. Our HepsiExpress services also include (i) water delivery services from Turkey's major bottled water companies and (ii) flower delivery services through flower shop networks in Turkey.

        We charge our customers with a delivery fee based on the merchant and size of the basket and the minimum order value starting from TRY 25 as of March 31, 2021.

        HepsiExpress will provide "quick-commerce" capabilities (i.e., being able to deliver everyday needs to customers almost instantly (less than 1 hour) whenever and wherever they need them) if and when demand for such service in other product categories occurs.

HepsiJet

        See "Logistics Infrastructure—Last-mile Delivery."

HepsiLojistik

        We believe fulfillment-as-a-service is one of our key assets and a strong proposition to strategic merchants. We launched HepsiLojistik in 2020 and as of the date of this prospectus, we provided fulfillment services to nine companies beginning from December 2020. While expanding our merchant base, we also aim to expand our fulfillment service to provide fulfillment in almost every category. See "Logistics Infrastructure".

HepsiMat

        As part of our delivery services, we established a network of customer collection points from which our customers are able to pick-up their purchases. As of March 2021, we have more than 950 HepsiMat points located in 13 cities, including Istanbul, Ankara, İzmir, Bursa and Antalya. Our HepsiMat points are generally located in small local businesses, which provide additional income for these establishments, prominent shopping centers and gas stations.

        These collection points are Hepsiburada branded, and are available as long as the local business, shopping center and gas station that such points are located are open for business. We plan to expand the coverage of our HepsiMat points throughout Turkey in the upcoming years, while we also continuously aim to increase density of these points in the existing locations.

HepsiAd

        We offer advertisement services through banners placed on our main page and certain sub-sections of our online platform with high traffic for our merchants and strategic partners seeking to place advertisements. To provide an enhanced advertisement offering to our merchants, we are developing our HepsiAd service as an advertisement platform with a demand-side platform and search monetization capabilities for advertiser brands and merchants on our platform. Once fully-launched, HepsiAd will operate as an integrated function of our core business also through the Merchant Portal, providing our strategic partners and merchants with control over their advertisement expenditure with advanced targeting and reporting capabilities.

        Our priorities for HepsiAd in 2021 include, establishing merchant onsite (i.e., advertisements within the Hepsiburada platform to users of our app, desktop site or mobile site) and offsite (i.e., advertisements relayed by external digital advertising platforms) advertising and brand onsite and offsite display features, as well as providing a subscription model analytics and insight offering for merchants and data sharing and monetization abilities for brand partners.

HepsiPay

        We are developing HepsiPay, which is a payment tool that will enable, upon its launch, instant money transfers between users, instant returns, cancellations and cashback and digital wallet and payment gateway capabilities. HepsiPay is designed to be a "companion wallet" to mobilize, spend, transfer and save money in a flexible manner across online and offline channels. HepsiPay acquired its license as an e-money and payment service provider in Turkey in February 20, 2016 and was the sole e-commerce platform holding such license as of December 31, 2020 (according to the Central Bank's list of such providers). As of the date of this prospectus, HepsiPay is developed and maintained in-house by an experienced team of Hepsiburada. We target delivering HepsiPay's core capabilities by the end of 2021 with the goal, over time, of HepsiPay becoming the main payment facilitator for purchases on our platform, while also growing payment volumes in offline channels.

HepsiGlobal

        HepsiGlobal is designed as an international platform to enable cross-border (both inbound and outbound) sales operations. As of December 31, 2020, we launched the inbound limb of our HepsiGlobal offering where customers in Turkey are able to purchase products that are sold by merchants located outside of Turkey. From 2021 onwards, we are targeting to reinforce the outbound limb of this service to enable merchants in Turkey to make sales outside of Turkey.

        HepsiGlobal is based on our Marketplace model and is designed to work as an international platform for merchants located in Turkey to sell their products to proximity geographies while also enabling Turkish customers to reach vast international merchandises offered by large merchant base located outside of Turkey through a platform in the Turkish language and operating in Turkish Lira integrated with logistics partners and customers for faster delivery with close proximity.

        With our HepsiGlobal offering, we aim to offer to our customers (i) long tail selection (i.e., offer a large variety of hard-to-find items to many customers, each in small quantities, as opposed to focusing on bulk sales of popular items) with a target of more than 1,000 merchants and 1 million SKUs by the end of 2021, (ii) faster delivery with 80% of orders placed in March 2021 delivered within 10 days, with a further goal to decrease the delivery time to 3-4 days, (iii) transparent order costs with unchanged customs and shipment fees informed to customers at order, (iv) cheaper prices with high quality, compared to substitute goods that are already available in Turkey, and (v) local customer service with multilanguage customer and merchant support features.

        The below map indicates our priority markets in relation to our outbound HepsiGlobal offering, with further information on population, distance between major cities and Hepsiburada fulfillment centers, and cross-border ratio in e-commerce in 2020 for the indicated countries.

Sources: Google Maps (Distance between major cities and Hepsiburada Fulfillment Centers), World Bank (Population, 2019).

(1)
Distance between capital cities of outbound markets and cities that have the closest Hepsiburada fulfillment center. For Israel, the distance between Adana and Tel Aviv is presented.

HepsiFly

        HepsiFly is designed to provide travel agency services to our customers with major local and global airlines. HepsiFly is intended to present our customers with an option to buy airline tickets, travel insurance and cancellation policies with competitive prices. We are aiming to fully launch online airline tickets services once COVID-19-related restrictions on travel are lifted. As a future further development of this product, we are targeting to provide our customers with an option to make hotel bookings, buy package tours, travel insurance and cancellation policies. For our HepsiFly services, we acquired a tourism agency license in February 2021.

Our Customers

        We define all persons accessing to our online platform (either through website or mobile application) as users. Users are able to view all the content of our online platform and buy products without the need to register. If users choose to register, we define such registered users as members.

We classify users (either registered or unregistered) who purchased an item on our Marketplace or through Direct Sales within the 12-month period preceding the relevant date, as Active Customers.

        As of December 31, 2018, 2019 and 2020, we had approximately 19.6 million, 25.1 million and 33 million members. As of the same dates, we had 4.8 million, 6.5 million and 9 million Active Customers.

        For the three months ended March 31, 2021, we had an NPS, an index ranging from (100) to 100 that measures the willingness of customers to recommend a company's products or services to others, NPS, of 66 (according to the company's internal reporting records), which we believe is an indicator of our strong customer satisfaction.

Loyalty Club

        In August 2020, we launched our Loyalty Club. As of December 31, 2020, we had more than 230 thousand customers admitted to our Loyalty Club since its launch. Admissions to our Loyalty Club are made to create sustainable and recurring revenue, by the frequency of purchases of our customers. On average, since its launch until December 31, 2020, Loyalty Club members bought approximately 2.5 times more frequently on a monthly basis compared to our non-Loyalty Club customers.

        As of March 31, 2021 customers whose purchases (i) exceed TRY 2,000 within the last 90 days (except the last 15 days) and (ii) consist of at least 20 products are automatically admitted to the Loyalty Club as free members. Loyalty Club members are enrolled in the program for 90 days and existing Loyalty Club members who wish to retain their memberships must fulfil these conditions on an ongoing basis. Admission criteria parameters could change as the Loyalty Club program evolves.

        Our Loyalty Club benefits include, free delivery for orders exceeding TRY 25, Loyalty Club specific campaigns and discounts and call center priority. In addition, we plan in future to execute partnership deals such as music, streaming and booking services, and also to adopt the wallet integration with cashback feature.

Customer Payment Methods

        Customers can pay for their purchases by credit card, debit card, wire-money-transfer, instant money-transfer (enabling transfers through the interfaces of selected banks), digital wallets of selected banks, and Google Pay (for customers using apps on their Android-based mobile phones). Customers purchasing with credit cards are able to pay in installments depending on the bank issuing their credit cards. In addition, customers are able to pay via multiple credit cards in case their credit limits are insufficient to place an order with a single credit card.

        We also facilitate online consumer loans to our customers, where we act as the intermediary between leading Turkish banks that we have agreements with and the customers. As of March 31, 2021, we had agreements with major Turkish banks to act as an intermediary between our customers and such banks. Using this facility, customers instantly apply for consumer loans on our payment screen and once the bank approves lending, an amount equal to the purchase price of the relevant product is transferred to our accounts and our customers' orders are placed. This method is available only for baskets between TRY 750 and TRY 25,000 and up to a maturity of 36 months. We receive commission based on the amount of the loan from the banks once the loan is drawn by our customers. Between April 2018 and March 31, 2021, more than 100 thousand customers benefitted from consumer loans that we facilitated.

        From 2016 to March 31, 2021, the number of credit cards stored in our platform for "one-click" check-out increased by 26 times, from 0.3 million to 7.1 million.

Supplier and Merchant Financing

        We facilitate financing to merchants (in the case of Marketplace) and suppliers (in the case of Direct Sales) enabling them to optimize their cash flow management. Through our supplier and merchant financing service, merchants and suppliers can collect their receivables on a discounted basis (i.e., reduced to account for commission and interest relating to the service) at a date earlier than their original collection date. To enable this, the suppliers and merchants use our service to access and collect funds equivalent to their receivables (with a discount subtracted), either from us, in which case we coordinate with our partner banks to borrow short-term financing, or directly from one of our partner banks under outstanding lines of credit. Concomitantly, our platform submits the respective suppliers' or merchants' invoices to the relevant bank as evidence of receivables. Until the due dates of the relevant receivables, we either incur a short-term borrowing liability or a trade payable, depending on whether we borrow funds on the supplier's or merchant's behalf or such supplier or merchant borrows directly from one of our partner banks, respectively. We then repay the principal amount pertaining to the short-term financing on their original collection date. We generate a commission income from merchant and supplier financing transactions. Such commission is embedded in the interest rate that is charged by the bank to the relevant suppliers and/or the merchants. We receive our commission based on the amount of the loan from the banks once the loan is drawn by our suppliers or merchants.

        The phases of merchant financing are illustrated in the graphics below.

        For the years ended December 31, 2018, 2019 and 2020, total financing volume of merchant and supplier financing amounted to TRY 118 million, TRY 236 million and TRY 1,349 million, each on a revolving basis.

Logistics Infrastructure

Fulfillment Center Network

        Our logistics infrastructure comprises a network of six fulfillment centers across Turkey, including our Gebze fulfillment center which is one of the largest dedicated e-commerce operation centers in the neighbouring region. Our fulfillment centers, including regional warehouses encompass a total area of more than 120 thousand square meters and more than 90% of the population in Turkey fall within a 250 kilometer radius of our fulfillment centers, according to Turkstat data as of December 31, 2020.

        Our logistics infrastructure serves both our Marketplace and Direct Sales functions. By means of our HepsiLojistik model, we enabled merchants to benefit from our nationwide logistics infrastructure. For such merchants selecting the HepsiLojistik model, we provide storage and fulfillment services. The fulfillment process involves the acceptance, storage, picking, consolidation and packaging of ordered products into parcels at our fulfillment centers located in our fulfillment centers. With our HepsiLojistik model, merchants deliver their products to one or more of our fulfillment centers to be stored and after a customer orders a merchant's product, we manage the fulfillment of the product into a parcel. This is performed by our HepsiLojistik service. See "—Value Added Services—HepsiLojistik."

        For the three months ended March 31, 2021, our logistics infrastructure has enabled us to reach over 95% on time dispatch performance for orders coming from our Gebze fulfillment center. For the year ended December 31, 2020, we had 492 full time equivalent ("FTE") (which is an employees' scheduled hours divided by the employer's hours for a full time workweek) including employees on our payroll as well as outsourced resources, on average (and 1,098 FTEs in the peak time)," working in our fulfillment centers enabling 24/7 operations with fulfillment, shipment and same day, weekend and evening deliveries.

        In 2020, our fulfillment centers enabled us to dispatch four times the volume of products at peak times (calculated as the ratio of products handled at Legendary Friday to the average daily number of products handled in 2020). Our fulfillment centers and the ability to quickly setup new temporary fulfillment centers for short periods enabled us to store more than 7 million items at peak times, as of November 2020, with storage at peak times of 1.7 times more than the usual number of items, based on peak volumes in November 2020 compared to the 2020 average.

        The below map indicates the locations of our fulfillment centers through Turkey as of December 31, 2020.

        We operate the Gebze/Kocaeli's approximately 85 thousand square meters of fulfillment center space under a lease agreement dated April 2014 with Megeye Lojistik Anonim Şirketi for a ten-year extendable term from May 2015.

        We operate Ankara's approximately 11.5 thousand square meters of fulfillment center space under a lease agreement dated August 10, 2020 (effective as of September 1, 2020) with A. Vedat Yakupoğlu Gayrimenkul Yatırımcılığı for a five-year term, which is automatically renewed for additional one-year period and which we can terminate unilaterally with three months' written notice.

        We operate İzmir's approximately 15 thousand square meters of fulfillment center space under a lease agreement dated August 28, 2020 (effective as of September 1, 2020) with Üstünkarlı Makine A.Ş. for a two-year term, which is automatically renewed for additional one-year periods unless we terminate with 15-days' notice prior to termination and which we can terminate unilaterally during the effective period with three months' written notice.

        We operate Erzurum's approximately 2.3 thousand square meters of fulfillment center space under a lease agreement dated August 7, 2020 with Murat Ozan, Tugba Ozan, Muhterem Ozan, Fatih Ozan for a one-year term, which is automatically renewed for one-year periods with rent increased with inflation.

        We operate Adana's approximately 4.5 thousand square meters of fulfillment center space under a lease agreement dated August 2020 with Ermenes Orman Ürünleri Sanayi ve Ticaret Ltd. Şti for a five-year term, which we may terminate at any time with 60-days' notice (although we agree to operate the warehouse as lessee for a minimum five-year term) and is automatically renewed for one-year at the end of the term.

        We operate Diyarbakır's approximately 4.4 thousand square meters of fulfillment center space under a lease agreement dated August 18, 2020 with a two-year term, which is automatically renewed for additional one-year period unless we terminate with one month notice prior to termination.

        The terms of our leases for our fulfillment center facilities in İzmir, Adana, Erzurum and Gebze/Kocaeli permit us to sub-lease these fulfillment warehouse facilities to related parties owned by our

Founder, Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı and Arzuhan Doğan Yalçındağ and Işıl Doğan.

        The below pictures illustrate our fulfillment center located in Gebze, Kocaeli.

Last-mile Delivery

        To complement our logistics infrastructure responsible for delivery and fulfillment, we also provide last-mile delivery services, which is the delivery of the products to their final destination from our fulfillment centers (in cases of Direct Sales and Marketplace operations run on a HepsiLojistik model basis) or from our merchants' warehouses (in case of Marketplace operations run on a FBM basis). We also serve external third parties (i.e., parties that are not merchants or customers) as a last-mile delivery service (which represented approximately 20% of the total volume handled by HepsiJet in 2020).

        Our last-mile delivery service is based on an asset-light business model where we do not incur substantial capital expenditure but instead benefit from our cross-docks (parcel transfer centers) throughout Turkey and a crowd-sourced model where we subcontract carriers who use their own vehicles for this service. HepsiJet subcontracts independent contractors to operate its business on a crowd-sourced basis. While HepsiJet does not employ such persons, it enables creation of new jobs for families and individuals who wish to join our operations which indirectly supports the Turkish economy.

        As of March 31, 2021, HepsiJet services were available in 63 cities in Turkey serving to approximately 95% of Turkey's population. By June 30 2021, we target HepsiJet to serve in all 81 cities in Turkey. As of March 31, 2021, HepsiJet operated 115 cross-docks, with a target to expand to over 150 cross-docks with approximately 3,500 carriers by the end of 2021 (noting that our carriers increased 13 times from December 2017 to December 2020). All our carriers (i.e., motorcycle and truck carriers) are crowd-sourced.

        For the year ended December 31, 2020, HepsiJet reached 95% on-time delivery performance and we target to improve this to 97% by the end of 2021. For the same period, HepsiJet reached approximately 75% penetration in Direct Sales and 25% in Marketplace sales. Average delivery times for the years ended December 31, 2019 and, 2020 and for the three months ended March 31, 2021 were 3.1, 2.2. and 1.8 days respectively, as compared to the average delivery time of 2.8 days for 2020 among of third party last mile delivery services providers. HepsiJet delivered approximately 65% of its orders within the next day (during the first quarter of 2021).

        As of December 31, 2020, HepsiJet was the only last-mile delivery company in Turkey that provided a return pick-up service at customer's address. HepsiJet also enables us to perform same-day and next-day delivery services in return of an extra delivery fee and by appointment.

        We also have plans to initiate the "2-Man Handling" service, which is the service of two-man teams employed to lift and deliver large appliances, furniture, and consumer electronics.

        The below map indicates the coverage of HepsiJet in Turkey as of March 31, 2021.

Technology

Organization and Culture

        Our business has been driven by technology and data since its inception and we aim to leverage data and technology to provide the best experience to our users. For this purpose, our engineering and technology teams focus on security, availability, scalability and performance of our technology infrastructure while preparing new product features across our website and mobile applications. Our technology department is essential to our ability to implement our strategy and maintain our leading position in the Turkish e-commerce market.

        We have dedicated and aligned our technology teams across core product functions and features of our online platform, such as product catalogue, search, order management system, shipping, one click payment, and fulfillment center management system. Our technology team is a data driven and cross functional team comprising developers, testers, product owners working as a single team to maintain an "agile" technology culture with product mindset at the core of our business.

        As part of our technology organization, we focus on security by design functions where we operate with a "fast delivery cycle" and "minimal viable product" mindset, meaning that we optimize our technology infrastructure with continuous improvements supported by data and user experience tests (i.e., A/B tests, also called split tests, which involve comparting two versions of a webpage or app to determine which one performs better).

        As of the date of this prospectus, we had approximately 500 employees dedicated for technology operations (approximately 400 of which are part of the "Hepsiburada technology" team and the remaining are part of the "Hepsiburada operations" team which partly comprises the HepsiJet technology team). In addition, as of the same date, we had more than 40 product function teams dedicated to a particular technology product. Our technology organization is directly supported by our three state-registered research and development centers in strong cooperation with Turkish universities, which position us as one of main destinations for top engineering and product talent.

Technology Infrastructure

        We rely on two separate and synchronized data centers located in Istanbul, Turkey, which are located in the two different sides of the city (Asian side and European side) with view to ensuring operational continuity. We own and operate the server hardware, network, storage devices and backup systems in both data centers. We employ redundancy architectures, outage procedures and data protection practices on all our technology systems which enabled us to reach 99.9% availability in 2018, 2019 and 2020. As part of our technology infrastructure, we established an incident management team that monitors, documents and addresses all incidents and alerts across the online platform on a 24/7 basis. In order to maintain capacity management flexibility, we have established access to cloud systems allowing us to utilize cloud services whenever extra capacity needed. Within the last 5 years, we upgraded our technology infrastructure through our in-house product function teams to ensure high customer experience on our platform. For example, we replaced the search and navigation system with an in-house system, implemented a new recommendation engine, replaced our central order management system and improved customer checkout systems.

        In connection with the operation of our data centers and backup systems we work directly with the two major internet service providers of Turkey. We receive data center and cloud services from Superonline İletişim Hizmetleri A.Ş. ("Turkcell Superonline") and Türk Telekomünikasyan A.Ş. ("Türk Telekom"), who together provide over 80% of Turkey's internet services. If services were to be disrupted with one of these two providers, we would rely on the other to continue our operations. We entered into a framework agreement with Turkcell Superonline dated May 24, 2021 under which we may from time to time contract for services, such as for necessary infrastructure and devices. We entered into a server hosting service agreement with Türk Telekom dated June 19, 2017 with an indefinite term that we may terminate at any time upon written notice to Türk Telekom.

Product

        Our technology teams develop almost all key functions and features of our online platform with in-house capabilities, where such teams from time to time benefit from selected third-party tools and technologies such as SAP (system application and products in data processing).

        We design and build products with an emphasis on security, scalability and ability to provide uninterrupted services. Also, we develop new capabilities based on machine learning and in-house data algorithms with search, recommendation and demand forecasting features. We adopted various open source technologies and have invested in quality assurance, test automation, micro-services, micro-frontend architecture, software development and delivery lifecycle improvements. To ensure quality of service, we perform extensive monitoring ranging from application-level metrics to operating system and hardware-level metrics subsequent to new product releases and bug fixes.

        Our technology infrastructure's ability to scale quickly and efficiently has been tested and showed strong performance in peak seasons such as Legendary Friday and unexpected demand shifts such as the COVID 19 pandemic, and provides sufficient scalability for us to direct fulfillment operations among our fulfillment centers in case of a disruption.

Cybersecurity

        We have a dedicated cybersecurity team performing application security, cyber defense, security operations, access & data security and governance risk compliance functions. Our cybersecurity team uses various technical means and procedures to protect our technology systems from cyber threats, such as perimeter protection tools, perimeter scanning, user rights restrictions on workstations, antivirus protection, software update controls, code review and anomaly detections. Our technology infrastructure is also protected from multilayered external denial-of-service attacks by malicious traffic filtering systems.

        Our data processing operations are in compliance with the Turkish data privacy laws and are regularly screened to avoid or detect data leakages. The changes in the applicable regulatory regimes are constantly monitored to keep our data processing policies and procedures up to date.

        We are the first on-site audited and PCI DSS (Payment Card Industry Data Security Standard) certified firm in the Turkish e-commerce market and we maintain the ISO 27001 (Information Security Management System) certificate. We have developed a multi-level data security framework and secure data with a mix of analytical processes and development tools. As of the date of this prospectus, we have not experienced any material security incidents involving data held by us or our technology infrastructure.

Marketing

        We have dedicated marketing teams that cover our advertising and marketing needs across all product categories and channels. Our marketing organization is designed to explicitly address brand marketing, growth and data and commercial marketing functions across teams. Accordingly, our key marketing functions include the following:

  (i)
  Brand marketing: We benefit from our strong brand name with a presence of more than 20 years and leading aided brand awareness (96% in 2020 (Source: FutureBright Research Brand Health Report). Our brand marketing capabilities include our efforts across marketing communications, corporate communications, PR, and in-house creative production.

  (ii)
  Growth and data marketing: We benefit from our centralized data science and growth units to constantly improve customer experience and growth decisions. Our growth and data capabilities include performance and mobile growth marketing, data and analytics, user experience, loyalty and lifecycle marketing.

  (iii)
  Commercial marketing: Our commercial marketing capabilities are deeply integrated into daily sales operations and include campaign management, trade marketing and influencer marketing efforts. Our sales organization comprises individual units each dedicated to specific product categories and operates on tailored incentive programs based on key performance indicators driving growth.

        We allocate a majority of our marketing budget to online marketing channels. For the three months ended March 31, 2021, 81% of our marketing budget was allocated to online marketing channels (e.g., website advertisements), the remainder being allocated to offline marketing channels (e.g., billboards).

Employees

        As of March 31, 2021, we had 2,572 employees and more than 6,000 outsourced FTEs supporting our business.

        The following table sets forth information on the number of employees by function as of the dates indicated, excluding the outsourced personnel:

	As of March 31,	As of December 31,
	2021	2020	2019	2018
Technology	390	385	204	199
Operations(1)	821	840	330	293
Call center	527	451	170	109
Other(2)	834	756	514	418

Total	2,572	2,432	1,218	1,019

(1)
Operations include Hepsiburada operations team and HepsiJet with its dedicated technology team.

(2)
Other includes other departments not specifically mentioned in the table as well as new businesses.

        The cost of some employees in technology team who are working on the development of the web site are capitalized in our IFRS financial statements.

        In 2020, the growth in the number of our employees has been primarily attributable to growth in our sales due to the COVID-19 pandemic, which resulted in a major increase in demand for e-commerce services, as well as our expansion into new services.

        We believe that a motivated and well-trained workforce is essential to our business operations. Our employees undergo a training program before their employment commences, and we conduct further training programs on a periodic basis for technical and other specific areas, such as data protection and competition law. In 2020, we provided more than 4,500 hours of training to our employees.

        We also believe that our future success depends on our continued ability to identify, hire, train and retain qualified personnel. Our people and culture strategy has the objectives of attraction, retention and social responsibility and sustainability. In pursuit of these objectives, we have ten people and culture strategic programs in place with over 60 ongoing projects. We believe our targeted talent acquisition approach is responsible for our approximately 90% offer acceptance rate among white collar recruits at our headquarters during 2020.

        We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes. Our employees are not represented by any labor unions.

        We encourage high employee performance by offering bonuses and providing other incentives generally based on their contributions to our business operations. Employee well-being and engagement is also an important component of our human resources policy.

Intellectual Property

        Our intellectual property, including trademarks, is an important component of our business. We protect our intellectual property rights by relying on a combination of Turkish intellectual property laws and regulations in addition to contractual restrictions that protect our rights in our brands, technology, products and services. We enter into confidentiality and invention assignment agreements with our employees, and require other third parties with whom we do business to maintain the confidentiality of our proprietary information. In addition, we require all customers and merchants with access to our online platform to accept our terms and conditions, which contain specific provisions in connection with protection of intellectual property, and confidentiality. We seek to control access to, and distribution of, our proprietary information in a commercially reasonable manner.

        We rely on our trademark to protect our brand name and logo, which is used on our online platform, internal and external communications, corporate identity and invoices. Our "hepsiburada" and "hepsiburada.com", as well as our "hepsiglobal", "hepsijet", "hepsipay", "hepsiexpress", "hepsimat", and "hepsifly" brands and logos are protected as registered trademarks with the Turkish Patent and Trademark Office ("TPTO") under various classes and forms, and we own the "hepsiburada.com", "hepsipay.com.tr", "hepsipay.com", "hepsijet.com.tr", "hepsijet.com", "hepsiexpress.com.tr", "hepsiexpress.com"," hepsifly.com.tr", "hepsifly.com", "hepsiglobal.com", "hepsiglobal.com.tr", and "hepsiad.com" domain names.

        To protect our intellectual property rights, we register trademarks that have adjacent orthography or are related to our business operations. As of December 31, 2020, we had 100 registered trademarks with the TPTO. In addition, our "Hepsiburada.com" trademark is registered with the TPTO as a well-known trademark providing us with enhanced protection in other business activity classes in Turkey. If we detect any breach of our intellectual property rights by third parties, in particular breaches related to our trademark, we actively seek to take appropriate protective measures.

        Along with our existing trademarks and pending trademark filings, certain components of our website and mobile applications, including the design, codes, website and mobile application contents, images, software integrations and interfaces are under copyright protection under Turkish copyright regulations. As of December 31, 2020, we did not own any patents or industrial designs but had a total of five pending patent application.

Facilities

        Our principal office is located at Kuştepe Mah. Mecidiyeköy Yolu Cad. Kule 2 Kat:2 No:12 34387 Şişli/Istanbul. All our fulfillment centers are leased from third parties.

        The following table provides an overview of our fulfillment centers:

Approximate size of total area as of March 31, 2021 (in thousand square meters)
Gebze/Kocaeli	85
Ankara	11.5
İzmir	15
Erzurum	2.3
Adana	4.5
Diyarbakır	4.4

Total	122.7

Insurance

        We maintain insurance coverage for the IT and logistics infrastructure on which we rely for our operations that we believe is consistent with industry standards. Our insurance policies provide coverage against a number of risks in connection with our operational assets, including certain server hardware, network, and storage devices and back-up facilities in our data centers. Our insurance policies for our logistics infrastructure include fulfillment center policy for fire, earthquake, flooding, storms, traffic accidents and theft. In addition, we maintain insurance coverage for our directors and officers. Our insurance policies usually last for a period of one year and are renewed annually upon expiration. We renewed all of our insurance policies in 2020 for a one year period, and plan to renew our current insurance policies in 2021 on their renewal dates.

        We have not been subject to any material natural disasters, accidents or other events that led to a significant repair or replacement expense or permanent interruption of our online services. In addition, we have not experienced any material disputes with our insurance companies in respect of our insurance claims. In 2020, our insurance expenses were approximately TRY 3.9 million (excluding employee health insurance policy expenses). See "Risk Factors—Risks Related to Our Industry and Business—We may not be able to, or may choose not to, insure against all risks we face and may incur losses not covered by insurance, which could have a material adverse effect on our business, financial condition, results of operations and prospects."

Regulatory Overview

        Various aspects of our business are subject to Turkish laws and regulations, including:

  (i)
  the Law on Protection of Personal Data (Law No. 6698) published in the Official Gazette dated April 7, 2016 and numbered 29677 (the "Law on Protection of Personal Data"), which is applicable to all of our online services that involve the retrieval of personal data from our users—we are required to retrieve, process, store, and destroy personal data in accordance with the relevant provisions of the Law on Protection of Personal Data;

  (ii)
  the Law on Protection of Consumers (Law No. 6502) published in the Official Gazette dated November 28, 2013 and numbered 28835 (the "Law on Protection of Consumers"), which is applicable to all of our online services to the extent our users are qualified as consumers under Turkish law—we are required to protect our users' rights in accordance with the relevant provisions of the Law on Protection of Consumers;

  (iii)
  the Regulation of Broadcasts via Internet and Combating Crimes Committed by Means of Such Publications (Law No. 5651) published in the Official Gazette dated May 4, 2007 and numbered 26530 (the "Law on Internet Crimes") which is applicable to all of our online services to the extent we act as a hosting services provider—we are required to comply with the relevant provisions in relation to illegal content that might be posted on our online platform and notification requirements envisaged under the Law on Internet Crimes;

  (iv)
  the Law on Regulation of E-Commerce (Law No. 6563) published in the Official Gazette dated November 5, 2014 and numbered 29166 (the "E-Commerce Law") which is applicable to all our online services to the extent we provide commercial services to our users through our online platform—we are subject to various obligations in relation to notification requirements, commercial communications, and e-mails envisaged under the E-Commerce Law;

  (v)
  the Regulation on Commercial Communication and Commercial Electronic Communications published in the Official Gazette dated July 15, 2015 and numbered 29417 (the "Regulation on Commercial Communication") which is applicable to all our online services—we are subject to various obligations in relation to notifications, commercial communications, complaints, and e-mails envisaged under the Regulation on Commercial Communication;

  (vi)
  the Regulation on Service Providers and Intermediary Service Providers in E-Commerce published in the Official Gazette dated August 26, 2015 and numbered 29457 (the "Regulation on Service Providers") which is applicable to our online services, we are required to comply with various provisions envisaged under the Regulation on Service Providers; and

  (vii)
  the Regulation on Distance Contracts published in the Official Gazette dated November 27, 2014 and numbered 29188 (the "Regulation on Distance Contracts") which is applicable to our operations to the extent we execute distance contracts with our users (that are defined as consumers under Turkish law) while we are providing services—we are required to comply with various obligations envisaged under the Regulation on Distance Contracts.

        Hepsiburada is defined as a "hosting services provider" according to the Law on Internet Crimes and "intermediary service provider" according to the E-Commerce Law. According to these regulations, we, as a hosting service provider and as intermediary service provider, have no liability in relation to the content listed by third parties as well as any illegality related to goods listed or services provided by such third parties on our platform, unless we receive a notification of the unlawful or illegal content and do not take any action (including removing unlawful content). If we receive a complaint related to an illegal activity and/or content (including intellectual property infringement or sale of counterfeit product), we request information and documents from the relevant third party that is subject to the mentioned complaint. As a result of our examination and evaluation process, if we detect a violation, we remove the relevant content from our platform. We may also unilaterally suspend a merchant's account or terminate a merchant's agreement if we receive a claim and detect that such merchant has engaged in unlawful or illegal activity or posted unlawful or illegal content (including by infringing third party intellectual property rights or selling counterfeit products). See "—Merchants".

        All regulations that are applicable to Hepsiburada are also applicable for HepsiExpress, as HepsiExpress is a function of our platform enabling instant delivery of products such as water, flowers and meals, with the same operating model.

        In addition,

  (a)
  HepsiJet carries out its activities under the licenses issued by the Turkish Information Technologies Authority and the Ministry of Transportation, and is under the regulatory oversight of such governmental authorities;

  (b)
  HepsiPay carries out its activities under the license issued by the Turkish Banking Regulation and Supervision Agency, and is under the regulatory oversight of Central Bank of Republic of Turkey;

  (c)
  HepsiFly carries out its activities under the license issued by the Turkish Ministry of Culture and Tourism and is under the regulatory oversight of such governmental authority; and

  (d)
  HepsiGlobal is subject to consumer protection regulations as well as relevant customs regulations. For its inbound operations, Turkish customs regulations are applied. For its outbound operations (that are targeted to be launched from 2021 onwards) applicable customs regulations of the relevant country will be applicable.

        Accordingly, HepsiPay, HepsiJet, HepsiFly and HepsiGlobal are under an obligation to comply with the regulations issued by the abovementioned authorities as well as the Law on Payment and Securities Settlement Systems, Payment Services and Electronic Money Institutions No: 6493 (HepsiPay), Highway Transportation Law No. 4925 and Law on Postal Services No: 6475 (HepsiJet), and Law on Travel Agencies and the Association of Travel Agencies No: 1618 (HepsiFly). HepsiPay and HepsiJet are also subject to the Turkish Financial Crimes Investigation Board (MASAK) rules and regulations. Please see "Risk Factors—We are subject to extensive laws and government regulations across our business, and changes to these laws or any actual or perceived failure by us to comply with such laws and regulations could materially and adversely affect our business".

        Failure to comply with regulations may result in the limitation, suspension or termination of services and/or the imposition of civil and criminal penalties, including fines. In addition, as we conduct our business operations through a hosting provider certificate (yer sağlayıcılığı faaliyet belgesi) issued by the Information and Communication Technologies Authority of Turkey ("ICTA") which grants us the right to provide content and services in our online platform, failure to comply with the applicable provisions may result in the suspension of our internet access services upon a decision of ICTA.

Legal Proceedings

        We are not currently involved in any material litigation or regulatory actions that we believe would have a material adverse effect on our financial condition or results of operation, nor are we aware of any such material litigation or regulatory actions threatened against us. From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business.

 MANAGEMENT

        We are managed by our board of directors and by our senior management, pursuant to TCC and our articles of association.

Board of Directors

        Our board of directors is composed of nine members. The following table sets forth the name, age, position, initial year of appointment and expiration of current term for the current members of our board of directors as of the date of this prospectus. Unless otherwise stated, the business address of all directors is Kuştepe Mahallesi Mecidiyeköy Yolu Cadde no: 12 Kule 2 K2 Şişli Istanbul, Turkey.

Name(1)	Age	Position	Expiry of term
Hanzade Vasfiye Doğan Boyner(1)	48	Chairwoman	May 25, 2024
Erman Kalkandelen(2)	39	Deputy Chair	May 25, 2024
Mehmet Murat Emirdağ	42	Board Member, Chief Executive Officer	May 25, 2024
Halil Korhan Öz	51	Board Member, Chief Financial Officer	May 25, 2024
Mehmet Erol Çamur(3)	55	Board Member	May 25, 2024
Cemal Ahmet Bozer	60	Board Member	May 25, 2024
Vuslat Doğan Sabancı(1)	50	Board Member	May 25, 2024
Mustafa Aydemir(2)(3)	44	Board Member	May 25, 2024
Tolga Babalı	46	Board Member	May 25, 2024

(1)
Hanzade Vasfiye Doğan Boyner and Vuslat Doğan Sabancı are siblings.

(2)
Erman Kalkandelen and Mustafa Aydemir are representatives of Franklin Templeton Turkey, and each is also a director of TurkCommerce B.V., one of our principal shareholders. See "Principal and Selling Shareholders."

(3)
Each of Mehmet Erol Çamur and Mustafa Aydemir is expected to resign from his current position on the board of directors subsequent to this offering and each is expected to be replaced by an independent director.

        The following is a brief summary of the business experience of our directors.

Hanzade Vasfiye Doğan Boyner

        Hanzade Vasfiye Doğan Boyner is our founder and has served as the chair of our board of directors since she founded Hepsiburada Group in 2000. Ms. Doğan is an experienced entrepreneur and leader of e-commerce and technology businesses as well as blue-chip companies. In 2002, Ms. Doğan founded Nesine, one of Turkey's leading sports betting platform, and currently holds the position of chairwoman. From 2003 to 2007, Ms. Doğan was the chairwoman of Doğan Publishing, Turkey's largest publishing company in terms of circulation at the time. From 2006 to 2010, Ms. Doğan was first a board member and then the chairwoman of Petrol Ofisi, Turkey's main fuel-products distribution company and second largest corporation by revenue throughout that period.

        Ms. Doğan is the founding board member and served as the Vice-Chairwoman of Global Relations Forum between 2009 and 2020. She has been a member of the Brookings Institute Board of Trustees since 2014. Ms. Doğan is a regular participant at the World Economic Forum and a Committee Member of the Digital Platforms and Ecosystems Initiative. Since 2012, Ms. Doğan has served as the chairwoman of the Aydın Doğan Foundation a not-for-profit organization with a social mobility mission.

        Ms. Doğan holds a Bachelor's degree in Economics from the London School of Economics and a Master of Business Administration from Columbia University where she continues to serve as a member of the Business School Board of Overseers.

Erman Kalkandelen

        Erman Kalkandelen has served as a member of our board since August 2020. Mr. Kalkandelen currently serves as the CEO and Chairman of Franklin Templeton Turkey. Since joining Franklin Templeton, Mr. Kalkandelen has focused on small-cap companies in emerging markets and the CEE region. He is a member of the board of directors of Netlog Lojistik, Gözde Girişim, DeFacto, Şok Marketler and Bizim Toptan.

        Mr. Kalkandelen holds a Master of Business Administration, with honors, from Sabanci University. During his MBA, he also studied strategic management at the Warrington School of Business Management, Florida University and graduated with honors from the Labor Economics Department of the Political Sciences Faculty, Ankara University.

Mehmet Murat Emirdağ

        Mehmet Murat Emirdağ has served as Chief Executive Officer (CEO) since February 2019 and is a member of our board of directors. From 2017 until becoming CEO, Mr. Emirdağ served as an advisory member of our board.

        Prior to Hepsiburada, Mr. Emirdağ held different executive and management roles at leading companies such as Instacart, Zynga, Microsoft and Unilever.

        Mr. Emirdağ holds a Master of Business Administration from Columbia Business School and holds degrees in Chemical Engineering and Mechanical Engineering from Bosphorus University in Istanbul. Mr. Emirdağ is currently a member of World Economic Forum's Digital Payments Advisory Committee.

Halil Korhan Öz

        Halil Korhan Öz has served as Chief Financial Officer (CFO) and member of the board of directors with Hepsiburada Group Companies since 2014. Prior to Hepsiburada, Mr. Öz worked for Ernst & Young from 1994 to 2003, after which he worked as the CFO for Shell/Bechtel Joint Venture Energy Company, Nokia Networks, Real Estate Investment Fund by Merrill Lynch, Levi Strauss and Media Markt GmbH.

        Mr. Öz holds a Economics (BA) degree from Istanbul University Economics and since 2000 has been a member of the Turkish Chartered Public Accountants (CPA). Mr. Öz is the recipient of various awards including being listed as one of the 50 most Forceful CFOs in Turkey three times between 2016 and 2020.

Mehmet Erol Çamur

        Mehmet Erol Çamur has been a member of our board of directors since 2015. Mr. Çamur worked for the Ministry of Finance from 1986 to 1995, and held management positions in the private sector for 5 years before joining Doğan Group in 2000. Mr. Çamur has been responsible for finance organizations at several Doğan Group companies. Currently, he serves as the Financial Affairs Coordinator for multiple entities under the Doğan Group.

        Mr. Çamur holds a Bachelor's degree in Political Science from Ankara University.

        Mr. Çamur is expected to resign from his current position on the board of directors subsequent to this offering and is expected to be replaced by an independent director.

Cemal Ahmet Bozer

        Cemal Ahmet Bozer has been a member of our board of directors of since 2016. Mr. Bozer started his career at DeVry Institute of Technology in 1983 as an Assistant Professor. He joined the audit firm Coopers & Lybrand in Atlanta in 1985, serving in a variety of audit, consultancy & management roles. He later joined Coca-Cola in and served in financial roles from 1990 to 1997. In 1994, he took a leadership role at Coca-Cola Bottlers of Turkey (now Coca-Cola Icecek) and became its Managing Director, reporting to a board of JV partners. Returning to Coca-Cola in 2000 as Division President, Eurasia, he soon assumed Middle East responsibilities, and in 2007 became Group President for Eurasia. In 2008 Mr. Bozer was named Group President & COO, Eurasia & Africa, where he led business activities in 90 countries and in 2012, he was named as President of Coca-Cola International in more than 200 countries/territories.

        Mr. Bozer has a Bachelor's degree in Management from the Middle East Technical University, Ankara, and a Master's degree in Business in Information Systems from Georgia State.

Vuslat Doğan Sabancı

        Vuslat Doğan Sabancı has been a member of our board of directors since 2020. Ms. Sabancı has over twenty years of experience in publishing and media. From 2004 to 2008, she served as the CEO of Hürriyet Publishing, Turkey's foremost newspaper group, and as publisher from 2008 to 2018, during which time Hürriyet became a widely read and influential newspaper and Turkey's largest digital content company. Prior to joining Hürriyet, Ms. Sabancı worked at The New York Times and The Wall Street Journal. Ms. Sabancı founded Hürriyet Emlak, one of Turkey's leading real estate websites in 2016, and has been chairwoman since 2019. Ms. Sabancı sits on the board of a number of companies, including Doğan Group. Ms. Sabancı is a lifetime honorary board member of the International Press Institute (IPI) and serves on the Advisory Board of Columbia University's Global Centers, as well as on the Columbia Global Leadership Council.

        Ms. Sabancı is the recipient of a lifetime honorary board member of the International Press Institute and in 2006 received UN Grand Award for outstanding achievement for her social justice campaigns. She is Vice President of the non-for-profit Aydın Doğan Foundation and a founding board member of Turkish Businesswomen Association and the not-for-profit organization Endeavor Turkey.

        Ms. Sabancı holds a Bachelor's degree in Economics from Bilkent University and completed her graduate studies in International Media and Communications at Columbia University's SIPA.

Mustafa Aydemir

        Mustafa Aydemir has served as a member of our board since August 2020. Mr. Aydemir currently serves as the managing director of Franklin Templeton Turkey. From 2014 to 2018, he served as CEO of Gözde Girişim, the largest listed private equity firm in Turkey and he was an executive board member in a number of portfolio companies. Mr. Aydemir has held several managerial roles at Yıldız Holding from 2010 to 2014, and worked at PwC from 2003 to 2010, Mazars from 2001 to 2003 in audit and consulting roles.

        Mr. Aydemir is a Chartered Accountant in Turkey and holds a Bachelor's degree in Economics from Middle East Technical University.

        Mr. Aydemir is expected to resign from his current position on the board of directors subsequent to this offering and is expected to be replaced by an independent director.

Tolga Babalı

        Tolga Babalı has been a member of our board of directors since May 2021. Since 2008 he has held several management roles in Doğan Holding and related companies in the Doğan Group and, since 2017, Mr. Babalı has served as a member of the executive committee of Doğan Holding, with responsibility for financial and operational management. He has also served as board member or chairman of the board of directors of a number of Doğan Group companies.

        Prior to joining the Doğan Group, Mr. Babalı worked for the Tax Inspection Board and Revenue Administration at the Ministry of Finance of Turkey from 1998 to 2008.

        Mr. Babalı holds a Bachelor's degree in Economics from Gazi University, Ankara, and is certified as a Sworn-in Certified Public Accountant and an Independent Auditor.

Senior Management

        Our executive officers are responsible for the management and representation of our company and were appointed by our board of directors.

        The table below lists our senior management team, and sets forth certain information regarding each current member of our senior management as of the date of this prospectus:

Name(1)	Age	Position
Mehmet Murat Emirdağ	42	Chief Executive Officer (CEO)
Halil Korhan Öz	51	Chief Financial Officer (CFO)
Murat Büyümez	35	Chief Strategy & Business Officer (CSBO)
Galip Furkan Anarat	35	Chief Growth & Data Officer (CGDO)
Mutlu Erturan	45	Chief Commercial Officer (CCO)
Gürkan Çoskuner	42	Chief Technology Officer (CTO)
Esra Beyzadeoğlu	43	Chief People & Culture Officer (CPCO)
Taner Timirci	45	Chief Operating Officer (COO)

(1)
The business address for each of our officers is Kuştepe Mahallesi Mecidiyeköy Yolu Cadde no: 12 Kule 2 K2 Şişli Istanbul, Turkey.

Mehmet Murat Emirdağ,

        See above under "Board of Directors."

Halil Korhan Öz

        See above under "Board of Directors."

Murat Büyümez

        Murat Büyümez has served as Hepsiburada's Chief Strategy & Business Officer (CSBO) since January 2019. Mr. Büyümez was the Chief Investment Officer for Doğan Online in 2018. He started his career at J.P. Morgan in London and later worked for Mid Europa Partners in London and Istanbul offices. During this period, Mr. Büyümez served as a board member for several Mid Europa Partners' portfolio companies.

        Mr. Büyümez holds a Bachelor's degree in Industrial Engineering from Bilkent University.

Galip Furkan Anarat

        Galip Furkan Anarat has served as the Chief Growth & Data Officer (CGDO) since February 2021. Mr. Anarat has more than ten years of experience in developing technology companies and startups. In 2020, Mr. Anarat worked at Al Tayer Group, a UAE based holding company in the Middle East, as Head of Growth. Prior to Al Tayer, Mr. Anarat served as the Head of Customer Growth Engagement from 2016 to 2018 and Director of Customer Growth and Marketing Technologies at Careem from 2018 and 2020, leading Careem's growth initiatives in 14 countries in MENA-Turkey-Pakistan region and eventual acquisition by Uber. Mr. Anarat also worked at Peak Games, Rocket Internet, Ashmore, Ak Asset Management and Finansbank.

        Mr. Anarat holds a Bachelor's degree in Business Administration from Koc University and a Master's degree in Financial Engineering from Bosphorus University.

Mutlu Erturan

        Mutlu Erturan has served as Chief Commercial Officer (CCO) since March 2019. From 2015 to 2018, Mrs. Erturan served as the Chief Business Officer at Doğan Online. Prior to Hepsiburada, Mrs. Erturan held different executive and management roles at leading technology and finance companies such as IBM and Yapi Kredi Bank.

        Mrs. Erturan holds a Master of Business Administration from University of Nottingham and holds a Bachelor's degree in Economics from the Middle East Technical University in Ankara.

Gürkan Çoskuner

        Gürkan Coskuner has served as Chief Technology Officer (CTO) since April 2018. Mr. Coskuner joined Hepsiburada in 2004, and has held various management roles since then, such as Chief Product Officer and Head of Technology and Software Development Manager.

        Mr. Coskuner has a Bachelor's degree in Business Informatics from Marmara University.

Esra Beyzadeoğlu

        Esra Beyzadeoglu has served as Chief People & Culture Officer (CPCO) since January 2021. From 2018 to 2021, Mrs. Beyzadeoglu was COO, IT, Digital Banking, CRM and Operations at Aternatifbank. Mrs. Beyzadeoğlu has held a number of executive and management roles at leading banks and consultancy firms, such as Alternatifbank, Akbank, Accenture, Ziraat Technology and Osmanli Bank, including roles leading the digital transformation projects for such companies.

        Mrs. Beyzadeoğlu holds an Executive Master of Business Administration from Sabanci University as well as a Bachelor's degree in Industrial Engineering from Galatasaray University. She also participated in the Leadership Development Program of Koç University.

Taner Timirci

        Taner Timirci has served as Chief Operations Officer (COO) since June 2016. Mr. Timirci started his career at Procter & Gamble (P&G) as a logistics engineer in 1997, where he spent 9 years, serving as Packaging Department Head as well as Customer Service and Logistics Group Manager in Turkey and South Africa. After his time at P&G, Mr. Timirci transferred to Reckitt Benckiser as a Supply

Chain Director, leading the supply chain operation in Turkey and Dubai, UAE, and was also the Supply President of Evyap.

        Mr. Timirci received his Bachelor's degree in Industrial Engineering from Bosphorus University.

Board of Directors

        Pursuant to the TCC and our articles of association, the board of directors is responsible for our management and establishes the principles of our strategy, organization, accounting and financial control. Our board of directors convenes as frequently as necessary, and in any event once in every three months, to discharge its responsibilities. Our board of directors is authorized to appoint our executive officers as it deems appropriate.

        Under Turkish law, members of the board of directors can be appointed from among shareholders as well as non-shareholders, and both natural persons and legal entities can be appointed as members of the board of directors. In the event a legal entity is appointed as a member of the board of directors, a natural person must be appointed by the legal entity member of the board of directors as its representative to exercise all rights and fulfill all duties of a member of the board of directors on behalf of such legal entity.

        According to our articles of association, the board of directors must consist of a minimum of 6 and maximum of 12 directors, at least 1/3 of which shall be independent members bearing the requirements set forth under Communiqué on Corporate Governance Principles promulgated by the Turkish Capital Markets Board, and a requirement which we adopted voluntarily. However, from time to time, we may opt out from the requirement to have a majority of the independent directors as Turkish residents (to be decided as per Turkish tax regulations), and have a majority of our independent directors as residents of other countries. As per our articles of association, to the extent permitted by regulations, the obligation to appoint independent directors will apply starting from the annual general meeting of shareholders to be held in 2022 related to the 2021 fiscal period.

        All of the directors will serve for the term fixed by the shareholders or board of directors that appoints such director or until the earlier of his or her death, resignation or removal. Our director's current terms of office will end on May 25, 2024. Our directors do not have a retirement age requirement under our articles of association. If a director resigns from our board of directors for any reason, our board of directors may appoint an interim director to serve until our next scheduled general meeting of shareholders. If approved by the next scheduled general meeting of shareholders, such interim director will continue its duty for the remainder of the term of the original director who resigned. Otherwise, the general meeting of shareholders will elect another replacement director nominee for the remainder of the term of the original director who resigned. A member of our board of directors whose term of duty has expired may be re-elected.

        As of the date of this prospectus, the board of directors consists of nine members, one of whom is an independent member. We determined that Cemal Ahmet Bozer is an "independent" director as that term is used in the Nasdaq's listed company manual. As a "foreign private issuer," and a "controlled company" we may take advantage of exemptions from certain corporate governance requirements of Nasdaq. Accordingly, investors will not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq's corporate governance requirements. The current members of the board of directors were appointed at a shareholders' meeting held on May 25, 2021 to serve until their successors are duly elected and qualified. See "Description of Share Capital and Articles of Association."

        Director nominees will be elected at our annual general meeting of shareholders. The meeting quorum for such meeting will be the presence of shareholders holding 25% of the shares; the decisions will be taken by the affirmative votes of the holders of simple majority of shares present in the meeting.

Legal Proceedings Relating to Senior Management

        Our founder and chairwoman Hanzade Vasfiye Doğan Boyner was a board member at Petrol Ofisi A.Ş. (a major fuel company in Turkey which was listed on Borsa İstanbul until 2014) ("Petrol Ofisi") as a representative of Doğan Şirketler Grubu Holding A.Ş. ("Doğan Holding"), a position she only held between May 2007 and December 2010. Following an investigation covering the period between 2004 and 2007, an investigation report was prepared in 2010 by inspectors of the Customs Ministry of the Republic of Turkey ("2010 Customs Investigation") alleging that Petrol Ofisi deliberately misreported information relating to the total value of 56 import units of oil cargo imported between 2004 and 2007 in order to evade value added taxes of a total of approximately $1.2 million. This amount constituted less than 0.02% of the total taxes paid by Petrol Ofisi in the four years covered by the 2010 Customs Investigation. A total of three of the 56 import units of oil cargo within the scope of the 2010 Customs Investigation were imported during the time in which Ms. Doğan had become a board member of Petrol Ofisi. The alleged tax evasion for such three units of oil cargo corresponded to less than $15,000 in alleged value added tax evasion.

        Approximately six years following the conclusion of Ms. Doğan's board membership at Petrol Ofisi, in March 2016, an Istanbul prosecutor submitted an indictment (the "2016 Indictment"), which was prepared based on the 2010 Customs Investigation. As per the 2016 Indictment, a total of 47 executives and board members, including among others, Aydın Doğan (the honorary chairman of Doğan Holding) and Ersin Özince (the former chairman of İş Bank, one of Turkey's largest banks), neither of whom had no executive positions at Petrol Ofisi between 2004 and 2007, were accused of establishing an illegal organization for the purpose of engaging in criminal activities and violating Turkish anti-smuggling law (specifically, being involved in and financing an organization linked to claims of evasion of taxes on oil products). Doğan Holding is a family owned Turkish conglomerate, and until its full exit from the industry in May 2018, was one of Turkey's largest media and broadcasting groups at the time of the 2016 Indictment, founded by Aydın Doğan, the father of our Founder.

        In addition, according to publicly available documentation, the defendants also include various senior executives of the OMV Group (an Austrian multinational oil and gas company listed on the Austrian Stock Exchange), which purchased the shares of Petrol Ofisi from Doğan Holding in 2006 and 2010.

        Within the scope of the 2016 Indictment, a total of 47 executives have been accused of being members of the alleged illegal organization, including our Founder on the basis that she was a board member at Petrol Ofisi, a position she held between May 2007 and December 2010. Pursuant to Turkish law, all board members of companies allegedly involved in criminal activities can be ex officio charged with the crime despite any lack of actual or alleged personal involvement.

        In addition to the 2016 Indictment prepared by the Public Prosecutor on the basis of the alleged findings in the 2010 Customs Investigation, five customs offices (at various locations in Turkey into which the 56 units of cargo were imported) notified Petrol Ofisi for the payment of the unpaid value added taxes as well as the penalties. Subsequently, Petrol Ofisi sought to cancel these payment notifications by filing five administrative lawsuits in the relevant courts ("Tax Lawsuits"). As of the date of this prospectus, three of Tax Lawsuits have been completed with decisions in favor of Petrol Ofisi and are not subject to further appeal. Ms. Doğan and her legal advisors believe that the remaining two lawsuits are likely also to be resolved in favor of Petrol Ofisi, which would evidence the lack of any breach of tax or customs regulations alleged in the 2010 Customs Investigation (which was the basis of the 2016 Indictment).

        As of the date of this prospectus, the hearings relating to the charges contained in the 2016 Indictment continue, and although more than five years have passed since the start of the proceedings, the Istanbul 1st High Criminal Court still has not completed the taking of initial statements from all defendants. Under Turkish law, the initial statements must be taken before the court can proceed. The next hearing of the court is scheduled for December 2021. Ms. Doğan, her legal advisors and our management believe the allegations are entirely without merit. However, in case of an adverse result, she would be required to step down from her position as a director of the Company. See "Risk Factors—Risks Relating to Our Business and Industry—We depend upon our Founder and chairwoman, our senior management, our IT specialists and other talented employees to grow, operate and improve our business; if we fail to retain our Founder as a result of ongoing litigation or if we fail to attract, retain and motivate key personnel, our business could be adversely affected."

Corporate Governance

        Matters related to corporate governance in Turkey are regulated by the Turkish Commercial Code, or the "TCC". As a part of this initial public offering, the Company will not be listed on Borsa Istanbul. Accordingly, it will not be a publicly held company for purposes of the Turkish Capital Markets Laws and Regulations unless and until the number of shareholders holding our shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders.

        We have chosen to voluntarily adopt, by amending our articles of association and by adopting necessary resolutions at the board of directors, some of the principles to which publicly held companies are subject under Turkish Capital Markets Laws and Regulations, namely the requirements that:

  •
  1/3 of the members of the Board of Directors be independent in accordance with the requirements of Turkish Capital Markets Laws and Regulations (we will phase-in our voluntary compliance with such independence requirements such that we will have only one independent director at the time of the offering, and, on a date subsequent to the offering, two directors will be replaced with independent directors); and

  •
  The Board of Directors establish an Audit Committee, Risk Committee and Corporate Governance Committee for the effective functioning of the Board of Directors pursuant to the Turkish Capital Markets Board's Communique on Corporate Governance Principles.

        However, unless and until such time as we attain publicly held company status under Turkish Capital Markets Laws and Regulations, we will not be subject to the general provisions thereof, including the Corporate Governance Communiqué numbered II 17.1, which was published in the Official Gazette dated January 3, 2014, or the CMB Principles.

        The following summarizes the main rules under the Turkish Capital Markets Laws and Regulations:

  •
  The number of independent members in the Board shall not be less than one third of the total number of the members of the board of directors. In calculating the number of independent board members, a fraction would be rounded up to the nearest integer. In any case the number of the independent board members shall not be less than two. The term of office of independent members of the board of directors is up to three years. Such members are eligible to be nominated again and re elected.

  •
  The CMB sets forth certain independence criteria for independent board members.

  •
  The following Board committees shall be established by listed companies:

  •
  Audit Committee;

  •
  Corporate Governance Committee; and

  •
  Risk Committee.

  •
  Each of the corporate governance committee and the risk committee should consist of at least two members and the audit committee should consist of at least three members. It is mandatory that both (in case of two member committees) or the majority of the members of the committees be non-executive board members except that all of the members of the Audit Committee must be independent members. Expert people who are not board members may be elected as committee members except for the Audit Committee. The chief executive officer should not hold a position at the committees. Terms of reference, working principles and members of the committees shall be determined and disclosed to the public by the board of directors.

  •
  Mandatory rules relating to enhanced shareholder information:

  •
  There are enhanced requirements as to the contents of the General Assembly notice.

  •
  A written remuneration policy for board members and senior management must be prepared. This policy must be posted on the company's website and submitted at the ordinary General Assembly as a separate agenda item for information. Payment plans, such as stock options or those based on company performance, are not used in the remuneration of independent board members. Remuneration of independent board members must safeguard their level of independence.

  •
  There are rules relating to mandatory tender offer, material transactions and related party transactions or guarantees to third parties, that:

  •
  require any person acquiring "control" of the Company within the meaning of Turkish Capital Markets Laws and Regulations to make a mandatory tender offer to the minority shareholders;

  •
  require any person acquiring 5%, 10%, 25%, 33%, 50% and 66 67% of our ordinary shares to notify both our company and the public; provide for approval by the general assembly of shareholders of any "material transactions" within the meaning of the Turkish Capital Markets Laws and Regulations;

  •
  require approval of material related party transactions by a majority of independent directors;

  •
  impose a "short-swing" profits rule on transactions in our ordinary shares by directors or senior management occurring within a six-month period;

  •
  require approval by the general assembly of shareholders of any transactions by a related parties in the same field activity as the field of activity of our Company or our subsidiaries;

  •
  require the adoption of specified policies and procedures governing the distribution of dividends; and

  •
  permit the squeeze-out of minority shareholders by any shareholder who holds more than 98% of our outstanding ordinary shares.

        These provisions would apply to us from such time as the number of shareholders holding our ordinary shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders.

        As a foreign private issuer and a controlled company whose ADSs will be listed on Nasdaq, we will have the option to follow certain Turkish corporate governance practices rather than those of Nasdaq, except to the extent that such laws would be contrary to U.S. securities laws and provided that we disclose the practices we are not following and describe the home country practices we are following.

        We intend to rely on these exemptions with respect to the following Nasdaq requirements:

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5605(b)(1) that a majority of the members of our board of directors be independent (although all of the members of the audit committee must be independent under the Exchange Act);

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5605(b)(2) to have regularly scheduled meetings at which only independent directors attend and will follow home country practice that permits us not to hold regular executive sessions where only independent directors are present;

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5605(d) to have a compensation committee composed entirely of independent directors, with a written charter that covers certain minimum duties, subject to certain exceptional and limited circumstances (our Corporate Governance Committee will carry out the functions of a compensation committee, and will consist of a majority of independent directors);

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5605(e) that director nominees be selected or recommended by either (i) a nominations committee comprised solely of independent directors with a written charter or (ii) independent directors constituting a majority of the board's independent directors in a vote in which only independent directors participate pursuant to a process adopted in a board resolution;

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5620(b) that a company solicit proxies for all shareholder meetings and will follow home country practice that permits us not to solicit proxies;

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5620(c) that an issuer provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than 33 1/3% of the outstanding voting stock (under Turkish law one-fourth of the outstanding voting stock of a company is adequate for a meeting of the shareholders, except in specific circumstances where Turkish law exceptionally requires a higher quorum);

  •
  we do not intend to comply with the requirement under Nasdaq Listing Rule 5630 that the audit committee or another independent body of the board of directors review and oversee all related party transactions (Turkish law only requires approval by a majority of independent directors for material related party transactions and such rule would only apply to us from such time as the number of shareholders holding our ordinary shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders); and

  •
  we do not intend to comply with the requirements under Nasdaq Listing Rule 5635 relating to matters requiring shareholder approval (Turkish law and our articles of association generally permit us, with approval of our board of directors and without shareholder approval, to take the actions set out in Nasdaq Listing Rule 5635).

        Except as stated above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may in the future decide to use other exemptions with respect to some or all of the other Nasdaq listing requirements. Accordingly, holders of our ADSs may not be afforded the same protection as provided under Nasdaq corporate governance rules to the extent Turkish law does not provide similar protections. For more information, see "Risk Factors—Risks Relating to Our Initial Public Offering and Ownership of the ADSs—As we are a "foreign private issuer" and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements" and "Risk Factors—We are a "controlled company" within the meaning of the Nasdaq listing rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements."

Committees of the Board of Directors

        Prior to listing on Nasdaq, our board of directors will have established an audit committee, a risk committee and a corporate governance committee to support it in its decision-making process and intends to adopt a written charter for each of the committees. Each committee's members and functions are described below.

Audit Committee

        Our board of directors is assisted by the Audit Committee. The Audit Committee will consist of a minimum of three independent board members.

        The Audit Committee consists of Cemal Ahmet Bozer, Halil Korhan Öz and Mustafa Aydemir.

        The Audit Committee assists our board of directors in its responsibility for oversight of (i) the integrity of our financial statements, (ii) the statutory auditors' qualification and independence, (iii) the performance of the independent audit firm and our internal audit function, and (iv) our compliance with legal and regulatory requirements and environmental and social responsibilities. The Audit Committee is entitled to review information on any point it wishes to verify, and is authorized to acquire such information from any of our employees. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent audit firm. It also establishes procedures for confidential complaints regarding questionable accounting or auditing matters. It is also authorized to obtain independent advice, including legal advice, if this is necessary for an inquiry into any matter under its responsibility. It is entitled to call on the resources that will be needed for this task. It is entitled to receive reports directly from the independent audit firm, including reports with recommendations on how to improve our control processes.

        The Audit Committee will hold meetings at least once every fiscal quarter. The Audit Committee's members will be appointed by the Board from among the independent directors. Each of our Audit Committee members will be independent under Rule 10A-3 under the Exchange Act and the Nasdaq listing rules, subject to the phase-in described below. The members of our Audit Committee will meet the requirements for financial literacy under the applicable rules and regulations of the Exchange Act and Nasdaq. Moreover, our board has determined that Cemal Ahmet Bozer is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. The Audit Committee will operate under a written charter that satisfies the applicable standards of the SEC and Nasdaq. You will be able to view our Audit Committee Charter on the corporate governance section of our website.

        Under Rule 10A-3 of the Exchange Act, we are permitted to phase-in our compliance with independent audit committee requirements set forth in Nasdaq Rule 5606(c) and Rule 10A-3 as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that Cemal Ahmet Bozer satisfies the "independence" requirements set forth in Rule 10A-3 under the Exchange Act and we are relying on the independence phase-in rules with respect to the other two members of the Audit Committee.

Risk Committee

        The risk committee will consist of a minimum of two board members, a majority of which shall be independent directors, subject to the phase-in described below. The members of the risk committee shall be elected from among the members of our board of directors or persons, not necessarily a member of the board of directors, but possessing the required skills for this position. At the time of the completion of this offering, our risk committee will consist of Cemal Ahmet Bozer, Mehmet Erol Çamur and Tolga Babalı. This committee is responsible for the early detection of risks that pose a threat to the existence, development and continuation of the Company. Our risk committee conducts a review of the Company's risk management policies at least once a year.

        We will phase-in the independence of our risk committee such that we will have only one independent director at the time of listing. Our board of directors has determined that Cemal Ahmet Bozer is independent, and one or both of Mehmet Erol Çamur and Tolga Babalı will resign from the Risk Committee and be replaced with one or more independent directors on a date subsequent to the offering.

Corporate Governance Committee

        The governance committee will consist of a minimum of two board members, a majority of which shall be the independent directors, subject to the phase-in described below. The members of the governance committee shall be elected from among the members of our board of directors or persons, not necessarily members of the board of directors, but possessing the required skills for this position. At the time of the completion of this offering, our governance committee will consist of Cemal Ahmet Bozer, Erman Kalkandelen and Tolga Babalı. In addition, our CEO, Mr. Murat Emirdağ, will participate, in meetings of the corporate governance committee as an observer. Our governance committee is responsible for periodically reviewing the application of corporate governance principles by our board of directors and making recommendations to the board on corporate governance matters. Our governance committee also carries out the functions of a compensation committee, advising the board on compensation policies for the board and executives.

        We will phase-in the independence of our corporate governance committee such that we will have only one independent director at the time of listing. Our board of directors has determined that Cemal Ahmet Bozer is independent, and one or both of Erman Kalkandelen and Tolga Babalı will resign from the Corporate Governance Committee and be replaced with one or more independent directors on a date subsequent to the offering.

Code of Business Conduct and Ethics

        We expect our board of directors to update our Code of Business Conduct and Ethics applicable to our employees, directors and officers to meet the standards of the Nasdaq. Following adoption, a current copy of the Code of Business Conduct and Ethics will be posted on our website.

Duties of Directors

        Pursuant to our articles of association and the TCC, our board of directors is responsible for our management and establishes the principles of our strategy, organization, accounting and financial control. Under Turkish law, members of the board of directors can be natural persons or legal entities and are not required to own shares to serve on the board of directors. For a legal entity to serve as a member of the board of directors, it must appoint a natural person to exercise the director's rights and duties on behalf of the legal entity.

        Under Turkish law, members of the board directors cannot attend negotiations or vote on matters in which such members of the board of directors themselves, their spouses or their relatives (up to and including second degree) have an interest or if their attendance would otherwise be contrary to objective principles of good faith. According to the TCC, members of the board of directors cannot enter into commercial relationships with us or engage in any competing activities, unless permitted by the general assembly.

        Under Turkish law, our directors have a duty of loyalty to act honestly in good faith for a proper purpose and with a view to our best interests. Our directors also have a duty to exercise the skills they effectively possess and to exercise such care and diligence that a reasonably prudent person would in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association. Our company has the right to seek damages if our directors breach a duty owed to us.

Compensation of Directors and Officers

Cash Compensation

        The compensation for each of our executive officers consists of the following elements: base salary and bonus based on the Company's performance. The total amount of compensation paid and benefits in kind provided to our executive officers and members of our board for the year ended December 31, 2020 was TRY 63,165,182.

Share-Based Awards Held by Our Directors and Officers

        No awards under our LTI Plan will be granted to our directors and executive officers until completion of this offering.

Incentive Plan

General

        On March 24, 2021, the board of directors adopted an Incentive Plan ("Incentive Plan") for key executives and employees who contribute to our performance. The Incentive Plan will take effect upon the company's listing its ordinary shares or ADSs representing ordinary shares in connection with its initial public offering, with such shares representing at least 20.0% of our capital stock by December 31, 2021 (the "IPO condition").

        In accordance with the Incentive Plan, key executives and employees as determined by our board of directors, may be awarded (i) a cash based award, (ii) restricted stock units or (iii) performance stock units, as individual awards or in combination, to motivate and reward employees, attract and retain talent, and promote the success of the business.

  (i)
  Cash Based Award: Key executives and employees who are in the scope of the Incentive Plan and contributed to the works relating to the execution of this initial public offering of our ADSs may be entitled to cash award at the end of the 3rd month following the date of this initial public offering.

  (ii)
  Restricted Stock Units ("RSUs"): Key executives and employees who are in the scope of the Incentive Plan may be entitled to RSUs to encourage them to work in the Company for the periods specified below after the initial public offering.

  (iii)
  Performance Stock Units ("PSUs"): Key executives and employees who are in the scope of the Incentive Plan may be entitled to PSUs depending on their performance in the relevant period.

Plan administration

        Our Incentive Plan is administered by the board of directors. Following this initial public offering, we expect our board of directors to consult with our corporate governance committee (which undertakes duties relating to remunerations) to receive their recommendations on the distribution of the awards under the Incentive Plan.

Eligibility

        We may grant awards to key executives and employees (including our subsidiaries'), consisting of c-level executives, directors, managers, officers, employees, consultants and board members of our Company to be determined by the board of directors. As of March 25, 2021, we entered into individual agreements with ten of our key executives granting them the right to participate to the Incentive Plan.

Reserved Pool

        As of the date of this prospectus, the board of directors has reserved up to a maximum amount of:

  (i)
  Cash pool: USD 30 million for the cash award consisting of the "Cash Based Award" described above,

  (ii)
  Share pool: 6,500,000 of our Class B ordinary shares (which may be represented by ADSs), constituting the total of RSUs and PSUs described above, to be used within the scope of the Incentive Plan. This constitutes approximately 2.3% of our share capital prior to the initial public offering, and approximately        % of our share capital following the initial public offering.

        The maximum amounts specified above are subject to change based on the market capitalization of the Company on the date of the initial public offering.

Vesting schedule

        RSUs and PSUs will generally vest in the three-year-period as specified below, following the end of 18 months after the date of the initial public offering:

  •
  First Period:  In the eighteenth (18th) month following the date of the initial public offering, up to 3,250,000 Class B ordinary shares may be issued;

  •
  Second Period:  In the twelfth (12th) month following the end of the First Period, up to 1,750,000 Class B ordinary shares may be issued;

  •
  Third Period:  In the twelfth (12th) month following the end of the Second Period, up to 1,500,000 Class B ordinary shares may be issued.

        If fewer shares are issued for a specific period as a result of changes in the number of the Incentive Plan participants, duration of employment of such Incentive Plan participants and the actual performance recorded for a given period, the remaining shares allocated for a specific period can be used in the following period(s).

Terms of Awards

General

        Any payment under the Incentive Plan (i.e. all of the cash based award, RSUs and the PSUs) is contingent upon the IPO Condition and on the employee's continuing employment with the Company on the date of payment.

Cash Based Awards

        No other specific terms of awards are specified for cash based awards.

RSUs

        The RSU award is conditioned on the employee actually working for the Company on the date of payment specified above. At the discretion of the plan administrator, eligible employees whose employment will cease, other than those terminated for cause, may continue to receive RSUs until the date of the termination of employment.

PSUs

        The PSU award is conditioned on the employee actually working for the Company on the date of payment specified above and that he or she performs the KPIs as determined by the board of directors in these periods.

Transfer Restrictions

        All rights relating to vesting and cash awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge except in certain situations.

Amendment, Suspension and Termination

        The board of directors, which is the plan administrator, has unilateral authority to change, suspend and terminate the Incentive Plan conditions. The Incentive Plan shall automatically expire on the tenth anniversary of the date of the initial public offering. Our board of directors and shareholders may terminate the plan at any time, in whole or in part.

Prior Incentive Plans

        We have not implemented any incentive plan for employees until March 2021. We have only signed agreements with certain executives in the prior periods, including an exit bonus for the sale of the Company, but did not make any payments thereunder since the conditions were not met. With the establishment of the Incentive Plan in March 2021, all of these prior agreements have been terminated.

Family Relationships

        Our Founder, Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı and Arzuhan Doğan Yalçındağ are all siblings and Işıl Doğan is their mother. See "Principal and Selling Shareholders."

 PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information relating to the beneficial ownership of our ordinary shares (i) prior to the filing of this prospectus, and (ii) as adjusted to reflect the sale of our ADSs in this offering for:

  •
  each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding ordinary shares;

  •
  each of our executive officers and members of our board of directors individually;

  •
  all of our executive officers and members of our board of directors as a group; and

  •
  each Selling Shareholder.

        For further information regarding material transactions between us and principal shareholders, see "Related Party Transactions."

        The number of ordinary shares beneficially owned by each entity, person, executive officer or board member is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, or the right to receive the economic benefit of ownership, as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power and the right to receive the economic benefit of ownership with respect to all ordinary shares held by that person. There is no agreement or arrangement between the shareholders other than the Pre-IPO SHA (as defined in "Related Party Transactions—Pre-IPO Shareholders' Agreement").

        The percentage of shares beneficially owned before the offering is computed on the basis of            ordinary shares outstanding prior to the filing of this prospectus. The percentage of shares beneficially owned after the offering is based on the number of our ordinary shares to be outstanding after this offering, including the            of our ADSs representing ordinary shares that the Selling Shareholders are selling in this offering, and assumes no exercise of the underwriters' option to purchase additional ADSs from us and the Selling Shareholders. If the underwriters exercise in full their option to purchase additional ADSs, we have agreed to sell to the underwriters up to an additional          ADSs, and the Selling Shareholders have agreed to sell to the underwriters up to an additional          ADSs.

        Ordinary shares that a person has the right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and board members as a group. Prior to the filing of this prospectus, none of our ordinary shares were held by U.S. record holders. Unless otherwise indicated below, the address for each beneficial owner is Kuştepe Mahallesi Mecidiyeköy Yolu Cadde no: 12 Kule 2 K2 Şişli Istanbul, Turkey.

	Shares beneficially owned before the offering						Shares beneficially owned after the offering
			Class B ordinary shares				Class A shares		Class B ordinary shares
	Class A shares				% of total Voting power before the offering						% of total voting power after the offering
Number of shares offered
Name of shareholder	Number	%	Number	%			Number	%	Number	%
Executive Officers and Board Members
Hanzade Vasfiye Doğan Boyner(1)(2)	40,000,000	14.1	29,864,015	10.5	74.6		40,000,000
Erman Kalkandelen(3)	—	—	—	—	—	—	—	—	—	—	—
Tolga Babalı	—	—	—	—	—	—	—	—	—	—	—
Halil Korhan Öz	—	—	—	—	—	—	—	—	—	—	—
Mehmet Erol Çamur	—	—	—	—	—	—	—	—	—	—	—
Cemal Ahmet Bozer	—	—	—	—	—	—	—	—	—	—	—
Vuslat Doğan Sabancı(1)	—	—	48,539,180	17.1	5.7		—	—
Mustafa Aydemir(3)	—	—	—	—	—	—	—	—	—	—	—
Mehmet Murat Emirdağ	—	—	—	—	—	—	—	—	—	—	—
Murat Büyümez	—	—	—	—	—	—	—	—	—	—	—
Galip Furkan Anarat	—	—	—	—	—	—	—	—	—	—	—
Mutlu Erturan	—	—	—	—	—	—	—	—	—	—	—
Gürkan Çoskuner	—	—	—	—	—	—	—	—	—	—	—
Esra Beyzadeoğlu	—	—	—	—	—	—	—	—	—	—	—
Taner Timirci	—	—	—	—	—	—	—	—	—	—	—

All executive officers and board members as a group (persons)	40,000,000	14.1	78,403,195	27.6	80.3		40,000,000

Other Principal and Selling Shareholders
Yaşar Begümhan Doğan Faralyalı(1)	—	—	48,539,170	17.1	5.7		—	—
Arzuhan Doğan Yalçındağ(1)	—	—	44,271,070	15.6	5.2		—	—
Işıl Doğan(1)	—	—	2,032,785	0.7	0.2		—	—
TurkCommerce B.V.(4)	—	—	71,082,070	25.0	8.4		—	—

Total	40,000,000	14.1	244,328,290	85.9	100.0		40,000,000

(1)
Hanzade Vasfiye Doğan Boyner, Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı and Arzuhan Doğan Yalçındağ are all siblings, and Işıl Doğan is their mother. Each of the siblings and their mother is of legal age, is an independent adult with sole voting and dispositive control over her shares and each disclaims any beneficial ownership of the shares reported herein that are held by her relatives.

(2)
Represents 40,000,000 Class A shares with fifteen votes per share and 29,864,015 Class B ordinary shares with one vote per share, in each case directly held by Hanzade Vasfiye Doğan Boyner.

(3)
Erman Kalkandelen and Mustafa Aydemir are representatives of Franklin Templeton Turkey on our board of directors, and each is also a director of TurkCommerce B.V. Each disclaims beneficial ownership of the shares held by TurkCommerce B.V., except to the extent, if any, of his pecuniary interest therein. See footnote (2) below.

(4)
Represents 71,082,070 Class B ordinary shares directly held by TurkCommerce B.V., an investment vehicle incorporated under the laws of the Netherlands. TurkCommerce B.V. is beneficially owned and controlled by TurkCommerce 3 Coöperatief U.A., a company incorporated under the laws of the Netherlands. TurkCommerce 3 Coöperatief U.A. is owned by Templeton Turkey Fund GP Ltd. and is managed pursuant to a limited partnership agreement among Templeton Turkey Fund GP Ltd., Templeton Turkey Fund, L.P. and Templeton Asset Management Ltd. Each of Erman Kalkandelen and Mustafa Aydemir is a director of TurkCommerce B.V. with the right to vote or dispose of such shares.

  Each of the foregoing entities and the individuals, as a result, and by virtue of the relationships described above, may be deemed to beneficially own the shares owned by TurkCommerce B.V. Each of Templeton Turkey Fund GP Ltd., Templeton Asset Management Ltd., Erman Kalkandelen and Mustafa Aydemir disclaims beneficial ownership of the shares held by TurkCommerce BV except to the extent, if any, of its or his pecuniary interest therein.

  The address for TurkCommerce B.V. and TurkCommerce 3 Coöperatief U.A. is Amstelveenseweg 760, 1081JK Amsterdam. The address for Templeton Turkey Fund GP Ltd. and Templeton Turkey Fund, L.P. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Templeton Asset Management Ltd. is 7 Temasek Boulevard, Suntec Tower One, #38-01, Singapore 038987.

 RELATED PARTY TRANSACTIONS

        The following is a description of related party transactions we have entered into since January 1, 2018 with any of our members of our board or executive officers and the holders of more than 5% of our ordinary shares.

Transactions with Related Parties

        During each of the years ended December 31, 2018, 2019 and 2020 and three months ended March 31, 2021, we entered into or were parties to various transactions with companies whose shareholders include (among others) our Founder, Vuslat Doğan Sabancı, a member of our board, and Yaşar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ and Işıl Doğan, each of whom are our shareholders (see "Principal and Selling Shareholders"). These individuals are relatives and members of the Doğan family (collectively, the "Doğan family").

        These transactions consisted of sales and purchases of goods and services from entities controlled by the members of the Doğan family in the ordinary course of our business. These transactions are on terms and at prices that management believes represent market prices. Outstanding balances at the year-end are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables. For the years ended December 31, 2018, 2019 and 2020 and three months ended March 31, 2021, we recognized no provision for expected credit losses relating to amounts owed by related parties.

        In total, we engaged in sales to companies controlled by members of the Doğan family of TRY 4.3 million, TRY 5.6 million and TRY 7.8 million for the years ended December 31, 2018, 2019 and 2020, respectively, and TRY 1.3 million and TRY 3.2 million for the three months ended March 31, 2020 and 2021, respectively, and purchases from companies controlled by members of the Doğan family of TRY 23.9 million, TRY 32.2 million and TRY 67.9 million, for the years ended December 31, 2018, 2019 and 2020, respectively, and TRY 18.4 million and TRY 22.4 million for the three months ended March 31, 2020 and 2021, respectively. As of December 31, 2018, 2019 and 2020 and March 31, 2021, TRY 1.7 million, TRY 3.3 million, TRY 3.4 million and TRY 1.3 million, respectively, were due from related entities controlled by members of the Doğan family and TRY 1.5 million, TRY 2.6 million, TRY 3.9 million and TRY 7.0 million, respectively, were due to related entities controlled by members of the Doğan family.

        Specifically, we have purchased goods and services at market prices from Doğan Dış Ticaret ve Mümessillik A.Ş., an entity controlled by members of the Doğan family, primarily inventory and importation services in relation to our Direct Sales, in the amount of TRY 4.3 million, TRY 12.2 million, TRY 35.3 million and TRY 14.3 million for each of the years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021, respectively. We leased the real estate and office space for our corporate headquarters (on an annual basis with monthly rental payments) and purchased office-related services from D Gayrimenkul Yatırımları ve Ticaret A.Ş., ("D Gayrimenkul Yatırımları") an entity controlled by members of the Doğan family for TRY 2.4 million, TRY 11.2 million, TRY 14.9 million and TRY 3.1 million for the years ended December 31, 2018, 2019 and 2020 and three months ended March 31, 2021, respectively under a lease agreement entered into with D Gayrimenkul Yatırımları on June 15, 2019 (prior to the acquisition of the property by D Gayrimenkul Yatırımları, we previously leased such real estate and office space and purchased office-related services from Ortadoğu Otomotiv Ticaret A.Ş., another company controlled by members of the Doğan family, for TRY 6.2 million in the year ended December 31, 2018.). On November 11, 2020 we also entered into a financing agreement with Doruk Faktoring A.Ş., a Turkish financial institution controlled by members of the Doğan family, in connection with our supplier and merchant financing services to establish a line of credit of up to TRY 2.0 million which was fully drawn as of March 31, 2021 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Borrowings",

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Business—Supplier and Merchant Financing"). Other transactions with entities controlled by members of the Doğan family have included sales of goods and services in our Direct Sales and through our Marketplace, consultancy services, fulfillment services and gift checks, and other purchases of inventory for our Direct Sales, vehicle lease services, advertising services and internet data services.

        Starting in 2020, we have also received insurance brokerage services from Mesiar Medya Sigorta Aracılık Hizmetleri A.Ş., an insurance brokerage firm owned by the sibling of Işıl Doğan, for TRY 6.9 million for the year ended December 31, 2020.

        For additional detail on our transactions with related parties, including tables setting forth the related parties with which we have entered into service and product sales transactions, see note 21 to our annual financial statements and note 15 to our interim financial statements, each included elsewhere in this prospectus. The related party transactions not specifically discussed in this section, represent transactions immaterial in amount.

Transaction with Executive Officer

        In September 2020, we extended a non-interest bearing loan of TRY 1,500,000 to an executive officer. TRY 1,500,000 remained outstanding as of December 31, 2020. The loan was fully repaid by March 5, 2021.

Equity Injection

        In June 2019, we completed a private injection of additional capital amounting to TRY 180 million from our shareholders, our Founder, Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ and Işıl Doğan, each a member of the Doğan family, and TurkCommerce B.V., for 10,727,492 ordinary shares.

Shareholder Restructuring

        In May 2019, we restructured our shareholders structure through a capital reorganization whereby we merged with our parent entity, D Portal Yatırımları A.Ş., a company that was owned by our Founder, Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ and Işıl Doğan that had no business activity or investments other than its holding in us.

Pre-IPO Shareholder Agreement

        In February 2015, the Abraaj Turkey Fund I acquired 25.0% of the Group. In January 2020, Franklin Templeton took over the management of Abraaj Turkey Fund I (which was renamed Templeton Turkey Fund), including the interest in the Group. As a result on August 7, 2020, we entered into a shareholders' agreement (the "Pre-IPO SHA") between our Founder, Vuslat Doğan Sabancı, Yasar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ, Isıl Doğan and TurkCommerce B.V. (which is indirectly owned by Templeton Turkey Fund GP Ltd. and is managed pursuant to a limited partnership agreement).

        As of the date of this prospectus, all of our existing shareholders are parties to the Pre-IPO SHA, which sets out rights and obligations of the parties and corporate governance regulations with regard to us and our subsidiaries. The Pre-IPO SHA contains our reporting undertakings towards the shareholders, regulations on composition of the decision-making authorities of the Group, including appointment rights of the shareholders and board level representation, veto rights, customary exit rights (such as tag-along and right of first refusal) and also provisions related to issuance and transfer of our shares. The Pre-IPO SHA will terminate upon the consummation of this offering.

 DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

General

        Our legal and commercial name is D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi. We are a joint stock company incorporated in Turkey in 2000 and organized under the laws of Turkey and our affairs are governed by our articles of association, as amended from time to time, and the TCC. We are registered in the Istanbul Trade Registry under the trade registry number 436165-0. Our principal executive offices are located on Kuştepe Mahallesi Mecidiyeköy Yolu Cadde no: 12 Kule 2 K2 Şişli, Turkey, Istanbul, Turkey and our telephone number at this address is +90 (0) 212 304 20 00. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street. 18th Floor, New York, NY 10168 and the telephone number at this address is +1 800-221-0102.

        The following descriptions of share capital and provisions of our articles of association are summaries and are qualified by reference to the articles of association to be effective upon the closing of this offering. Copies of these documents will be filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part. The description of the ordinary shares reflects changes to our capital structure that will occur upon the closing of this offering.

Share Capital

General

        As of the date of this prospectus, our share capital consists of 40,000,000 Class A shares and 244,328,290 Class B ordinary shares with a nominal value of TRY 0.20 each. Our articles of association authorize the issuance of up to 1,400,000,000 shares. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their shares. Upon the completion of this offering, we will have 40,000,000 Class A shares and            Class B ordinary shares issued and outstanding, assuming the underwriter does not elect to exercise its over-allotment for additional ordinary shares. Our share capital is denominated in TRY.

Changes in Our Share Capital During the Last Three Fiscal Years

        Since January 1, 2018, our share capital has changed as follows:

  •
  on June 28, 2019, we completed the share issue of 10,727,492 shares, which resulted in an increase in our share capital from 46,138,166 shares up to 56,865,658 shares as of December 31, 2019;

  •
  at the extraordinary general assembly of shareholders on May 25, 2021, we split our shares subdividing each ordinary share of TRY 1.00 into five ordinary shares of TRY 0.20 each (resulting in an increase in our number of shares by five times) and restructured our share classes and privileges attached to them in a manner that resulted in our Founder holding 40,000,000 Class A shares, which resulted in an increase in the number of shares representing our share capital to 40,000,000 Class A shares and 244,328,290 Class B ordinary shares as of the date of this prospectus. (our total paid-in capital amount remained at TRY 56,865,658); and

  •
  on                    2021, in connection with this offering, our board of directors decided to increase our share capital by             Class B ordinary shares to account for the offering.

Listing

        We intend to apply to list our ADSs on Nasdaq under the symbol "HBX."

Transfer Agent and Registrar

        Upon the closing of this offering, the transfer agent and depositary for the ADSs will be             .

Share Classes

General

        Pursuant to our articles of association, our issued share capital is divided into two share classes, and prior to the Offering and the Capital Increase, namely consist of the following:

  •
  Privileged Class A shares representing 14.1% of our issued share capital, and

  •
  Ordinary Class B shares representing 85.9% of our issued share capital.

        Following the Offering, assuming all ADSs are sold, all of our Class A shares and            of our Class B ordinary shares will be owned by our Founder. See "Principal and Selling Shareholders."            ADSs representing our Class B ordinary shares will be listed and trading on Nasdaq.

Privileges attached to Class A Shares

        Holders of our Class A shares are entitled to 15 votes per share.

        Holders of our Class B ordinary shares, which is the class of shares that is being offered pursuant to this prospectus and is the only class that will be represented by ADSs that are publicly traded and listed, will be entitled to one vote per share.

Sunset Provisions

        Pursuant to our articles of association, our Class A shares may convert into Class B ordinary shares under the circumstances described below. To ensure compliance with Turkish law, the sunset provisions in our articles of association refer to the "holder of Class A shares", which restricts privileges to be directly granted to specific shareholders and require privileges to be attached to shares. However, as of the date of this prospectus, the totality of our Class A shares are owned by our Founder. Therefore, as of the date of the prospectus, references to "Class A Shareholders" below, refer to our Founder, but may in the future also include Permitted Transferees (as defined below).

        The totality of outstanding Class A shares will convert into Class B ordinary shares upon, and our articles of association will be subject to amendment at the first general assembly of shareholders following, the earliest to occur of:

  •
  the date that is the 20th anniversary of this offering;

  •
  the date that is 180 days following the date on which the Class A Shareholders hold shares (including both Class A shares and Class B ordinary shares) that represent less than 7.5% of the total paid-in capital of the Company;

  •
  the date that is 180 days following the death or permanent incapability (for health reasons) of our Class A Shareholders; and

  •
  the date that is one calendar year following the date on which:

  •
  the Class A Shareholders have voluntary resigned from the board of directors, or

  •
  the Class A Shareholders have voluntarily decided not to be nominated as director at a general assembly of shareholders, and

  •
  the date on which the Class A Shareholders have ceased to hold any employment or consultancy positions at the Company.

Class A shares will each convert into Class B ordinary shares upon:

  •
  a transfer of such Class A shares to a third party, except for the "Permitted Transfers" (as defined below); or

  •
  an application to the Central Registry Agency, the central registry and securities depository of Turkey, by the Class A Shareholders holding such Class A shares for conversion into tradable form (which would only apply in the event that the Company pursues a Borsa İstanbul listing in the future).

        The following transactions would not cause the conversion of Class A shares into Class B ordinary shares for the purposes of our articles of association, and therefore, the Class A Shareholders is permitted to transfer such Class A shares to "Permitted Transferees" in the following "Permitted Transfers:"

  •
  to first or second degree blood relatives as a result of legal (such as inheritance) or voluntary transfers, and

  •
  to legal entities controlled by either (i) the holder of such Class A shares or (ii) her first or second degree blood relatives, as a result of legal (such as inheritance) or voluntary transfers.

Articles of Association

        Set forth below is a summary of relevant information concerning our share capital and material provisions of our articles of association and applicable Turkish law. This summary does not contain all the information relating to ADSs that may be important to you, and we urge you to read this summary in conjunction with the "Description of American Depositary Shares" included elsewhere in this prospectus, before deciding to invest in the ADSs. This summary does not constitute legal advice regarding those matters and should not be regarded as such. For a description of matters related to our board of directors, see "Management—Board of Directors."

Dividends

        The payment of dividends is regulated by Turkish Commercial Code (Law No. 6102) and our articles of association. The following is a description of certain information relating to the payment of dividends, including requirements under the Turkish Commercial Code (Law No. 6102) and our articles of association.

        In line with the dividend distribution policy to be determined by our general assembly of shareholders (the "General Assembly") and the provisions of Turkish law, the distribution of profits and the payment of any annual dividend in respect of the preceding financial year will be recommended by our board of directors each year for approval by the shareholders at the annual (ordinary) General Assembly. Each ordinary share entitles its holder to a pro rata share of any dividends distributed and dividend distributions are made to all shares existing as of the distribution date, regardless of their date of issuance.

        Distributable earnings are calculated in accordance with our articles of association after deducting all expenses, depreciation and similar payments and setting aside legally required reserves, taxes and the previous year's losses, if any, from the revenue for the prior fiscal period. The amount of distributable earnings is the lesser of the amounts derived by performing this calculation using our statutory financial statements, which are prepared in accordance with the TCC and Turkish tax legislation.

        Distributable earnings are then allocated in the following order:

  •
  5.0% of the distributable earnings is allocated to a first legal reserve until the first legal reserve reaches 20.0% of our paid-in capital;

  •
  the remainder of the first dividend shall be set aside within the framework of the Company's profit distribution policy and in line with the TCC, based on the amount to be calculated by addition of the donation made within the year, if any. After the above deductions, the General Assembly is entitled to decide for distribution of the dividend to board members, partnership employees and persons other than shareholders;

  •
  the remainder of the distributable earnings may be (i) distributed in full or in part to our shareholders as a second dividend or (ii) set aside as year-end profits or as part of non-mandatory reserves; and

  •
  after setting aside an amount equal to 5.0% of the distributable earnings at the fiscal year-end from the amount to be distributed to shareholders and other persons participating in profit as stated above, we allocate 10.0% of the remaining amount as a second legal reserve and add it to the statutory reserve if and when a second dividend is distributed as stated above.

        Unless and until the statutory funds and other financial obligations required by law are set aside and the dividend determined in accordance with the articles of association is distributed in cash or as bonus shares, we cannot resolve (i) to set aside any reserve, (ii) to transfer a dividend to the next year or (iii) to make distributions to the members of our Board of Directors, managers, employees and foundations or similar institutions established for various purposes.

        If the calculated first dividend amount is less than 5.0% of the paid-in capital, we may not distribute the first dividend. However, the amount retained will be added to the calculation of the first dividend for the following fiscal year.

        We may distribute advance dividends in line with the provisions of the TCC. The General Assembly may grant advance dividend distribution authority to the board of directors provided that such power is limited to the relevant financial period. A dividend distribution resolved by the general assembly in line with our articles of association may not be revoked.

Shareholders' Meetings

        Any shareholder not wishing to attend a general assembly in person may appoint another person as a proxy and may exercise its voting rights through its proxy. Under the TCC, the general assembly of shareholders of a joint stock company must convene for ordinary meetings which must be held within three months after the end of each financial year. If necessary, the general assembly of shareholders of a joint stock company may convene for extraordinary meetings. The general assembly convenes upon notice by the board of directors to our shareholders at least three weeks prior to the date of the general assembly.

        Shareholders representing at least 10.0% of our share capital may, by written notice to be served through the notary public, require any additional matters to be included on the agenda for discussions at any of general assembly. If the board of directors does not fulfil such request, such shareholders may ask permission from the court to include additional items on the agenda. Pursuant to our articles of association, the General Assembly is to be held at the Company's headquarters, located at Kuştepe Mahallesi Mecidiyeköy Yolu Cadde no: 12 Kule 2 K2 Şişli, Turkey, Istanbul, Turkey, or another location in Istanbul, or another location that is convenient in the city in which the headquarters are located.

        Extraordinary meetings of the General Assembly may be convened by the board of directors or upon request of the shareholders representing at least 10.0% of our share capital. If the board of directors does not fulfil the request of the shareholders, such shareholders may ask permission from the court to convene the general assembly. Shareholders representing at least 10.0% of our share capital may, by written notice to be served through the notary public, require any additional matters to be included on the agenda for discussions at any of general assembly. If the board of directors does not fulfil such request, such shareholders may ask permission from the court to include additional items on the agenda. According to the TCC, resolutions adopted at a duly convened general assembly of shareholders are valid and binding on the shareholders who did not attend the meeting.

        In accordance with the requirements of the TCC, following the offering, our shareholders will be entitled to participate in general assemblies through the electronic platform operated by where such General Assemblies are streamed in real time. Shareholders who request to participate in a general assembly through the electronic platform one day prior to the relevant general assembly may attend the meeting by using the electronic platform, provided that they obtain electronic signatures from one of the Turkish service providers in advance. All announcements and other documents that must be submitted for the review of our shareholders will also be made available through the electronic platform.

Appointment and Removal of Directors

        Pursuant to the TCC and our articles of association, the board of directors is responsible for our management and establishes the principles of our strategy, organization, accounting and financial control. According to our articles of association, the board of directors must consist of a minimum of 6 and a maximum of 12 members appointed by our shareholders and our board of directors is authorized to appoint officers as it deems appropriate. All of the directors will serve for the term fixed by the shareholder or board of directors that appoints such director, which cannot be longer than three years, or until the earlier of his or her death, resignation or removal. Our directors do not have a retirement age requirement under our articles of association.

        Any director may be appointed or removed by a general assembly resolution of the company. Under Turkish law, members of the board of directors can be appointed from among shareholders as well as non-shareholders, and both natural persons and legal entities can be appointed as members of the board of directors. In the event a legal entity is appointed as a member of the board of directors, a natural person must be appointed by the legal entity member of the board of directors as its representative to exercise all rights and fulfil all duties of a member of the board of directors on behalf of such legal entity.

Transfer of Shares

        Save as otherwise discussed herein, the transfer of shares is permitted under the articles of association and must be made in accordance with the relevant legislation.

Issuance of Shares

        The Company's authorized share capital limit is TRY 280,000,000 (constituting a total of 1,400,000,000 shares each with a nominal value of TRY 0.20), and the board of directors is authorized to issue new shares up to this limit without the approval of the general assembly. Within this authorized share capital limit, the board of directors is also authorized to issue new shares at a premium to their nominal value of TRY 0.20 per share. The Board of directors is also authorized to restrict the pre-emption rights of the company's shareholders (including Class A shareholders) in connection with such new share issuances.

Repurchase of Shares

        Pursuant to the TCC, the Company is allowed to repurchase its own shares, accept its own shares as pledge, and sell such repurchased shares to third parties or pay the consideration for the shares that are bought back. Only fully paid shares can be subject to repurchase by the Company. The general assembly must also authorize the board of directors to perform the transaction. This authorization, when issued, is valid for 5 years at most. The Company may, subject to certain statutory requirements, terms and conditions, repurchase outstanding shares not exceeding 10% in nominal value of the entire issued share capital of the Company. After deducting the value of the shares to be repurchased, the remaining net assets of the company shall be at least the sum of the registered or issued capital and the reserve funds that are not allowed to be distributed in accordance with the law and articles of association.

Pre-emption Rights

        Pursuant to the TCC, the Company may increase its share capital through various methods, including through the issuance of new shares. Absent an authorized corporate resolution stating otherwise, our existing shareholders are entitled to subscribe for new shares, also known as pre-emptive rights, in proportion to their respective shareholdings each time the Company undertakes a capital increase.

Liquidation

        Pursuant to the TCC, our shareholders have the right to receive a pro rata share of any proceeds arising from our liquidation. The articles of association, however, may restrict this right. As of the date of this prospectus, no shareholder or class of shareholders are granted preferred shares with regards to liquidation rights.

Voting Rights

        The holders of our Class B ordinary shares (or the ADSs representing them, in accordance with the provisions of the Deposit Agreement) are entitled to one vote per share held on all matters submitted to a shareholder vote, whereas the holders of our Class A shares are entitled to fifteen votes per share held on all matters submitted to a shareholder vote.

Reports to Shareholders

        Upon completion of this offering, we will become subject to the informational and current reporting requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K.

        Pursuant to the provisions of the TCC, the balance sheet, the profit and loss account, the annual activity report and proposals regarding the distribution of profits, as well as the auditors' report, must be made available to the shareholders at our head office at least three weeks in advance of the annual shareholders' general assembly. The balance sheet, the profit and loss account and the annual activity report are to be kept available to our shareholders at our head office for a period of one year from the date of the relevant general assembly.

        The Company's fiscal year starts on the first day of January and ends on the last day of December.

Comparison of Turkish Corporate Law and Delaware Corporate Law

        The applicable provisions of the TCC differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the TCC applicable to us and the General Corporation Law of the State of Delaware relating to shareholders'

rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Turkish law.

	Turkish law	Delaware law
Number of Directors	Under Turkish law, a corporation must have at least one director and the number of directors shall be regulated in the articles of association. The number of directors shall be fixed by or in the manner provided in the articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors

Under Turkish law, any director or the entire board of directors may be removed, with cause or without cause, by the holders of a majority of the shares in a shareholders' meeting convened with such agenda, except a higher voting quorum is set for such removal in the articles of association. If there is cause, any director may be removed without such specific item in the agenda of the shareholders' meeting.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

	Turkish law	Delaware law
Vacancies on the Board of Directors

Under Turkish law, vacancies may be filled by a majority of the directors at the meeting, with the meeting quorum being the majority of the directors then at office; unless otherwise provided in the articles of association of the corporation. Such new director should be approved by the first shareholders' meeting to be convened.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting

Under Turkish law, the annual shareholders' meeting shall be held at the registered office of the corporation, on such date and at such time as may be designated from time to time by the board of directors or as provided in the articles of association.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under Turkish law, extraordinary shareholders' meeting may be called by the board of directors, courts following the shareholder application in certain cases, insolvency practitioners, or shareholders' holding 10% (or less, if set out by the articles of association) of the shares.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Stockholders generally do not have the right to call meetings of stockholders, unless that right is granted in the certificate of incorporation or the by-laws.

Notice of General Meetings

Under Turkish law, unless otherwise provided in the articles of association, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than two (2) weeks before the date of the meeting and shall specify the place, date, hour, and agenda of the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

	Turkish law	Delaware law
Proxy

Under Turkish law, at any shareholders' meeting, a shareholder may designate another person to act for such shareholder by proxy. The proxy is valid only for one shareholders' meeting, and meetings that are continuation of such shareholders' meeting.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director's voting rights as a director.

Pre-emptive Rights

Under Turkish law, shareholders have preemptive rights to subscribe to additional share issues pro rata their existing shareholding, unless another rate is stipulated under the articles of association.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot

Under Turkish law, the general assembly may allot the shares to be issued under certain conditions by limiting the usage of the pre-emptive rights of the existing shareholders in specific share issues. To limit the usage of such preemptive rights and allot the shares to be issued, (i) at least, a qualified quorum of 60% should approve, and (ii) a just cause for such allotment (e.g. an IPO) should exist.

Under Delaware law, if the corporation's charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under Turkish law, directors are personally liable for damages arising from a breach of any obligation imposed on the directors under any law or the articles of association of the corporation, under the condition that such breach is conducted by negligence or intentional misconduct.

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

	Turkish law	Delaware law
• any breach of the director's duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit.
Voting Rights	Turkish law provides that, unless otherwise provided in the articles of association, each shareholder is entitled to one vote for each share of capital share held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions

Generally, under Turkish law, unless the articles of association provides for the vote of a larger portion of the share capital, merger with another corporation, disposal of all or substantially all of a corporation's assets or dissolution requires

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires

• affirmative vote of the shares representing 75% of the share capital.

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	Turkish law	Delaware law
Standard of Conduct for Directors

Under Turkish law, the directors and managers are under obligation to execute their duty with the care of a prudent manager, i.e. with the care that an ordinarily prudent manager would exercise under similar circumstances. In case that the risk that results in damages had arisen from an act of the director that was in compliance with the "business judgment rule," the director would not be personally liable of such damages. Under the "business judgment rule," the director is liable to conduct the relevant research for each act. Additionally, directors have a duty to act by protecting the interest of the corporation in good faith.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.

However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

	Turkish law	Delaware law

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits

Under Turkish law, a shareholder may initiate an action to claim damages from the directors who are personally liable, against such directors and managers. In such action initiated by a shareholder, the compensation would be nevertheless awarded in favor of

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the the corporation. In the event of bankruptcy, if the insolvency practitioner fails to enforce a right on behalf of a corporation; a shareholder or a creditor of corporation may initiate an action to enforce a right of a corporation to claim damages from the directors who are personally liable, against such directors and managers. In such action initiated by a shareholder or a creditor, the compensation would be nevertheless awarded in favor of the corporation. The conditions of such claims are same as the lawsuits initiated by corporation itself.

plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•

allege with factual particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

•

state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

                    , as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent             Class B ordinary shares (or a right to receive            Class B ordinary shares) deposited with            , as custodian, for the depositary in             . Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at                        .

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Turkish law governs shareholder rights. The depositary will be the holder of Class B ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page [    •    ] under "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on Class B ordinary shares?

        The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Class B ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Material Tax Considerations." The depositary will distribute only whole U.S.

dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any Class B ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class B ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those Class B ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed Class B ordinary shares (or ADSs representing those Class B ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

  •
  Rights to Purchase Additional Class B Ordinary Shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer

  •
  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Class B ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class B ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class B ordinary shares or evidence of rights to receive Class B ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Turkey and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

        Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares.    However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Class B ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least     days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing Class B ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of Class B ordinary shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Class B ordinary shares and the Class B ordinary shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$0.05 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)
• Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADS or shares underlying an ADSs, such as stock transfer taxes, stamp duty or withholding taxes, if applicable	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

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  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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  we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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  we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

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  the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

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  we appear to be insolvent or enter insolvency proceedings;

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  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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  are not liable if we or it exercises discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Class B ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class B ordinary shares or other deposited securities;

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  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive Class B Ordinary Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

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  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class B ordinary shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our Class B ordinary shares;

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  when you owe money to pay fees, taxes and similar charges; or

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class B ordinary shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all other communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

        The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

 SHARES AND AMERICAN DEPOSITARY SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our ordinary shares or ADSs, and we cannot assure you that a significant public market for our ADSs will develop or be sustained after this offering. Future sales of substantial amounts of our ADSs in the public market after this offering, or the possibility of these sales occurring, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of ordinary shares or ADSs will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares or ADSs in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our ADSs and our ability to raise equity capital in the future.

        Upon the completion of this offering, we will have            ordinary shares outstanding, or            ADSs. Our ADSs will be available for sale in the public market after the expiration or waiver of the lock-up agreements described below, subject to limitations imposed by U.S. securities laws on resale by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

        We expect that all of our ADSs and ordinary shares will be freely transferable without restriction or registration, except for any ADSs or ordinary shares purchased by one of our existing affiliates. ADSs or ordinary shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 under the Securities Act, as described below. In addition, following this offering and the expiration or waiver of the lock-up agreements described below, ordinary shares issuable pursuant to awards granted under certain of our equity plans will eventually be freely tradable in the public market.

        The remaining ordinary shares and ADSs are "restricted shares" as defined in Rule 144. We expect that substantially all of these restricted shares will be subject to the lock-up agreements described below. These ordinary shares or ADSs may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as the safe harbor provided by Rule 144 and Rule 701 under the Securities Act.

Rule 144

        In general, under Rule 144 under the Securities Act, as currently in effect, a person who has beneficially owned our ordinary shares that are restricted securities for at least six months would be entitled to sell those ordinary shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our ordinary shares that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions that would limit the number of ordinary shares such person would be entitled to sell within any three month period to the greater of either of the following:

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  1% of the number of our ordinary shares then outstanding; or

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  the average weekly trading volume of our ordinary shares represented by ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

        provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

        In general, under Rule 701 under the Securities Act, any of our employees, board members, officers, consultants or advisors who purchase ordinary shares or ADSs from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell those securities 90 days after the effective date of this offering in reliance on Rule 701, without having to comply with the holding period requirements or other restrictions contained in Rule 144.

        The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Regulation S

        Regulation S under the Securities Act ("Regulation S") provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Registration rights

        Upon completion of this offering, we and certain of our existing shareholders will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide such shareholders certain registration rights relating to our ordinary shares held by them, subject to customary restrictions and exceptions. Registration of such registrable securities would result in registration of ADSs under the Securities Act and would result in these ADSs becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for ADSs purchased by affiliates. See "Related Party Transactions—Registration Rights Agreement."

Lock-up agreements

        We, substantially all of our shareholders, including the Selling Shareholders, our executive officers and our board members have agreed, subject to limited exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act, purchase, contract or grant any option, right or warrant to purchase, or otherwise dispose of any of our shares or ADSs, or securities convertible into or exchangeable or exercisable for our shares or ADSs currently or hereafter owned either of record or beneficially; or publicly announce an intention to do any of the foregoing; or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our shares or ADSs or such other securities for a period of             days after the date of this prospectus, subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC. See "Underwriting."

MATERIAL TAX CONSIDERATIONS

        The following summary contains a description of the material Turkey and U.S. federal income tax consequences of the acquisition, ownership and disposition of ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ADSs. The summary is based upon the tax laws of Turkey and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Material Turkey Tax Considerations

Tax Status of Shareholders

        Under Turkish income tax laws, there are two types of tax status in determination of income tax liabilities of taxpayers. "Residents" are subject to Turkish income taxation on their worldwide income as taxpayers with full liability. "Non-Residents", who are considered taxpayers with limited liability are subject to Turkish income taxation on their taxable income sourced from Turkey, if applicable.

        Real persons are considered Residents in Turkey, if (i) they are domiciled in Turkey in accordance with the Turkish Civil Code or (ii) excluding temporary departures, they stay in Turkey for more than six months in a calendar year. If neither of the given two conditions is satisfied, real persons are considered Non Residents for Turkish tax purposes.

        Legal entities are treated as Residents in Turkey if they are incorporated in Turkey under relevant Turkish laws or if their effective places of management are in Turkey despite the fact that they are incorporated outside of Turkey. If neither of the given two conditions is satisfied, legal entities are considered Non-Residents for Turkish tax purposes.

        Dividend income is considered "Turkish source income" if the capital is invested in Turkey. As for capital gains, they are treated as Turkish source income if the transaction leading to the gains is concluded in Turkey, the payment for consideration is made in Turkey or the payment is accounted for in Turkey even if the payment is made outside of Turkey. The term "accounted for" means that a payment is made in Turkey, or if the payment is made abroad, it is recorded in the books in Turkey or is made from the profits of the payer or the person on whose behalf the payment is made in Turkey.

Distributions on the Shares

        Dividends distributed by Turkish resident companies are subject to an income withholding tax of 15.0% if they are paid to Resident or Non-Resident individuals, either in cash terms or on account, or to Non-Resident entities which do not hold such shares through a fixed place of business or a permanent representative which constitutes a permanent establishment in Turkey (the "Permanent Establishment"). Under Turkish income tax laws, if the dividend is not distributed in cash but converted to share capital, obtaining the bonus shares issued to such effect is not subject to withholding tax.

        If a double taxation treaty is in effect between Turkey and the country where the recipient or beneficial owner of the dividend is resident for fiscal purposes, and if that treaty provides a reduced rate lower than the local rate, then a treaty-reduced withholding tax rate set forth in the double taxation treaty may apply under certain conditions.

        In order to benefit from lower tax rates applicable under the double tax treaties, the tax residency certificate of the recipient or beneficial owner approved and signed by the competent authorities should be provided to the company making the dividend distribution. The tax residency certificate will be valid until the fourth month of the following year and should be renewed every year for non-resident individuals and every three years for non-resident entities.

        Within the framework of the taxation regime, withholding tax is the final tax for dividend income earned from Turkey by Non-Residents. Non-Residents without any Permanent Establishment in Turkey are not required to file an annual or special tax return for their Turkey-sourced dividends that are taxed through withholding at the level of the company making the distribution.

        Dividend income distributed by a Resident company and received by Resident entities and Non-Resident entities with a Permanent Establishment in Turkey is not subject to withholding tax and is also exempted from corporate income tax at the level of the recipient in Turkey. Non-Resident entities holding shares through their Permanent Establishments in Turkey will be required to apply a branch profits repatriation withholding tax at a rate of 15.0% upon remittance of such profits to their headquarters unless a lower tax rate in the relevant tax treaty is available for such income repatriation.

        Resident individuals are required to file an annual tax return for their dividend income. One half of the gross amount of dividends derived by Resident individuals from Resident companies is exempt from income tax. If the remaining amount exceeds the monetary threshold (TRY 53,000 for 2021) together with other income subject to declaration, this remaining amount should be declared in the annual tax return. Withholding tax charged on the gross amount of such dividend will be credited against income tax calculated on the tax return. If the dividend is distributed as bonus shares, acquisition of such bonus is not subject to declaration.

Tax Treaty with the United States

        A generally applicable tax treaty for the prevention of double taxation of income between Turkey and the United States (the "Turkey-U.S. Treaty") applies to all types of income.

        Under Article 10 of the Turkey-U.S. Treaty, withholding tax on dividends paid to a company resident in the United States which beneficially owns at least 10.0% of the voting stock of a Turkish company paying the dividend is limited to 15.0% of gross dividends paid. In all other cases, the withholding tax rate is limited to 20.0% of the gross dividend paid. However, as there is no reduced rate under the Turkey-U.S. Treaty, the local withholding tax rate will be applicable. See "—Distributions on the Shares."

Material U.S. Federal Income Tax Considerations for U.S. Holders

        The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of owning and disposing of ADSs.

        This summary applies only to U.S. Holders that acquire ADSs in exchange for cash in this offering, hold ADSs as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.

        This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended (the "Code"), and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. The statements in this prospectus are not binding on the U.S. Internal Revenue Service (the "IRS") or any court, and thus we can provide no assurances that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. Furthermore, this summary does not address any estate or gift tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.

        The following discussion does not describe all of the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:

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  banks and certain other financial institutions;

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  regulated investment companies;

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  real estate investment trusts;

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  insurance companies;

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  broker-dealers;

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  traders that elect to mark to market;

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  tax-exempt entities or governmental organizations;

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  individual retirement accounts or other tax-deferred accounts;

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  persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons holding ADSs as part of a straddle, hedging or other risk reduction strategy, constructive sale, conversion or integrated transaction or investment;

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  persons that actually or constructively own 10% or more of our stock by vote or value;

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  persons subject to special tax accounting rules as a result of gross income with respect to the ADSs being taken into account in an applicable financial statement;

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  persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

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  persons who acquired ADSs pursuant to the exercise of any employee share option or otherwise as compensation; and

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  partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities and persons holding ADSs through partnerships or other pass-through entities.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSS.

        As used herein, the term "U.S. Holder" means a beneficial owner of ADSs that, for U.S. federal income tax purposes, is or is treated as:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ADSs generally will depend on such partner's status, the activities of the partnership and certain determinations made at the partner level. Partnerships that hold our ADSs and U.S. Holders that are partners in such partnership should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of ADSs.

Exchange of ADSs for Ordinary Shares

        Generally, holders of ADSs should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADSs and the following discussion assumes that such treatment will be respected. If so, no gain or loss will be recognized upon an exchange of ordinary shares for ADSs or an exchange of ADSs for ordinary shares.

Dividends and Other Distributions on ADSs

        As described in the section entitled "Dividend Policy," we do not currently anticipate paying any cash dividends on our ordinary shares. If we make distributions of cash or property on our ordinary shares, subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to ADSs (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder's gross income in the year actually or constructively received by the U.S. Holder, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts, if any, not treated as dividend income will constitute a return of capital and will first be applied to reduce a U.S. Holder's tax basis in its ADSs, but not below zero, and then any excess will be treated as capital gain realized on a sale or other disposition of the ADSs. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be "qualified dividend income," which is taxed at the lower applicable long-term capital gains rate, provided that (1) either the ADSs are readily tradable on an established securities market in the United States or we are eligible for the benefits of the income tax treaty between the United States and Turkey (2) we are not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend was paid or the immediately preceding taxable year and (3) certain other requirements are met. In this regard, the ADSs will generally be considered to be readily tradable on an established securities market in the United States if they are listed on The Nasdaq Global Select Market, as we intend the ADSs will be. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ADSs.

        Because the shares are not themselves listed on a U.S. exchange, dividends received with respect to shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders should consult their own tax advisors regarding the potential availability of the reduced dividend tax rate in respect of shares.

        The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time. If dividends received in foreign currency are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

        Dividends on ADSs generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, foreign taxes withheld at the rate applicable to the U.S. Holder on any distributions on ADSs, if any, may be eligible for credit against a U.S. Holder's federal income tax liability. If a refund of the tax withheld is available under the laws of the applicable foreign jurisdiction or income tax treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder's U.S. federal income tax liability (and will not be eligible for the deduction against U.S. federal taxable income). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to ADSs will generally constitute "passive category income." The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Sale or Other Taxable Disposition of ADSs

        Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of ADSs, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in such ADSs (generally the cost of such ADSs to the U.S. Holder). Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the ADSs exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of ADSs generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

        We will be classified as a passive foreign investment company (a "PFIC") for any taxable year if either: (a) at least 75% of its gross income is "passive income" for purposes of the PFIC rules or (b) at least 50% of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For these purposes, passive income includes interest, dividends and other investment income, with certain exceptions. For these purposes, cash and other assets readily convertible into cash generally are considered passive assets, and the company's goodwill and other unbooked intangibles are generally taken into account. The PFIC rules also contain a look-through rule whereby the Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

        Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds ADSs, we would continue to be treated as a PFIC with respect to such investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a "deemed sale" election under the PFIC rules.

        Based on the anticipated market price of the ADSs in this offering and the current and anticipated composition of the income, assets and operations of us and our subsidiaries, and we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. This is a factual determination, however, that depends on, among other things, the composition of the income and assets, and the market value of the assets, of us and our subsidiaries from time to time, and thus the determination can only be made annually after the close of each taxable year. Because the market value of the assets for the purposes of the asset test will generally be determined by reference to the aggregate value of our outstanding ADSs, our PFIC status will depend in large part on the market price of our ADSs, which may fluctuate significantly. Therefore there can be no assurances that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

        If we are considered a PFIC at any time that a U.S. Holder holds ADSs, any gain recognized by the U.S. Holder on a sale or other disposition of the ADSs, as well as the amount of any "excess distribution" (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder's holding period for the ADSs. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on ADSs exceeds 125% of the average of the annual distributions on the ADSs received during the preceding three years or the U.S. Holder's holding period, whichever is shorter.

        If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own equity in any of the foreign corporations in which we directly or indirectly own equity that are also PFICs ("lower-tier PFICs"). In such case, a U.S. Holder may also be subject to the adverse tax consequences described above with respect to any gain or "excess distribution" realized or deemed realized in respect of a lower-tier PFIC.

        A U.S. Holder may, in certain circumstances, avoid certain of the tax consequences generally applicable to holders of stock in a PFIC by electing to mark the ADSs to market, provided the ADSs are "marketable stock." As a result of such an election, in any taxable year that we are a PFIC, a U.S. Holder would generally be required to report gain or loss to the extent of the difference between the fair market value of the ADSs at the end of the taxable year and such U.S. Holder's tax basis in such ADSs at that time. Any gain under this computation, and any gain on an actual disposition of the ADSs in a taxable year in which we are a PFIC, would be treated as ordinary income. Any loss under this computation, and any loss on an actual disposition of the ADSs in a taxable year in which we are a PFIC, would be treated as ordinary loss to the extent of the cumulative net-mark-to-market gain previously included. Any remaining loss from marking the ADSs to market will not be allowed, and any remaining loss from an actual disposition of the ADSs generally would be capital loss. A U.S. Holder's tax basis in the ADSs would be adjusted annually for any gain or loss recognized under the mark-to-market election. There can be no assurances that the ADSs will be marketable stock for these purposes. In addition, an election for mark-to-market treatment would likely not be available with respect to any lower-tier PFICs. A mark-to-market election is made on a shareholder-by-shareholder basis, applies to all of the ADSs held or subsequently acquired by an electing U.S. Holder and can only be revoked with consent of the IRS (except to the extent the ADSs no longer constitute "marketable stock").

        We do not intend to supply U.S. Holders with the information needed to make a qualified electing fund election with respect to the ADSs if we were a PFIC.

        If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. Failure to comply with such information reporting requirements may result in significant penalties and may suspend the running of the statute of limitations. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in ADSs.

Information Reporting and Backup Withholding

        Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

        Certain U.S. Holders who are individuals (and certain entities) that hold an interest in "specified foreign financial assets" (which may include the ADSs) with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are required to report information relating to such assets, subject to certain exceptions (including an exception for ADSs held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this and any other information reporting requirement on their acquisition, ownership and disposition of the ADSs.

        THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN ADSs UNDER THE INVESTOR'S OWN CIRCUMSTANCES.

UNDERWRITING

        We are offering the ADSs described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC are acting as representatives of the underwriters. We, the Selling Shareholders and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the terms and conditions of the underwriting agreement, we and the Selling Shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Underwriters	Number of ADSs
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Goldman, Sachs & Co. LLC
BofA Securities, Inc.
UBS Securities LLC

Total

        The underwriters are committed to purchase all the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$            per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to US$            per ADS from the initial public offering price. After the initial offering of the ADSs to the public, if all of the ADSs are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. Sales of any ADSs made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to            additional ADSs from us and the Selling Shareholders to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered. The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The following table shows the per ADS and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us and by the Selling Shareholders, and proceeds before expenses to us and to the Selling Shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No Exercise	Full Exercise
(US$)
Initial public offering price
Underwriting discounts and commissions to be paid by us
Underwriting discounts and commissions to be paid by the Selling Shareholders
Proceeds, before expenses, to us
Proceeds, before expenses, to the Selling Shareholders

        We estimate that our share of the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately US$            . We have agreed to reimburse the underwriters for the expenses related to the Financial Industry Regulatory Authority ("FINRA") incurred by them in connection with this offering.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for any ADSs or ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ADSs or ordinary shares or any such other securities, or publicly disclose the intention to undertake any of the foregoing (regardless of whether any of these transactions are to be settled by the delivery of ADSs or ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC for a period of       days after the date of this prospectus, other than the ADSs to be sold in this offering.

        The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of ordinary shares or ADSs or securities convertible into or exercisable for ordinary shares or ADSs pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of ordinary shares or ADSs or securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

        We, our directors and executive officers and the Selling Shareholders (such persons, the "lock-up parties") have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of       days after the date of this prospectus (such period, the "restricted period"), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares (including, without limitation, ADSs or ordinary shares or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the ADSs and ordinary shares, the "lock-up securities")), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase ordinary shares or ADSs (including "net" or "cashless" exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into ordinary shares or ADSs or warrants to acquire ordinary shares or ADSs, provided that any ordinary shares or ADS or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.

        J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

        Prior to this offering, there has been no public market for the ADSs or our ordinary shares. The initial public offering price will be determined by negotiations between us, the Selling Shareholders and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

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  the general condition of the securities markets at the time of this offering;

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  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

        We and the Selling Shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        We intend to apply to list our ADSs on the Nasdaq Global Select Market under the symbol "HBX."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional ADSs referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the

ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and if the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over the counter market or otherwise.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

        The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each Member State of the European Economic Area (each a "Relevant State"), no offer of the ADSs that are subject to this offering may be made to the public in that Relevant State, except that offers of the ADSs that are subject to this offering may be made under the following exemptions under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the "Prospectus Regulation"):

  •
  to any legal entity that is a "qualified investor" as defined in Article 2 of the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of ADSs shall result in a requirement for the publication by we, the Selling Shareholders, or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or of a supplement to a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression "offer to the public" in relation to any ADSs that are subject to this offering in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offering and the ADSs that are subject to this offering so as to enable an investor to decide to purchase or subscribe for any such ADSs.

United Kingdom

        No offer of ADSs that are subject to this offering may be made to the public in the United Kingdom, except that offers of the ADSs that are subject to this offering may be made under the following exemptions under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "UK Prospectus Regulation"):

  •
  to any legal entity that is a "qualified investor" as defined in Article 2 of the UK Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), in the United Kingdom, subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (the "FSMA"),

provided that no such offer of ADSs that are subject to this offering shall result in a requirement for the publication by we, the Selling Shareholders, or any underwriter of a prospectus pursuant to section 85 of the FSMA or of a supplement to a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

        For the purposes of this provision, the expression "offer to the public" in relation to any ADSs that are subject to this offering in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and the ADSs that are subject to this offering so as to enable an investor to decide to purchase or subscribe for any such ADSs.

        Further, no invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FMSA) can be communicated or caused to be communicated in connection with the issue or sale of the ADSs that are subject to this offering, and all provisions of the FMSA must be observed with respect to any action taken in, from or otherwise involving the United Kingdom in relation to the ADSs.

        This prospectus can only be distributed to and is only directed at, and investment or investment activity to which this document relates can be available only to, and be engaged only with persons in the United Kingdom who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, and/or (iii) are persons to whom invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to and will be engaged in only with relevant persons.

Turkey

        The ADSs that are subject to this offering shall not be offered, sold or otherwise made available to any retail investor in Turkey. The offering of the ADSs has been authorized by the Capital Markets Board ("CMB") with its decision dated May 27, 2021 and numbered 27/803 through the approval of the issuance certificate (ihrac belgesi) dated May 28, 2021 and numbered 55/HA-803 only for the purpose of the sale of the ADSs outside Turkey in accordance with Article 15(b) of Decree 32 on the Protection of the Value of the Turkish Currency ("Decree 32") and Article 5/2 of the Prospectus and Issuance Certificate Communiqué No. II-5.1. The ADSs (or beneficial interests therein) have to be offered or sold outside Turkey and the CMB has approved the issuance certificate (ihrac belgesi); provided that, following the primary sale of the ADSs, no transaction that may be deemed as a sale of the ADSs (or beneficial interests therein) in Turkey by way of private placement or public offering may be engaged in. Pursuant to Article 15(d)(ii) of Decree 32, there is no restriction on the purchase or sale of the ADSs (or beneficial interests therein) in offshore transactions on an unsolicited basis by residents of Turkey; provided that such sale or purchase is made through banks authorized by the Banking Regulation and Supervisory Agency and/or licensed brokerage institutions authorized pursuant to CMB regulations and the purchase price of the ADSs is transferred abroad through such licensed banks.

        There shall be no directed selling efforts within Turkey in connection with the ADSs, nor any form of general solicitation or general advertising in connection with any offer and sale of the ADSs in Turkey, and no disclosure shall be made in Turkey in relation to the issuer, the ADSs or the disclosure documents, save as may be required by applicable law, court order or regulation.

Japan

        No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

        Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

 EXPENSES OF THE OFFERING

        We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
SEC registration fee	$	*
FINRA filing fee	$	*
Stock exchange listing fee	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous costs	$	*

Total	$	*

*
To be completed by amendment.

        All amounts in the table are estimates except the SEC registration fee, the stock exchange listing fee and the FINRA filing fee. We will pay all of the expenses of this offering.

 LEGAL MATTERS

        Certain legal matters with respect to the offering will be passed upon for us by White & Case LLP as to United States federal law. Certain legal matters relating to Turkish law will be passed upon for us by GKC Partners. Certain legal matters with respect to the offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP as to United States federal law. Certain legal matters relating to Turkish law will be passed upon for the underwriters by Paksoy Ortak Avukat Bürosu.

 EXPERTS

        The consolidated financial statements of D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. as of December 31, 2018 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the report of PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. ("PwC") an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The current address of PwC is Süleyman Seba Cad. No: 48 BJK Plaza Kat: 9 Akaretler Beşiktaş Istanbul Turkey.

        The consolidated financial statements of D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. at December 31, 2020, and for the year ended December 31, 2020, appearing in this prospectus and registration statement have been audited by GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. is located at Orjin Maslak Plaza, Maslak Mahallesi Eski Büyükdere Caddesi No: 27 Kat: 1-5 34485 Sarıyer, İstanbul, Turkey and is registered as a corporate body with the Public Oversight Accounting and Auditing Standards Authority.

        Certain statistical data contained herein has been derived from and included herein in reliance upon a research report titled "Turkey's e-retail market assessment" prepared by ADL, an independent provider of research and analysis, commissioned by us, and issued as of March 15, 2021, upon the authority of said firm as experts with respect to the matters covered by its report. ADL does not have any interest in our securities.

CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

        On August 17, 2020, following a resolution of the General Assembly Meeting of the Company, the Company dismissed PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. ("PwC") and appointed GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. as its statutory independent auditor. The Company changed its independent audit firm due to the local mandatory independent auditor rotation regulations.

        The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2018 and 2019 prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        PwC was reengaged to audit these consolidated financial statements as of and for the years ended December 31, 2018 and 2019 in accordance with PCAOB standards on February 15, 2021 and completed its PCAOB audit on March 17, 2021.

        During the fiscal years ended December 31, 2018 and 2019 and the interim period through March 17, 2021, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the fiscal years ended December 31, 2018 and 2019 and the subsequent period through March 17, 2021, there were no reportable events as described in Item 4(d) of Form F-1, except for the material weakness related to information technology general controls (see "Risk Factors—If we fail to implement and maintain an effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud and investor confidence in our company and the market price of our ADSs may decline").

        The Company has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 28, 2021, is filed as Exhibit 16.1 to this registration statement on Form F-1.

        GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. has served as our independent auditor since 2020. During the two most recent fiscal years ended December 31, 2018 and 2019 prior to 2020, neither we nor anyone on our behalf consulted with GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or any matter that was the subject of a disagreement, as described in Item 4(d) of Form F-1.

 ENFORCEMENT OF CIVIL LIABILITIES

        The Company is a joint stock company organized under the laws of Turkey. All of our directors and executive officers are resident in Turkey, and all of our assets are located outside the United States, principally in Turkey.

        The courts of Turkey will not enforce a judgment obtained in a court established in a country other than Turkey unless:

  •
  there is in effect a treaty between such country and Turkey providing for reciprocal enforcement of court judgments;

  •
  there is de facto enforcement in such country of judgments rendered by Turkish courts; or

  •
  there is a provision in the laws of such country that provides for the enforcement of judgments of the Turkish courts.

        There is no treaty between the United States and Turkey providing for reciprocal enforcement of judgments. There is no de facto reciprocity between the United States and Turkey. Moreover, there is uncertainty as to the ability of a shareholder to bring an original action in Turkey based on U.S. federal or non-Turkish securities laws.

        Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between the New York State and Turkey. However, since de facto reciprocity is decided by the relevant court on a case-by-case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States by Turkish courts.

        In addition, the Turkish courts will not enforce any judgment obtained in a court established in a country other than Turkey if:

  •
  the defendant was not duly summoned or represented;

  •
  the defendant's fundamental procedural rights were not observed and the defendant brings an objection before the Turkish court against the request for enforcement on either of these grounds;

  •
  the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the Turkish courts;

  •
  the judgment is incompatible with a judgment of a Turkish court between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment on the same issue and enforceable in Turkey;

  •
  the judgment is not of a civil nature;

  •
  the judgment is clearly against public policy rules of Turkey;

  •
  the court rendering the judgment did not have jurisdiction to render such judgment;

  •
  the judgment is not final and binding with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

  •
  the judgment was rendered by a foreign court which treated itself as competent even though it had no actual relationship with the parties or the subject matter at hand and the defendant brings an objection before the Turkish court against the request for enforcement on this ground.

        Furthermore, to be enforceable under the laws of Turkey, the choice of laws of a foreign jurisdiction or submission to the jurisdiction of the courts of such a foreign jurisdiction should indicate the competent courts with sufficient precision. Therefore, lack of precision while determining the competent court of a foreign jurisdiction may render the choice of foreign court unenforceable. Also,

Turkish law enables the parties' ability to choose the law applicable to claims relating to tort and/or unjust enrichment only after the commitment or occurrence of the relevant tortious act or the relevant unjust enrichment.

        As a result, it may not be possible to:

  •
  effect service of process outside Turkey upon any of the directors and executive officers named in this offering circular; or

  •
  enforce, in Turkey, court judgments obtained in courts of jurisdictions other than Turkey against us or any of the directors and executive officers named in this offering circular in any action.

        In addition, it may be difficult or impossible to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon securities laws of the United States.

        In any suit or action against the Company before the Turkish courts, a foreign plaintiff may be required to deposit security for court costs (cautio judicatum solvi); provided, however, that the court may in its discretion waive such requirement for security if the plaintiff is considered to be (i) a national of one of the contracting states of the Convention Relating to Civil Procedures signed at The Hague on 1 March 1954 (ratified by Turkey by Law No. 1574), save for the legal entities incorporated under the laws of such contracting states or (ii) a national of a state that has signed a bilateral treaty with Turkey which is duly ratified and contains, inter alia, a waiver of the cautio judicatum solvi requirement on a reciprocal basis.

        Also, the Enforcement and Bankruptcy Law No. 2004 prevents a contractual arrangement by which a contractual event of default clause is stipulated to be triggered in case of any application is made by a Turkish company for debt restructuring upon settlement (uzlaşma yoluyla yeniden yapılandırma) within the scope of Turkish Enforcement and Bankruptcy Law No. 2004. In addition to this, the contractual termination, default and acceleration clauses of an agreement cannot be triggered in case the debtor makes a concordat application and such application not to constitute a breach of such agreement.

        Furthermore, any claim against the Company which is denominated in a foreign currency would, in a bankruptcy situation, only be payable in Turkish Lira. The relevant exchange rate for determining the Turkish Lira amount of any such claim would be the Central Bank's exchange rate for the purchase of the relevant currency which is effective on the date when the relevant court's decision on the bankruptcy is rendered in accordance with Turkish law. Such exchange rate may be less favorable to investors than the rate of exchange prevailing at the relevant time.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        Upon completion of this offering, we will become subject to the informational and current reporting requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our board members and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the Securities and Exchange Commission within four months after the end of each fiscal year (which is currently four months from December 31, the end of our fiscal year), or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements, which will be examined and reported on with an opinion expressed by an independent public accounting firm and we intend to submit to the SEC a quarterly report on Form 6-K containing unaudited quarterly financial information for the first three quarters of each fiscal year.

        We also maintain a corporate website at https://www.hepsiburada.com. Our website and the information contained therein or connected thereto will not be deemed to be incorporated into the prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our ordinary shares or ADSs.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2020

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS AT AND FOR THE THREE MONTH ENDED 31 MARCH 2021

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET
A.Ş. AND ITS SUBSIDIARIES

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS AT 31 MARCH 2021 AND 31 DECEMBER 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Notes	31 March 2021 (unaudited)	31 December 2020 (audited)
ASSETS
Current assets:
Cash and cash equivalents	3	388,362,900	592,643,009
Trade receivables		131,133,263	157,106,579
Due from related parties	15	1,326,450	3,407,890
Inventories		729,711,472	770,140,895
Contract assets		36,241,230	55,736,539
Other current assets		86,749,363	110,795,322

Total current assets		1,373,524,678	1,689,830,234

Non-current assets:
Property and equipment	6	58,911,857	56,950,215
Intangible assets	7	108,676,194	89,386,569
Right of use assets	8	139,754,964	125,982,600
Other non-current assets		4,135,128	2,806,239

Total non-current assets		311,478,143	275,125,623

Total assets		1,685,002,821	1,964,955,857

        These interim condensed consolidated financial statements have been approved by Board of Directors on 28 May 2021. The General Assembly has the right to amend these interim condensed consolidated financial statements.

Accompanying notes are an integral part of these interim condensed consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

AS AT 31 MARCH 2021 AND 31 DECEMBER 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Notes	31 March 2021 (unaudited)	31 December 2020 (audited)
LIABILITIES AND EQUITY
Current liabilities:
Bank borrowings	4	432,617,982	347,436,451
Lease liabilities	8	70,750,331	51,210,929
Trade payables and payables to merchants	5	1,763,937,736	2,024,549,483
Due to related parties	15	7,017,691	3,929,923
Provisions		3,965,602	3,733,610
Employee benefit obligations	10	134,705,492	22,807,906
Contract liabilities and merchant advances		152,858,819	150,698,190
Other current liabilities		56,314,197	51,777,683

Total current liabilities		2,622,167,850	2,656,144,175

Non-current liabilities:
Lease liabilities	8	84,624,631	92,844,526
Employee benefit obligations		4,242,563	3,299,046

Total non-current liabilities		88,867,194	96,143,572

Equity:
Share capital		56,865,658	56,865,658
Share premiums		187,464,832	187,464,832
Restricted reserves		1,586,430	1,586,430
Accumulated deficit		(1,271,949,143)	(1,033,248,810)

Total equity		(1,026,032,223)	(787,331,890)

Total equity and liabilities		1,685,002,821	1,964,955,857

Accompanying notes are an integral part of these interim condensed consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTH PERIODS ENDED 31 MARCH 2021 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Notes	1 January– 31 March 2021	1 January– 31 March 2020
		(unaudited)	(unaudited)
Revenues	11	1,385,835,317	836,638,395
Operating expenses
Cost of inventory sold		(965,458,212)	(603,697,730)
Shipping and packaging expenses		(160,974,319)	(71,411,952)
Payroll and outsource staff expenses		(227,318,424)	(58,184,977)
Advertising expenses		(96,068,436)	(68,265,382)
Technology expenses		(12,750,709)	(6,526,280)
Depreciation and amortization		(27,146,528)	(19,493,687)
Other operating expenses, net	12	(26,940,566)	(13,740,659)

Operating loss		(130,821,877)	(4,682,272)

Financial income	13	52,999,166	27,669,418
Financial expenses	14	(159,502,321)	(79,911,871)

Loss before income taxes		(237,325,032)	(56,924,725)

Taxation on income		—	—

Loss for the period		(237,325,032)	(56,924,725)

Basic and diluted loss per share	16	(0.83)	(0.20)
Other comprehensive loss:
Items that will not be reclassified to profit or loss in subsequent period:
Actuarial losses arising on remeasurement of
post-employment benefits		(1,375,301)	(281,588)

Total comprehensive loss for the period		(238,700,333)	(57,206,313)

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE THREE MONTH PERIODS ENDED 31 MARCH 2021 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Share capital	Share premiums	Restricted reserves	Accumulated deficit	Total equity
Balance at 1 January 2021	56,865,658	187,464,832	1,586,430	(1,033,248,810)	(787,331,890)
Net loss for the period	—	—	—	(237,325,032)	(237,325,032)
Other comprehensive loss for the period	—	—	—	(1,375,301)	(1,375,301)

Balance at 31 March 2021 (unaudited)	56,865,658	187,464,832	1,586,430	(1,271,949,143)	(1,026,032,223)

Balance at 1 January 2020	56,865,658	187,464,832	1,586,430	(556,749,305)	(310,832,385)

Net loss for the period	—	—	—	(56,924,725)	(56,924,725)
Other comprehensive loss for the period	—	—	—	(281,588)	(281,588)

Balance at 31 March 2020 (unaudited)	56,865,658	187,464,832	1,586,430	(613,955,618)	(368,038,698)

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTH PERIODS ENDED 31 MARCH 2021 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira (TRY) unless otherwise indicated.)

	Note	1 January—31 March 2021	1 January—31 March 2020
		(unaudited)	(unaudited)
Loss before income taxes		(237,325,032)	(56,924,725)

Adjustments to reconcile loss before income taxes to cash flows from operating activities:		273,285,985	89,611,103

Interest and commission expenses	14	126,548,437	66,371,360
Depreciation and amortization	6,7,8	27,146,528	19,493,687
Interest income on time deposits	13	(4,527,020)	(1,946,488)
Interest income on credit sales	13	(7,708,120)	(2,522,823)
Provision for unused vacation liability		2,107,269	879,664
Provision for share based payment	10	123,739,938	—
Provision for legal cases		231,992	2,551,552
Provision for doubtful receivables		1,048,527	2,382,788
Provision for impairment of trade goods, net		4,230,315	8,758,181
Provision for post-employment benefits		428,213	217,292
Net foreign exchange differences		39,906	(6,574,110)
Changes in net working capital
Change in trade payables and payables to merchants		(260,611,747)	67,159,786
Change in inventories		36,199,108	(44,128,306)
Change in trade receivables		22,200,010	(10,168,804)
Change in contract liabilities and merchant advances		2,160,629	36,598,505
Change in contract assets		19,495,309	(4,280,734)
Change in other liabilities		6,315,055	15,748,057
Change in other assets and receivables		22,717,070	(11,042,935)
Change in due from related parties		2,081,440	3,233,413
Change in due to related parties		3,087,768	2,043,594
Post-employment benefits paid		(859,997)	(374,041)
Payments for concluded litigation		—	(805,795)
Payments for personnel bonus	10	(13,463,563)	(10,433,306)
Payments for unused vacation liabilities		(486,058)	(59,910)
Collections of doubtful receivables		2,724,779	31,276

Net cash provided by / (used in) operating activities		(122,479,244)	76,207,178

Investing activities:
Purchases of property and equipment and intangible assets	6,7	(36,317,761)	(15,744,289)
Proceeds from sale of property and equipment		11,379	4,337

Net cash used in investing activities		(36,306,382)	(15,739,952)

Financing activities:
Proceeds from borrowings		253,101,724	453,758,818
Repayment of borrowings		(183,514,874)	(256,334,150)
Interest and commission paid		(106,007,716)	(59,362,063)
Lease payments		(21,308,757)	(12,378,325)
Interest received on time deposits		4,867,353	2,130,274
Interest received on credit sales		7,708,120	2,522,823

Net cash provided by / (used in) financing activities		(45,154,150)	130,337,377

Net increase/(decrease) in cash and cash equivalents		(203,939,776)	190,804,603

Cash and cash equivalents at 1 January		592,280,767	281,982,151

Effects of exchange rate changes on cash and cash equivalents		—	3,949,437

Cash and cash equivalents at 31 March		388,340,991	476,736,191

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 1—ORGANISATION AND NATURE OF OPERATIONS

        D-Market Elektronik Hizmetler ve Ticaret A.Ş. ("D-Market" or "Hepsiburada" or together with its subsidiaries the "Group") was established in April 2000. D-Market currently operates as a retail website (www.hepsiburada.com) offering its retail customers a wide selection of merchandise including electronics and non-electronics (including books, sports, toys, kids and baby products, cosmetics, furniture, etc.). As of 31 March 2021, the ultimate shareholders of D-Market are the members of Doğan Family and Turk Commerce B.V.

        As of 31 March 2021, the Group has 2,572 employees (31 December 2020: 2,433). The address of the registered office is as follows:

Kuştepe Mahallesi, Mecidiyeköy Yolu Caddesi
No: 12 Kule 2 Kat 2
Şişli, Istanbul - Turkey

Subsidiaries

        The Subsidiaries included in these consolidated financial statements are as follows:

  •
  Evimiz Dekorasyon İnternet Hizmetleri ve Danışmanlık Ticaret A.Ş. ("Evimiz")

  •
  Altıncı Cadde Elektronik Ticaret A.Ş. ("Altıncı Cadde")

  •
  D Ödeme Elektronik Para ve Ödeme Hizmetleri A.Ş. ("D-Ödeme" or "Hepsipay")

  •
  D Fast Dağıtım Hizmetleri ve Lojistik A.Ş. ("D-Fast" or "Hepsijet")

        Altıncı Cadde was acquired by the Group on 1 June 2012 and operated as a vertical e-commerce website (www.altincicadde.com). Altıncı Cadde ended its operations as of 11 October 2019.

        Evimiz was acquired on 31 March 2012 and operated as a vertical e-commerce website (www.evmanya.com) offering a variety of products to its customers mainly in furniture, home textile, house decoration, kitchen appliances, and garden and bathroom categories. Evimiz ended its operations as of 4 September 2018.

        D-Ödeme was founded on 4 June 2015 and operates as a payment services provider offering payment gateway and e-money services, mainly to e-commerce companies, insurance brokers and tourism companies. D-Ödeme obtained its operational licence from Banking Regulation and Supervision Agency of Turkey ("BRSA") on 20 February 2016. D-Ödeme commenced its first payment service transaction on 15 June 2016. D-Ödeme had very limited operations during the three month periods ended 31 March 2021 and 2020. It has generated net revenues of TRY44,726 and TRY49,373 respectively during the three months period ended 31 March 2021 and 2020.

        D-Fast was founded on 26 February 2016 and operates as a cargo and logistic firm which provides last mile delivery services to the customers of Hepsiburada and other e-commerce websites.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

2.1   Basis of preparation

        The interim condensed consolidated financial statements for the three months ended 31 March 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting.

        The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group's annual consolidated financial statements as at 31 December 2020.

Going concern

        The Group has incurred recurring losses of approximately TRY239 million for the three months period ended 31 March 2021. As of 31 March 2021, the Group had negative working capital of approximately TRY1,249 million, an accumulated deficit of approximately TRY1,272 million, and cash and cash equivalents of approximately TRY388 million. The Group has managed to continue its operations with negative working capital during its rapid growth after 2015, generating positive operating cash flows on an annual basis, due to the fact that the Group's average days payable significantly exceeds the total average days receivable and inventory turnover days. The negative working capital mainly results from operating expenses such as advertising, shipping, payroll and financial expenses and capital expenditures of the Group.

        Based on its current business plan, the Group management expects that the Group will continue to generate positive operating cash flows and the Group's cash and cash equivalents will be sufficient to fund its operations for at least twelve months from the issuance date of these consolidated financial statements. Management of the Group believes that it will be in a position to cover its liquidity needs for the next twelve months from the issuance date of these consolidated financial statements, through cash on hand, cash generated from operations, available credit lines or a combination thereof, when necessary.

        The Group has a capital inadequacy matter as per the Article 376 of the Turkish Commercial Code as of 31 March 2021. Management has taken necessary actions and is currently compliant with such local regulations and does not expect this situation to impact its operations.

        The interim condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

2.2   Significant accounting estimates and assumptions

        The significant accounting estimates, judgments and assumptions made during the preparation of the interim condensed consolidated financial information are the same as those applied during the preparation of the annual consolidated financial statements for the year ended December 31, 2020, with the exception of the newly added significant accounting estimate and judgment below.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Share based payment

        Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model and making assumptions about them.

        As further disclosed in Note 10, the liability related to cash settled portion of the share based payment plans depend on the valuation of the shares during the IPO. Determination of estimated fair value of the Company before it is publicly listed requires complex and subjective judgments. The management estimates the Company's enterprise value for purposes of recording share-based compensation, and the information considered by the Company mainly include but not limited to future revenue and cash flow forecasts. Main judgments exercised by management in relation to share based payments are concluding that the realization of a successful IPO is probable as of March 31, 2021 (non- market performance condition) and the valuation of the Company's shares in the IPO is estimated to exceed a certain threshold stated in relevant share based payment contracts (market performance condition).

2.3   Recent accounting pronouncements

        The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group's annual consolidated financial statements for the year ended 31 December 2020, except for the adoption of new standards effective as of 1 January 2021. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

        Several amendments apply for the first time in 2021, but do not have an impact on the interim condensed consolidated financial statements of the Group.

2.4   Seasonality

        The Group's business is affected by seasonality, which historically has resulted in higher sales volume during the second half of the year rather than in the first half. Higher sales during that period are mainly attributed to the increased demand for goods during the peak Black Friday sales in November. The Group recognized 13% of annual revenue during the first quarter of 2020. This information is provided to allow for a better understanding of the results, however, management has concluded that this is not 'highly seasonal' in accordance with IAS 34.

2.5   COVID-19

        The World Health Organization characterized COVID-19 as a pandemic in March 2020. As of the date hereof, COVID-19 has spread widely around the world and new variants of the virus have emerged, resulting in the implementation of significant governmental measures in Turkey and globally, including lockdowns of manufacturing and logistics facilities, closures of businesses and offices,

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

quarantines of individuals, and travel bans. COVID-19 and the measures taken to limit its spread have impacted consumer behaviour, including e-commerce shopping trends. During the COVID-19 pandemic, increased numbers of consumers in the Turkish market have shifted to e-commerce as a result of social distancing and other government restrictions, which resulted in the growth for demand for the Group's products and services. As the full impact of the COVID-19 pandemic continues to evolve, it is uncertain what effect the pandemic will have on consumer behaviour and the demand for various goods and services may evolve. Moreover, the mobility restrictions that were introduced during 2020 which is also continued during first quarter of the 2021, which included social distancing, stay-at-home orders and limited quarantine measures, contributed positively to the Group's revenues in the three months period ended 31 March 2021 compared to the three months period ended 31 March 2020.

2.6   Summary of significant accounting policies

Share based payments

        Share-based payment transactions are treated in accordance with IFRS 2. The standard encompasses all arrangements where an entity purchases goods and services in exchange for issue of an entity's equity instruments, or cash payments based on the fair value of the entity's equity instruments, unless the transaction is clearly for a purpose other than payment for goods and services supplied to the entity receiving them. In accordance with IFRS 2, the Group distinguishes between equity settled and cash settled plans. The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model. The cost of equity settled plans granted on grant date is allocated over the expected vesting period against equity. For equity settled share based payments, the value of the awards is fixed at the grant date. A liability is recognised for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognised in payroll expense. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. A description of the existing share based payment plan is disclosed in Note 10.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 3—CASH AND CASH EQUIVALENTS

        The analysis of cash and cash equivalents at 31 March 2021 and 31 December 2020 are as follows:

	31 March 2021	31 December 2020
Cash	410	410
Banks
—USD denominated time deposits	341,675,182	269,701,957
—TRY denominated time deposits	22,946,270	296,747,077
—TRY denominated demand deposits	22,555,830	20,338,498
—USD denominated demand deposits	337,534	2,705,045
—Other foreign currency deposits	847,674	3,150,022

	388,362,900	592,643,009

        The weighted average interest rates of time deposits denominated in TRY and USD at 31 March 2021 are 18% per annum and 2% per annum, respectively (31 December 2020: 17% per annum for TRY, 2% per annum for USD).

        At 31 March 2021, cash and cash equivalents included interest accrual amounting to TRY21,909 (31 December 2020: TRY362,242) consequently, cash and cash equivalents as reported in the consolidated statement of cash flows amounted to TRY388,340,991 (31 December 2020: TRY592,280,767).

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 4—BANK BORROWINGS

	31 March 2021	31 December 2020
Short-term bank borrowings	432,617,982	347,436,451

	432,617,982	347,436,451

        As of 31 March 2021, supplier and merchant financing loans make up TRY14,273,310 of the short-term bank borrowings (31 December 2020 supplier and merchant financing loans make up TRY39,090,887 of the short-term bank borrowings).

        All bank borrowings are denominated in Turkish Lira. As of 31 March 2021, the average annual effective interest rate for bank borrowings is 20.01% and the average annual effective interest rate for supplier and merchant financing loans 21.92% (31 December 2020: 19.89% for bank borrowings and 19.10% for supplier and merchant financing loans).

        The Group's bank borrowings comprise of fixed interest rate loans. Maturity date of the short-term bank borrowings are less than 12 months as of 31 March 2021 (31 December 2020: less than 3 months).

NOTE 5—TRADE PAYABLES and PAYABLES TO MERCHANTS

	31 March 2021	31 December 2020
Payables to retail suppliers and service providers	1,194,619,462	1,418,911,720
Payables to merchants (*)	569,318,274	605,637,763

	1,763,937,736	2,024,549,483

(*)
Payables to merchants relate to amounts received by the Group for the products delivered by merchants to the customers, net of commissions, service charges and delivery costs.

        As of 31 March 2021, supplier and merchant financing payables, included in payables to retail suppliers and service providers, amounts to TRY14,123,767 (31 December 2020: TRY41,475,492)

        As of 31 March 2021, the Group's average maturity of its outstanding payables is 51 days for retail suppliers and 21 days for merchants (31 December 2020: 53 days for retail suppliers and 21 days for merchants).

NOTE 6—PROPERTY AND EQUIPMENT

        During the three months ended 31 March 2021, the Group acquired property and equipment, mainly furniture and fixtures and leasehold improvements, with a cost of TRY5,892,181 (31 March 2020: TRY1,781,424). Total addition to the accumulated depreciation during the three months ended 31 March 2021 amounts to TRY3,919,160 (31 March 2020: TRY2,759,678).

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 7—INTANGIBLE ASSETS

        During the three months ended 31 March 2021, the Group recognized intangible assets, mainly website development costs, with a cost of TRY30,425,580 (31 March 2020: TRY13,962,865). Total addition to the accumulated depreciation during the three months ended 31 March 2021 amounts to TRY11,135,955 (31 March 2020: TRY10,031,328).

NOTE 8—LEASES

        The Group has lease contracts of office premises, warehouses and vehicles. The increase in right of use assets and lease liabilities at 31 March 2021 compared to 31 December 2020 is mainly related to the renewal of lease contracts of buildings, vehicles and new leases of transfer centres resulting in an increase in right of use assets by TRY13,612,464. The Group has also leased new software and rights and furniture and fixtures resulting in an increase in right of use assets by TRY12,251,313. Total addition to the accumulated depreciation during the three months ended 31 March 2021 amounts to TRY12,091,413 (31 March 2020: TRY6,702,681).

NOTE 9—COMMITMENTS, CONTINGENT ASSET AND LIABILITIES

Contingent liabilities

        In February 2019, the Turkish Competition Authority (the "TCA") initiated a preliminary inquiry in response to the claim that the Group and one of its supplier violated the Act no. 4054 by means of a most favoured customer clause, discrimination, restriction of intra-brand competition, refusal to deal and resale price maintenance. As a result of the preliminary inquiry, the TCA decided to initiate an investigation into the Group and its supplier. On 15 April 2021, the Competition Board, the executive body of the TCA, concluded its investigation and issued its decision in favour of the Group, indicating that the Group did not hold a dominant position in the relevant market and did not breach the Turkish competition law. No fines were imposed to the Group as a result of this investigation. The TCA is expected to issue a written reasoned decision by the end of the second quarter of 2021. Following the delivery of the reasoned decision of the TCA, any third party (including the complainer) will have 60 days to object to such decision at the Ankara administrative courts. Based on market practice and past precedents of similar cases, the management believes the reversal of the decision of the Competition Board is unlikely. No provision has been recognised in these consolidated financial statements in relation to this investigation since a probable outflow of economic benefits is deemed to be unlikely in consideration of the conclusion of the TCA's executive body in favour of the Group.

        In July 2020, the Group received a request from the Turkish tax authority for the initiation of a tax investigation for the years 2018 and 2019. As of the approval date of these financial statements, the Group has not received any further specific request or notification from the tax authority since the submission of the requested information to the tax authority in August 2020. The Group management and its tax advisors believe that the investigation is routine and ordinary. The investigation is at an initial stage and the Group's tax advisors believe that there is no significant uncertain tax position of the Group for the respective years. Based on these facts and due to the uncertainty as to the final outcome of the investigation, no provision has been recognized in these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 9—COMMITMENTS, CONTINGENT ASSET AND LIABILITIES (Continued)

Contingent asset

        The Group initiated a set of lawsuits against the tax authority in the year 2020 for the collection of previously paid withholding tax amounts in connection with the advertising services received from digital advertising platforms. The lawsuits are driven by the uncertainties and complexities of the application of double tax treaty rules. The primary court has ruled in favour of the Group on February 2021, April 2021 and May 2021 for six litigations amounting to TRY22.3 million out of a total claim amount of approximately TRY75 million. This decision can be appealed by the tax authority, as one of the six favourable decisions was appealed by the tax authority on March 2021. The remaining cases are still in judicial process. Due to the uncertainty for the final outcome, the Group management has not recognized any income accrual in respect to these claims.

Letters of guarantee given

        The letters of guarantee provided to public institutions and suppliers are amounting to TRY439,760,778 at 31 March 2021 (31 December 2020: TRY578,803,319).

NOTE 10—PROVISION FOR EMPLOYEE BENEFITS

Short term provision for employee benefits

	31 March 2021	31 December 2020
Provision for share based payment	123,739,938	—
Provision for personnel bonus	—	13,463,563
Provision for unused vacation	10,965,554	9,344,343

	134,705,492	22,807,906

        The movements in provisions for share based payment, personnel bonus and unused vacation for the three month periods ended 31 March 2021 and 31 March 2020 are as follows:

	1 January 2021	Current period charge	Paid during the period	31 March 2021
Personnel bonus	13,463,563	—	(13,463,563)	—
Unused vacation	9,344,343	2,107,269	(486,058)	10,965,554
Provision for share based payment	—	123,739,938	—	123,739,938

	22,807,906	125,847,207	(13,949,621)	134,705,492

	1 January 2020	Current period charge	Paid during the period	31 March 2020
Personnel bonus	10,433,306	—	(10,433,306)	—
Unused vacation	5,277,720	879,664	(59,910)	6,097,474
	15,711,026	879,664	(10,493,216)	6,097,474

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 10—PROVISION FOR EMPLOYEE BENEFITS (Continued)

Share based payments

        On 25 March 2021 the Group granted a new share based payment plan to 10 of its key management personnel which modified the previously created share-based payment plans, adding 2 executives in scope of the plan. Additionally, on 24 March 2021, the Group decided to grant to some of its other employees and directors, a share-based plan with similar terms offered to its executives. The share-based payment plans consist of a cash settlement clause (20% of the total share based payment award) in the event that an initial public offering ("IPO") takes place until 2021 year-end and at least 20% of the Company's shares are sold in the IPO (non-market performance condition). Both the cash and equity settlement (which depend on the valuation of the shares during the IPO) will take place only in case the valuation of the Company's shares in the IPO achieves a certain threshold (market performance condition). The same plan has an equity settlement clause where the same key management personnel, other employees and directors will be entitled to receive Company's shares based on the value of the shares in the IPO (20% of the share based payment award for each year starting from 18 months after the IPO for the next 3 years) (graded vesting). Shares will be delivered to key management personnel, other employees and directors in the condition that they continue working for the Company in the respective payment dates (service condition). Remaining 20% of the share-based payment plan will be delivered on the above same dates to key management personnel, other employees and directors in terms of Company's shares based on Company's meeting at least 90% of its business plans as of respective years (non-market performance condition) and depending on their performance in the relevant period as determined by the Board of directors. The Group estimated the cash outflow (liability) to key management personnel, other employees and directors relating to cash settled part of the plans in the event of a successful IPO as TRY123,739,938. Provision was accounted for this amount in short term employee benefits as of March 31, 2021.

NOTE 11—REVENUE

        The analysis of revenue for the three month periods ended 31 March 2021, and 2020 is as follows:

	January 1 – March 31, 2021	January 1 – March 31, 2020
Sales of goods	1,056,382,445	656,897,675
Marketplace revenues(*)	168,371,453	104,078,156
Delivery service revenues	155,236,022	68,565,592
Other	5,845,397	7,096,972

Revenues	1,385,835,317	836,638,395

(*)
Marketplace revenues mainly consists of marketplace commission, transaction fees and other contractual charges to the merchants.

        The Group derives revenue from the sales of goods, marketplace revenues and other revenues at a point in time. Delivery service revenues are recognized over time. All contracts are for periods of the expected original duration of one year or less.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 11—REVENUE (Continued)

        The Group's revenues are generated in Turkey and the Board of Directors evaluates the operational results as a whole as one cash generating unit, therefore no disaggregated geographical information is presented.

NOTE 12—OTHER OPERATING EXPENSES, NET

        The analysis of other operating income and expenses for the three month periods ended 31 March 2021, and 2020 is as follows:

	January 1 – March 31, 2021	January 1 – March 31, 2020
Other operating expenses:
Consultancy(*)	(12,634,089)	(1,691,988)
Credit card processing	(4,984,133)	(1,466,149)
Utilities	(4,041,383)	(2,518,988)
Rent expenses	(2,969,213)	(2,455,476)
Provision for doubtful receivables	(1,048,527)	(2,382,788)
Credit card chargebacks	(855,803)	(295,279)
Insurance	(795,206)	(339,008)
Internet line	(534,933)	(271,056)
Maintenance expenses	(413,902)	(218,200)
Irrecoverable value added tax	(405,224)	(231,774)
Vehicle fuel	(314,427)	(263,913)
Stationary	(175,375)	(54,658)
Travel	(29,798)	(202,005)
Other	(3,403,713)	(2,857,193)

	(32,605,726)	(15,248,475)

Other operating income:
Services charged	2,335,104	459,317
Bank promotion income	872,960	297,737
Grant income	461,035	—
Income from scrap packaging materials sales	169,464	169,538
Other	1,826,597	581,224

	5,665,160	1,507,816

Other operating expenses, net	(26,940,566)	(13,740,659)

(*)
As of 31 March 2021, the consultancy expenses mainly include one off IPO related costs.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 13—FINANCIAL INCOME

        The analysis of financial income for the three month periods ended 31 March 2021, and 2020 is as follows:

Financial income:

	January 1 – March 31, 2021	January 1 – March 31, 2020
Foreign currency exchange gains	40,756,723	23,200,107
Interest income on credit sales	7,708,120	2,522,823
Interest income on time deposits	4,527,020	1,946,488
Other	7,303	—

	52,999,166	27,669,418

NOTE 14—FINANCIAL EXPENSES

        The analysis of financial expenses for the three month periods ended 31 March 2021, and 2020 is as follows:

Financial expenses:

	January 1 – March 31, 2021	January 1 – March 31, 2020
Commission expenses due to early collection of credit card receivables	(76,497,922)	(40,819,153)
Foreign currency exchange losses	(32,852,224)	(13,476,015)
Interest expenses on bank borrowings	(22,552,668)	(5,650,418)
Interest expenses on purchases	(21,555,240)	(15,708,366)
Interest expenses on lease liabilities	(5,942,607)	(4,193,423)
Other	(101,660)	(64,496)

	(159,502,321)	(79,911,871)

        Interest expenses on purchases consist of interest embedded in inventories purchased on deferred settlement terms.

NOTE 15— BALANCES AND TRANSACTIONS WITH SHAREHOLDERS AND OTHER RELATED PARTIES

a)
Remuneration of key management personnel:

        The remuneration of key management personnel (directors and members of executive management) for three month periods ended 31 March 2021 and 31 March 2020 are as follows;

	31 March 2021	31 March 2020
Salaries and other short-term employee benefits	33,529,816	24,691,787

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 15— BALANCES AND TRANSACTIONS WITH SHAREHOLDERS AND OTHER RELATED PARTIES (Continued)

        As further disclosed in Note 10, the Group has accounted for a share based payment provision amounting to TRY123,739,938 covering its key management personnel.

b)
Balances with related parties at 31 March 2021 and 31 December 2020:

        All related parties listed below are controlled by the Doğan Family members.

Due from related parties:

	31 March 2021	31 December 2020
Doğan Portal ve Elektronik Ticaret A.Ş. ("Doğan Portal")	790,116	—
Doğan Dış Ticaret ve Mümessillik A.Ş. ("Doğan Dış Ticaret")	203,869	1,403,868
D Elektronik Şans Oyunları ve Yayıncılık A.Ş. ("Nesine")	154,010	169,273
Değer Merkezi Hizmetler ve Yönetim A.Ş.	74,318	—
Mutlu Erturan(*)	—	1,500,000
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	—	178,026
Other	104,137	156,723

	1,326,450	3,407,890

(*)
In September 2020, the Company provided non-interest bearing loan of TRY1,500,000 to an executive officer, Mutlu Erturan. The loan was fully repaid by 5 March 2021.

        Amounts due from related parties mainly resulted from sale of trade goods, gift cheques and shared services charges.

Due to related parties:

	31 March 2021	31 December 2020
Mesiar Medya Sigorta Aracılık Hizmetleri A.Ş.	2,760,643	1,091,383
Doruk Factoring A.Ş. ("Doruk")	1,969,880	—
Doğan Egmont Yayıncılık ve Yapımcılık Ticaret A.Ş.	1,688,089	1,744,581
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	203,636	259,378
Değer Merkezi Hizmetler ve Yönetim A.Ş.	33,781	491,721
Other	361,662	342,860

	7,017,691	3,929,923

        Amounts due to related parties mainly resulted from purchase of inventories, advertising services, head quarter rentals and payables related to supplier and merchant financing.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 15— BALANCES AND TRANSACTIONS WITH SHAREHOLDERS AND OTHER RELATED PARTIES (Continued)

c)
Significant sales to and purchases from related parties for the three month periods ended 31 March 2021 and 2020:

        All related parties listed below are controlled by the Doğan Family members.

Service and product sales to related parties:

	31 March 2021	31 March 2020
Doğan Portal ve Elektronik Ticaret A.Ş. ("Doğan Portal")	885,307	320,166
Nesine	633,988	170,919
Doğan Egmont Yayıncılık ve Yapımcılık Ticaret A.Ş.	442,702	421,772
D Gayrimenkul Yatırımları ve Ticaret A.Ş.	219,493	33,136
Glokal Dijital Hizmetler ve Pazarlama A.Ş.	208,673	127,455
Değer Merkezi Hizmetler ve Yönetim A.Ş.	176,786	—
Trend Motosiklet Pazarlama A.Ş	101,695	—
Doğan Dış Ticaret	83,030	—
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	78,033	—
Milta Turizm İşletmeleri A.Ş.	63,729	—
Other	353,494	237,193

	3,246,930	1,310,641

Service and product purchases from related parties:

	31 March 2021	31 March 2020
Doğan Dış Ticaret	14,271,401	9,354,968
D Gayrimenkul Yatırımları ve Ticaret A.Ş.	3,138,492	3,834,077
Mesiar Medya Sigorta Aracılık Hizmetleri A.Ş.	2,922,787	2,508,568
Doğan Egmont Yayıncılık A.Ş.	1,007,726	978,278
Doğan Trend Otomotiv Ticaret Hizmet A.Ş.	577,209	—
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	160,868	70,000
Doğan Portal	117,915	96,258
Değer Merkezi Hizmetler ve Yönetim A.Ş.	116,597	1,369,464
Other	51,885	203,719

	22,364,880	18,415,332

        Doruk Factoring A.Ş. provide supplier and merchant financing services to the Group. Balances due to Doruk are payables related with the invoices transferred to Doruk as part of supplier and merchant financing. Since there is no product or service purchased from Doruk, no figures have been provided in the table above.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE PERIODS AT 31 MARCH 2021, 31 DECEMBER 2020 AND 31 MARCH 2020

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 16—LOSS PER SHARE

        Loss per share is disclosed below:

	31 March 2021	31 March 2020
Loss for the period attributable to equity holders of the Parent Company	(237,325,032)	(56,924,725)
Weighted average number of shares
with face value of TRY0.2 each	284,328,290	284,328,290

Basic and diluted loss per share	(0.83)	(0.20)

        As further disclosed in Note 17, the number of shares issued has increased from 56,865,658 to 284,328,290. As a result, the loss per share calculation for the periods presented have been performed based on the recent number of shares issued.

NOTE 17—SUBSEQUENT EVENTS

        1- With the provisional article 13 added to the Corporate Tax Law and with the 11th article of the Law 7316 published in the Official Gazette dated April 22, 2021, the corporate tax rate, which was 20% as of 31 December 2020, will be applied at the rate of 25% for the corporate earnings in 2021 and 23% for the corporate earnings in 2022.

        2- With the decision of the board of directors dated 14 April 2021, the Group decided to merge Altıncı Cadde and Evimiz companies under D-Fast.

        3- At the Extraordinary General Assembly meeting dated 25 May 2021, it was decided to increase the number of shares issued from 56,865,658 to 284,328,290. Nominal value of each share decreased from TRY 1 to TRY0.2.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH IFRS ISSUED BY THE INTERNATIONAL ACCOUNTING STANDARDS BOARD FOR THE YEARS ENDED 31 DECEMBER 2020, 2019 and 2018, TOGETHER WITH REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of D-Market Elektronik Hizmetler ve Ticaret A.Ş.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheet of D-Market Elektronik Hizmetler ve Ticaret A.Ş. and its subsidiaries (the Company) as of December 31, 2020, the related consolidated statements of comprehensive loss, changes in equity and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board .

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S.

We have served as the Company's auditor since 2020.

Istanbul, Turkey
May 10, 2021

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of D-Market Elektronik Hizmetler ve Ticaret A.Ş.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of D-Market Elektronik Hizmetler ve Ticaret A.Ş. and its subsidiaries (the "Company") as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Istanbul, Turkey
PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.
/s/ Cenk Uslu Cenk Uslu Partner
March 17, 2021

We served as the Company's auditor from 2007 to 2021.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Notes	2020	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	3	592,643,009	282,303,760	136,484,221
Trade receivables	5	157,106,579	87,249,109	48,664,925
Due from related parties	20	3,407,890	3,314,963	1,657,302
Inventories	6	770,140,895	366,417,776	202,541,098
Contract assets	7	55,736,539	19,314,182	6,974,389
Other current assets	13	110,795,322	21,166,364	23,116,703

Total current assets		1,689,830,234	779,766,154	419,438,638

Non-current assets:
Property and equipment	8	56,950,215	41,660,978	42,530,060
Intangible assets	9	89,386,569	63,347,847	53,393,521
Right of use assets	10	125,982,600	65,174,874	118,344,498
Other non-current assets	13	2,806,239	6,051,331	7,760,628

Total non-current assets		275,125,623	176,235,030	222,028,707

Total assets		1,964,955,857	956,001,184	641,467,345

        These consolidated financial statements have been approved by Board of Directors on 10 May 2021. The General Assembly has the right to amend these consolidated financial statements.

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Notes	2020	2019	2018
LIABILITIES AND EQUITY
Current liabilities:
Bank borrowings	4	347,436,451	18,977,287	103,576,504
Lease liabilities	10	51,210,929	26,366,667	46,001,836
Trade payables and payables to merchants	5	2,024,549,483	1,013,622,694	659,884,872
Due to related parties	20	3,929,923	2,582,401	1,452,422
Provisions	11	3,733,610	1,865,522	1,409,214
Employee benefit obligations	12	22,807,906	15,711,026	8,487,200
Contract liabilities and merchant advances	7	150,698,190	111,245,742	60,401,256
Other current liabilities	13	51,777,683	16,433,282	10,809,763

Total current liabilities		2,656,144,175	1,206,804,621	892,023,067

Non-current liabilities:
Bank borrowings	4	—	—	518,073
Lease liabilities	10	92,844,526	57,921,910	105,552,452
Employee benefit obligations	12	3,299,046	1,969,996	1,325,961
Other non-current liabilities		—	137,042	50,766

Total non-current liabilities		96,143,572	60,028,948	107,447,252

Equity:
Share capital	14	56,865,658	56,865,658	46,138,166
Share premiums	14	187,464,832	187,464,832	18,152,313
Restricted reserves	14	1,586,430	1,586,430	1,586,430
Accumulated deficit		(1,033,248,810)	(556,749,305)	(423,879,883)

Total equity		(787,331,890)	(310,832,385)	(358,002,974)

Total equity and liabilities		1,964,955,857	956,001,184	641,467,345

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Notes	1 January - 31 December 2020	1 January - 31 December 2019	1 January - 31 December 2018
Revenues	15	6,375,726,545	2,603,735,368	1,955,312,749
Operating expenses
Cost of inventory sold		(4,849,148,308)	(1,847,108,983)	(1,519,223,520)
Shipping and packaging expenses		(540,496,136)	(195,352,060)	(132,080,741)
Payroll and outsource staff expenses		(325,232,933)	(180,787,497)	(129,994,224)
Advertising expenses		(646,152,950)	(151,517,076)	(92,685,779)
Technology expenses		(31,717,181)	(21,841,556)	(20,580,102)
Depreciation and amortization		(93,182,568)	(66,286,580)	(78,272,531)
Other operating expenses, net	16	(70,808,148)	(39,726,919)	(34,007,357)

Operating (loss)/profit		(181,011,679)	101,114,697	(51,531,505)

Financial income	17	102,912,713	40,517,901	66,616,887
Financial expenses	18	(396,416,767)	(273,279,582)	(176,407,785)

Loss before income taxes		(474,515,733)	(131,646,984)	(161,322,403)

Taxation on income	19	—	—	—

Loss for the year		(474,515,733)	(131,646,984)	(161,322,403)

Basic and diluted loss per share	24	(8.34)	(2.32)	(3.50)
Other comprehensive loss: Items that will not be reclassified to profit or loss in subsequent period:
Actuarial losses arising on remeasurement of post-employment benefits	12	(1,983,772)	(1,222,438)	(1,083,478)

Total comprehensive loss for the year		(476,499,505)	(132,869,422)	(162,405,881)

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

	Share capital	Share premiums	Restricted reserves	Accumulated deficit	Total equity
Balance at 1 January 2020	56,865,658	187,464,832	1,586,430	(556,749,305)	(310,832,385)

Net loss for the year	—	—	—	(474,515,733)	(474,515,733)
Other comprehensive loss for the year	—	—	—	(1,983,772)	(1,983,772)

Balance at 31 December 2020	56,865,658	187,464,832	1,586,430	(1,033,248,810)	(787,331,890)

Balance at 1 January 2019	46,138,166	18,152,313	1,586,430	(423,879,883)	(358,002,974)

Capital increase (Note 14)	10,727,492	169,312,519	—	—	180,040,011
Net loss for the year	—	—	—	(131,646,984)	(131,646,984)
Other comprehensive loss for the year	—	—	—	(1,222,438)	(1,222,438)

Balance at 31 December 2019	56,865,658	187,464,832	1,586,430	(556,749,305)	(310,832,385)

Balance at 1 January 2018	46,138,166	18,152,313	1,586,430	(261,474,002)	(195,597,093)

Net loss for the year	—	—	—	(161,322,403)	(161,322,403)
Other comprehensive loss for the year	—	—	—	(1,083,478)	(1,083,478)

Balance at 31 December 2018	46,138,166	18,152,313	1,586,430	(423,879,883)	(358,002,974)

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira (TRY) unless otherwise indicated.)

	Note	2020	2019	2018
Loss before income taxes		(474,515,733)	(131,646,984)	(161,322,403)
Adjustments to reconcile loss before income taxes to cash flows from operating activities:		454,591,647	305,304,058	202,077,271

Interest and commission expenses	18	348,477,659	253,773,020	145,634,102
Depreciation and amortization	8, 9, 10	93,182,568	66,286,580	78,272,531
Interest income on time deposits	17	(21,016,415)	(10,717,336)	(12,440,066)
Interest income on credit sales	17	(18,621,563)	(13,544,974)	(6,795,302)
Provision for unused vacation liability	12	4,857,977	2,101,320	1,117,023
Provision for personnel bonus	12	13,463,563	10,433,306	4,512,604
Provision for legal cases	11	2,673,883	1,827,756	1,219,361
Provision for doubtful receivables	5	3,374,510	703,587	36,188
Provision for impairment of trade goods, net	6	14,538,663	(20,338)	(5,395,933)
Provision for post-employment benefits	12	802,814	556,989	479,069
Net foreign exchange differences		12,857,988	(6,095,852)	(4,562,306)
Changes in net working capital
Change in trade payables and payables to merchants		1,010,926,789	353,737,822	256,048,959
Change in inventories		(418,261,782)	(163,856,340)	(91,565,348)
Change in trade receivables		(73,263,256)	(39,301,098)	(29,884,093)
Change in contract liabilities and merchant advances		39,452,448	50,844,486	20,531,286
Change in contract assets		(36,422,357)	(12,339,793)	(4,366,144)
Change in other liabilities		37,439,902	5,709,795	1,029,179
Change in other assets and receivables		(86,383,866)	3,659,636	(12,402,359)
Change in due from related parties		(92,927)	(1,657,661)	(1,408,739)
Change in due to related parties		1,347,522	1,129,979	(5,714,935)
Post-employment benefits paid	12	(1,457,536)	(1,135,392)	(1,147,838)
Payments for concluded litigation	11	(805,795)	(1,371,448)	(756,000)
Payments for personnel bonus	12	(10,433,306)	(4,512,604)	(2,135,755)
Payments for unused vacation liabilities	12	(791,354)	(798,196)	(771,824)
Collections of doubtful receivables	5	31,276	13,327	—

Net cash provided by operating activities		441,361,672	363,779,587	168,211,257

Investing activities:
Purchases of property and equipment and intangible assets	8, 9	(100,108,997)	(53,557,859)	(49,341,153)
Proceeds from sale of property and equipment		160,374	217,898	124,185

Net cash used in investing activities		(99,948,623)	(53,339,961)	(49,216,968)

Financing activities:
Proceeds from borrowings	23	1,619,216,898	903,259,745	368,181,218
Repayment of borrowings	23	(1,305,404,852)	(991,269,470)	(402,071,016)
Interest and commission paid		(313,931,536)	(235,025,670)	(142,632,593)
Lease payments	23	(58,365,159)	(51,892,582)	(30,849,552)
Interest received on time deposits		20,975,782	10,661,908	12,227,257
Interest received on credit sales		18,621,563	13,544,974	6,795,302
Proceeds from capital increase	14	—	180,000,009	—

Net cash used in financing activities		(18,887,304)	(170,721,086)	(188,349,384)

Net increase/(decrease) in cash and cash equivalents		322,525,745	139,718,540	(69,355,095)

Cash and cash equivalents at beginning of the year		281,982,151	136,218,040	206,752,032

Effects of exchange rate changes on cash and cash equivalents		(12,227,129)	6,045,571	(1,178,897)

Cash and cash equivalents at end of the year	3	592,280,767	281,982,151	136,218,040

Accompanying notes are an integral part of these consolidated financial statements.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 1—ORGANISATION AND NATURE OF OPERATIONS

        D-Market Elektronik Hizmetler ve Ticaret A.Ş. ("D-Market" or "Hepsiburada" or together with its subsidiaries the "Group") was established in April 2000. D-Market currently operates as a retail website (www.hepsiburada.com) offering its retail customers a wide selection of merchandise including electronics and non-electronics (including books, sports, toys, kids and baby products, cosmetics, furniture, etc.). As of 31 December 2020, the ultimate shareholders of D-Market are the members of Doğan Family and Turk Commerce B.V. (Note 14).

        As of 31 December 2020, the Group has 2,433 employees (2019: 1,218) (2018: 1,019). The address of the registered office is as follows:

Kuştepe Mahallesi, Mecidiyeköy Yolu Caddesi
No: 12 Kule 2 Kat 2
Şişli, Istanbul—Turkey

Subsidiaries

        The Subsidiaries included in these consolidated financial statements are as follows:

  •
  Evimiz Dekorasyon İnternet Hizmetleri ve Danışmanlık Ticaret A.Ş. ("Evimiz")

  •
  Altıncı Cadde Elektronik Ticaret A.Ş. ("Altıncı Cadde")

  •
  D Ödeme Elektronik Para ve Ödeme Hizmetleri A.Ş. ("D-Ödeme" or "Hepsipay")

  •
  D Fast Dağıtım Hizmetleri ve Lojistik A.Ş. ("D-Fast" or "Hepsijet")

        Altıncı Cadde was acquired by the Group on 1 June 2012 and operated as a vertical e-commerce website (www.altincicadde.com). Altıncı Cadde ended its operations as of 11 October 2019.

        Evimiz was acquired on 31 March 2012 and operated as a vertical e-commerce website (www.evmanya.com) offering a variety of products to its customers mainly in furniture, home textile, house decoration, kitchen appliances, and garden and bathroom categories. Evimiz ended its operations as of 4 September 2018.

        D-Ödeme was founded on 4 June 2015 and operates as a payment services provider offering payment gateway and e-money services, mainly to e-commerce companies, insurance brokers and tourism companies. D-Ödeme obtained its operational licence from Banking Regulation and Supervision Agency of Turkey ("BRSA") on 20 February 2016. D-Ödeme commenced its first payment service transaction on 15 June 2016. D-Ödeme had very limited operations during 2020, 2019 and 2018. It has generated net revenues of TRY200,876, TRY553,902 and TRY2,013,801 respectively in 2020, 2019 and 2018.

        D-Fast was founded on 26 February 2016 and operates as a cargo and logistic firm which provides last mile delivery services to the customers of Hepsiburada and other e-commerce websites.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

2.1
Basis of preparation

        The consolidated financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS"). Hepsiburada and its subsidiaries maintain their books of account in Turkish Lira ("TRY") based on the Turkish Commercial Code ("TCC"), Turkish tax legislation and the Uniform Chart of Accounts issued by the Ministry of Finance of Turkey. These consolidated financial statements are based on the statutory records, which are maintained under the historical cost convention with adjustments and reclassifications for the purpose of fair presentation in accordance with IFRS issued by the International Accounting Standards Board ("IASB").

        The preparation of consolidated financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires judgment in the process of applying the Group's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 2.2.

Functional and presentation currency

        Items included in the consolidated financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which they operate ("the functional currency"). The consolidated financial statements are presented in TRY, which is both the functional currency of all entities in the Group and the presentation currency of the Group.

Going concern

        The Group has incurred recurring losses of approximately TRY476 million for the year-ended 31 December 2020. As of 31 December 2020, the Group had negative working capital of approximately TRY966 million, an accumulated deficit of approximately TRY1,033 million, and cash and cash equivalents of approximately TRY593 million. The Group has managed to continue its operations with negative working capital during its rapid growth after 2015, generating positive operating cash flows, due to the fact that the Group's average days payable significantly exceeds the total average days receivable and inventory turnover days. The negative working capital mainly results from operating expenses such as advertising, shipping, payroll and financial expenses and capital expenditures of the Group.

        Based on its current business plan, the Group management expects that the Group will continue to generate positive operating cash flows and the Group's cash and cash equivalents will be sufficient to fund its operations for at least twelve months from the issuance date of these consolidated financial statements. Management of the Group believes that it will be in a position to cover its liquidity needs for the next twelve months from the issuance date of these consolidated financial statements, through cash on hand, cash generated from operations, available credit lines or a combination thereof, when necessary.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Group has a capital inadequacy matter as per the Article 376 of the Turkish Commercial Code as of 31 December 2020. Management has taken necessary actions and is currently compliant with such local regulations and does not expect this situation to impact its operations.

        The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

2.2
Significant accounting estimates and assumptions

        Estimates and assumptions are continuously evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.

Estimates and assumptions

        The Group makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of causing material adjustments to the carrying amount of asset and liabilities are as follows:

Recognition and estimated useful lives of website development costs

        Costs that are directly associated with the development of website and identifiable and unique software products controlled by the Group are recognized as intangible assets based on the criteria that are disclosed in Note 2.6.

        The Group anticipates that its website is capable of generating revenues and satisfy the requirement of future probable economic benefit. The carrying amounts of the Group's intangible assets are reviewed at each reporting date to determine whether there is an indication of impairment, considering future profit projections.

        Website development costs recognized as assets are amortized over their estimated useful lives between 2 and 4 years. The useful lives of the website development costs are estimated by management at the time the asset is capitalized and reviewed for appropriateness at each reporting date. The Group defines useful life of its assets in terms of the assets' expected utility to the Group. This judgment is based on the experience of the Group with similar assets. In determining the useful life of an asset, the Group also follows technical and/or commercial obsolescence arising on changes or improvements from a change in the market. Amortization starts when the asset is ready for use. Useful lives are reviewed at each reporting date and adjusted if appropriate (Note 9).

        The Group estimates the useful life of the website development costs between 2 and 4 years based on the expected technical obsolescence of such assets. However, the actual useful life may be shorter or longer than estimated useful lives, depending on technical innovations and competitor actions. If the useful lives were increased/decreased by one year, the carrying amount would be TRY12,418,699 higher/TRY15,658,311 lower as at 31 December 2020 (2019: TRY10,641,343 higher/TRY9,346,799 lower) (2018: TRY6,689,561 higher/TRY11,327,281 lower).

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recognition and measurement of deferred tax assets

        The Group has not recognised any deferred income tax assets (except to the extent they are covered by taxable temporary differences) in regard to its carry forward tax losses, unused tax incentives and other deductible temporary differences due to uncertainties as to the realization of such deferred tax assets in the foreseeable future. If actual events differ from the Group's estimates, or to the extent that these estimates are adjusted in the future, changes in the amount of an unrecognized deferred tax asset could materially impact the Group's results of operations.

IFRS 16 application and discount rates used for measurement of lease liability

        The Group, as a lessee, measures the lease liability at the present value of the unpaid lease payments at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Group uses its incremental borrowing rate.

        Incremental borrowing rate is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of similar value of the right of use assets in similar economic environment.

        The Group determines its incremental borrowing rate with reference to its existing and historical cost of borrowing adjusted for the term and security against such borrowing. In addition, the management assesses the expected length of the leases and this assessment takes into account non-cancellation and extension options.

2.3
Basis of consolidation

        The consolidation principles used in the preparation of these consolidated financial statements are summarised below:

  a)
  These consolidated financial statements include the accounts of the parent company, D-Market and its subsidiaries (collectively referred to as the "Group") on the basis set out in sections (a) to (b) below. The financial statements of the companies included in the consolidation are based on the accounting principles and presentation basis applied by the Group.

  b)
  Subsidiaries are all companies over which D-Market has control. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and it has the ability to affect those returns through its power over the investee. Thus, the principle of control sets out the following three elements of control:

  –
  Power over the investee;

  –
  Exposure or rights to variable returns from involvement with the investee;

  –
  The ability to use power over the investee to affect the amount of the investor's returns.

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        The proportion of ownership interest represents the effective shareholding of the Group through the shares held by D-Market and indirectly by its subsidiaries.

        The table below sets out the subsidiaries included in the scope of consolidation and shows the Group's ownership interests at 31 December 2020, 2019 and 2018:

Subsidiaries	2020	2019	2018
Evimiz(*)	100.00%	100.00%	100.00%
Altıncı Cadde(*)	100.00%	100.00%	100.00%
D-Ödeme	100.00%	100.00%	100.00%
D-Fast	100.00%	100.00%	100.00%

(*)
The operations of Evimiz and Altıncı Cadde ceased on 4 September 2018 and 11 October 2019, respectively. Evimiz and Altıncı Cadde do not represent a material separate major line of business of the Group, consequently, they are not classified as discontinued operations in the respective financial periods.

        The balance sheet and statement of comprehensive income of the subsidiaries are consolidated on a line-by-line basis and the carrying value of the investment held by D-Market and its subsidiaries are eliminated against equity. The intercompany transactions and balances between D-Market and its subsidiaries are eliminated on consolidation. The cost of, and the dividends arising from, shares held by D-Market in its subsidiaries are eliminated from equity and income for the period, respectively. The subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases.

2.4
Offsetting

        Financial assets and liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to set-off the recognised amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously.

2.5
Recent accounting pronouncements

        The accounting principles and calculations used in the preparation of the consolidated financial statements are consistent with those applied in the preparation of the consolidated financial statements for the year ended 31 December 2019 and have been consistently applied in all periods presented in this report except for the following IFRS amendments, which have been adopted by the Group as of 1 January 2020.

  –
  Conceptual Framework in IFRS standards

    The IASB issued the revised Conceptual Framework for Financial Reporting on 29 March 2018. The Conceptual Framework sets out a comprehensive set of concepts for financial reporting, standard setting, guidance for preparers in developing consistent accounting policies and assistance to others in their efforts to understand and interpret the standards. IASB also issued a

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    separate accompanying document, Amendments to References to the Conceptual Framework in IFRS Standards, which sets out the amendments to affected standards in order to update references to the revised Conceptual Framework. Its objective is to support transition to the revised Conceptual Framework for companies that develop accounting policies using the Conceptual Framework when no IFRS Standard applies to a particular transaction. For preparers who develop accounting policies based on the Conceptual Framework, it is effective for annual periods beginning on or after 1 January 2020.

  –
  IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors: Definition of 'material' (Amendments)

    The Amendments clarify the definition of material and how it should be applied. The new definition states that, 'Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity'. In addition, the explanations accompanying the definition have been improved. The Amendments also ensure that the definition of material is consistent across all IFRS Standards. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  IFRS 3: Business Combinations (Amendments)

    The IASB issued amendments in Definition of a Business (Amendments to IFRS 3) aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a group of assets. The Amendments are effective for business combinations for which the acquisition date is in the first annual reporting period beginning on or after 1 January 2020 and to asset acquisitions that occur on or after the beginning of that period, with earlier application permitted. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  Interest Rate Benchmark Reform—IFRS 9, IAS 39 and IFRS 7 (Amendments)

    In September 2019, the IASB issued amendments to IFRS 9, IAS 39 and IFRS 7, which concludes phase one of its work to respond to the effects of Interbank Offered Rates (IBOR) reform on financial reporting. The amendments published, deal with issues affecting financial reporting in the period before the replacement of an existing interest rate benchmark with an alternative interest rate and address the implications for specific hedge accounting requirements in IFRS 9 Financial Instruments and IAS 39 Financial Instruments: Recognition and Measurement, which require forward-looking analysis. The amendments provide temporary reliefs, applicable to all hedging relationships that are directly affected by the interest rate benchmark reform, which enable hedge accounting to continue during the period of uncertainty before the replacement of an existing interest rate benchmark with an alternative nearly risk-free interest rate. There are also amendments to IFRS 7 Financial Instruments: Disclosures regarding additional disclosures around uncertainty arising from the interest rate benchmark reform. Phase

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    two (ED) focuses on issues that could affect financial reporting when an existing interest rate benchmark is replaced with a risk-free interest rate (an RFR). Management has assessed that the amendment has no impact on the consolidated financial statements.

        The Group has not early adopted any other of the following standard, interpretation or amendment that has been issued but is not yet effective

  –
  Amendment in IFRS 10 Consolidated Financial Statements and IAS 28 Investments in Associates and Joint Ventures: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

    The amendments address an acknowledged inconsistency between the requirements in IFRS 10 and those in IAS 28, in dealing with the sale or contribution of assets between an investor and its associate or joint venture. The main consequence of the amendments is that a full gain or loss is recognized when a transaction involves a business (whether it is housed in a subsidiary or not). A partial gain or loss is recognized when a transaction involves assets that do not constitute a business, even if these assets are housed in a subsidiary. In December 2015 the IASB postponed the effective date of this amendment indefinitely pending the outcome of its research project on the equity method of accounting. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current (Amendments)

    The amendments are effective for annual reporting periods beginning on or after January 1, 2022 with earlier application permitted. However, in response to the covid-19 pandemic, the Board has deferred the effective date by one year, i.e. 1 January 2023, to provide companies with more time to implement any classification changes resulting from the amendments. The amendments aim to promote consistency in applying the requirements by helping companies determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current or non-current. The amendments affect the presentation of liabilities in the statement of financial position and do not change existing requirements around measurement or timing of recognition of any asset, liability, income or expenses, nor the information that entities disclose about those items. Also, the amendments clarify the classification requirements for debt which may be settled by the company issuing own equity instruments. These Amendments have not yet been endorsed by the EU. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  IFRS 3 Business Combinations; IAS 16 Property, Plant and Equipment; IAS 37 Provisions, Contingent Liabilities and Contingent Assets as well as Annual Improvements 2018-2020 (Amendments)

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AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The amendments are effective for annual periods beginning on or after 1 January 2022 with earlier application permitted. The IASB has issued narrow-scope amendments to the IFRS Standards as follows:

    •
    IFRS 3 Business Combinations (Amendments) update a reference in IFRS 3 to the Conceptual Framework for Financial Reporting without changing the accounting requirements for business combinations.

    •
    IAS 16 Property, Plant and Equipment (Amendments) prohibit a company from deducting from the cost of property, plant and equipment amounts received from selling items produced while the company is preparing the asset for its intended use. Instead, a company will recognise such sales proceeds and related cost in profit or loss.

    •
    IAS 37 Provisions, Contingent Liabilities and Contingent Assets (Amendments) specify which costs a company includes in determining the cost of fulfilling a contract for the purpose of assessing whether a contract is onerous.

    •
    Annual Improvements 2018-2020 make minor amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards, IFRS 9 Financial Instruments, IAS 41 Agriculture and the Illustrative Examples accompanying IFRS 16 Leases

    The amendments have not yet been endorsed by the EU. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  IFRS 16 Leases-Covid 19 Related Rent Concessions (Amendment)

    The amendment applies, retrospectively, to annual reporting periods beginning on or after 1 June 2020. Earlier application is permitted, including in financial statements not yet authorized for issue at 28 May 2020. IASB amended the standard to provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the covid-19 pandemic. The amendment provides a practical expedient for the lessee to account for any change in lease payments resulting from the covid-19 related rent concession the same way it would account for the change under IFRS 16, if the change was not a lease modification, only if all of the following conditions are met.

    •
    The change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change.

    •
    Any reduction in lease payments affects only payments originally due on or before 30 June 2021.

    •
    There is no substantive change to other terms and conditions of the lease.

    In March 2021 the IASB extended the relief period by another year, i.e. to apply the practical expedient on rent concessions to a change in lease payments originally due on or before 30 June 2022 from 30 June 2021.The amendment is effective for annual reporting periods beginning on

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    or after 1 April 2021. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  Interest Rate Benchmark Reform—Phase 2—IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (Amendments)

    In August 2020, the IASB published Interest Rate Benchmark Reform—Phase 2, Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16, completing its work in response to IBOR reform. The amendments provide temporary reliefs which address the financial reporting effects when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). In particular, the amendments provide for a practical expedient when accounting for changes in the basis for determining the contractual cash flows of financial assets and liabilities, to require the effective interest rate to be adjusted, equivalent to a movement in a market rate of interest. Also, the amendments introduce reliefs from discontinuing hedge relationships including a temporary relief from having to meet the separately identifiable requirement when an RFR instrument is designated as a hedge of a risk component. Furthermore, the amendments to IFRS 4 are designed to allow insurers who are still applying IAS 39 to obtain the same reliefs as those provided by the amendments made to IFRS 9. There are also amendments to IFRS 7 Financial Instruments: Disclosures to enable users of financial statements to understand the effect of interest rate benchmark reform on an entity's financial instruments and risk management strategy. The amendments are effective for annual periods beginning on or after 1 January 2021 with earlier application permitted. While application is retrospective, an entity is not required to restate prior periods. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting policies (Amendments):

    The Amendments are effective for annual periods beginning on or after January 1, 2023 with earlier application permitted. The amendments provide guidance on the application of materiality judgements to accounting policy disclosures. In particular, the amendments to IAS 1 replace the requirement to disclose 'significant' accounting policies with a requirement to disclose 'material' accounting policies. Also, guidance and illustrative examples are added in the Practice Statement to assist in the application of the materiality concept when making judgements about accounting policy disclosures. Management has assessed that the amendment has no impact on the consolidated financial statements.

  –
  IAS 8 Accounting policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates (Amendments):

    The amendments become effective for annual reporting periods beginning on or after January 1, 2023 with earlier application permitted and apply to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. The amendments introduce a new definition of accounting estimates, defined as monetary amounts in financial

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NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    statements that are subject to measurement uncertainty. Also, the amendments clarify what changes in accounting estimates are and how these differ from changes in accounting policies and corrections of errors. Management has assessed that the amendment has no impact on the consolidated financial statements.

2.6
Summary of significant accounting policies

        The significant accounting policies followed in the preparation of these consolidated financial statements are summarised below:

Cash and cash equivalents

        Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Trade receivables

        A receivable is the Group's right to consideration that is unconditional. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured initially at the transaction price, and subsequently at amortized cost using the effective interest rate method, less provision for impairment.

Contract assets

        When the Group performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, the Group presents the contract as a contract asset, excluding any amounts presented as a receivable. Contract assets are subject to impairment assessment within the scope of expected credit loss calculation.

Contract liabilities and merchant advances

        If a customer pays consideration, or the Group has a right to an amount of consideration that is unconditional (i.e. a receivable), before the Group transfers a good or service, the Group presents the contract as a contract liability when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognised as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services).

        Merchant advances consists of advances received from customers for marketplace transactions, where the Group acts as an agent. The Group earns a commission for these transactions. The amount of advances payable to a merchant, net of commissions, is credited as a payable to the merchant when delivery is complete.

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AT 31 DECEMBER 2020, 2019 AND 2018

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NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Financial assets

        The Group classified its financial assets in three categories; financial assets carried at amortized cost, financial assets carried at fair value through profit of loss, financial assets carried at fair value through other comprehensive income. Classification is performed in accordance with the business model determined based on the purpose of benefits from financial assets and expected cash flows. Management performs the classification of financial assets at the acquisition date. During the period the Group did not hold any financial assets in the "fair value through profit of loss" and "fair value through other comprehensive income" categories.

Financial assets carried at amortized cost

        Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest, whose payments are fixed or predetermined, which are not actively traded and which are not derivative instruments are measured at amortized cost. They are included in current assets, except for maturities more than 12 months after the balance sheet date. Those with maturities more than 12 months are classified as non-current assets. The Group's financial assets carried at amortized cost comprise "trade receivables", "contract assets" and "cash and cash equivalents" in the consolidated balance sheet.

Impairment

        The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The Group has further concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets. The expected loss rates are based on the payment profiles of sales over a period before reporting date and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivables. While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial.

Trade payables and payables to merchants

        Trade payables mainly arise from the payables to retail suppliers related to the inventory purchases and services payables. It also includes payables to the marketplace merchants. Trade payables and payables to merchants are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Related parties

        For the purpose of these consolidated financial statements, shareholders, key management personnel and Board members, in each case together with their families and companies controlled by

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or affiliated with them, investments and associated companies are considered and referred to as related parties.

Inventories

        Inventories, comprising of trade goods, are valued at the lower of cost and net realisable value. Costs incurred in bringing each product to its present location and condition is defined as the initial cost. An entity may purchase inventories on deferred settlement terms. When the arrangement effectively contains a financing element, that element, for example a difference between the purchase price for normal credit terms and the amount paid, is recognised as interest expense over the period of the financing. The cost of inventories is determined using the weighted average method. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale. Provision for inventories is accounted in cost of inventory sold.

Rebates

        The Group periodically receives consideration from certain suppliers, representing rebates for products sold and rebates that are depending on reaching minimum purchase thresholds for a specified period. The Group considers those rebates as a reduction to costs of inventory when the amounts are reliably measurable.

Impairment of non-financial assets

        The Group assesses, at each reporting date, whether there is objective evidence that an asset is impaired. If any indication exists, the Group estimates the asset's recoverable amount. When the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired. Impairment losses are recognized in income statement.

        Subsequent increase in the asset's recoverable amount due to the reversal of a previously recognized impairment loss cannot be higher than the previous carrying value (net of depreciation and amortization).

Property and equipment and related depreciation

        Property and equipment are carried at cost less accumulated depreciation and are amortized on a straight-line basis. Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognised. Repairs and maintenance are charged to the profit or loss of the statement of comprehensive income as incurred. The cost includes expenditure that is directly attributable to the acquisition of the items. The assets' residual values and estimated useful economic lives are reviewed at the end of each reporting period and adjusted prospectively if appropriate. The

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depreciation periods for property and equipment, which approximate the useful lives of such assets, are as follows:

Furniture and fixtures	5 - 8 years
Leasehold improvements	5 years
Motor vehicles	5 years

        An impairment loss is charged to profit and loss for the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the asset's net selling price and value in use.

        Gains or losses on disposals of property and equipment, which is determined by comparing the proceeds with the carrying amount, are included in the related income and expense accounts, as appropriate.

Intangible assets and related amortization

        Intangible assets comprise acquired software and rights. Acquired computer software licenses and rights are capitalized on the basis of costs incurred to acquire and bring to use the specific software. Software and rights costs are amortized over their estimated useful lives of 3 to 5 years.

Website development costs

        Costs that are directly associated with the development of website and identifiable and unique software products controlled by the Group are recognized as internally generated intangible assets when the following criteria are met:

  •
  it is technically feasible to complete the software so that it will be available for use or sale;

  •
  management intends to complete the software and use or sell it;

  •
  there is an ability to use or sell the software;

  •
  it can be demonstrated how the software will generate probable future economic benefits;

  •
  adequate technical, financial and other resources to complete the development and to use or sell the software are available; and

  •
  the expenditure attributable to the software during its development can be reliably measured.

        Directly attributable costs that are capitalized as part of the development website and software include direct employee costs, an appropriate portion of relevant overhead and service costs incurred as part of the development.

        Development costs that do not meet the criteria above are recognized as expense as incurred. Development costs previously recognized as expense are not recognized as an asset in a subsequent

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period. Development costs recognized as an asset are amortized over their estimated useful lives between 2 and 4 years. Amortization starts when the asset is ready for use (Note 9).

        Capitalized development costs, stages of website development and useful lives are assessed in accordance with the requirements of SIC 32 Intangible Assets: Web Site Costs and IAS 38 Intangible Assets.

Leases

        At the inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys right to control the use of an identified asset for a period of time in exchange for consideration.

        For a contract that is, or contains, a lease, the Group accounts for each lease component within the contract as lease separately from non-lease components of the contract.

        The Group determines the lease term as the non-cancellable period of lease, together with both:

  •
  periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and

  •
  periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

        In assessing whether a lessee is reasonably certain to exercise an option to extend a lease, or not to exercise an option to terminate a lease, the Group considers all relevant facts and circumstances that create an economic incentive for the lessee to exercise the option to extend the lease, or not to exercise the option to terminate the lease. The Group revises the lease term if there is a change in the non-cancellable period of lease.

The Group as a lessee

        For a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract to each component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

        The relative stand-alone price of lease and non-lease components is determined on the basis of the price the lessor, or a similar supplier, would charge an entity for that component, or a similar component, separately. If an observable stand-alone price is not readily available, the Group estimates the stand-alone price, maximising the use of observable information.

        The non-lease components are not accounted for within the scope of IFRS 16.

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NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        For determination of the lease term, the Group reassesses whether it is reasonably certain to exercise an extension option, or not to exercise a termination option, upon the occurrence of either a significant event or a change in circumstances that:

  •
  Is within the control of the Group,

  •
  Affects whether the Group is reasonably certain to exercise an option not previously included in its determination of the lease term, or not to exercise an option previously included in its determination of the lease term.

        At the commencement date, the Group recognises a right of use asset and a lease liability under the lease contract.

Lease liability

        Lease liability is initially recognised at the present value of future lease payments that are not paid at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Group uses its incremental borrowing rate.

        After initial recognition, the lease liability is measured by: (a) increasing the carrying amount to reflect interest on the lease liability; (b) reducing the carrying amount to reflect the lease payments made; and (c) remeasuring the carrying amount to reflect any reassessment or lease modifications or to reflect revised in-substance fixed lease payments.

        The Group remeasures the lease liabilities to reflect changes to lease payments by discounting the revised lease payments using a revised discount rate when: (a) there is a change in the lease term as a result of reassessment of the expectation to exercise a renewal option, or not to exercise a termination option as discussed above; or (b) there is a change in the assessment of an option to purchase the underlying asset. The Group determines the revised discount rate as the interest rate implicit in the lease for the remainder of the lease term if that rate can be readily determined, or if not, its incremental borrowing rate at the date of reassessment.

        Where: (a) there is a change in the amounts expected to be payable under a residual value guarantee; or (b) there is a change in the future lease payments resulting from a change in an index or a rate used to determine those payments, including changes to reflect changes in market rental rates following a market rent review, the Group remeasures the lease liabilities by discounting the revised lease payments using an unchanged discount rate unless the change in lease payments results from a change in floating interest rates. In such case, the Group uses the revised discount rate that reflects the changes in the interest rate.

        The Group recognises the amount of the remeasurement of lease liability as an adjustment to the right of use asset. When the carrying amount of the right of use asset is reduced to zero and there is further reduction in the measurement of the lease liability, the Group recognises any remaining amount of the remeasurement in profit or loss.

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NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Group accounts for a lease modification as a separate lease if both:

  •
  The modification increases the scope of the lease by adding the right to use one or more underlying assets;

  •
  The consideration for the lease increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

        For lease modifications that are not accounted for as a separate lease, the Group, at the effective date of the lease modification; (a) allocates the consideration in the modified contract; (b) determines the lease term of the modified lease; and (c) remeasures the lease liability by discounting the revised lease payments using a revised discount rate.

        The revised discount rate is determined as the interest rate implicit in the lease for the remainder of the lease term, if that rate can be readily determined, or the lessee's incremental borrowing rate at the effective date of the modification, if the interest rate implicit in the lease cannot be readily determined.

        Short-term lease agreements with a lease term of 12 months or less and agreements determined by the Group as low value have been determined to be within the scope of the practical expedient included in IFRS 16. For these agreements, the lease payments are recognized as an other operating expense in the period in which they are incurred. Such expenses have no significant impact on Group's consolidated financial statements.

Right of use assets

        The right of use asset is initially recognised at cost comprised of:

  •
  The amount of the initial measurement of the lease liability,

  •
  Any lease payments made at or before the commencement date, less any lease incentives received,

  •
  Any initial direct costs incurred by the Group, and

  •
  An estimate of costs to be incurred by the Group in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease. These costs are recognised as part of the cost of right of use asset when the Group incurs an obligation for these costs. The obligation for these costs is incurred either at the commencement date or as a consequence of having used the underlying asset during a particular period.

        Right of use assets are amortized on a straight-line basis over their estimated useful lives and carried at cost less accumulated amortization and impairment losses, and adjusted for any

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

re-measurement of lease liabilities. Useful lives are determined over the shorter of its estimated useful life and the lease term. Useful lives of right of use assets are as follows:

Useful lives
Buildings	2 - 5 years
Furniture and fixtures	4 - 5 years
Software and rights	3 - 15 years
Other	2 - 3 years

Deferred income taxes

        Deferred income tax is provided, using the liability method, for all temporary differences arising between the tax base of assets and liabilities and their carrying values for financial reporting purposes. Currently enacted tax rates are used to determine deferred income taxes.

        Deferred income tax liabilities are recognized for all taxable temporary differences, whereas deferred tax assets resulting from deductible temporary differences, tax losses and tax incentives are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary difference can be utilized. Deferred income tax assets and liabilities are presented net when there is a legally enforceable right to offset current tax receivables against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same tax authority on the same taxable entity.

Provision for post-employment benefits

        Under the Turkish Labour Law, the Group is required to pay post-employment benefits to each employee who has completed one year of service and achieves the retirement age (58 for women and 60 for men), or whose employment is terminated without due cause, or is called up for military service, or dies.

        Provision for post-employment benefits represents the present value of the estimated total reserve of the future probable obligation of the Group arising from the retirement of the employees calculated using the "Projected Unit Credit Method" and based on factors derived using the experience of personnel terminating their services.

        The current service cost is recognized in the consolidated statement of comprehensive income, reflects the increase in the defined benefit obligation resulting from employee service in the current year, benefit changes curtailments and settlements. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. Past-service costs are recognized immediately in profit or loss of the statement of comprehensive income.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Provisions, contingent assets and liabilities

Provisions

        Provisions are recognized when the Group has a present legal or constructive obligation or a result of past events, it is probable that on outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Contingent assets and liabilities

        Contingent liabilities are not recognized in the financial statements. They are disclosed only, unless the possibility of an outflow of resources embodying economic benefits is probable. A contingent asset is not recognized in the financial statements but disclosed when an inflow of economic benefits is probable.

Revenue recognition

        Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer. The Group evaluates whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When the Group obtains control of the goods or services before they are transferred to the customer, the Group is the principal in the transaction. If it is unclear whether the Group obtains control, an assessment is made as to whether the Group is the primary obligor for providing the goods, whether it is subject to inventory risk and if it has discretion in establishing prices to determine whether it controls the goods. When the Group controls the good before they are transferred to the customer, revenues are recorded on a gross basis ("Retail"). When the Group does not obtain the control of the goods before they are transferred to the customer, revenues are recorded on a net basis ("Marketplace").

        At contract inception, if the Group expects that the period between the transfer of the promised good or service and the payment is one year or less, the Group applies the practical expedient and does not make any adjustment for the effect of a significant financing component on the promised amount of consideration.

        The Group launched its Loyalty Club in August 2020, which allows Loyalty Club customers to benefit from free deliveries, Loyalty Club specific campaigns, discounts and call center priority. Currently the programme does not provide a loyalty point to the customers. As of 31 December 2020, the unused amount of discounts provided to the eligible customers are accounted as a revenue deduction.

i.
Sales of goods

        Sales of goods relate to transactions where the Group acts directly as the seller of goods purchased from the suppliers. In these transactions, the Group acts as the principal. Collections from the customer for the goods sold are made at the time orders are placed. Revenue is recognized when the

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

goods are delivered to the customers. The Group recognizes revenue from sales of goods, net of return and cancellation allowances.

        Variable consideration is common and takes various forms, including returns and discounts. Customers have a right to return goods within 14 days from delivery of the goods. A right of return is contractual. A customer exercising its right to return a good receives a full refund. The Group estimates future returns for its sales and recognizes a liability for the expected returns, as necessary. Discounts the Group provides to customers are recognized as a reduction of revenue.

ii.
Services revenues

        Service revenue includes marketplace commissions, transaction fees, charges for delivery services and other service revenues (mainly includes advertising revenues and other commissions).

Marketplace commission

        The Group offers a marketplace platform that enables third-party sellers ("merchants") to sell their products through www.hepsiburada.com. Marketplace commission represents commission fees charged to merchants for selling their goods through this platform. In the Marketplace sales, the Group does not obtain control of the goods before delivery of the goods to the customer. Upon sale, the Group charges the merchants a fixed rate commission fee based on the order amount. The Group recognizes revenue for the commission fee at completion of the order delivery. The Group records any commission revenue recognized net of any anticipated returns of commissions that might affect the consideration the Group will retain. The Group may, at times, provide discounts to the Marketplace customers. Any such discounts affect the amount of commission the Group will retain and are thus recognized as a reduction of revenue since they are a discount provided to a customer by the Group and therefore reduce the commission to be received.

Transaction fees

        The Group also charges to its merchants a transaction fee for each order received. Such fees are recognized as revenue at the time the order is placed.

Other contractual charges

        The Group charges contractual fees to its merchants mainly for late deliveries and cancellations caused by merchants. Such fees are recognized as revenue at a point in time.

Delivery service revenues

        Except for some selected product categories, the Group collects shipping fees from its customers for order amounts less than a determined threshold. The Group also charges to its suppliers and merchants shipping fees based on an agreed price per order. Such shipping fees are recognized as revenue over time during the delivery period. The Group also provides cargo services to other

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

e-commerce companies through its subsidiary, Hepsijet. Likewise, revenues generated through such cargo services are recognized over time during the delivery of the carried goods to the end customers.

Cost of inventory sold

        Cost of inventory sold consists of the purchase price of consumer products, including supplier's rebates and subsidies, write-downs and losses of inventories.

Borrowings

        All bank borrowings are initially recognised at cost, being the fair value of the consideration received net of issue cost associated with the borrowing. After initial recognition, bank borrowings are subsequently measured at amortised cost using the effective interest method. Amortised cost is calculated by taking into account any issuance costs and any discount or premium on settlement (Note 4).

Supplier and merchant financing arrangements

        The Group carries out supplier and merchant financing arrangements with some of its suppliers and merchants in accordance with the agreements made between the Group, banks and those suppliers and merchants, that enable those suppliers and merchants to collect their receivables from the bank earlier than original due dates. When the original liability to a supplier or merchant has been extinguished or substantially modified (e.g. through change in original terms of the contract), the liabilities are classified as bank borrowings. Otherwise, the liabilities remain as trade payables.

Share based payments

        A share-based payment is a transaction in which the Group receives goods or services either as consideration for its equity instruments or by incurring liabilities for amounts based on the price of the Group's shares or other equity instruments of the Group.

        IFRS 2 "Share-based payments" makes a distinction between the handling of market performance conditions from non-market performance conditions. Market conditions are those related to the market price of a Group's equity, such as achieving a specified share price or a specified target based on a comparison of the Group's share price with an index of share prices of other entities. Market-based performance conditions are included in the grant-date fair value measurement. However, the fair value of the equity instruments is not adjusted to take into consideration non-market performance features. The Group has created a cash-settled share-based payment plan for its key management personnel, which includes non-market performance conditions such as the sale of the Company or the sale of shareholders' shares. No share-based payment cost has been recognised in these financial statements with respect to those plans since the likelihood of occurrence of such condition was not deemed to be probable during any reporting period.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 2—BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Capital increases

        Ordinary shares are classified as equity. Pro-rata increases to existing shareholders are accounted for at par value as approved. Dividends on ordinary shares are recognized in equity in the period in which they are approved by the General Assembly Meeting.

Foreign currency transactions and balances

        Foreign currency transactions during the period have been translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies have been translated into TRY at the exchange rates prevailing at the balance sheet dates. Exchange gains or losses arising from the settlement and translation of foreign currency items have been included in the statement of comprehensive loss in financial income or expense.

Segment reporting of financial information

        Operating segments are identified on the same basis as financial information is reported internally to the Group's chief operating decision maker ("CODM"), the Group's Board of Directors. The Group management determines operating segments by reference to the reports reviewed by the Board of Directors to make strategic decisions. The Board of Directors evaluates the operational results as a whole as one cash generating unit. No segmental information is presented in these consolidated financial statements, since no segmental financial information is reviewed by the CODM.

2.7
COVID-19

        The World Health Organization characterized COVID-19 as a pandemic in March 2020. As of the date hereof, COVID-19 has spread widely around the world and new variants of the virus have emerged, resulting in the implementation of significant governmental measures in Turkey and globally, including lockdowns of manufacturing and logistics facilities, closures of businesses and offices, quarantines of individuals, and travel bans. COVID-19 and the measures taken to limit its spread have impacted consumer behaviour, including e-commerce shopping trends. During the COVID-19 pandemic, increased numbers of consumers in the Turkish market have shifted to e-commerce as a result of social distancing and other government restrictions, which resulted in the growth for demand for the Group's products and services. As the full impact of the COVID-19 pandemic continues to evolve, it is uncertain what effect the pandemic will have on consumer behaviour and the demand for various goods and services may evolve. Moreover, the mobility restrictions that were introduced during 2020, which included social distancing, stay-at-home orders and limited quarantine measures, contributed positively to the Group's revenues in the year ended 31 December 2020 compared to the year ended 31 December 2019.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 3—CASH AND CASH EQUIVALENTS

        The analysis of cash and cash equivalents at 31 December 2020, 2019 and 2018 are as follows:

	2020	2019	2018
Cash	410	3,000	32,578
Banks
—USD denominated time deposits	269,701,957	239,892,475	107,357,747
—TRY denominated time deposits	296,747,077	31,116,540	24,941,206
—TRY denominated demand deposits	20,338,498	10,796,229	4,065,322
—USD denominated demand deposits	2,705,045	358,448	87,368
—Other foreign currency deposits	3,150,022	137,068	—

	592,643,009	282,303,760	136,484,221

        The weighted average interest rates of time deposits denominated in TRY and USD at 31 December 2020 are 17% per annum and 2% per annum, respectively (2019: 11% per annum for TRY, 2% per annum for USD) (2018: 22.8% per annum for TRY, 4.57% per annum for USD).

        At 31 December 2020, cash and cash equivalents included interest accrual amounting to TRY362,242 (2019: TRY321,609) (2018: TRY266,181); consequently, cash and cash equivalents as reported in the consolidated statement of cash flows amounted to TRY592,280,767 (2019: TRY281,982,151) (2018: TRY136,218,040).

NOTE 4—BANK BORROWINGS

	2020	2019	2018
Short-term bank borrowings	347,436,451	18,977,287	103,576,504
Long-term bank borrowings	—	—	518,073

	347,436,451	18,977,287	104,094,577

        As of 31 December 2020, supplier and merchant financing loans make up TRY39,090,887 of the short-term bank borrowings (2019: all short-term bank borrowings consist of supplier and merchant financing loans) (2018: supplier and merchant financing loans make up TRY31,062,609 of the short-term bank borrowings).

        All bank borrowings are denominated in Turkish Lira. As of 31 December 2020, the average annual effective interest rate for bank borrowings is 19.89% and the average annual effective interest rate for supplier and merchant financing loans is 19.10% (2019: 24.85% for supplier and merchant financing loans) (2018: 19.65% for bank borrowings and 32% for supplier and merchant financing loans).

        The Group's bank borrowings comprise fixed interest rate loans. Maturity date of the short-term bank borrowings are less than 12 months as of 31 December 2020 (2019: less than 3 months) (2018: less than 5 months).

        The movement schedule of the Group's bank borrowings is disclosed in Note 23.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 5—TRADE RECEIVABLES, TRADE PAYABLES and PAYABLES TO MERCHANTS

Trade receivables

        The receivables of the Group mostly consist of receivables from retail suppliers and corporate customers.

	2020	2019	2018
Trade receivables	52,884,578	48,572,471	15,993,470
Credit card receivables(*)	76,286,916	28,311,264	27,947,415
Receivables from suppliers(**)	37,791,335	16,878,390	10,546,796
Less: Provision for impairment of receivables	(9,856,250)	(6,513,016)	(5,822,756)

	157,106,579	87,249,109	48,664,925

(*)
Credit card receivables are due from banks and they are collectable in 39 days on average (2019: in 49 days and 2018: in 38 days on average) whereas they are generally collected in 1-7 days (around 12% out of total, are collected in 28 days) (2019 and 2018: generally collected in 1-7 days) if the Company elects to pay a commission to the banks.

(**)
The Group issues rebate invoices to its suppliers and if the Group's rebate receivables from a supplier exceeds the payables owed to that specific supplier at the reporting date, the net receivable from that specific supplier is classified in trade receivables.

        As of 31 December 2020, the Group does not have any overdue receivables except those receivables that are provided for (2019: None) (2018: None).

        The movements in provision for impairment of receivables for the years ended 31 December 2020,2019 and 2018 are as follows:

	2020	2019	2018
1 January	6,513,016	5,822,756	5,786,568
Additions during the year	3,374,510	703,587	36,188
Collections	(31,276)	(13,327)	—

31 December	9,856,250	6,513,016	5,822,756

Trade payables and payables to merchants

	2020	2019	2018
Payables to retail suppliers and service providers	1,418,911,720	798,467,719	490,783,578
Payables to merchants(*)	605,637,763	215,154,975	169,101,294

	2,024,549,483	1,013,622,694	659,884,872

(*)
Payables to merchants relate to amounts received by the Group for the products delivered by merchants to the customers, net of commissions, service charges and delivery costs.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 5—TRADE RECEIVABLES, TRADE PAYABLES and PAYABLES TO MERCHANTS (Continued)

        As of 31 December 2020, supplier and merchant financing payables, included in payables to retail suppliers and service providers, amounts to TRY41,475,492 (2019: TRY20,338,407) (2018: TRY31,149,390).

        The Group's average maturity of its outstanding payables is 53 days for retail suppliers and 21 days for merchandise suppliers (2019: 66 days for retail suppliers and 21 days for merchandise suppliers) (2018: 51 days for retail suppliers and 21 days for merchandise suppliers).

NOTE 6—INVENTORIES

        The analysis of inventories at 31 December 2020, 2019 and 2018 is as follows:

	2020	2019	2018
Trade goods	785,969,013	367,707,231	203,850,891
Less: Provision for impairment	(15,828,118)	(1,289,455)	(1,309,793)

	770,140,895	366,417,776	202,541,098

        The movements in provision for impairment of trade goods were as follows:

	2020	2019	2018
1 January	1,289,455	1,309,793	6,705,726
Utilized	(1,289,455)	(1,309,793)	(6,705,726)
Charge for the year	15,828,118	1,289,455	1,309,793

31 December	15,828,118	1,289,455	1,309,793

NOTE 7—CONTRACT ASSETS, CONTRACT LIABILITIES AND MERCHANT ADVANCES

	2020	2019	2018
Contract assets	55,736,539	19,314,182	6,974,389

        Contract assets represent earned but not invoiced commission income from merchandise sales and delivery services revenue. All contract assets are short-term and their maturities are less than 1 month (2019 and 2018: less than 1 month).

	2020	2019	2018
Contract liabilities and merchant advances	150,698,190	111,245,742	60,401,256

        These amounts relate to undelivered orders and include contract liabilities, which will be released to revenues, as well as advances received from customers for marketplace transactions, where the Group acts as an agent, which are credited as a payable to the merchant when delivery is complete. Average delivery date varies between 1-4 days.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 8—PROPERTY AND EQUIPMENT

        The movements in property and equipment and related accumulated depreciation during the years ended 31 December 2020, 2019 and 2018 were as follows:

	1 January 2020	Additions	Disposals	31 December 2020
Cost:
Motor vehicles	397,559	790,351	(52,000)	1,135,910
Furniture and fixtures	55,395,259	24,400,427	(20,683)	79,775,003
Leasehold improvements	25,086,683	1,898,184	—	26,984,867
Advances given	—	648,343	—	648,343

Total	80,879,501	27,737,305	(72,683)	108,544,123

Accumulated depreciation:
Motor vehicles	(135,369)	(131,687)	38,134	(228,922)
Furniture and fixtures	(29,917,022)	(8,818,497)	14,632	(38,720,887)
Leasehold improvements	(9,166,132)	(3,477,967)	—	(12,644,099)

Total	(39,218,523)	(12,428,151)	52,766	(51,593,908)

Net book value	41,660,978			56,950,215

	1 January 2019	Additions	Disposals	31 December 2019
Cost:
Motor vehicles	392,014	45,000	(39,455)	397,559
Furniture and fixtures	50,039,132	5,628,074	(271,947)	55,395,259
Leasehold improvements	21,999,367	3,876,357	(789,041)	25,086,683

Total	72,430,513	9,549,431	(1,100,443)	80,879,501

Accumulated depreciation:
Motor vehicles	(75,863)	(98,961)	39,455	(135,369)
Furniture and fixtures	(22,521,911)	(7,667,058)	271,947	(29,917,022)
Leasehold improvements	(7,302,679)	(2,454,040)	590,587	(9,166,132)

Total	(29,900,453)	(10,220,059)	901,989	(39,218,523)

Net book value	42,530,060			41,660,978

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 8—PROPERTY AND EQUIPMENT (Continued)

	1 January 2018	Additions	Disposals	31 December 2018
Cost:
Motor vehicles	392,014	—	—	392,014
Furniture and fixtures	42,596,469	7,535,002	(92,339)	50,039,132
Leasehold improvements	21,642,964	356,403	—	21,999,367

Total	64,631,447	7,891,405	(92,339)	72,430,513

Accumulated depreciation:
Motor vehicles	(52,407)	(23,456)	—	(75,863)
Furniture and fixtures	(16,576,604)	(5,949,833)	4,526	(22,521,911)
Leasehold improvements	(5,236,259)	(2,066,420)	—	(7,302,679)

Total	(21,865,270)	(8,039,709)	4,526	(29,900,453)

Net book value	42,766,177			42,530,060

        There is no collateral, pledge or mortgage on tangible assets as of 31 December 2020 (2019 and 2018: None).

NOTE 9—INTANGIBLE ASSETS

	1 January 2020	Additions	Disposals	31 December 2020
Cost:
Acquired software and rights	80,153,943	9,607,352	—	89,761,295
Website development costs	90,013,232	62,764,340	—	152,777,572
Other	1,585,571	—	(140,457)	1,445,114

Total	171,752,746	72,371,692	(140,457)	243,983,981

Accumulated amortization:
Acquired software and rights	(56,836,591)	(11,280,878)	—	(68,117,469)
Website development costs	(51,568,308)	(34,911,635)	—	(86,479,943)

Total	(108,404,899)	(46,192,513)	—	(154,597,412)

Net book value	63,347,847			89,386,569

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 9—INTANGIBLE ASSETS (Continued)

	1 January 2019	Additions	Disposals	31 December 2019
Cost:
Acquired software and rights	66,242,337	13,933,296	(21,690)	80,153,943
Website development costs	60,056,458	29,956,774	—	90,013,232
Other	1,481,083	118,358	(13,870)	1,585,571

Total	127,779,878	44,008,428	(35,560)	171,752,746

Accumulated amortization:
Acquired software and rights	(44,137,238)	(12,715,469)	16,116	(56,836,591)
Website development costs	(30,249,119)	(21,319,189)	—	(51,568,308)

Total	(74,386,357)	(34,034,658)	16,116	(108,404,899)

Net book value	53,393,521			63,347,847

	1 January 2018	Additions	Disposals	31 December 2018
Cost:
Acquired software and rights	53,421,525	12,860,812	(40,000)	66,242,337
Website development costs	31,775,690	28,280,768	—	60,056,458
Other	1,173,812	308,168	(897)	1,481,083

Total	86,371,027	41,449,748	(40,897)	127,779,878

Accumulated amortization:
Acquired software and rights	(30,994,839)	(13,146,924)	4,525	(44,137,238)
Website development costs	(13,349,169)	(16,899,950)	—	(30,249,119)

Total	(44,344,008)	(30,046,874)	4,525	(74,386,357)

Net book value	42,027,019			53,393,521

        There is no collateral, pledge or mortgage on intangible assets as of 31 December 2020 (2019 and 2018: None).

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 10—LEASES

Right of use assets

	1 January 2020	Additions	Disposals	Remeasurement	31 December 2020
Cost:
Buildings	101,274,015	22,097,613	—	7,131,994	130,503,622
Furniture and fixtures	28,528,529	41,346,803	—	—	69,875,332
Software and rights	21,868,337	2,281,278	—	—	24,149,615
Other	13,418,776	22,511,942	—	—	35,930,718

Total	165,089,657	88,237,636	—	7,131,994	260,459,287

Accumulated amortization:
Buildings	(71,951,217)	(12,986,176)	—	—	(84,937,393)
Furniture and fixtures	(11,825,089)	(10,119,514)	—	—	(21,944,603)
Software and rights	(7,442,177)	(5,332,026)	—	—	(12,774,203)
Other	(8,696,300)	(6,124,188)	—	—	(14,820,488)

Total	(99,914,783)	(34,561,904)	—	—	(134,476,687)

Net book value	65,174,874				125,982,600

	1 January 2019	Additions	Disposals	Remeasurement(*)	31 December 2019
Cost:
Buildings	153,228,341	746,831	(4,349,072)	(48,352,085)	101,274,015
Furniture and fixtures	19,933,055	8,595,474	—	—	28,528,529
Software and rights	14,225,668	7,642,669	—	—	21,868,337
Other	14,847,377	2,120,763	(1,962,566)	(1,586,798)	13,418,776

Total	202,234,441	19,105,737	(6,311,638)	(49,938,883)	165,089,657

Accumulated amortization:
Buildings	(66,506,413)	(9,489,262)	4,044,458	—	(71,951,217)
Furniture and fixtures	(6,663,915)	(5,161,174)	—	—	(11,825,089)
Software and rights	(3,888,348)	(3,553,829)	—	—	(7,442,177)
Other	(6,831,267)	(3,827,598)	1,962,565	—	(8,696,300)

Total	(83,889,943)	(22,031,863)	6,007,023	—	(99,914,783)

Net book value	118,344,498				65,174,874

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 10—LEASES (Continued)

	1 January 2018	Additions	Disposals	31 December 2018
Cost:
Buildings	101,101,018	58,054,404	(5,927,081)	153,228,341
Furniture and fixtures	16,216,302	3,716,753	—	19,933,055
Software and rights	12,725,001	1,500,667	—	14,225,668
Other	10,602,076	4,245,301	—	14,847,377

Total	140,644,397	67,517,125	(5,927,081)	202,234,441

Accumulated amortization:
Buildings	(38,942,020)	(29,179,929)	1,615,536	(66,506,413)
Furniture and fixtures	(2,232,503)	(4,431,412)	—	(6,663,915)
Software and rights	(1,182,006)	(2,706,342)	—	(3,888,348)
Other	(2,963,002)	(3,868,265)	—	(6,831,267)

Total	(45,319,531)	(40,185,948)	1,615,536	(83,889,943)

Net book value	95,324,866			118,344,498

(*)
In 2019, the Group has renegotiated several lease contracts which were denominated in foreign currencies with lessors. As a result of these negotiations, lease contracts have been modified and foreign currency denominated considerations have been amended to TRY. Since these amendments have been assessed as a lease modification, the Group accounted for these amendments in accordance with the accounting policies described in Note 2.6 by accounting for a corresponding adjustment to the right of use assets and lease liabilities amounting to TRY49,938,883.

Lease liabilities

	2020	2019	2018
Short-term lease liabilities	51,210,929	26,366,667	46,001,836
Long-term lease liabilities	92,844,526	57,921,910	105,552,452

	144,055,455	84,288,577	151,554,288

        Maturity analysis of lease liabilities is disclosed in Note 21 and the movement of lease liabilities is disclosed in Note 23.

        Lease liabilities are discounted using the Group's incremental borrowing rates and implicit rate in the lease (where applicable). As at 31 December 2020, the weighted average annual incremental borrowing rates of the Group for TRY and Euro are 17% and 4.28%, respectively (2019: TRY 24%, USD 7%, Euro 4%) (2018: TRY 23%, USD 3%, Euro 4%).

        The Group has adopted the practical expedient included in IFRS 16 for short-term lease agreements with a lease term of 12 months or less and lease agreements determined by the Group as

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 10—LEASES (Continued)

having a low value. The Group accounts for the lease payments in other operating expenses in the period in which they are incurred. Such expenses are not material to the Group's consolidated financial statements.

NOTE 11—PROVISIONS, COMMITMENTS, CONTINGENT ASSET AND LIABILITIES

Short term provisions

	2020	2019	2018
Provision for legal disputes	3,733,610	1,865,522	1,409,214

	3,733,610	1,865,522	1,409,214

        Legal disputes mainly comprise labour lawsuits claimed against the Group.

        The movements in provisions for legal disputes for the years ended 31 December 2020, 2019 and 2018 are as follows:

	1 January 2020	Current year charge	Paid during the year	31 December 2020
Legal disputes	1,865,522	2,673,883	(805,795)	3,733,610

	1,865,522	2,673,883	(805,795)	3,733,610

	1 January 2019	Current year charge	Paid during the year	31 December 2019
Legal disputes	1,409,214	1,827,756	(1,371,448)	1,865,522

	1,409,214	1,827,756	(1,371,448)	1,865,522

	1 January 2018	Current year charge	Paid during the year	31 December 2018
Legal disputes	945,853	1,219,361	(756,000)	1,409,214

	945,853	1,219,361	(756,000)	1,409,214

Contingent liabilities

        In February 2019, the Turkish Competition Authority (the "TCA") initiated a preliminary inquiry in response to the claim that the Group and one of its supplier violated the Act no. 4054 by means of a most favoured customer clause, discrimination, restriction of intra-brand competition, refusal to deal and resale price maintenance. As a result of the preliminary inquiry, the TCA decided to initiate an investigation into the Group and its supplier. On 15 April 2021, the Competition Board, the executive body of the TCA, concluded its investigation and issued its decision in favour of the Group, indicating

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 11—PROVISIONS, COMMITMENTS, CONTINGENT ASSET AND LIABILITIES (Continued)

that the Group did not hold a dominant position in the relevant market and did not breach the Turkish competition law. No fines were imposed to the Group as a result of this investigation. The TCA is expected to issue a written reasoned decision by the end of the second quarter of 2021. Following the delivery of the reasoned decision of the TCA, any third party (including the complainer) will have 60 days to object to such decision at the Ankara administrative courts. Based on market practice and past precedents of similar cases, the management believes the reversal of the decision of the Competition Board is unlikely. No provision has been recognised in these consolidated financial statements in relation to this investigation since a probable outflow of economic benefits is deemed to be unlikely in consideration of the conclusion of the TCA's executive body in favour of the Group.

        In July 2020, the Group received a request from the Turkish tax authority for the initiation of a tax investigation for the years 2018 and 2019. As of the approval date of these financial statements, the Group has not received any further specific request or notification from the tax authority since the submission of the requested information to the tax authority in August 2020. The Group management and its tax advisors believe that the investigation is routine and ordinary. The investigation is at an initial stage and the Group's tax advisors believe that there is no significant uncertain tax position of the Group for the respective years. Based on these facts and due to the uncertainty as to the final outcome of the investigation, no provision has been recognized in these consolidated financial statements.

Contingent asset

        The Group initiated a set of lawsuits against the tax authority in the year 2020 for the collection of previously paid withholding tax amounts in connection with the advertising services received from digital advertising platforms. The lawsuits are driven by the uncertainties and complexities of the application of double tax treaty rules. The primary court has ruled in favour of the Group on February 2021 and April 2021 for five litigations amounting to TRY21,7 million out of a total claim amount of approximately TRY70 million. This decision can be appealed by the tax authority, as one of the five favourable decisions was appealed by the tax authority on March 2021. The remaining cases are still in judicial process. Due to the uncertainty for the final outcome, the Group management has not recognized any income accrual in respect to these claims.

Letters of guarantee given

        The letters of guarantee provided to public institutions and suppliers are amounting to TRY 578,803,319 at 31 December 2020 (2019: TRY111,783,749) (2018: TRY45,135,038).

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 12—PROVISION FOR EMPLOYEE BENEFITS

Short term provision for employee benefits

	2020	2019	2018
Provision for personnel bonus	13,463,563	10,433,306	4,512,604
Provision for unused vacation	9,344,343	5,277,720	3,974,596

	22,807,906	15,711,026	8,487,200

        The movements in provisions for personnel bonus and unused vacation for the years ended 31 December 2020, 2019 and 2018 are as follows:

	1 January 2020	Current year charge	Paid during the year	31 December 2020
Personnel bonus	10,433,306	13,463,563	(10,433,306)	13,463,563
Unused vacation	5,277,720	4,857,977	(791,354)	9,344,343

	15,711,026	18,321,540	(11,224,660)	22,807,906

	1 January 2019	Current year charge	Paid during the year	31 December 2019
Personnel bonus	4,512,604	10,433,306	(4,512,604)	10,433,306
Unused vacation	3,974,596	2,101,320	(798,196)	5,277,720

	8,487,200	12,534,626	(5,310,800)	15,711,026

	1 January 2018	Current year charge	Paid during the year	31 December 2018
Personnel bonus	2,135,755	4,512,604	(2,135,755)	4,512,604
Unused vacation	3,629,397	1,117,023	(771,824)	3,974,596

	5,765,152	5,629,627	(2,907,579)	8,487,200

Long term provision for employee benefits

	2020	2019	2018
Provision for post-employment benefits	3,299,046	1,969,996	1,325,961

	3,299,046	1,969,996	1,325,961

Post-employment benefits

        Under the Turkish Labour Law, the Company is required to pay termination benefits to each employee who has completed one year of service and whose employment is terminated without due

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 12—PROVISION FOR EMPLOYEE BENEFITS (Continued)

cause, or who is called up for military service, dies or retires after completing 25 years of service (20 years for women) and achieves the retirement age (58 for women and 60 for men). The amount payable consists of one month's salary for each year of service limited to a maximum of TRY7,117.17 for each year of service at 31 December 2020 (2019: TRY6,379.86) (2018: TRY5,434.42).

        Post-employment benefit liability is not funded and there is no legal funding requirement.

        IAS 19 "Employee Benefits" requires actuarial valuation methods to be developed to estimate the Group's obligation under the defined benefit plans. Actuarial gain/(loss) is accounted under the "Actuarial gain/(loss) on the equity". The following actuarial assumptions are used in the calculation of the total liability:

	2020	2019	2018
Discount rate (%)	3.89	4.19	4.57
Probability of retirement (%)	81.62	81.01	87.35

        The principal assumption is that the maximum liability for each year of service will increase in line with inflation. Thus, the discount rate applied represents the expected real rate after adjusting for the anticipated effects of future inflation. Since the Group calculates the reserve for post-employment benefits every six months the maximum amount of TRY7,638.96 which is effective from 1 January 2021 (1 January 2020: TRY6,730.15) (1 January 2019: TRY6,017.60) has been taken into consideration in the calculations.

        The movements in the provision for the post-employment benefit for the years ended 31 December 2020, 2019 and 2018 are as follows:

	2020	2019	2018
At 1 January	1,969,996	1,325,961	911,252
Charge for the year	570,827	405,336	362,250
Interest cost	231,987	151,653	116,819
Actuarial losses	1,983,772	1,222,438	1,083,478
Payments during the year	(1,457,536)	(1,135,392)	(1,147,838)
At 31 December	3,299,046	1,969,996	1,325,961

Share based payments

        The Group had granted cash settled share-based payment plans to its key management personnel, which included non-market performance conditions such as the sale of the Company or the sale of shareholders' shares. The plans included no specific timeline for settlement or expiry, while the only service condition was for the employee to remain in service with the Group at the time of sale. The Group considered that the sale event is a performance vesting condition rather than a non-vesting condition. No share-based payment cost has been recognised in these financial statements with respect to those plans since the likelihood of occurrence of a sale was not deemed to be probable during any reporting periods. Subsequent to 31 December 2020, the Group granted new plans to replace the plans in existence as of that date, as described further in Note 25.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 13—OTHER ASSETS AND LIABILITIES

        The analysis of other current and non-current assets and liabilities at 31 December 2020, 2019 and 2018 is as follows:

	2020	2019	2018
Other current assets:
Value added tax ("VAT") receivables	82,394,365	3,711,995	2,897,854
Advances given	1,636,843	2,700,291	3,927,196
Prepaid expenses	14,071,251	9,118,617	9,364,081
Prepaid tax	2,906,630	1,764,502	1,881,619
Other	9,786,233	3,870,959	5,045,953

	110,795,322	21,166,364	23,116,703

	2020	2019	2018
Other non-current assets:
Prepaid expenses	2,583,339	434,847	388,929
VAT receivables	—	5,564,098	7,339,724
Other	222,900	52,386	31,975

	2,806,239	6,051,331	7,760,628

	2020	2019	2018
Other current liabilities:
Deferred income	9,684,133	2,935,623	217,185
Payable to personnel	16,195,205	138,665	214,429
Taxes and funds payable	15,342,033	6,718,153	6,884,861
Expense accruals	8,532,319	4,514,005	2,234,223
Other	2,023,993	2,126,836	1,259,065

	51,777,683	16,433,282	10,809,763

NOTE 14—EQUITY

a)
Share capital

        As of 31 December 2020 and 2019, the Group's authorised and paid-in share capital consists of 56,865,658 (2018: 46,138,166) shares with TRY1 nominal each. As of 31 December 2020, 42,649,244 of the shares consist of A group shares (owned by Doğan family members) and the remaining 14,216,414 shares are B group shares (owned by Turk Commerce B.V).

        Owners of A group shares have the right to appoint 6 members of the total 8 members in board of directors (including the chairwoman) and owners of B group shares have the right to appoint the remaining 2 members in the board of directors (including the deputy chair).

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 14—EQUITY (Continued)

        The Group B shareholders have the rights, preferences and restrictions attaching to that class for the transactions including, but not limited to financial borrowing or structuring debt, lending a significant amount of loans, purchasing the minority or majority shares, disposing of the shares, resolving to vote for changes in the number of board of director members or meeting or resolution quorums, appointing or replacing the company's auditors.

        The details at 31 December 2020, 2019 and 2018 is as follows:

	2020	Share (%)	2019	Share (%)	2018	Share (%)
Turk Commerce B.V.	14,216,414	25.00	14,216,414	25.00	11,534,541	25.00
Hanzade Vasfiye Doğan Boyner	13,972,803	24.57	13,972,803	24.57	3,712,120	8.05
Vuslat Doğan Sabancı	9,707,836	17.07	9,707,836	17.07	3,712,120	8.05
Yaşar Begümhan Doğan Faralyalı	9,707,834	17.07	9,707,834	17.07	3,712,119	8.05
Arzuhan Doğan Yalçındağ	8,854,214	15.57	8,854,214	15.57	2,942,576	6.38
Işıl Doğan	406,557	<1	406,557	<1	541	<1
D Portal Yatırımları A.Ş.	—	—	—	—	20,524,149	44.48

	56,865,658	100	56,865,658	100	46,138,166	100

b)
Share premiums

	2020	2019	2018
Share premiums	187,464,832	187,464,832	18,152,313

	187,464,832	187,464,832	18,152,313

Increase in share capital and share premiums

        On General Assembly dated 24 June 2019, the shareholders have decided to increase the share capital of the Company through injection of additional capital amounting to TRY180,000,009. Shareholders have paid TRY10,727,492 for 10,727,492 shares with TRY1 nominal value each as a result of issuance of new shares. TRY169,272,517 have been paid as a premium on issued shares.

        In 2019, D Portal Yatırımları A.Ş. which was owned by the members of Doğan Family has been merged with the Company and the shareholding structure of the Company has changed accordingly. Such merger had no significant impact on the Group's financial statements since D Portal Yatırımları A.Ş. was only acting as the parent entity of the Company with no business activity or any other investment. As a result of the merger, TRY40,002 has been accounted for as a share premium increase in 2019.

c)
Restricted reserves

	2020	2019	2018
Restricted reserves	1,586,430	1,586,430	1,586,430

	1,586,430	1,586,430	1,586,430

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 14—EQUITY (Continued)

        The restricted ("legal") reserves consist of first and second reserves, appropriated in accordance with the Turkish Commercial Code ("TCC"). The TCC stipulates that the first legal reserve is appropriated out of statutory profits at the rate of 5% per annum, until the total reserve reaches 20% of the Group's paid-in share capital. The second legal reserve is appropriated at the rate of 10% per annum of all cash distributions in excess of 5% of the paid-in share capital. Under the TCC, the legal reserves can only be used to offset losses and are not available for any other usage unless they exceed 50% of paid-in share capital.

NOTE 15—REVENUE

        The analysis of revenue for the years ended 31 December 2020, 2019 and 2018 is as follows:

	January 1 - December 31, 2020	January 1 - December 31, 2019	January 1 - December 31, 2018
Sales of goods	5,301,942,720	2,048,020,136	1,661,672,546
Marketplace revenues(*)	603,249,026	350,030,814	200,648,885
Delivery service revenues	445,890,930	176,292,726	83,156,166
Other	24,643,869	29,391,692	9,835,152

Revenues	6,375,726,545	2,603,735,368	1,955,312,749

(*)
Marketplace revenues mainly consists of marketplace commission, transaction fees and other contractual charges to the merchants.

        The Group derives revenue from the sales of goods, marketplace revenues and other revenues at a point in time. Delivery service revenues are recognized over time. All contracts are for periods of the expected original duration of one year or less.

        The Group's revenues are generated in Turkey and the Board of Directors evaluates the operational results as a whole as one cash generating unit, therefore no disaggregated geographical information is presented.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 16—OTHER OPERATING EXPENSES, NET

        The analysis of other operating income and expenses for the years ended 31 December 2020, 2019 and 2018 is as follows:

	January 1 - December 31, 2020	January 1 - December 31, 2019	January 1 - December 31, 2018
Other operating expenses:
Credit card processing	(18,595,712)	(5,278,866)	(3,511,865)
Utilities	(14,395,738)	(7,797,849)	(5,878,856)
Consultancy	(11,193,843)	(5,423,767)	(7,275,141)
Rent expenses	(3,059,359)	(1,733,948)	(42,527)
Provision for doubtful receivables	(3,374,510)	(703,587)	(36,188)
Insurance	(2,869,493)	(1,212,424)	(591,013)
Vehicle fuel	(1,139,864)	(1,192,793)	(1,191,178)
Credit card chargebacks	(1,990,429)	(983,573)	(1,053,274)
Internet line	(1,532,939)	(564,765)	(459,935)
Irrecoverable value added tax	(1,134,176)	(553,409)	(512,093)
Maintenance expenses	(1,044,420)	(655,916)	(455,155)
Stationary	(698,776)	(807,138)	(527,111)
Travel	(279,147)	(752,001)	(1,855,964)
Other	(17,353,406)	(13,882,332)	(12,746,154)

	(78,661,812)	(41,542,368)	(36,136,454)

Other operating income:
Services charged	1,838,340	—	—
Bank promotion income	1,597,492	1,470,304	990,730
Grant income	951,912	215,176	—
Income from scrap packaging materials sales	820,088	—	—
Other	2,645,832	129,969	1,138,367

	7,853,664	1,815,449	2,129,097

Other operating expenses, net	(70,808,148)	(39,726,919)	(34,007,357)

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 17—FINANCIAL INCOME

        The analysis of financial income for the years ended 31 December 2020, 2019 and 2018 is as follows:

Financial income:

	January 1 - December 31, 2020	January 1 - December 31, 2019	January 1 - December 31, 2018
Foreign currency exchange gains	57,469,178	12,512,124	43,433,122
Interest income on time deposits	21,016,415	10,717,336	12,440,066
Interest income on credit sales	18,621,563	13,544,974	6,795,302
Other	5,805,557	3,743,467	3,948,397

	102,912,713	40,517,901	66,616,887

NOTE 18—FINANCIAL EXPENSES

        The analysis of financial expenses for the years ended 31 December 2020, 2019 and 2018 is as follows:

Financial expenses:

	January 1 - December 31, 2020	January 1 - December 31, 2019	January 1 - December 31, 2018
Commission expenses due to early collection of credit card receivables	(225,242,358)	(185,092,844)	(98,534,530)
Interest expenses on purchases	(66,615,853)	(24,445,017)	(8,092,870)
Interest expenses on bank borrowings	(36,583,393)	(25,502,175)	(31,807,197)
Foreign currency exchange losses	(44,804,280)	(19,357,574)	(30,664,800)
Interest expenses on lease liabilities	(20,036,055)	(18,732,984)	(7,199,505)
Other	(3,134,828)	(148,988)	(108,883)

	(396,416,767)	(273,279,582)	(176,407,785)

        Interest expenses on purchases consist of interest embedded in inventories purchased on deferred settlement terms.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 19—TAXATION ON INCOME

        The tax on the Group's loss before taxation on income differs from the theoretical amount that would arise using the weighted average tax rate applicable to loss for the years ended 31 December 2020, 2019 and 2018 as follows:

	2020	2019	2018
Loss before income taxes	(474,515,733)	(131,646,984)	(161,322,403)
Tax calculated at enacted tax rate of 22%	104,393,461	28,962,336	35,490,929
Effect of disallowable expenses	(6,242,644)	(1,377,486)	(3,217,773)
Deferred income tax assets not recognized	(98,150,817)	(27,584,850)	(32,273,156)

Income tax credit/(expense)	—	—	—

Current income tax

        Turkish tax legislation does not permit a parent company and its subsidiaries to file a consolidated tax return. Therefore, provisions for taxes, as reflected in these consolidated financial statements, have been calculated on a separate-entity basis.

        Turkish Corporate Tax Law has been amended by Law No. 5520 dated 13 June 2006. Most of the articles of this new Law No. 5520 have come into force effective from 1 January 2006, setting the corporate tax rate as 20%. Within the scope of the "Law on Amendments to Certain Tax Laws and Some Other Laws" numbered 7061, which was published in the Official Gazette dated 5 December 2017, the corporate tax rate for the years 2018, 2019 and 2020 was increased from 20% to 22%.

        Corporation tax rate is applicable on the total income of the companies after adjusting for certain disallowable expenses, income tax exemptions (participation exemption etc.) and income tax deductions (for example research and development expenses deduction). No further tax is payable unless the profit is distributed.

        Dividends paid to non-resident corporations, which have a place of business in Turkey, or resident corporations are not subject to withholding tax. Otherwise, dividends paid are subject to withholding tax at the rate of 15%. An increase in capital via issuing bonus shares is not considered as a profit distribution and thus does not incur withholding tax.

        Corporations are required to pay advance corporation tax quarterly at the rate of 22% on their corporate income. Advance tax is payable by the 17th of the second month following each calendar quarter end. Advance tax paid by corporations is credited against the annual corporation tax liability. The balance of the advance tax paid may be refunded or used to set off against other liabilities to the government.

        In Turkey, there is no procedure for a final and definitive agreement on tax assessments. Companies file their tax returns within the 25th of the fourth month following the close of the financial year to which they relate.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 19—TAXATION ON INCOME (Continued)

        Tax returns are open for 5 years from the beginning of the year that follows the date of filing during which time the tax authorities have the right to audit tax returns, and the related accounting records on which they are based, and may issue re-assessments based on their findings.

        Under the Turkish taxation system, tax losses can be carried forward to offset against future taxable income for up to 5 years. Tax losses cannot be carried back to offset profits from previous periods.

Deferred income taxes

        The Group recognizes deferred income tax assets and liabilities based upon temporary differences arising between their financial statements as reported under IFRS and their tax records. These differences usually result in the recognition of income and expenses in different reporting periods for IFRS and tax purposes.

        As of 31 December 2020, the Group has not accounted for deferred income tax assets on its tax losses, unused tax incentives (although such incentives have no expiry date) and other deductible temporary differences amounting to TRY154,245,189 (2019: TRY70,106,093) (2018: TRY49,718,688), TRY23,879,360 (2019: TRY14,486,616) (2018: TRY7,491,254) and TRY16,179,502 (2019:

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 19—TAXATION ON INCOME (Continued)

TRY12,879,408) (2018: TRY7,700,702), respectively, due to the uncertainties as to the realization of such deferred tax assets in the foreseeable future.

	Total temporary differences			Deferred income tax assets/(liabilities)
	2020	2019	2018	2020	2019	2018
Deferred income tax assets:
Carry forward tax losses	771,225,947	350,530,465	248,593,440	154,245,189	70,106,093	49,718,688
Tax incentives	119,396,798	72,433,082	37,456,270	23,879,360	14,486,616	7,491,254
Right of use assets and related lease liabilities	33,040,021	38,594,793	40,992,130	6,608,004	7,718,959	8,198,426
Provision for impairment of trade goods	10,462,135	778,995	1,309,791	2,092,427	171,379	288,154
Accrued expenses, contract liabilities and merchant advances	12,670,097	27,992,402	12,679,799	2,534,123	6,117,286	2,789,556
Property and equipment and intangible assets	23,577,850	1,673,570	—	4,715,570	462,356	—
Other	2,909,985	—	—	581,997	—	—

Total	973,282,833	492,003,307	341,031,430	194,656,670	99,062,689	68,486,078

Deferred income tax liabilities:
Prepaid expenses	(1,763,095)	(1,885,464)	(1,135,550)	(352,619)	(414,802)	(249,821)
Trade payables and payables to merchants	—	(5,344,409)	(4,928,827)	—	(1,175,770)	(1,084,342)
Property and equipment and intangible assets	—	—	(11,476,275)	—	—	(2,241,271)

Total	(1,763,095)	(7,229,873)	(17,540,652)	(352,619)	(1,590,572)	(3,575,434)

Non recoverable deferred tax assets				(194,304,051)	(97,472,117)	(64,910,644)
Deferred income tax assets, net				—	—	—

        The expiration dates of tax losses which the Group has not recognised any deferred income tax asset are as follows:

	2020	2019	2018
2020	—	11,384,605	11,384,605
2021	32,444,763	32,444,763	32,444,763
2022	59,590,604	59,590,604	59,590,604
2023	145,173,467	145,173,467	145,173,467
2024	101,937,027	101,937,027	—
2025	432,080,086	—	—

Total	771,225,947	350,530,466	248,593,439

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 20—BALANCES AND TRANSACTIONS WITH SHAREHOLDERS AND OTHER RELATED PARTIES

a)
Remuneration of key management personnel:

        The remuneration of key management personnel (directors and members of executive management) for the years ended 31 December 2020, 2019 and 2018 are as follows;

	2020	2019	2018
Salaries and other short-term employee benefits	63,165,182	36,444,669	31,963,266
b)
Balances with related parties at 31 December 2020, 2019 and 2018:

        All related parties listed below are controlled by the Doğan Family members.

Due from related parties:

	2020	2019	2018
Mutlu Erturan(*)	1,500,000	—	—
Doğan Dış Ticaret ve Mümessillik A.Ş. ("Doğan Dış Ticaret")	1,403,868	1,605,476	656,093
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	178,026	—	—
D Elektronik Şans Oyunları ve Yayıncılık A.Ş. ("Nesine")	169,273	1,574,673	292,788
Other	156,723	134,814	708,421

	3,407,890	3,314,963	1,657,302

(*)
In September 2020, the Company provided non-interest bearing loan of TRY1,500,000 to an executive officer, Mutlu Erturan. The loan was fully repaid by 5 March 2021.

        Amounts due from other related parties mainly resulted from sale of trade goods and non-interest bearing loan provided to an executive officer.

Due to related parties:

	2020	2019	2018
Doğan Egmont Yayıncılık ve Yapımcılık Ticaret A.Ş.	1,744,581	1,240,630	714,857
Mesiar Medya Sigorta Aracılık Hizmetleri A.Ş.	1,091,383	—	—
Değer Merkezi Hizmetler ve Yönetim A.Ş.	491,721	259,972	309,364
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	259,378	—	—
Doruk Factoring A.Ş.	—	873,200	—
Other	342,860	208,599	428,201

	3,929,923	2,582,401	1,452,422

        Amounts due to related parties mainly resulted from purchase of inventories, advertising services and head quarter rentals.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 20—BALANCES AND TRANSACTIONS WITH SHAREHOLDERS AND OTHER RELATED PARTIES (Continued)

c)
Significant sales to and purchases from related parties for the years ended 31 December 2020, 2019 and 2018:

        All related parties listed below are controlled by the Doğan Family members.

Service and product sales to related parties:

	2020	2019	2018
Nesine	1,692,054	1,700,298	1,367,199
Aydın Doğan Vakfı	1,226,267	151,943	—
Doğan Egmont Yayıncılık ve Yapımcılık Ticaret A.Ş.	1,065,978	1,027,321	—
Glokal Dijital Hizmetler ve Pazarlama A.Ş.	618,446	302,405	522,770
Doğan Portal ve Elektronik Ticaret A.Ş. ("Doğan Portal")	595,235	969,028	579,585
Suzuki Motorlu Araçlar Pazarlama A.Ş.	559,595	128,624	54,615
Değer Merkezi Hizmetler ve Yönetim A.Ş.	393,180	384,038	—
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	248,149	70,070	—
Ortadoğu Otomotiv Ticaret A.Ş.	178,212	29,403	1,328,263
Doğan Dış Ticaret	146,218	353,088	6,061
Other	1,114,526	492,153	408,527

	7,837,860	5,608,371	4,267,020

Service and product purchases from related parties:

	2020	2019	2018
Doğan Dış Ticaret	35,293,650	12,160,126	4,334,168
D Gayrimenkul Yatırımları ve Ticaret A.Ş.	14,923,488	11,173,805	2,397,303
Mesiar Medya Sigorta Aracılık Hizmetleri A.Ş.	6,867,979	237,667	—
Doğan Egmont Yayıncılık A.Ş.	6,136,589	3,910,969	2,082,748
Değer Merkezi Hizmetler ve Yönetim A.Ş.	3,354,939	3,275,324	—
Doğan Burda Dergi Yayıncılık ve Pazarlama A.Ş.	457,358	536,462	592,000
Doğan Portal	362,138	649,650	289,568
Ortadoğu Otomotiv Ticaret A.Ş.	2,881	232	6,158,162
Etkin Gayrimenkul Geliştirme Yönetim ve Danışmanlık A.Ş.	—	158,179	1,680,771
Doğan İnternet Yayıncılığı ve Yatırım A.Ş.	—	—	3,142,877
Other	460,641	135,025	3,232,509

	67,859,663	32,237,439	23,910,106

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 21—FINANCIAL AND CAPITAL RISK MANAGEMENT

Financial risk management

        The Group's activities expose it to a variety of financial risks, including the effects of changes in debt and equity market prices, foreign currency exchange rates and interest rates. The Group's overall risk management programmes focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. Risk management is carried out under policies approved by Board of Directors.

Foreign currency risk

        The table below summarizes the Group's exposure to foreign exchange rate risk at 31 December 2020, 2019 and 2018 in terms of TRY equivalents of foreign currency denominated assets and liabilities.

	As of 31 December 2020
	US Dollar	Euro	GBP	CHF	Total
Assets:
Cash and cash equivalents	272,407,002	3,074,470	12,438	63,114	275,557,024
Trade receivables and
due from related parties	1,585,112	1,193,728	—	—	2,778,840
Other current assets	6,415,840	811,090	—	774,558	8,001,488
Total assets	280,407,954	5,079,288	12,438	837,672	286,337,352
Liabilities:
Trade payables and payables to merchants and
due to related parties	(246,664,255)	(1,386,637)	—	(1,033,545)	(249,084,437)
Lease liabilities	—	(7,383)	—	—	(7,383)
Total liabilities	(246,664,255)	(1,394,020)	—	(1,033,545)	(249,091,820)
Net foreign currency position	33,743,699	3,685,268	12,438	(195,873)	37,245,532

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 21—FINANCIAL AND CAPITAL RISK MANAGEMENT (Continued)

	As of 31 December 2019
	US Dollar	Euro	GBP	CHF	Total
Assets:
Cash and cash equivalents	240,250,923	80,939	20,955	35,174	240,387,991
Trade receivables and
due from related parties	1,224,659	82,637	—	—	1,307,296
Other current assets	3,940,398	1,266,964	—	628,322	5,835,684

Total assets	245,415,980	1,430,540	20,955	663,496	247,530,971

Liabilities:
Trade payables and payables to merchants and
due to related parties	(154,931,919)	(939,011)	—	(513,027)	(156,383,957)
Lease liabilities	(653,810)	(1,444,803)	—	—	(2,098,613)

Total liabilities	(155,585,729)	(2,383,814)	—	(513,027)	(158,482,570)

Net foreign currency position	89,830,251	(953,274)	20,955	150,469	89,048,401

	As of 31 December 2018
	US Dollar	Euro	Total
Assets:
Cash and cash equivalents	107,445,115	—	107,445,115
Trade receivables and due from related parties	723,726	323,535	1,047,261
Other current assets	4,325,438	1,676,513	6,001,951

Total assets	112,494,279	2,000,048	114,494,327

Liabilities:
Trade payables and payables to merchants and due to related parties	(131,274,675)	(3,611,519)	(134,886,194)
Lease liabilities	(7,747,281)	(1,648,323)	(9,395,604)
Other current liabilities	(203,860)	—	(203,860)

Total liabilities	(139,225,816)	(5,259,842)	(144,485,658)

Net foreign currency position	(26,731,537)	(3,259,794)	(29,991,331)

        The Group is exposed to foreign exchange risk through the impact of rate changes in the translation of foreign currency denominated liabilities to local currency. These risks are monitored and limited by analysing foreign currency position through obtaining positions within the approved limits.

        At 31 December 2020, if the US Dollar had strengthened/weakened by 10% against the TRY with all other variables held constant, loss before income taxes would have been TRY3,374,370 lower/higher (2019: Loss before tax would have been TRY8,983,025 lower/higher) (2018: Loss before tax would have been TRY2,673,154 higher/lower), mainly as a result of foreign exchange losses/gains on the translation of US Dollar assets and liabilities.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 21—FINANCIAL AND CAPITAL RISK MANAGEMENT (Continued)

        At 31 December 2020, if the Euro had strengthened/weakened by 10% against the TRY with all other variables held constant, loss before income taxes would have been TRY368,527 higher/lower (2019: Loss before tax would have been TRY95,327 higher/lower) (2018: Loss before tax would have been TRY325,979 higher/lower), mainly as a result of foreign exchange losses/gains on the translation of Euro assets and liabilities.

        At 31 December 2020, if the GBP and CHF had strengthened/weakened by 10% against the TRY with all other variables held constant, loss before income taxes would have been TRY1,244 and TRY19,587 lower/higher, mainly as a result of foreign exchange losses/gains on the translation of GBP and CHF assets and liabilities (2019: Loss before tax would have been TRY2,096 and TRY15,047 lower/higher).

Credit risk

        The Group operates as an e-commerce website offering its customers a wide selection of merchandise. The substantial portion of sales is through the customers' credit cards. Therefore, the resulting accounts receivable balances are secured by banks, the issuers of credit cards. In this context, the credit risk of the Group is substantially mitigated.

Funding risk

        The ability to fund the existing and prospective debt requirements is managed by maintaining the availability of adequate, funding lines from high quality lenders.

Liquidity risk

        The Group maintains available line of credit limits with various banks that can be used in obtaining cash, letters of guarantee and cash for payments to suppliers. The Group generates positive

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 21—FINANCIAL AND CAPITAL RISK MANAGEMENT (Continued)

operating cash flows as a result of its operating model. The table below shows the Group's liquidity risk arising from financial liabilities.

2020	Carrying value	Contractual undiscounted cash flow	Up to 3 months	3 - 12 months	1 - 5 years	Over 5 years
Non-derivative financial instruments:
Trade payables and payables to merchants	2,024,549,483	2,035,687,548	2,035,687,548	—	—	—
Lease liabilities	144,055,455	181,997,716	13,526,192	48,360,287	120,111,237	—
Bank borrowings	347,436,451	368,069,809	368,069,809	—	—	—
Due to related parties	3,929,923	3,929,923	3,929,923	—	—	—

	2,519,971,312	2,589,684,996	2,421,213,472	48,360,287	120,111,237	—

2019	Carrying value	Contractual undiscounted cash flow	Up to 3 months	3 - 12 months	1 - 5 years	Over 5 years
Non-derivative financial instruments:
Trade payables and payables to merchants	1,013,622,694	1,018,967,101	1,018,967,101	—	—	—
Lease liabilities	84,288,577	99,915,677	7,695,848	23,559,199	68,660,630	—
Bank borrowings	18,977,287	18,977,287	18,977,287	—	—	—
Due to related parties	2,582,401	2,582,401	2,582,401	—	—	—

	1,119,470,959	1,140,442,466	1,048,222,637	23,559,199	68,660,630	—

2018	Carrying value	Contractual undiscounted cash flow	Up to 3 months	3 - 12 months	1 - 5 years	Over 5 years
Non-derivative financial instruments:
Trade payables and payables to merchants	659,884,872	664,813,701	664,813,701	—	—	—
Lease liabilities	151,554,288	180,308,195	9,875,211	38,678,321	122,989,432	8,765,231
Bank borrowings	104,094,577	107,234,982	33,209,162	73,467,755	558,065	—
Due to related parties	1,452,422	1,452,422	1,452,422	—	—	—

	916,986,159	953,809,300	709,350,496	112,146,076	123,547,497	8,765,231

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 21—FINANCIAL AND CAPITAL RISK MANAGEMENT (Continued)

Capital risk management

        The Group's objectives when managing capital are to safeguard the Group's ability to continue its operations in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

        Consistent with others in the industry, the Group monitors capital on the basis of the net debt to equity ratio. This ratio is calculated as net debt divided by equity. Net debt is calculated as total borrowings and lease liabilities less cash and cash equivalents. Net debt to equity ratios at 31 December 2020, 2019 and 2018 were as follows:

	2020	2019	2018
Net debt (Note 23)	(101,151,103)	(179,037,896)	119,164,644
Total equity	(787,331,890)	(310,832,385)	(358,002,974)

Net debt to equity ratio	13%	58%	(33)%

NOTE 22—FINANCIAL INSTRUMENTS

Fair value of the financial instruments

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        The estimated fair values of financial instruments have been determined by the Group using available market information and appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to estimate the fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Group could realise in a current market exchange.

        The following methods and assumptions were used to estimate the fair value of the financial instruments for which it is practicable to estimate fair value:

        The fair values of balances denominated in foreign currencies, which are translated at year-end exchange rates, are considered to approximate carrying value.

        The fair values of certain financial assets and liabilities carried at cost, including cash and cash equivalents, trade payables and payables to merchants, bank borrowings and lease liabilities are considered to approximate their respective carrying values due to their short-term nature.

        The carrying value of trade receivables along with the related allowances for uncollectability is estimated to be their fair values.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 23—CASH FLOW INFORMATION

        Movement in net debt for the year ended 31 December 2020, 2019 and 2018 is as follows;

2020	Lease liabilities	Bank borrowings	Total
1 January	84,288,577	18,977,287	103,265,864

Increase in lease liabilities	97,602,173	—	97,602,173
Cash inflows	—	1,619,216,898	1,619,216,898
Cash outflows	(58,365,159)	(1,305,404,852)	(1,363,770,011)
Other non-cash movements(*)	20,529,864	14,647,118	35,176,982

31 December	144,055,455	347,436,451	491,491,906

Less: cash and cash equivalents			(592,643,009)

Net debt			(101,151,103)

2019	Lease liabilities	Bank borrowings	Total
1 January	151,554,288	104,094,577	255,648,865

Increase in lease liabilities	17,759,967	—	17,759,967
Cash inflows	—	903,259,745	903,259,745
Cash outflows	(51,892,582)	(991,269,470)	(1,043,162,052)
Other non-cash movements(*)	(33,133,096)	2,892,435	(30,240,661)

31 December	84,288,577	18,977,287	103,265,864

Less: cash and cash equivalents			(282,303,760)

Net debt			(179,037,896)

2018	Lease liabilities	Bank borrowings	Total
1 January	131,939,906	127,982,422	259,922,328

Increase in lease liabilities	68,044,609	—	68,044,609
Cash inflows	—	368,181,218	368,181,218
Cash outflows	(30,849,552)	(402,071,016)	(432,920,568)
Other non-cash movements(*)	(17,580,675)	10,001,953	(7,578,722)

31 December	151,554,288	104,094,577	255,648,865

Less: cash and cash equivalents			(136,484,221)

Net debt			119,164,644

(*)
Other non-cash movements consist of interest expense, disposals and remeasurement of contractual lease liabilities.

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AT 31 DECEMBER 2020, 2019 AND 2018

(Amounts expressed in Turkish Lira ("TRY") unless otherwise indicated.)

NOTE 24—LOSS PER SHARE

        Loss per share is disclosed below:

	2020	2019	2018
Loss for the period attributable to equity holders of the Parent Company	(474,515,733)	(131,646,984)	(161,322,403)
Weighted average number of shares
with face value of TRY1 each	56,865,658	56,865,658	46,138,166

Basic and diluted loss per share	(8.34)	(2.32)	(3.50)

NOTE 25—SUBSEQUENT EVENTS

  1-
  On 25 March 2021 the Group granted a new share based payment plan to 10 of its key management personnel which modified the previously created share-based payment plans, adding 2 executives in scope of the plan. Additionally, on 24 March 2021, the Group decided to grant to some of its other employees and directors, a share-based plan with similar terms offered to its executives. The share-based payment plans consist of a cash settlement clause (20% of the total share based payment award) in the event that an initial public offering ("IPO") takes place until 2021 year-end and at least 20% of the Company's shares are sold in the IPO (non-market performance condition). The cash settlement (which depends on the valuation of the shares during the IPO) will take place only in case the valuation of the Company's shares in the IPO achieves a certain threshold (market performance condition). The same plan has an equity settlement clause where the same key management personnel and executives will be entitled to receive Company's shares based on the value of the shares in the IPO (20% of the total share based payment award for each year starting from 18 months after the IPO for the next 3 years (graded vesting). Shares will be delivered to key management personnel, directors and managers in the condition that they continue working for the Company in the respective payment dates (service condition). Remaining 20% of the share-based payment plan will be delivered on the above same dates to key management personnel, directors and managers in terms of Company's shares based on Company's meeting certain key performance indicators as of respective years (non-market performance condition). The Group estimated the cash outflow (liability) to key management personnel and other executives relating to cash settled part of the plans in the event of a successful Initial Public Offering IPO reach to a maximum of USD 30 million depending on the valuation to be realized in the IPO. No provision has been provided in financial statements, as of December 31, 2020 with respect to the subsequent event explained above.

  2-
  With the provisional article 13 added to the Corporate Tax Law and with the 11th article of the Law 7316 published in the Official Gazette dated April 22, 2021, the corporate tax rate, which is 20% as of 31 December 2020, will be applied at the rate of 25% for the corporate earnings in 2021 and 23% for the corporate earnings in 2022.

  3-
  With the decision of the board of directors dated 14 April 2021, the Group decided to merge Altıncı Cadde and Evimiz companies under D-Fast.

American Depositary Shares

Representing                        Ordinary Shares

PROSPECTUS

                , 2021

Morgan Stanley	J.P. Morgan	Goldman Sachs & Co. LLC

BofA Securities	UBS Investment Bank

        Through and including                , 2021 (    days after the date of this prospectus), all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information Not Required in the Prospectus

Item 6.    Indemnification of directors and officers

        The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the U.S. Securities Act of 1933, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification of liabilities arising under the Securities Act may be permitted to executive officers and board members or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent sales of unregistered securities

        During the past three years, we issued securities that were not registered under the Securities Act as set forth below. Set forth below is information regarding share issuances made by us within the past three years. Also included is the consideration, if any, received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Share issuance

        In June 2019, we issued an aggregate of 10,727,492 ordinary shares to our existing shareholders, Hanzade Vasfiye Doğan Boyner, Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ, Işıl Doğan and TurkCommerce B.V. in the aggregate amount of TRY 10,727,492 . The issuance of these shares was made outside the U.S. pursuant to Regulation S.

Item 8.    Exhibits

        (a)   The exhibits to this registration statement are listed in the exhibit index attached hereto and are incorporated by reference herein .

        (b)   Financial Statement Schedules. All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

            (i)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (ii)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

        The following documents are filed as part of this registration statement:

Description
1.1	*	Form of Underwriting Agreement

3.1		Articles of Association of the Registrant

4.1	*	Form of Deposit Agreement among the Registrant, as depositary and the holders and beneficial owners from time to time of the American Depositary Shares issued thereunder

4.2	*	Form of American Depositary Receipt (included in Exhibit 4.1)

4.3	*	Form of Registration Rights Agreement, dated as of by and among the Registrant and certain shareholders of the Registrant

5.1		Form of opinion of GKC Partners, counsel to the Registrant, as to the validity of the ordinary shares (including consent)

10.1	†	English translation of the Lease Agreement between Megeye Lojistik Anonim Şirketi as lessor and the Registrant, as lessee, dated April 2014

10.2	*	English translation of the Lease Agreement between A. Vedat Yakupoğlu Gayrimenkul Yatırımcılığı as lessor and the Registrant, as lessee, dated August 10, 2020

10.3	†	English translation of the Lease Agreement between Murat Ozan, Tugba Ozan, Muhterem Ozan and Fatih Ozan as lessors and the Registrant, as lessee, dated August 7, 2020

10.4	†	English translation of the Lease Agreement between AZC Hazır Beton İhtiyaç Maddeleri Tekstil Maddeleri Tekstil Turizm Petrol Ürünleri Pazarlama Sanayi ve Ticaret Ltd. Şti. as lessor and the Registrant, as lessee, dated August 18, 2020

10.5	†	English translation of the Lease Agreement between Ermenes Orman Ürünleri Sanayi ve Ticaret Ltd. Şti. as lessor and the Registrant, as lessee, dated August 2020

10.6	†	English translation of the Lease Agreement between Üstünkarlı Makine A.Ş. as lessor and the Registrant, as lessee, dated August 28, 2020

10.7	†	English translation of the Lease Agreement between D Gayrimenkul Yatırımları as lessor and the Registrant, as lessee, dated June 15, 2019

10.8		English translation of the financing agreement between Doruk Faktoring A.Ş. and the Registrant, dated November 11, 2020

10.9	†	English translation of the server hosting service agreement between Türk Telekomünikasyan A.Ş. and the Registrant, dated June 19, 2017

10.10	†	English translation of the framework agreement for various hosting-related services between Superonline İletişim Hizmetleri A.Ş. and the Registrant, dated May 24, 2021

10.11		Incentive Plan dated March 24, 2021

10.12	†	English translation of the Additional Protocol to the Lease Agreement between D Gayrimenkul Yatırımları as lessor and the Registrant, as lessee, dated June 14, 2019

10.13		English translation of the Additional Protocol to the Lease Agreement between D Gayrimenkul Yatırımları as lessor and the Registrant, as lessee, dated June 15, 2019

10.14		English translation of the Additional Protocol to the Lease Agreement between D Gayrimenkul Yatırımları as lessor and the Registrant, as lessee, dated August 21, 2019

Description
10.15	English translation of Additional Protocol to the Lease Agreement between Megeye Lojistik Anonim Şirketi as lessor and the Registrant, as lessee, dated September 1, 2015

16.1	Letter from PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. dated as of May 28, 2021 regarding change in the Registrant's certifying accountant

21.1	List of subsidiaries of the Registrant

23.1	Consent of PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. independent registered public accounting firm

23.2	Consent of GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S., independent registered public accounting firm

23.3	Consent of GKC Partners (included in Exhibit 5.1)

23.4	Consent of Arthur D. Little Danışmanlık Hizmetleri A.Ş.

23.5	Consent of FutureBright Research

24.1	Power of Attorney (included in signature page to Registration Statement)

*
To be filed by amendment.

†
Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

        Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Istanbul, Turkey on this 28th day of May, 2021.

D-MARKET ELECTRONIC SERVICES & TRADING
By:	/s/ MEHMET MURAT EMIRDAĞ
	Name:	Mehmet Murat Emirdağ
	Title:	Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mehmet Murat Emirdağ and Halil Korhan Öz and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 28, 2021 in the capacities indicated:

Name	Title

/s/ MEHMET MURAT EMIRDAĞ Mehmet Murat Emirdağ	Chief Executive Officer and Board Member (principal executive officer)
/s/ HALIL KORHAN ÖZ Halil Korhan Öz	Chief Financial Officer and Board Member (principal financial officer and principal accounting officer)
/s/ HANZADE VASFIYE DOĞAN BOYNER Hanzade Vasfiye Doğan Boyner	Chairwoman
/s/ ERMAN KALKANDELEN Erman Kalkandelen	Deputy Chair
/s/ MEHMET EROL ÇAMUR Mehmet Erol Çamur	Board Member
/s/ CEMAL AHMET BOZER Cemal Ahmet Bozer	Board Member
/s/ VUSLAT DOĞAN SABANCı Vuslat Doğan Sabancı	Board Member
/s/ MUSTAFA AYDEMIR Mustafa Aydemir	Board Member
/s/ TOLGA BABALı Tolga Babalı	Board Member

Signature of Authorized U.S. Representative of Registrant

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi has signed this registration statement on May 28, 2021.

Cogency Global, Inc.
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.